Exhibit 4.3

                               DATED 30 July 2002

                                  THALES SA (1)

                                     - and -

                               THE PURCHASERS (2)

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                           SALE AND PURCHASE AGREEMENT

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                                 EXECUTION COPY

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                                      INDEX

      CLAUSE

1     Definitions and Interpretation

2     Conditions

3     Business Properties

4     Sale and Purchase of Cliffstone Shares

5     Sale and Purchase of the Business

6     Liabilities to be Assumed

7     Purchase Price

8     VAT

9     Completion

10    Conduct of the Business prior to Completion

11    Indemnities

12    Release of guarantees

13    Completion Balance Sheet

14    Employment

15    Debts and Accounts Receivable

16    Inventory

17    Warranty work and Additional Services

18    Instem Manufacturing Agreement

19    Action after Completion

20    Insurance

21    Third Party Consents

22    Warranties and Limitations on Liability

23    Restrictions on Thales Activities

24    Use of Corporate Names

25    Pensions

26    Confidentiality of Information

27    Corporate Governance, Registration Rights Agreement and Standstill
      Agreement

28    Notices

29    Announcements

30    Entire Agreement

31    Costs

32    Amendments and Waivers

33    Severability

34    Assignment

35    Continuing Effect

36    Counterparts

37    Governing Law

38    Contracts (Rights of Third Parties) Act 1999

39    Agent for Service

40    Gross Payments

41    Guarantee

SCHEDULES

1     The Companies

2     Apportionment

3     Properties

4     Warranties

5     Cliffstone Warranties


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6     Pensions

7     Intellectual Property Rights

8     Guarantees

9     Accounting Principles

10    Overseas Completion Requirements

11    Corporate Governance, Registration Rights Agreement and Standstill
      Agreement

12    Transitional Services Agreement

13    Prism Earn-Out Consideration Table

14    IPR Agreements

15    US Business Transfer Agreement

16    French Business Transfer Agreement

17    German Business Transfer Agreement

18    Employees

19    Relevant Employees

20    Key Employees

21    2002 Sales Determination

22    Surplus Employees

ATTESTATIONS


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                           SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made the 30th day of July, 2002

PARTIES:

(1) THALES SA, a French societe anonyme having its registered office at 173, Boulevard Haussmann, Paris (75008) ("Thales");

(2) NICE CTI SYSTEMS UK LIMITED (a company incorporated in England and Wales with registered number03403044) whose registered office is at 8 The Square, Stockley Park, Uxbridge, Middlesex UB11 1FW ("UK Purchaser");

(3) NICE SYSTEMS SARL, a French societe a responsabilite limitee in the course of being set up, whose registered office will be located at 64 avenue Kleber, 75116 Paris, France represented for the purpose of this Agreement by its sole shareholder Nice CTI Systems UK Ltd., itself represented by Haim Shani duly empowered for the purpose hereof ("French Purchaser");

(4) NICE SYSTEMS GMBH (a German company) whose registered office is at Lyonerstrasse 44-48, Frankfurt 60528, Germany ("German Purchaser");

(5) NICE SYSTEMS INC. (a company incorporated under the laws of the State of Delaware , USA), whose principal place of business is at 301 Route 17 North, Rutherford, New Jersey 07070 (the "US Purchaser");


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(6)   NICE SYSTEMS LTD. an Israeli company having its registered office at 8
      Hapnina Street, Raanana, 43107 Israel ("Nice")

      (Nice, the UK Purchaser, the French Purchaser, the German Purchaser and the US Purchaser being referred to in this Agreement together as the "Purchasers").


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BACKGROUND:

A Thales, through its wholly owned subsidiaries identified in this Agreement as the Companies, carries on the Business (as defined in this Agreement) and is the beneficial owner or is otherwise able to procure the sale of the Business as a going concern and the sale of the Assets (as defined in this Agreement).

B Thales has agreed to sell (or procure the sale of), and Nice has agreed to purchase the Business as a going concern (as defined in this Agreement) and the Assets (as defined in this Agreement), either directly or through one or more of its subsidiaries, upon the terms of this Agreement.


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

TERMS AGREED:

1     DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and the Schedules to it unless the context otherwise requires the following words and expressions shall have the following meanings:

      "Accounting Date" means 31 December 2001;

      "Accounting Principles" means the Thales principles and accounting policies more particularly set out in Schedule 9 and practices in accordance with which the Accounts were prepared, consistently applied;

      "Accounts" means the audited accounts of each of the Companies, comprising the balance sheet and the profit and loss account as at the Accounting Date together with the notes, reports and statements included in or annexed to them;

      "Accounts Combination Statement" means the combination of the Accounts in the agreed terms;

      "Accounts Receivable" means all book debts, notes receivable and other rights to payment at the Completion Date arising from the operation of the Business before the Completion Date (including the right to receive payment for goods despatched or delivered and services rendered before the Completion Date but not invoiced before such date) but excluding any such debts or rights forming part of the Excluded Assets and "Accounts Receivable" shall be construed accordingly;


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

      "Additional Services" means the additional services defined in Clause
      17.2;

      "Affiliates" means in respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person;

      "Assets" means all of the assets and rights used in or relating to the Business as listed in Clause 5.1 below but excluding the Excluded Assets;

      "Assigned IPR" means those Intellectual Property Rights to be assigned under the Thales IPR Assignment;

      "Assumed Cliffstone Obligations" means the liabilities or obligations to Cliffstone as defined at sub-paragraph (d) of the definition of "Assumed Liabilities";

      "Assumed Liabilities" means:

      (a) trade creditors of the Business at the Completion Date to the extent reflected in the Completion Balance Sheet;

      (b) subject to Clause 17.1, performance obligations which remain to be performed under the Contracts excluding any licences of third party Intellectual Property Rights where the formal consent of the licensor is required and has not been obtained to enable


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            the relevant Purchaser to take an assignment of such obligations unless and until such consent has been obtained;

      (c) all of the debts, obligations and other liabilities and all claims of and against the Companies arising before or after Completion which specifically relate to the Business but, in each case, only to the extent reflected in the Completion Balance Sheet; and

      (d) the liabilities or obligations to Cliffstone which will be assumed by or attach to the UK Purchaser and the US Purchaser under the terms of the Cliffstone Documents following their acquisition of the Cliffstone Shares and the Cliffstone Note (respectively) pursuant to this Agreement and any other obligations assumed by Nice under United States company law pursuant to their holding of shares in a US private limited company, where, in each case such liability relates to the period after Completion and is not caused by any act, error, or omission by Thales during Thales' period of ownership of the Cliffstone Shares (the "Assumed Cliffstone Obligations");

      "Auditors" means, PwC, London;

      "Business" means the business of the design, development, production, marketing and supply of various secure voice recording, surveillance and replay systems and products and application software for business performance management solutions in contact centres, public safety and wholesale trading platforms and the provision of ancillary services currently carried on by the Companies;


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

      "Business Day " means a day (other than a Saturday or Sunday) on which banks are open for normal banking business in Paris, London, New York and Tel Aviv;

      "Business Information" means all information used exclusively in the Business including but not limited to all know-how, trade secrets, confidential information and other information (whether or not confidential and in whatever form held) owned and in the possession or under the control of the Companies including, without limitation, all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information and records, business plans and forecasts, accounting and tax records, orders, correspondence and enquiries and all technical or other expertise;

      "Business IPR" means the Intellectual Property Rights owned by the Companies and any Intellectual Property Rights owned by any other member of the Thales Group which is used exclusively in connection with the Business and/or including, but not limited to, the Assigned IPR which includes but is not limited to the Intellectual Property Rights set out at
      Schedule 7 but excluding the Excluded Trade Marks;

      "Business Properties" means the properties detailed in Part 1 of Schedule
      3;

      "Business Transfer Agreements" has the meaning set out in Clause 5.5;

      "Carved-Out Accounts" means the combined audited accounts of each of the Companies in respect of the Business, prepared according to US GAAP and carve-out principles for the periods ended 31 December 2000 and the Accounting Date or prepared according to carve-out principles but not US GAAP for the periods ended 31 December 1999, 31 December 2000 and the


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      Accounting Date, required to comply with SEC requirements for a 20F or F3 filing;

      "Cliffstone" means Cliffstone Corporation, a company incorporated under the laws of the state of Georgia whose principal place of business is 645 Molly Lane, Suite 150, Woodstock, Georgia 30189;

      "Cliffstone Documents" means each of:

      (a)   the Cliffstone Note;

      (b) the Call Center Technology, Inc Investor Rights Agreement dated August 21, 2000 between Call Center Technology, Inc, The Racal Corporation, the Common Shareholders, the Series A Shareholders and the New Shareholders (and Amendment 2 thereto dated 10 September 2001;

      (c) the Stock Purchase Agreement between CCTI., Stephen M. Beckett II, Henry F. Yoder Jr., Cordova Technology Partners L.P. and the Racal Corporation dated 21 August 2000;

      (d) the Credit Agreement between Cliffstone Corporation and Thales TRC, Inc. dated 10 September 2001; and

      (e) the Security Agreement between Cliffstone Corporation and Thales TRC, Inc. dated 10 September 2001;

      "Cliffstone Note" means the US Dollar One Million and Five Hundred Thousand secured convertible promissory note entered between Thales TRC, Inc. and Cliffstone on September 10, 2001;

      "Cliffstone Shares" means the 3,356,335 shares of series C Convertible Preferred Stock par value $1 per share in Cliffstone currently held by Thales


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      TRC, Inc. to be transferred at Completion to Nice (or as it shall otherwise so direct) pursuant to the relevant transfer form;

      "Companies" means TCSA, TCSL, TCS GmbH and TCS Inc, brief details of each of which are set out in Schedule 1;

      "Companies Act" means the relevant legislation governing companies in each respective jurisdiction where the Companies are incorporated (being equivalent to the Companies Act 1985 in UK) and with respect to TCS, Inc. and Cliffstone respectively, also means the relevant legislation governing companies in their state of incorporation;

      "Company" means each of the Companies severally;

      "Completion" means completion of the transactions to be effected pursuant to this Agreement in accordance with Clause 9;

      "Completion Balance Sheet" means a consolidated balance sheet of the Business as at the Completion Date reflecting the Assets and Assumed Liabilities acquired or assumed pursuant to this Agreement prepared pursuant to and in accordance with Clause 13 and the Accounting Principles;

      "Completion Date" means the date on which Completion occurs;


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

      "Completion Net Asset Value" means the Net Asset Value as shown in the Completion Balance Sheet calculated in Dollars applying the Conversion Rate;

      "Conditions" means the conditions precedent to Completion specified at Clause 2 and "Condition" shall mean any of them;

      "Contracts" means

      (a)   the Leases;

      (b) all contracts, engagements or orders entered into on or prior to the Completion Date by or on behalf of any of the Companies with customers for the sale of goods or the supply of services by any of the Companies in connection with the Business which at the Completion Date remain to be performed in whole or in part including any outstanding obligations owed to any member of the TCS Group in relation to the Business in respect of Inter-company Trading Indebtedness;

      (c) all agreements entered into on or prior to the Completion Date by any member of the Thales Group in connection with the Business with sales representatives, sales agents or distributors which are extant at the Completion Date;


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

      (d) all licences granted by any of the Companies in relation to the Business IPR;

      (e) all licences granted in favour of any member of the Thales Group in relation to Intellectual Property Rights used exclusively in connection with the Business, including (but not limited to) those contained in the Disclosure Letter, except those which were intended to also be used outside of the Business but which, as a matter of fact, were only used in connection with the Business as at Completion, which licences shall be deemed to be "Shared Assets"; and

      (f) all other contracts entered into in the course of carrying on the Business to which any member of the Thales Group is a party and which have not been fully performed on the Completion Date and which relate to the Business.

            Notwithstanding the above, "Contracts" shall not include contracts or leases in respect of Business Properties, contracts with Employees, US Embargo Country Contracts, the contract with Coppice Developments Limited and contracts relating to the Excluded Liabilities;

      "Conversion Rate" means the mid-market spot exchange rate between the two relevant currencies on the relevant date as published in the Financial Times (London edition);

      "Cross Patents Licence Agreements" means the patent licence granted by Thales in respect of all group patents including the patent application for "Voice Activity Monitor" owned by TCSL (UK Application number: UK 9916430.3; application date 13 July 1999, publication number GB 2352948;

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      publication date 7 February 2001; inventor Neil Martin Crick) to Alcatel and Thomson Multimedia;

      "Cumulative Orders" means the total cumulative value (calculated in Euro at the Conversion Rate on the 30 June 2002) of the recorded orders of the Companies received in respect of the Business in accordance with the provisions of Clause 7.7.6 during the period 1 January to 30 June 2002;

      "Disclosure Documents" means those documents disclosed to the Purchaser's Solicitors and which are scheduled and attached to the Disclosure Letter;

      "Disclosure Letter" means the letter of even date with this Agreement written by and on behalf of Thales to the Purchasers;

      "Dollar" or "USD" or "$" means dollar, the lawful currency of the United States of America;

      "Embargo Contracts" means (a) the purchase order placed by Rashed Al Makhawi for the supply of "Wordnet" recorders for Libya pursuant to a distribution agreement between Rashed Al Makhawi and TCSL (copies of the purchase order and the distribution agreement being attached to the Disclosure Letter); and (b) the purchase order placed by the Islamic Republic of Iran Civil Aviation Authority dated February 2002 for the supply of spares (a copy of which is attached to the Disclosure Letter) (the "Iran Contract");

      "Employees" means those employees employed by the Thales Group in the Business as at Completion who are to transfer to the Purchasers and who are listed at Schedule 18 as amended at Completion to reflect changes in the period between signing and Completion provided that such changes


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      have occurred in compliance with Clause 10 and the total number of
      Employees in each jurisdiction at Completion does not exceed the number of Employees in each jurisdiction at the date of this Agreement unless otherwise agreed in writing by Nice and Thales;

      "Employment Liabilities" has the meaning set out in Clause 14.1.2;

      "Encumbrances" means all pledges, charges, liens, mortgages, security interests, pre-emption rights, options and any other similar encumbrances or third party rights or claims of any similar kind (other than liens arising or incurred in the ordinary course of business and securing obligations not material in amount and provisions constituting reservation and retention of title clauses entered into in the ordinary course of business in favour of suppliers);

      "Environment" has the meaning ascribed by Section 1 (2) of the Environment Protection Act 1990 and equivalent law in all other countries where the Business has been and/or is conducted;

      "Environmental Laws" means all laws, regulations, directives and other measures imposed by any relevant body to which the Business has been subject insofar as they relate to the pollution or protection of the Environment;

      "Environmental Matters" means:-

      (a)   pollution or contamination;


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      (b)   the release, spillage, deposit, escape, discharge, leak, emission or presence of Hazardous Materials or Waste;

      (c)   exposure of any person to Hazardous Materials or Waste;

      (d) the creation of noise, vibration, radiation or common law or statutory nuisance or other adverse impact on the Environment;

      (e)   worker health and safety; and

      (f) other matters relating to the protection, condition, maintenance or replacement of the Environment or any part of it arising out of the manufacturing, processing, treatment, keeping, handling, labelling, use (including as a building material), possession, supply receipt, sale, purchase, import, export or transportation or presence of Hazardous Materials or Waste;

      "European Transfer Legislation" has the meaning set out in Clause
      14.2.1(a);

      "Excluded Assets " means:

      (a)   Inter-company Debts; and

      (b)   cash in hand or at a bank not included in the Completion Balance
            Sheet;

      (c)   any US Embargo Country Contracts; and


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      (d)   the Excluded Trade Marks;

      "Excluded Employees" means any persons not named at Schedule 18 as Employees;

      "Excluded Liabilities" means:

      (a)   Inter-company Debts and External Debt outstanding at Completion;

      (b) Inter-company Trading Indebtedness owed by any member of the TCS Group to any member of the Thales Group other than the Companies;

      (c)   any liability to Taxation;

      (d)   any liability relating to US Embargo Country Contracts;

      (e) any liability arising from or in connection with Cliffstone or obligations to Cliffstone, other than the Assumed Cliffstone Obligations;

      (f)   any liability in relation to the Excluded Employees; and

      (g) any liability in relation to the contract with Coppice Developments Limited; and


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      (h)   all of the debts, obligations and other liabilities and all claims of and against the Companies arising before or after Completion which are not Assumed Liabilities;

      "Excluded Trade Marks" means the trade marks, service marks, brand names, certification marks, trade dress, business names, and other indications of origin and any Internet protocol addresses and networks, including domain names, e-mail addresses and world wide web (www) and http addresses, network names, network addresses and services which subsist of or include "Thales", "Thales Contact Solutions", "Racal", "Thomson", or any confusingly similar word or any Thales, Racal or Thomson specific logos;

      "External Debt" means the indebtedness of the Companies (in relation to the Business) to banks or other providers of loan finance facilities but excluding:

      (a)   Inter-company Debts;

      (b)   Inter-company Trading Indebtedness; and

      (c)   all amounts in respect of the Leases;

      "Fixtures and Fittings" means the fixtures (other than the Machinery and Equipment and any landlords' fixtures and fittings at the Business Properties) belonging to the Companies or any other member of the Thales Group and used exclusively in connection with the Business;


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

      "French Business" means that part of the Business operated as a going concern by TCSA and all the Assets used in that part of the Business by TCSA other than the Assigned IPR;

      "GAAP" means generally accepted accounting principles in the relevant country;

      "German Business" means that part of the Business operated as a going concern by TCS GmbH and all the Assets used in that part of the Business by TCS GmbH other than the Assigned IPR;

      "Goodwill" means the goodwill, custom and connections of the Companies in connection with the Business including the exclusive right for Nice and the Purchasers to represent themselves as carrying on the Business in succession to the Companies but, for the avoidance of doubt, shall not include any right to the use of the Excluded Trade Marks save as specifically provided for under Clause 24 of this Agreement;

      "Governmental Authority" means any United Kingdom, France, United States of America, Germany, Israel, or other federal, state, provincial, or local governmental, regulatory, or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body and any body relating to any of the foregoing or to any jurisdiction in which the Business has operations;

      "Guarantees" means those guarantees or obligations expressly relating to the Business and/or Assets and/or Assumed Liabilities entered into by Thales or any member of the Thales Group and now subsisting and specified in Schedule 8;


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

      "Hazardous Materials" means anything which alone or in connection with other things is capable of causing harm to man or to the Environment or any other organism supported by the Environment such as to constitute a breach of Environmental Laws;

      "Hedge End Landlord" has the meaning set out in paragraph 2 of part 2 of
      Schedule 3;

      "Hedge End Licence" means the license granted pursuant to paragraph 10 of part 2 of Schedule 3;

      "Hedge End Property" means the office premises at Hedge End, Eastleigh, Hampshire demised by and more particularly described in a lease dated 9 July 1998 made between Whitbread plc, Archer Communications Systems Limited, and Racal Electronics plc and which is also for the purposes of this Agreement one of the Business Properties;

      "Hedge End Sublease" means a sublease in the agreed terms to be entered into between Thales Properties Limited and the UK Purchaser relating to the Hedge End Property;

      "ICTA 1988" means the Income and Corporation Taxes Act 1988;

      "Independent Accountants" means either (a) an independent internationally reputable firm of chartered accountants agreed between


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      Thales and Nice or (b) in default of agreement as to the identity of the independent internationally reputable firm of chartered accountants within 5 days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent internationally reputable firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales;

      "Information Technology" means computer and telecommunication hardware, software, networks and/or other information technology and any aspect or asset of a business which relies on computer hardware, software, networks and other information technology (embedded or otherwise);

      "Instem Contracts" means each of the manufacturing agreement between TCSL and Instem Technologies Limited dated 5 November 2001, the agreement for a revolving credit facility between TCSL and Instem Technologies Limited dated 5 November 2001, the equitable charge granted by Instem Technologies Limited to TCSL dated 5 November 2001 and the deed of priority between TCSL and the Governor and Company of the Bank of Scotland dated 5 November 2001;

      "Initial Purchase Price" means the price, exclusive of VAT, to be paid by the Purchasers in consideration for the Cliffstone Shares, Cliffstone Note, Business and Assets in accordance with this Agreement calculated in accordance with Clause 7.2 but excluding any Sales Earn Out Amount and any Earn Out Consideration payable in accordance with Clauses 7.4 and 7.7 respectively;

      "Intellectual Property Rights" means all intellectual property in any jurisdiction, whether registered, pending applications or unregistered, including without limitation: (a) all trade marks, service marks, brand names,


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      certification marks, trade dress, business names and other indications of origin; (b) Patents; (c) trade secrets, know-how and other confidential or non-public business information, including ideas, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, source codes plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (d) writings and other copyright works, including computer programs, source code, object code and documentation (whether or not released), design right, architecture, database rights, and all copyrights and any non-registered copyrights to any of the foregoing; (e) integrated circuit topographies and mask works;
      (f) Internet protocol addresses and networks, including domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses and services; (g) privacy and publicity rights; and (h) all other intellectual property rights of a similar nature or having equivalent or similar effect to these which may subsist anywhere in the world;

      "Inter-company Debts" means all amounts owing on interest bearing or non-interest bearing loan or current account to or by any of the Companies, from or to any member of the Thales Group as at Completion, other than Inter-company Trading Indebtedness;

      "Inter-company Trading Indebtedness" means the trading debts in the ordinary course of business owing to or by any of the Companies, (in relation to the Business) by or to any member of the Thales Group including in respect of goods and services supplied, and for this purpose trading debts arising in the ordinary course of business shall include charges in respect of publicity, administration and other services provided by members of the Thales Group;

      "Inventory" means all stocks of raw materials, supplies, work in progress, parts and components and finished goods and other stock-in-trade and


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      packaging held, used or owned by the Companies at the Completion Date exclusively for the purposes of or exclusively in connection with the Business, including items which although subject to reservation of title by the relevant sellers are under the direct or indirect control of the Companies including but not limited to inventory of the Business located at Instem or other third party locations;

      "IPR Assignment" means the agreement in the form attached at Schedule 14 to be entered into between Thales Electronics, Thales and Nice relating to the assignment of the Assigned IPR;

      "IPR Licence" means the licence to be entered into between Thales Electronics and TCSL granting the right for TCSL to use the Assigned IPR in the form attached at Schedule 14;

      "IPR Licence Novation Deed" means the deed in the form attached at
      Schedule 14 to be entered into between TCSL, Thales Electronics and the UK Purchaser relating to the novation of the IPR Licence;

      "Key Employees" means those Employees listed at Schedule 20;

      "(pound)" or "pounds" means pounds sterling, the lawful currency of the United Kingdom;


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

      "Landlord's Consent" has the meaning set out in paragraph 2 of part 2 of
      Schedule 3;

      "Leases" means all those contracts, engagements or orders entered into on or prior to the Completion Date by or on behalf of the Companies in relation to the leasing, lease purchase or hire of goods or equipment for use exclusively in the Business which on the Completion Date remain to be performed in whole or in part;

      "Machinery and Equipment" means all the plant, machinery, equipment, Company owned vehicles, office, warehouse and factory equipment, furniture and furnishings, together with all spare parts, accessories and consumable supplies therefor and other goods used by the Companies exclusively in the Business at the Completion Date;

      "Management Accounts" the management accounts of the TCS Group (excluding
      TCSA) for the five month period ending 31 May 2002;

      "Material IPR" means all the Intellectual Property Rights used in connection with the Business relating to the following products:

      (a)   Renaissance;

      (b)   Wordnet (versions 1, 2 and 3);

      (c)   Tienna;

      (d)   Mirra; and

      (e) Agent Quality Monitoring (and any applications associated therewith which are owned by the Companies);

      "NAV Target" means $29,982,000 being the combined net asset value of the Business as at 31 December 2001 calculated in accordance with the


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      Accounting Principles as extracted from the Accounts Combination
      Statement.

      "NAV Statement" means the statement agreed between Thales and Nice pursuant to Clause 13 or, in the event of the operation of Clause 13.4, the determination of the Independent Accountants of the amount which in their opinion is the Net Asset Value;

      "Net Asset Value" means the aggregate amount, as at the close of business on the Completion Date, of the consolidated fixed and current assets of the Business (excluding the Goodwill, the Business IPR and any other intangible assets) less the aggregate amount, as at the close of business on the Completion Date, of the consolidated liabilities of the Business calculated in accordance with the Accounting Principles in Dollars applying the Conversion Rate;

      "Nice's Accountants" means Ernst & Young, Israel;

      "Nice Shares" has the meaning given in Clause 7.1;

      "Non-UK Business" means that part of the Business carried on outside the United Kingdom;

      "Non-UK Employees" means those employees employed in the Business outside the United Kingdom as listed in Part 2 of the Schedule 18 as amended at Completion to reflect changes in the period between signing and Completion provided that such changes have occurred in compliance with Clause 10 and the total number of Non-UK Employees in each non-UK jurisdiction at Completion does not exceed the number of Non-UK

      Employees in each non-UK jurisdiction on the date of this Agreement unless otherwise agreed in writing by Nice and Thales;

      "Patents" means any and all patents, patent applications (including letters patent, industrial designs, and inventor's certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions, extensions, supplementary protection certificates, re-examinations, reissues, renewals, divisions, continuations in part (or in whole), continued prosecution applications, requests for continued examination, and other similar filings or notices provided for under the laws of any country;

      "PAYE" means any payment of or on account of any income assessable to income tax under Schedule E as required under Section 203 of ICTA 1988 and any regulations made under it or its equivalent in any relevant jurisdiction;

      "Prism Product" means the Tactical Application Integration Suite product known as "Prism" as at the date of Completion (version 2.7.27) owned by Cliffstone;

      "Purchasers" means the persons defined as such in the parties clause, and "Purchaser" shall mean any of them;

      "Purchasers' Group" means the Purchasers and any holding company of the Purchasers and any subsidiaries of such holding company, holding and subsidiary having the meanings given in the Companies Act 1985 of the United Kingdom;

      "Purchasers' Solicitors" means SJ Berwin, London;

      "Records" means all books and records containing or relating exclusively to Business Information or on which any Business Information is recorded (including, without limitation, all documents and other material (whether in hard copy or in any forms of computer or machine readable material));

      "Registration Rights Agreement" means the registration rights agreement between Nice and Thales granting Thales certain rights with respect to the registration under the United States Securities Act of 1933 as amended (the "Securities Act") of the Nice Shares issued to Thales as consideration pursuant to this Agreement set out at Schedule 11;

      "Reseller Agreement" means the Reseller Agreement between TCSL and Cliffstone dated 5 December 2000 (as amended) relating to the Prism Product;

      "Restricted Customer" means a person who was a customer of the Business at any time during the two years prior to the Completion Date;

      "Restricted Supplier" means a person who was a supplier of the Business at any time during the two years prior to the Completion Date;

      "Relevant Employees" means those employees listed at Schedule 19;

      "Service Documents" means a claim form, application notice, order, judgment or other document relating to any proceedings;

      "Shared Assets" has the meaning set out in clause 5.2;

      "Surplus Employees" means those Employees of TCSA and TCS GmbH listed at
      Schedule 22;

      "Sales Earn Out Amount" has the meaning set out in Clause 7.4 and calculated in accordance with Schedule 21;

      "2002 Sales" means the aggregate of:

      (a) the net sales revenues of the Companies attributable to sales of TCS Products for the period from 1 January 2002 and ending on the Completion Date as set out in the management accounts of the Companies and recorded in the books of the Companies as revenue for the period concerned, with such adjustments as are necessary to comply with US GAAP including, for the avoidance of doubt, the inclusion of net sales revenues not recognised in the Carved Out Accounts prepared under US GAAP for the period ending on the Accounting Date but properly recognised as net sales revenues in the period from 1 January 2002 and ending on the Completion Date under US GAAP; and

      (b) the net sales revenues of the Purchasers' Group attributable to sales of TCS Products for the period from the Completion Date and ending on 31 December 2002 by reference to the published financial statements of Nice for the financial year ending on 31 December 2002;

      "2002 Sales Statement" means the statement agreed between Thales and Nice pursuant to Schedule 21, or in the event of the operation of paragraph 2.5 of Schedule 21, the determination of the Independent Accountants of the amount which is in their opinion the 2002 Sales;

      "Tax" or "Taxation" means any form of tax, duty, charge, fee, levy, deficiency impost, withhholding or other assessment of whatever kind or nature and whether created or imposed including, without limitation, any income tax (including income tax or amounts equivalent to income tax required to be deducted withheld from or accounted for in respect of any payment) net income, gross income, profits, gross receipts, advance corporation tax, inheritance tax, value added tax, escheat property, rates, customs and excise duties, real or personal property, sales, ad valorem, withholding, national insurance and social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp duty, stamp duty reserve tax, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, capital gains tax, customs, capital transfer tax, capital duty, recording and other tax, duty, charge, fee, levy, deficiency, impost, withholding or other assessment or charge of any kind whatsoever, wherever created or imposed, payable to or imposed by any Tax Authority, including any liability therefore as a transferee or as a result of any tax sharing or similar agreement, together with any interest, charges, penalties, fines or additions to tax relating thereto;

      "Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other person that is acting for, on behalf or as a part of any foreign or domestic government (or any political subdivision thereof) that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax;

      "TCSA" means Thales Contact Solutions SA a French societe anonyme whose registered office is at 18 avenue Dutartre, 78150 Le Chesnay, France;

      "TCS GmbH" means Thales Contact Solutions GmbH a company incorporated in Germany whose registered office is at Technologie Park Bergisch Gladbach, Friedrich-Ebert Strasse, D-51429, Bergich Gladbach, Germany;

      "TCSL" means Thales Contact Solutions Limited (a company incorporated in England and Wales with the registered number 560700 whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG;

      "TCS Group" means the Companies and the Business and Assets (as the context may require);

      "TCS Inc" means Thales Contact Solutions Inc, a company incorporated under the laws of the State of Delaware , USA, whose principal place of business is at 480 Spring Park Place, Suite 1000, Herndon VA20170, USA;

      "TCS Products" means all of the various secure voice recording, surveillance and replay systems and products and application software for business management solutions in contact centres, public safety and wholesale trading platforms (including in particular the products listed within the definition of Material IPR) and all other products and services sold or supplied in the course of the Business;

      "Thales IPR Assignment" means the agreement in the form attached at
      Schedule 14 to be entered into between TCSL and Thales Electronics;

      "Thales Electronics" means Thales Electronics Plc (a company incorporated in England and Wales with the registered number 497098) whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG;

      "Thales Group" means Thales and each of its subsidiaries (including the Companies), any holding company of Thales and all other subsidiaries of such holding company from time to time;

      "Thales Properties Limited" means Thales Properties Limited (a company incorporated in England and Wales with registered number 1153834 whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG;

      "Thales TRC, Inc" means Thales TRC Inc a company incorporated under the laws of the State of Florida, USA whose principal place of business is at North Harrison Parkway, Building A, Suite 100, Sunrise, Florida 33323-2899;

      "Thales' Scheme" as defined in Schedule 6;

      "Third Party Licensed IPR" means Intellectual Property Rights which are licensed under Contracts as defined in part (e) of the definition of "Contracts" other than under the Wordnet 3 Licence and the Reseller Agreement;

      "Transfer Regulations" means the Transfer of Undertakings (Protection of Employment Regulations 1981, as amended;

      "Transitional Services Agreement" means the agreement in the form attached as Schedule 12 to be entered into between Thales, certain members of the Thales Group and the Purchasers relating to the provision of specified services for an interim period following Completion;

      "UK Business" means that part of the Business operated as a going concern by TCSL and all the Assets used in that part of the Business by TCSL other than the Assigned IPR;

      "UK Employees" means the employees of TCSL engaged in the UK Business as listed in Part 1 of Schedule 18 as amended at Completion to reflect changes in the period between signing and Completion provided that such changes have occurred in compliance with Clause 10 and the total number of UK Employees at Completion does not exceed the number of UK Employees at the date of this Agreement unless otherwise agreed in writing by Nice and Thales;

      "US Business" means that part of the Business operated as a going concern by TCS Inc and all the Assets used in that part of the Business by TCS Inc;

      "US Embargo Countries" means any of Burma (Myanmar), Cuba, Iran, Iraq, Libya, Sudan, Taliban (Afghanistan), and UNITA (Angola);

      "US Employees" shall mean the Non UK Employees listed on Schedule 19 which are employees of TCS, Inc;

      "US Embargo Country Contracts" means any contract with a party resident in any of the US Embargo Countries or for the provision of goods or services to any person, directly or indirectly, in any of the US Embargo Countries;

      "VAT" means value added tax or its equivalent in any relevant jurisdiction;

      "VATA 1994" means the Value Added Tax Act 1994;

      "Warranties" means the warranties given by Thales as set out in Part 1 of
      Schedule 4 and Schedule 5 and references to "Warranty" shall be construed accordingly;

      "Waste" means any waste including anything which is abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value;

      "Wordnet 3 Licence" means the Software Licence and Service Agreement dated 1st March 2002 between TCSL and Origin Data Realisation Limited;

      "Works" means the carrying out of: (a) inspection, investigation, sampling and monitoring works; and (b) any works (including the installation, operation, repair or replacement of plant or equipment) in order to remove, remedial or contain any Environmental Matter or in order to prevent an Environmental Matter from arising.

1.2   In this Agreement, unless otherwise specified:

      1.2.1 the singular includes the plural and reference to any gender includes the other genders;

      1.2.2 references to persons include bodies corporate, unincorporated associations and partnerships;

      1.2.3 words and phrases defined in the Companies Act have the same meanings in this Agreement but the word "company" shall be construed so as to include any body corporate, company or corporation, wherever and howsoever incorporated or established;

      1.2.4 references to "Clauses" are to clauses or sub-clauses of this Agreement, references to "Schedules" are to the schedules to this Agreement and references within a Schedule to "paragraphs" are to paragraphs or sub-paragraphs of that Schedule;

      1.2.5 the expressions "holding company", "subsidiary" and "wholly owned subsidiary" shall have the meaning given in the Companies Act 1985 of the United Kingdom;

      1.2.6 a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

      1.2.7 references to times of the day are to London time;

      1.2.8 the expression "control" shall have the meaning given within section 416 ICTA 1988.

1.3   In this Agreement:

      1.3.1 any reference to any statute or statutory provision includes any consolidation or re-enactment of the same and any subordinate legislation in force under the same from time to time;

      1.3.2 the index and headings are for reference purposes only and shall not affect the interpretation of this Agreement;

      1.3.3 references to documents "in the agreed terms" are to documents the terms of which have been agreed by or on behalf of the parties and a copy of which has been initialled for the purpose of identification by or on behalf of the parties; and

      1.3.4 references to writing shall include any methods of reproducing words in a legible and non-transitory form.

1.4 The Schedules are an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and references to this Agreement shall include the Schedules.

1.5 Any reference to any English legal term for any action, remedy, method of legal proceeding, legal concept or matter, legal document, legal status, court, official or any legal thing shall in respect of any jurisdiction other than England be treated as a reference to the closest equivalent English legal term, proceeding concept or matter in that legal jurisdiction.

1.6 References to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person had made all usual and reasonable enquiries of the Relevant Employees.

1.7 Any reference to any amount of money which is denominated in any currency shall where the context so requires or admits be deemed to include a reference to the same amount in any other currency, calculated by applying the closing mid point spot rate for the previous trading day as published in the London edition of the Financial Times on the date on which such sum falls to be determined.

2     CONDITIONS

2.1 Completion of the sale and purchase of the Cliffstone Shares, Cliffstone Note, Business and Assets shall be conditional upon the following conditions being satisfied in accordance with this Agreement:

      2.1.1 in respect of competition and/or anti-trust or any analogous law or regulation:

            (a) a statement having been issued by the UK Office of Fair Trading or the appropriate Minister in terms satisfactory to the Purchaser that is not the intention of the Secretary of State for Trade and Industry to refer the transaction to the Competition Commission or such transaction having been so referred, the Secretary of State for Trade and Industry indicating that the Competition Commission has concluded that such transaction is not expected to operate against the public interest or, if it has not so concluded, that the Secretary of State for Trade and Industry does not propose to prohibit or restrain such transaction and that any undertakings he may require from the Purchaser in lieu of such action are in terms satisfactory to the Purchaser; and

            (b) receipt of any necessary approval of the Tel Aviv Stock Exchange, the Investment Centre of the Israel Ministry of Industry and Trade and the Office of the Chief Scientist of the Israel Ministry of Industry and Trade to the Issuance of the Nice Shares to Thales; and

            (c) all other filings, notifications or applications having been made and all consents that are necessary under any relevant national merger control rules, anti-trust or similar legislation having been obtained in terms satisfactory to the Purchaser and any waiting or other time or limitation periods under such rules having expired, lapsed or otherwise terminated in respect of the proposed acquisition by the Purchaser;

      2.1.2 Thales procuring that Origin Data Realisation Limited consents to the following in relation to the Wordnet 3 Licence:

            (a)   an assignment from TCSL to Thales Electronics;

            (b)   the grant of a sub-licence from Thales Electronics to TCSL;

            (c)   an assignment or novation of the sub-licence referred to in
                  (b) above from TCSL to UK Purchaser; and

            (d)   an assignment from Thales Electronics to Nice,

                  or such alternative series of transactions with similar effect as Nice may agree with Thales.

2.2 Thales and the Purchasers shall each use all reasonable endeavours to procure the due fulfilment of the Conditions as expeditiously as possible so far as lies within their respective powers to do so and the Purchasers may following written notice to Thales in their sole and absolute discretion waive the condition contained in Clause 2.1.2.

2.3 If the Conditions are not fulfilled by 31 December 2002, this Agreement (save for Clause 26 (Confidentiality), Clause 29 (Announcements) and Clause 31 (Costs) which shall remain in force) shall automatically terminate and none of the parties shall have any claim of any nature whatsoever against the other parties under this Agreement save that the rights and liabilities of the parties which have accrued prior to termination shall subsist.

2.4 Thales and the Purchasers undertake to keep one another informed as to progress towards satisfaction of the Conditions and in particular to disclose in writing to one another anything which will or may prevent any of the Conditions from being satisfied by the Completion Date immediately it comes to the notice of either of them.

2.5 The Purchasers shall consult and collaborate with Thales with respect to any filings, notifications or applications and discussions with any relevant, national Governmental Authority or supranational Authority.

3     BUSINESS PROPERTIES

3.1 On Completion the UK Purchaser shall enter into either the Hedge End Sublease or the Hedge End Licence as determined by the provisions of Part 2 of Schedule 3.

3.2 Thales shall indemnify and keep indemnified and hold harmless Nice and the UK Purchaser (and, to the extent relevant, any other member of the Purchaser's Group) on demand in respect of any losses, liabilities, claims, demands, damages, costs and expenses ("Losses") arising from or in connection with any claim made to Nice or the UK Purchaser or any member of the Purchaser's Group by the Hedge End Landlord in respect of the Hedge End Licence or the Purchaser's use or occupation of the Hedge End Property.

3.3 Thales shall indemnify and keep indemnified and hold harmless Nice and the UK Purchaser (and, to the extent relevant, any other member of the Purchaser's Group) on demand in respect of any costs of relocation of the Business as contemplated by clause 3.5 ("Relocation Costs") required in the event that the Hedge End Landlord requires the UK Purchaser to vacate the Hedge End Property.

3.4 Thales shall indemnify and keep indemnified and hold harmless Nice and the UK Purchaser (and, to the extent relevant, any other member of the Purchaser's Group) on demand in respect of any Losses arising from the Hedge End Landlord denying occupation of the Hedge End Property to the UK Purchaser provided that such indemnity shall not apply where the UK Purchaser has been given written notice to vacate the Hedge End Property and the UK Purchaser fails to vacate within such period as would give the UK Purchaser a reasonable time to relocate to alternative premises pursuant to the procedures specified in Clause 3.5 and provided that in the event that the Hedge End Landlord denies occupation as aforesaid the UK Purchaser shall vacate the Hedge End Property as soon as reasonably practicable pursuant to the procedures specified in Clause 3.5.

3.5 If the Hedge End Landlord requires the UK Purchaser to vacate the Hedge End Property then the UK Purchaser shall conduct a search for alternative premises which premises shall be within the south east of England (excluding the Isle of Wight). Following the identification of appropriate premises, the UK Purchaser shall provide details of such premises to Thales and agree with Thales a timetable for the relocation and a specification for fitting out the relevant premises. The fit out of the premises shall be such as to satisfy the UK Purchaser's reasonable requirements provided that such requirements shall not exceed the specification at the Hedge End Property. The UK Purchaser shall be entitled to engage any appropriate professionals to assist it in the relocation or other service providers including real estate agents, lawyers, office designers, architects, building contractors (and all relevant sub-contractors) and removal services provided that Thales shall be entitled to require the UK Purchaser to engage such service providers as it shall direct from a short list of such firms provided by Thales to the UK Purchaser and on terms negotiated by Thales directly with such service providers.

3.6 The UK Purchaser shall give all reasonable assistance and support of the application for the consent of the Hedge End Landlord to the Hedge End Sublease and Nice shall, if so required by the Hedge End Landlord as a pre-condition of such consent provide to the Hedge End Landlord its guarantee of the obligations of the UK Purchaser's under the Landlord's Consent.

3.7 The indemnities at Clauses 3.2 and 3.3 shall not extend to any Losses or Relocation Costs (as the case may be) to the extent that such Losses and/or Relocation Costs would not have been incurred had the UK Purchaser complied with the provisions of Clauses 3.5 and 3.6.

3.8 The indemnities at Clauses 3.2 and 3.3 shall cease to have effect on the earlier of (a) the UK Purchaser voluntarily vacating Hedge End Property other than on notice from the Hedge End Landlord, and (b) the grant of the Hedge End Sublease.

3.9 The leases or other contracts to which any of the Companies or any other member of the Thales Group is a party in respect of the occupation by any of the Companies of those Business Properties (the "Relevant Business Properties") specified in Part 1B of Schedule 3 shall be treated as Assumed Liabilities notwithstanding the absence of any landlord's consent or any other necessary consent to assignment, transfer or other action necessary to vest legal and beneficial title to the Relevant Business Properties in the relevant Purchasers and accordingly the Purchasers in each jurisdiction shall assume the leases or other contracts in respect of the Relevant Business Properties but only to the extent that copies of such documents are included in the Disclosure Documents and Clause 21 shall apply to the leases or other contracts as aforesaid as if they were "Contracts" for the purposes of Clause 21 provided that the Purchasers shall not be liable for or assume any liability for any act, neglect, default or omission in respect of any of the Relevant Business Properties committed by any member of the Thales Group or occurring before Completion.

4     SALE AND PURCHASE OF THE CLIFFSTONE SHARES AND NOTE

4.1 Subject to the terms of this Agreement, Thales shall or shall procure that Thales TRC Inc. shall sell free from Encumbrances and the UK Purchaser and the US Purchaser (relying on the Warranties) shall purchase, as at and from the Completion Date, the Cliffstone Shares and the Cliffstone Note (respectively) together with all rights attached or accruing to them at Completion.

4.2 Nice shall not be obliged to complete the purchase of any of the Cliffstone Shares unless the purchase of all the Cliffstone Shares, the Cliffstone Note and the purchase of the Business and Assets under this Agreement is completed simultaneously.

4.3 Thales undertakes to take all steps necessary to ensure all rights of pre-emption over any of the Cliffstone Shares and Cliffstone Note are waived.

4.4 Nice shall provide to Thales all reasonable assistance required by Thales to enable it to procure the consent of Cliffstone with respect to the sale of the Cliffstone Shares, the Cliffstone Note and the matters referred to at Clause 9.2.4.

5     SALE AND PURCHASE OF THE BUSINESS

5.1 Subject to the terms of this Agreement, Thales shall or shall procure that the Companies (and in relation to the Assigned IPR and the rights under the Wordnet 3 Licence (subject to certain obligations in respect thereof), Thales Electronics) shall sell free from all Encumbrances and in accordance with the covenant in Clause 5.3 and the Purchasers (relying on the Warranties) shall purchase, as at and with effect from the Completion Date the Business as a going concern and the Assets (to be divided between the Purchasers as provided in Clause 5.4 below), comprising:

      5.1.1 the Machinery and Equipment;

      5.1.2 the Fixtures and Fittings;

      5.1.3 the Inventory;

      5.1.4 the Goodwill;

       5.1.5  the benefit of the Contracts;

       5.1.6 all of the rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have commenced) with respect to the Business;

       5.1.7  the Business IPR;

       5.1.8  the Accounts Receivable;

       5.1.9  the Business Information;

       5.1.10 the Records; and

       5.1.11 all other property rights and all other assets of whatsoever nature (but not any further Intellectual Property Rights) of any member of the Thales Group used exclusively in relation to the Business.

5.2 It is understood that if any property rights or other assets or rights of whatsoever nature are used in the Business as of the date hereof but are not used exclusively in the Business but rather are also used by a member of the Thales Group in connection with any other business ("Shared Assets")
      such Shared Assets shall be dealt with in accordance with the provisions of Clauses 19.6 and 19.7, or clause 24 (as the case may be).

5.3 Thales covenants that it has the right to transfer or to procure the transfer of the legal and beneficial title to the Assets, free from Encumbrances and from all other rights exercisable by or claims by third parties other than the Cross Patents Licence Agreements and the IPR Licence, save only in the case of Contracts where express consent of the counterparty to such Contract is required for the transfer of such Contract.

5.4 Thales shall procure that the Companies shall sell, free from all Encumbrances and in accordance with the covenant contained at Clause 5.3 above, with effect from Completion the Business as a going concern and the Assets to the Purchasers as follows:

      5.4.1 TCSL shall sell and the UK Purchaser shall purchase, the UK
            Business;

      5.4.2 TCSA shall sell and the French Purchaser shall purchase, the French Business;

      5.4.3 TCS GmbH shall sell and the German Purchaser shall purchase, the German Business;

      5.4.4 TCS Inc shall sell and the US Purchaser shall purchase, the US Business;

      5.4.5 Thales Electronics shall sell and Nice shall purchase the Assigned IPR and the rights under the Wordnet 3 Licence (subject to certain obligations in respect thereof).

5.5 In connection with the transactions contemplated by Clause 5.4 above, on or before Completion, the Purchasers shall enter into separate business transfer agreements in substantially the forms attached hereto as Schedules 15, 16 and 17 (each a "Business Transfer Agreement" and collectively the "Business Transfer Agreements") with respect to transferring the Business as a going concern and transferring the Assets, with only such modifications as are necessary in order to maintain substantially the same legal meaning and effect under local law as provided in this Agreement.

5.6 The parties acknowledge and agree that in the event of a conflict between the terms of this Agreement and the terms of any of the Business Transfer Agreements, the terms of this Agreement shall prevail.

6     LIABILITIES TO BE ASSUMED

6.1 The Purchasers shall assume responsibility as from Completion for the payment and performance of the Assumed Liabilities in accordance with Clause 6.2 and shall pay and discharge the Assumed Liabilities as the same fall due for payment and shall indemnify Thales, and the Companies against the Assumed Liabilities, and Thales declares itself to be trustee of the benefit of this Clause for itself and the Companies.

6.2   It is agreed that the Assumed Liabilities shall be assumed as follows:

      6.2.1 the UK Purchaser shall assume the Assumed Liabilities relating to the UK Business;

      6.2.2 the French Purchaser shall assume the Assumed Liabilities relating to the French Business;

      6.2.3 the German Purchaser shall assume the Assumed Liabilities relating to the German Business;

      6.2.4 the US Purchaser shall assume the Assumed Liabilities relating to the US Business; and

      6.2.5 Nice shall assume the Assumed Liabilities relating to the Assigned IPR and the Wordnet 3 Licence (subject to the satisfaction of the Condition at Clause 2.1.2).

6.3 The Thales Group shall continue to be responsible for the Excluded Liabilities and shall promptly discharge all debts, liabilities and obligations in connection with the Excluded Liabilities and Thales shall indemnify the Purchasers against all Excluded Liabilities. Nothing in this Agreement shall make the Purchasers liable for or assume any liability for any act, neglect, default or omission in respect of any of the Contracts committed by the Thales Group or occurring before Completion or impose any obligation on the Purchasers for and in respect of any product delivered or service performed by the Thales Group in connection with the Business before Completion save in respect of:

      (a)   the obligations in respect of warranty work under clause 17.1;

      (b) the obligations in respect of the provision of Additional Services under clause 17.2; and


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

      (c) obligations for which a specific provision has been made in the Completion Balance Sheet but only to the extent of such provision.

7     PURCHASE PRICE

7.1 The Initial Purchase Price shall be the Initial Cash Consideration and the Share Consideration referred to in clauses 7.2.1 and 7.2.2 respectively subject to adjustment downwards under Clauses 13 and 7.7 below and subject to a further adjustment upwards pursuant to Clause 7.4 or downwards pursuant to Clause 7.5.

7.2   The Initial Purchase Price shall comprise and be satisfied as follows:

      7.2.1 Cash consideration of $30,000,000 payable on Completion (the "Initial Cash Consideration"); and

      7.2.2 Share consideration of 2,187,500 Nice Shares to be issued on Completion to Thales (the "Share Consideration").

7.3 The Purchasers and Thales shall each comply with their respective obligations in Schedule 21.

7.4 If the 2002 Sales shall exceed Euro 84,000,000 then Thales shall be entitled to a pro rata amount equal to the Sales Earn Out Amount, which shall be paid to Thales by Nice on behalf of the Purchasers in accordance with Clause 7.6 below.

7.5 If the 2002 Sales shall be less than Euro 75,000,000 then the Purchasers shall be entitled to $3,000,000, which amount shall be paid by Thales to Nice (on behalf of the Purchasers) in accordance with Clause 7.6 below.

7.6   Any amount payable to either Thales or the Purchasers under Clauses 7.4 or
      7.5 above, as the case may be, shall be paid on the later of (i) the date which is within 30 days of the publication by Nice of its audited accounts for the financial year ending 31 December 2002 and Nice shall procure the publication of such audited accounts no later than 31 March 2003 and (ii) 10 Business Days following the date upon which the 2002 Sales Statement is finally agreed or determined in accordance with Schedule 21. If payment is not made by Thales or Nice (as the case may be) on or before the due date for payment then interest shall accrue on the amount payable for the period from the due date to the date of actual payment at the rate of 2% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment.

7.7   Price adjustment

7.7.1 If A (as defined below in this clause) is less than the Initial Purchase Price, then the Initial Purchase Price shall be subject to a downwards only adjustment if the value of the Cumulative Orders is lower than Euro 40 (forty) million, pursuant to the following formula:

      A = $70 (seventy) million * Cumulative Orders
                                  -----------------
                                                 40

      where:

      A is the adjusted value of the Initial Purchase Price.


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

7.7.2 Nice shall procure that the Purchasers' management shall, as promptly as practicable and in any event before or at the same time as the delivery of the draft Completion Balance Sheet pursuant to clause 13.2, prepare and deliver to Thales and to Nice a statement prepared in accordance with the provisions of Clause 7.7.6 showing the Cumulative Orders.

7.7.3 Thales and Nice shall then seek to agree the Cumulative Orders figure by following the same procedures and time limits as prescribed for agreeing the Completion Balance Sheet pursuant to Clauses 13.2 to 13.9.

7.7.4 To the extent the adjusted value of the Initial Purchase Price (determined in accordance with clause 7.7.1) is less than the Initial Purchase Price, the consideration shall be reduced by such amount and Thales shall pay such amount to Nice in accordance with Clause 7.7.5. If the adjusted value is greater than the Initial Purchase Price then the consideration shall not be subject to any adjustment pursuant to this provision.

7.7.5 Any payment from Thales to Nice pursuant to Clause 7.7.4 shall be made on the date of payment of any shortfall pursuant to clause 13.10 of this Agreement in relation to the Completion Balance Sheet. If there is no such payment required under clause 13.10, then payment under this clause 7.7.5 shall be made on the fifth Business Day after the date of determination or agreement of the Completion Balance Sheet. If payment under this clause is not made on or before the fifth Business Day after the date of determination or agreement of the Completion Balance Sheet, Thales shall, for the period from such date to the date of actual payment, pay to Nice in addition to the sum then payable, interest at the rate of 2% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment.

7.7.6 The following shall qualify as Cumulative Orders for the purposes of the foregoing provisions of this Clause 7.7:

      (a) a legally binding purchase order which constitutes an irrevocable, unconditional obligation of the party making the order at the price stated in the relevant order and such price is not subject to any rebate, discount or other deduction and the other terms and conditions do not materially differ from the Business' standard terms and conditions; or

      (b)   a letter of intent:

            (i) which incorporates in reasonable detail the description of the products and services to be supplied and specifies the agreed price, such description and price being contained in the body of the letter of intent or by reference to a quotation from which such description and price can be clearly ascertained;

            (ii) which is not inconsistent with past practice for the acceptance of letters of intent for the purpose of commencing the process for the fulfilment of an order; and

            (iii) is confirmed by a legally binding purchase order (in accordance with part (a) above) within 30 days; or

      (c) the letter of intent issued to TCS Inc. by iXP Corporation dated 28 June 2002 provided such letter of intent is confirmed by a legally binding purchase order (as described in paragraph (a) above) issued on or before 31 August 2002, and for the avoidance of doubt no purchase order or letter of intent from any connected person shall qualify as a Cumulative Order. For the


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

      purpose of calculating Cumulative Orders the amount of the order shall be taken net of tax, duties and excises.

7.8 In addition to the Initial Cash Consideration and the Share Consideration, Thales shall be entitled to up to a further $20,000,000 (twenty million US dollars) dependent on net sales of Prism to third parties by any member of the Purchaser's Group (but, for the avoidance of doubt, excluding Cliffstone) for the period from the Completion Date to 31 December 2004, in the amounts specified in the table set out in Schedule 21 (the "Earn Out Consideration") such amounts being payable in cash no later than 15 business days after publication by the board of the Purchasers of the audited accounts for the relevant period, on the basis that Nice shall procure the publication of such audited accounts by no later than the 31st March following the end of the relevant year. The revenue recognition policies governing the composition of Prism revenue shall be the revenue recognition policies of Nice and accordingly US GAAP as determined by Nice's external independent auditors.

7.9 Any payment by the Purchasers to Thales under this clause shall constitute a good discharge of the Purchasers' obligations under this clause and the Purchasers shall not be concerned to see that the monies paid are applied in paying Thales and members of the Thales Group in accordance with their respective entitlements.

7.10 The Initial Purchase Price and any other adjustments or payments made pursuant to Clauses 7.4 to 7.8, shall be apportioned in accordance with
      Schedule 2.

7.11 All payments referred to in this clause shall be made in immediately available funds in Dollars without any set-off, restriction or condition and without any deduction or withholding (save only as required by law) by a

      CHAPS transfer to such account as Nice or Thales shall specify (as the case may be).

7.12 For United States federal income tax purposes, the payment payable to TCS, Inc. in accordance with the provisions of Clause 7 as such payment may be adjusted pursuant to the terms of such Clause, shall be allocated among the assets of the US Business in the manner set forth in Schedule 2. US Purchaser and Thales on behalf of itself and TCS, Inc. agree to act in accordance with such allocation in all tax returns, reports and filings and to complete and timely file Form 8594 pursuant to the provisions of
      Section 1060 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.

7.13 The parties agree that the allocation of specific amounts to each of the Assets, Cliffstone Shares and Cliffstone Note (as set out in Clause 7.10 above) is not to limit any such amount as is mentioned in Clause 7.12 above.

7.14 Thales hereby confirms that there is no contractual obligation, or any other obligations whatsoever, at the Completion Date on Thales or any of the Companies to Cliffstone other than those set out in the provisions of the Cliffstone Documents.

8     VAT

8.1 All payments made pursuant to this Agreement shall be exclusive of value added tax which shall (where applicable) be payable in addition to the payments in question.

8.2 The parties consider that the sale and purchase of the Assets and the Business (including the transaction pursuant to the IPR Licence Novation

      Deed) from TCSL to the UK Purchaser falls within the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995. TCSL shall use its reasonable endeavours to satisfy HM Customs & Excise that the sale and purchase and the foregoing agreements are treated as a transfer of a going concern ("TOGC") under that Article and accordingly neither as a supply of goods nor a supply of services and the UK Purchaser undertakes to provide such reasonable assistance and information to TCSL as may be reasonably necessary for that purpose.

8.3 If HM Customs & Excise determine in writing that VAT is payable on all or part of the consideration payable for the transfer of the Assets and the Business (including the transaction pursuant to the IPR Licence Novation
      Deed), from TCSL to the UK Purchaser pursuant to this Agreement and the IPR Licence Novation Deed the UK Purchaser upon receipt from TCSL of a copy of such written determination from HM Customs & Excise shall pay the amount of any VAT which may properly be chargeable on such sale of the Assets and the Business pursuant to this Agreement. If the ruling is received and it arises as a consequence of any breach by the UK Purchaser of the provisions of the Value Added Tax (Special Provisions) Order 1995, the UK Purchaser shall pay the amount of any VAT to TCSL on the later of:

      8.3.1 the date prior to the last Business Day on which TCSL is liable to account to HM Customs & Excise for such VAT without incurring a potential liability to penalties and interest; and

      8.3.2 the date which is five Business Days after the delivery of a valid tax invoice containing the particulars prescribed in Regulation 14 of the Value Added Tax (General) Regulations 1995 (as amended).

8.4 Where HM Customs & Excise determine that the sale and purchase of the Assets and the Business (including the transaction pursuant to the IPR Licence Novation Deed) pursuant to this Agreement was not a TOGC as a result of a breach of the provisions of the Value Added Tax Act (Special Provisions) Order 1995 by TCSL, the UK Purchaser shall pay the amount of any VAT to TCSL no later than five working days after the date upon which the UK Purchaser has received an equivalent amount by way of recovery of input tax from HM Customs & Excise and/or by way of reduction in its liability to output tax.

8.5 If, for any reason whatsoever, Nice or any Purchaser omits to take any action required of it under the terms of this Agreement to ensure that all or part of the transfer of the Business (including the transaction pursuant to the IPR Licence Novation Deed) represents the transfer of a going concern for the purposes of VATA or if Nice or the UK Purchaser takes any action at any time which results in all or part of the transfer being subject to VAT, Nice will pay to Thales upon demand the amount of any related assessment for penalties and/or interest which may be issued by Customs & Excise to TCSL under the provisions of the aforementioned act as a consequence of its failure to account for VAT due upon the transfer.

8.6   Thales warrants that:

      8.6.1 neither TCSL nor any relevant associate defined in paragraph 3 of
            Schedule 10 VATA has made an election to waive exemption in relation to any of the Business Properties pursuant to the provisions of paragraph 2 of Schedule 10 VATA and neither it nor any relevant associate has or will make such an election on or before Completion other than pursuant to Clause 8.7. If, subsequently, it transpires that TCSL or any relevant associate has made an election in relation to any of the Business Properties (other than pursuant to Clause 8.7) pursuant to the provisions of paragraph 2 of Schedule 10

            VATA on or before the earlier of payment of a deposit or Completion, and as a consequence VAT becomes chargeable on any of the Business Properties (other than the Hedge End Property pursuant to Clause 8.7), TCSL will deliver a valid tax invoice to the UK Purchaser containing the particulars prescribed in Regulation 14 of the Value Added Tax Regulations 1995. Upon receipt of the valid tax invoice the UK Purchaser shall pay the amount of any VAT to TCSL or any relevant associate no later than five working days after the date upon which the UK Purchaser has received an equivalent amount by way of recovery of input tax from HM Customs & Excise and/or by way of reduction in its liability to output tax. TCSL or any relevant associate will indemnify the UK Purchaser from any penalties, surcharges or interest incurred by the UK Purchaser which arise as a result of any amount of VAT that is subsequently determined to be chargeable on any of the Business Properties (other than the Hedge End Property pursuant to Clause 8.7) or the relevant part thereof;

      8.6.2 recovery of input tax by TCSL in respect of any of the Assets is not subject to the provisions contained in Part XIV or XV of the Value Added Tax Regulations 1995 (SI 1995/2518); and

      8.6.3 it is registered for VAT as a group registration in which TCSL is part under registration number 198955680.

8.7 It is intended that Thales Properties Limited will prior to Completion make an election to waive exemption in relation to the Hedge End Property and will notify HM Customs & Excise of such election pursuant to paragraphs

      2 and 3 of Schedule 10 of VATA and has not and will not revoke such election prior to Completion.

8.8 If after the UK Purchaser has paid an amount in respect of VAT pursuant to this Agreement, HM Customs & Excise determine that such VAT was not actually payable, then:

      8.8.1 TCSL will repay such amount to the UK Purchaser no later than five Business Days after the date of receipt of such written determination from HM Customs & Excise; or

      8.8.2 if TCSL has already accounted for such amount in respect of VAT at the time it receives such determination, TCSL shall reclaim such amount from HM Customs & Excise and repay such amount to the UK Purchaser on receiving repayment of or obtaining credit in respect thereof no later than five Business Days after the date of receipt of the repayment or the obtaining of the credit.

8.9 TCSL hereby undertakes to deliver to the UK Purchaser at Completion all VAT records relating to the Business referred to in Section 49 VATA 1994. The UK Purchaser shall preserve such records for such period as may be required by law, and shall allow TCSL on reasonable notice, to inspect and take copies thereof.

9     COMPLETION

9.1   Time and Place of Completion

      Completion of the sale and purchase of the Cliffstone Shares, Cliffstone Note, the Business and Assets shall take place at the offices of the

      Purchasers' Solicitors on the third Business Day following satisfaction in accordance with this Agreement of the last outstanding Condition, as set out in Clause 2, or at such other date and place as may be agreed in writing between Thales and Nice.

9.2   Thales' Completion Obligations

      At Completion Thales shall deliver or shall procure the delivery to the Purchasers (or to the Purchasers' authorised representatives in the relevant jurisdiction of the Companies or the Business) of:

      9.2.1 certificates representing the Cliffstone Shares accompanied by all instruments necessary to duly transfer all rights, title and interest therein to the UK Purchaser, the Cliffstone Note duly executed by Thales TRC Inc. in favour of the US Purchaser;

      9.2.2 any waivers, consents, stock powers or other documents which may be necessary to enable the UK Purchaser to be registered as the holder of the Cliffstone Shares and the US Purchaser to be registered as the holder of the Cliffstone Note;

      9.2.3 Cliffstone's consent in regard to the Investor Rights Agreement (referred to in the definition of the Cliffstone Documents) being obtained in relation to the transfer of Cliffstone Shares and any consent required by the Credit Agreement (referred to in the Cliffstone Documents) for the transfer of the Credit Agreement;


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

      9.2.4 (a) the IPR Licence Novation Deed duly executed as at Completion by TCSL and Thales Electronics; and

            (b) the IPR Assignment duly executed by Thales Electronics and Thales assigning the Assigned IPR and the rights under the Wordnet 3 Licence (subject to the obligations set out therein) to Nice;

            (c) an assignment (accompanied by written evidence of Cliffstone's consent to such assignment incorporating the amendment referred to below) or novation from TCSL in favour of Nice of the Reseller Agreement together with either an amendment deleting the non-compete obligation under clause 2.5 (final sentence) of the Reseller Agreement with effect from the date of assignment or novation of the Reseller Agreement to Nice or an irrevocable waiver of such obligation in favour of Nice and all members of the Purchaser's Group but otherwise on the same terms as the existing Reseller Agreement (as disclosed under the Disclosure Letter).

      9.2.5 the Transitional Services Agreement duly executed as at Completion by Thales and/or, the relevant Thales Affiliates;

      9.2.6 a certified copy extract of the minutes of the meeting of the board of directors of Thales TRC Inc authorising the sale of the Cliffstone Shares and the Cliffstone Note, together with a certified copy of the certificate of incorporation, by-laws and other Charter documents of Thales TRC Inc.;

       9.2.7 a certified copy of the minutes of the meeting of the boards of directors of each of the Companies authorising if necessary the sale of the Business and Assets in accordance with the terms of this Agreement;

       9.2.8 a certified copy extract of the minutes of the board of Thales granting to Denis Ranque as Chairman of Thales' Board of Directors the power to bind Thales, which shall by reference to French corporate law include the authority to enter into this Agreement;

       9.2.9 the Assets which are capable of transfer by delivery with the intent that title in such Assets shall pass by such delivery;

       9.2.10 the financial statements more specifically described in Clause
              10.6;

       9.2.11 a letter from Thales to Nice confirming that the Companies have complied in all material respects with their obligations under the Transfer Regulations qualified only by (i) reference to the information provided by Nice to Thales in respect of the post Completion steps to be taken by the Purchasers in respect of the Business; and (ii) the fact that the parties have agreed that no steps towards fulfilment of the obligations of Thales or any of the

              Companies under the Transfer Regulations have been initiated prior to the date of this Agreement;

       9.2.12 a letter from Thales to Nice confirming that from the date of this Agreement to Completion, the Thales Group and the Companies have complied with the obligations and covenants set out at clauses 10.1, 10.2, 10.4 and 10.5 of this Agreement;

       9.2.13 such other documents as may reasonably be required by the Purchasers (on reasonable notice and in any event by no later than twenty one days prior to Completion) to be produced at Completion to complete (subject to obtaining relevant consents) the sale and purchase of the Assets and the Business and vest title in such in the Purchasers (or as Nice may direct) together with all deeds and documents of title relating thereto;

       9.2.14 the duly executed documents to be entered into by Thales and the Companies and evidence of satisfaction of the other requirements in relation to the sale of the US Business, the French Business and the German Business as set out in Schedule 10; and

       9.2.15 the Thales representation letter to PricewaterhouseCoopers in relation to the Accounts Combination Statement in the agreed terms.

9.3    Nice's Completion Obligations


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

      9.3.1 On satisfaction of the obligations of Thales under Clause 9.2 Nice shall pay on behalf of itself and the relevant Purchasers to Thales on behalf of the Companies and Thales Electronics the Initial Cash Consideration (apportioned in accordance with Schedule 2).

      9.3.2 On Completion, payment by the Purchasers to Thales Electronics of the Initial Cash Consideration in accordance with Clause 9.3.1 shall be made to the following account:

            Bank: Barclays Bank plc

            Sort Code: GB 20-00-00

            Account name: Thales Electronics Plc

            Account No: 00732095

            Swift: BARCGB22

            the receipt of which by Thales shall be a good discharge to the Purchasers.

      9.3.3 On Completion, following satisfaction of the obligations of Thales under clause 9.2, the Purchasers shall deliver to Thales the Share Consideration as follows:

            (a) certificates representing the Nice Shares comprised in the Share Consideration, duly executed for issuance to Thales or as Thales shall direct, subject to restrictions on transfer consistent with this Agreement and applicable securities laws and marked with legends regarding such restrictions; and

            (b) any waivers, consents or other documents which may be necessary to enable Thales to be registered as the holder of the Nice Shares comprised in the Share Consideration.

      9.3.4 On Completion, following satisfaction of the obligations of Thales under clause 9.2, the Purchasers shall deliver to Thales certified copies of resolutions of the board of directors of each of the Purchasers approving the contents of this Agreement and the documents referred to in it and authorising the entry into it and of the other documents referred to in it in accordance with the terms of this Agreement.

      9.3.5 On Completion, following satisfaction of the obligations of Thales under clause 9.2, Nice shall procure that two persons nominated by Thales are appointed to the board of directors of Nice in accordance with paragraph 3 of Schedule 11.

      9.3.6 On Completion Nice shall deliver to Thales a letter from Nice to Thales confirming that from the date of this Agreement to Completion, Nice and the Purchasers have complied with the obligations and covenants set out at clauses 10.5 and 10.7 of this Agreement.

      9.3.7 On Completion Nice shall deliver to Thales the duly executed documents to be entered into by the Purchasers in relation to the purchase of the US Business, the French Business and the German Business.

9.4   Interdependence of Obligations

      9.4.1 The obligations of the parties in relation to Completion are interdependent so that neither Thales nor the Purchasers shall be obliged to proceed to complete if any of the obligations of the other party set out in this Clause 9 are not satisfied and completed simultaneously.

      9.4.2 All actions at Completion take place simultaneously and no delivery or payment is to be taken to have been made until all deliveries and payments have been made.

9.5   Default in Completion

      If without the written agreement of Nice and Thales Completion is not effected by either of them, whether pursuant to Clause 9.4 or otherwise, the following provisions shall apply:

      9.5.1 either Thales or Nice may at any time thereafter serve on the other of them notice in writing (a "Completion Notice") to effect Completion within 10 Business Days, but notice shall be effective only if the party serving it is at the time of the service either in all respects ready, able and willing to proceed to effect Completion in accordance with the notice or is not so ready, able and willing to effect Completion only by reason of the default or omission of the other party;

      9.5.2 Upon service of a Completion Notice, the party on which the notice is served shall effect Completion (or procure that Completion is effected) within 10 Business Days after the date of service of the notice (excluding the day of notice) and in respect of that time shall be of the essence;

      9.5.3 If the party on which the Completion Notice is served does not comply with the terms of a Completion Notice, then the party which has served the Completion Notice without prejudice to any of its rights or remedies available under this Agreement or at law or in equity, may:

            (a)   institute proceedings for specific performance; or

            (b)   rescind this Agreement and institute proceedings for damages;

      9.5.4 the party serving a Completion Notice may at the request or with the written consent of the other party (but shall not be required to) extend the term of the notice for one or more specifically stated periods of time and the term of the Completion Notice shall then be deemed to expire on the last day of the extended period or periods and it shall operate as though this Clause stipulated such extended period(s) of notice in lieu of the period otherwise applicable, and time shall be of the essence of this Agreement accordingly. An extension may be given either before or after the expiry of the period of the notice; and

      9.5.5 nothing in this Clause shall preclude a party from suing for specific performance without giving a Completion Notice.

9.6 If Completion does not take place on or before the date fixed for Completion in accordance with Clause 9.1 (the "Original Completion Date") due to


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

      default by the Purchasers, the Purchasers shall, for the period from the Original Completion Date to the date of the actual payment, pay to Thales in addition to the sum then payable on account of the Initial Purchase Price, interest at the rate of 2% above the base rate of Barclays Bank plc on the unpaid balance of the sum then payable on account of the Initial Purchase Price computed on a daily basis from and including the Original Completion Date until and including the date of payment.

10    CONDUCT OF THE BUSINESS PRIOR TO COMPLETION

10.1 Pending Completion Thales shall procure that the Thales Group shall only carry on the Business in the usual and ordinary course consistent with prior practice so as to maintain the same as a going concern (using all reasonable endeavours to protect and preserve the Business, the Assets, customer and supplier relations, employee relations, and organisation), and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading and shall ensure that without the written consent of Nice (such consent not to be unreasonably withheld or delayed taking into account the best commercial interests of the Business as carried on at the date of this Agreement) and except as expressly provided for in this Agreement:

      10.1.1 there will be no material change, other than changes in the ordinary day-to-day course of business consistent with prior practice, in the assets or liabilities of the Business;

      10.1.2 there will be no discontinuation or cessation of, or disposition or other dealing with, any material part of the Business and/or Assets;


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

        10.1.3  the Companies will not make any expenditure of a capital nature:

                (a)     on any single item over (pound)10,000; or

                (b)     in aggregate over (pound)50,000.

        10.1.4 there will be no creation, grant or issue or agreement to create, grant or issue any Encumbrance (other than liens arising by operation of law) over any of the Assets;

        10.1.5 no contracts will be entered into which are abnormal or unusually onerous in any material respect;

        10.1.6 no contracts will be entered into the term of which extends more than 12 months beyond the Completion Date;

        10.1.7 no contracts will be entered into which have a value (measured by cost or revenue) which could exceed(pound)100,000;

        10.1.8 there will be no agreement to terminate or materially vary any contract having an outstanding value in excess of (pound)50,000 and no agreement to terminate or vary any other contract other than in the ordinary course of business;

        10.1.9 no change will be made to the terms and conditions of employment of the Employees which is material in aggregate and no material change will be made to the terms and conditions of employment of an individual Key Employee;


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        10.1.10 no new employee whose basic salary would exceed (pound)30,000 per annum will be employed and no Employee whose basic salary exceeds (pound)30,000 per annum will be dismissed;

        10.1.11 there will be no acquisition or disposal of any interest in any real property or grant of any lease agreement, tenancy or licence or third party right or other dealing in respect of any of the Business Properties;

        10.1.12 no material change will be made in the practices of ordering supplies and raw materials, shipping finished goods, invoicing customers and collecting debts to those adopted in relation to the Business prior to execution of this Agreement;

        10.1.13 no change will be made to the Instem Contracts;

        10.1.14 no licence, sub-licence, assignment or other agreement in respect of or affecting any of the Business IPR will be entered into save for licences and/or sub-licences of Business IPR entered into in the ordinary course of the Business;

        10.1.15 no new contracts will be entered into in respect of Intellectual Property Rights which would be material to the Business;


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        10.1.16 save for debt recovery actions which are instituted in accordance with and carried out in a manner consistent with the previous practice of the Companies in connection with the Business, no litigation or arbitration in relation to the Business or Assets will be instituted; and

        10.1.17 no agreement, conditional or otherwise, to do any of the foregoing shall be made.

10.2 Thales undertakes that it shall not enter into any negotiations or discussions either directly or indirectly relating to the sale of the Companies or the Business or any part thereof pending Completion or provide any information relating to the Companies or the Business to any third party for the purpose of enabling any party other than the Purchasers to assess a potential acquisition of the Companies or the Business or any part thereof.

10.3 In order to facilitate observance of the provisions of this Clause 10 the Purchasers nominate Koby Huberman (telephone number: 972 9775 3522) (facsimile number 972 9775 3520) as the point of contact for the Companies for the period pending Completion. All matters requiring the consent of Nice pursuant to this Clause 10 shall be addressed to Koby.Huberman@nice.com, cc: Meni.gal@nice.com. For the avoidance of doubt, Thales shall not be liable to the Purchasers under this Agreement or otherwise, either for any action taken with the prior written approval of Nice or for any action taken in the absence of a written consent or written refusal of consent, provided such action is taken:

        (a) more than 24 hours following a request for consent to the relevant action has been submitted to Koby Huberman and no written objection or refusal to consent has been received by Thales when the matter is both urgent in nature (other than as


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

                a result of delay on the part of Thales or the Companies) and indicated as such on the relevant request for consent; or

        (b) in any other case, more than five Business Days following a request for consent to the relevant action has been submitted to Koby Huberman and no written objection or refusal to consent has been received by Thales.

10.4 Between the date of this Agreement and Completion Thales shall and shall procure that the Companies shall:

        10.4.1 supply to the Purchasers all such information and documents in relation to the Business as the Purchasers or their representatives may from time to time reasonably request; and

        10.4.2 maintain all insurance coverage in effect as disclosed to the Purchasers; and

        10.4.3 as soon as reasonably practicable give written notice to Nice of the occurrence of any event which results or may result in any of the Warranties being or becoming incorrect,

        provided that nothing in this Clause 10 shall require Thales or the Companies to disclose to Nice or any Purchaser information relating to bids, tenders and/or proposals on which it is reasonably expected that Nice or any Nice Affiliate may have an interest in a competitive bid, tender or proposal.


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10.5  As from the date of this Agreement, Thales will give to nominated and agreed representatives of the Purchasers such access to the Business Properties and the Key Employees and to any other premises from which the Business is carried on, managed or administered as the Purchasers may reasonably request on reasonable notice and during normal business hours and such information and assistance as may be necessary to enable the Purchasers to monitor the Business, PROVIDED ALWAYS THAT the Purchasers shall not communicate with employees (other than the Key Employees), customers of or suppliers to the Business without the prior written consent (such consent not to be unreasonably withheld) of Thales. Requests made by Nice pursuant to this clause shall be addressed to Jim Park (telephone: 08707 224000) (email: jim.park@thales-cs.com) whose consent shall be taken to be the consent of Thales for the purpose of this Clause.

10.6 Between the date of this Agreement and Completion, Thales, at its own expense, shall provide Nice with the audited Carved-Out Accounts (prepared in accordance with US GAAP), audited and unaudited financial statements relating to the Business consisting of (a) an audited statement of assets acquired and liabilities assumed as of December 31, 2001 and 2000 and audited statements of operations and changes in cash flow for each of the two years ended December 31, 2001, and (b) unaudited statements of assets acquired and liabilities assumed as of June 30, 2002 and June 30, 2001, and unaudited statements of operations and changes in cash flow for the six months ended June 30, 2002 and 2001, in such form as may be required by Rule 3-05 or Article 11 of Regulation S-X promulgated under the United States federal securities laws, in connection with the preparation and filing of any registration statement or periodic report by Nice, including reports with respect to the two fiscal years of the Business ended December 31, 2001 of independent public accountants, and following the Date of Completion Thales shall, at its own expense cause its auditors to furnish, upon request by Nice, (a) any accountants' consents required to effect one or more SEC filings of such statements within the three year period following Completion, and (b) any "comfort letter", in form and substance consistent


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      with those generally provided by US auditing firms, reasonably requested by an underwriter of Nice securities in connection with a public offering or Rule 144A offering of Nice securities being effected within the three year period following Completion.

10.7 Between the date of this Agreement and the first to occur of (i) Completion, or (ii) 30 November 2002, Nice shall not:

      (a) complete any registered public offering of its Ordinary Shares or ADRs in the US or Israeli public securities markets; or

      (b) issue any of its Ordinary Shares or ADRs (or securities convertible into or exercisable for its Ordinary Shares or ADRs) in an unregistered private placement for cash in which the net proceeds to Nice from the sale of such securities exceed $1,000,000 and in which the purchasers of the securities obtain (through US SEC registration or otherwise) securities which are freely transferable under the US or Israeli securities laws within less than 12 months of Completion (excluding any financing or business transactions, such as debt financings or commercial arrangements, in which the issuance of such securities for cash is not the primary purpose of the transaction).

10.8 Thales shall, at its own expense, procure that all Intellectual Property Rights owned by TCS GmbH and TCSA are assigned to TCSL between the date of this Agreement and Completion but in any event prior to the date on which the Thales IPR Assignment is entered into.

10.9 Nice undertakes to Thales to put in place, with effect from Completion, an incentive program for the Key Employees to incentivise the maximisation of 2002 Sales (the "Program"). The Program shall provide staged and


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      increasing incentives for the achievement of minimum 2002 Sales of
      EUR75,000,000 and 2002 Sales reflecting the 2002 Sales ranges set out at paragraph 3 of Schedule 21. It is agreed that the Program will limit the incentives available to double the commissions to which the Key Employees are currently entitled and that the Program should make it clear that no commissions shall be paid on sales which are outside the current ordinary course of the Business in terms of discounting of pricing and terms of orders and contracts. Nice shall only pay commissions relating to revenue included in the 2002 Sales Statement in respect of the period from Completion to 31 December 2002. Details of such program shall be communicated for approval to Thales by Nice within two (2) weeks from the signature of this Agreement.

11    INDEMNITIES

11.1 Thales shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchasers' Group) on demand in respect of (a) damages awarded by way of final judgment; (b) compensation paid on final settlement; (c) reasonable legal costs and expenses; (d) reasonable sums paid to third parties in order to obtain a licence to avoid infringement; (e) reasonable sums incurred in respect of, and other reasonable costs of, development work to avoid infringement; and (f) any other reasonable costs incurred to mitigate the effect of the infringement suffered or incurred by the Purchasers (or any other member of the Purchasers' Group) arising from or in connection with any claim that the Prism Product and any variation or modification or subsequent version thereof save as set out below or its supply, production, sale, licensing, distribution or use infringes any third party Intellectual Property Rights, save as follows:

      (a) to the extent that such infringement results from a modification or variation or subsequent version of the Prism Product from the form it was in at Completion or from any use or combination of the Prism Product with


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

            any other item of hardware, software or other item with which it was not used or combined at the date of Completion and where no finding of infringement would have occurred were it not for such modification, variation, subsequent version, use or combination; or

      (b) to the extent that any sums claimed are increased as a result of a modification or variation or subsequent version of the Prism Product from the form it was in at Completion or from any use or combination of the Prism Product with any other item of hardware, software or other item with which it was not used or combined at the date of Completion; or

      (c) to the extent that the infringement arises from a claim brought against the Purchasers (or any other member of the Purchasers' Group) by Cliffstone in relation to a breach or termination of the Reseller Agreement by the Purchasers (or any member of the Purchasers' Group) such breach occurring after Completion; and

      (d) provided always that Nice (or any member of the Purchasers' Group) has used all reasonable commercial endeavours to procure that Cliffstone procures the right for Nice (or such other member of the Purchasers' Group) to continue to market the Prism Product or modify it so that it becomes non-infringing (as set out in the Reseller Agreement).

11.2 Thales shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchasers' Group) on demand in respect of (a) damages awarded by way of final judgment; (b) compensation paid on final settlement; (c) reasonable legal costs and expenses; (d) reasonable sums paid to third parties in order to obtain a licence to avoid infringement; (e) reasonable sums incurred in respect of, and other reasonable costs of, development work to avoid


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        infringement; and (f) any other reasonable costs incurred to mitigate the effect of the infringement suffered or incurred by the Purchasers (or any other member of the Purchasers' Group) arising from or in connection with:

        11.2.1 any claim that any of the products or systems developed by or for the Companies or used exclusively in the Business which embody the use of the Business IPR and which are used in or offered for sale or licensed by the Business at Completion (and any variation, modification or subsequent version thereof save as set out below) or their supply, production, sale, licensing, distribution or use infringe any third party Intellectual Property Rights; or

        11.2.2 any breach of Warranty 8.1 as it relates to ownership of Business IPR save as follows:

                (a) to the extent such infringement results from a modification or variation or subsequent version of the products or system from the form they were in at Completion or from any use or combination of them with any other item of hardware, software or other item with which they were not used or combined at the date of Completion and where no finding of infringement would have occurred were it not for such modification, variation, subsequent version, use or combination; or

                (b) to the extent that any sums claimed are increased as a result of a modification or variation or subsequent version of the


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                  productsor systems from the form they were in at Completion or from any use or combination of them with any other item of hardware, software or other item with which they were not used or combined at the date of Completion; or

            (c) to the extent that the infringement arises as a result of the fact that, as a result of the act or omission of the Purchaser (or any other member of the Purchasers' Group), the Purchaser (or any other member of the Purchasers' Group) no longer has, after Completion, the benefit of any Intellectual Property Rights which were licensed for use in the Business at Completion, save where Thales or any member of the Thales Group is in breach of Warranties 8.2, 8.3 or 8.6.

11.3 To the extent that the Purchasers fail to recover any losses, liabilities, claims, demands, damages, costs and expenses (including legal expenses) from Origin Data Realisation Limited ("Origin"), Thales shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchasers' Group) on demand in respect of (a) damages awarded by way of final judgment; (b) compensation paid on final settlement; (c) reasonable legal costs and expenses; (d) reasonable sums paid to third parties in order to obtain a licence to avoid infringement; (e) reasonable sums incurred in respect of, and other reasonable costs of, development work to avoid infringement; and (f) any other reasonable costs incurred to mitigate the effect of the infringement suffered or incurred by the Purchasers (or any other member of the Purchasers' Group) arising from or in connection with any claim that the "Wordnet 3" product developed under the Wordnet 3 Licence (in the current version existing at the date of


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

      Completion and any variation or modification or subsequent version thereof save as set out below) or its supply, production, sale, licensing, distribution or use, infringes any third party Intellectual Property Rights save as follows:

      (a) to the extent that such infringement results from a modification or variation or subsequent version of the Wordnet 3 product from the form it was in at Completion or from any use or combination of the Wordnet 3 product with any other item of hardware, software or other item with which it was not used or combined at the date of Completion and would not have occurred were it not for such modification, variation, subsequent version, use or combination; or

      (b) to the extent that any sums claimed are increased as a result of a modification or variation or subsequent version of the Wordnet 3 product from the form it was in at Completion or from any use or combination of the Wordnet 3 product with any other item of hardware, software or other item with which it was not used or combined at the date of Completion; or

      (c) to the extent that the infringement arises from a claim brought against the Purchasers (or any member of the Purchasers' Group) by Origin in relation to a breach or termination of the Wordnet 3 Licence; and

      (d) provided always that Nice (or any other member of the Purchasers' Group) has exhausted all contractual remedies which it has against Origin under the terms of the Wordnet 3 Licence.

11.4 In respect of any claim that the Third Party Licensed IPR, in whole or in part or in any combination, or any products, technology or processes which utilise any of the Third Party Licensed IPR, infringe any third party Intellectual Property Rights, to the extent that Thales currently has the benefit of any indemnity, warranties or other equivalent protection from a licensor under


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      any third party agreement relating to any Third Party Licensed IPR, Thales subject as provided below shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchasers' Group) on demand in respect of any losses, liabilities, claims, demands, damages, costs and expenses (including legal expenses) ("Loss") arising from or in connection with such claims. The indemnity given by Thales under this clause 11.4 shall only apply:

      (a) where the third party agreement falls to be assigned or novated in favour of the Purchaser (or any other member of the Purchasers' Group) and such assignment or novation has not been perfected but notwithstanding the foregoing the Purchaser (or any other member of the Purchasers' Group) is entitled to exercise rights under such third party agreement;

      (b) to the extent that Thales is able to recover such Loss from the licensor under the terms of its agreement with the licensor; and

      (c) until such time as the benefit of such indemnity, warranties or other equivalent protection has passed to the Purchasers (or any other member of the Purchasers' Group) under this Agreement,

      Thales shall only be obliged to pay such money to the Purchasers (or any other member of the Purchasers' Group) under this Clause as and when it receives money from the licensor. The Purchasers shall have the right to conduct proceedings in respect of any such claim in the name of Thales, subject to the Purchasers giving Thales an indemnity as to costs in connection with such claim conducted by the Purchasers.


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11.5  Thales agrees to indemnify and keep indemnified and hold harmless Nice, the Purchasers or any member of the Purchaser's Group in respect of any losses, liabilities, claims, demands, damages, costs and expenses (including legal expenses) reasonably incurred arising from, or in connection with, any sums claimed by SMRC (formerly Maroc-Aviation) of Morocco ("SMRC") from TCSL in respect of any acts or omissions of TCSL in respect of the contract between TCSL, SMRC and the Moroccan Ministry of Transport for the supply of Wordnet with radar.

11.6 Thales shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchaser's Group) on demand in respect of any losses, liabilities, claims, demands, damages, costs and expenses (including legal expenses) reasonably incurred arising from or in connection with any claim by Natural MicroSystems Europe S.A, Natural MicroSystems Corporation ("NMS") against the Purchasers arising from or related to any claim by NMS covering the subject matter of those claims of NMS detailed in the Disclosure Letter and relating to the Professional Services Agreement dated 23 June 2000 for the development of DETs board and its associated software and the Professional Services Agreement dated 8 March 2001.

11.7 Thales shall indemnify and keep indemnified and hold harmless the Purchasers (and, to the extent relevant, any other member of the Purchasers' group) on demand in respect of:

      (a) any Taxation, losses, liabilities, claims, demands, damages, costs and expenses (including legal expenses) arising from or in connection with any breach of Warranty 17.17 (compliance with applicable Taxation laws and regulations); and

      (b) any Taxation in respect of the Business, the Assets or the Employees arising in respect of:

            (i)   periods ending on or before Completion;


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            (ii)  transactions effected or deemed to have been effected on or before Completion;

            (iii) income, profits or gains earned, accrued or received on or before Completion; or

            (iii) payments made on or before Completion together with any costs and expenses (including legal expenses) incurred in enforcing the indemnity contained in this clause 11.7.

12    RELEASE OF GUARANTEES

      The Purchasers shall promptly after Completion and with effect from Completion, procure the release of Thales, or any Affiliates of Thales (as the case may be), from all of its or their respective obligations, duties and liabilities whatsoever in respect of the Guarantees where the liability guaranteed is an Assumed Liability and pending such release Nice hereby undertakes that it will indemnify Thales and/or any relevant Affiliate of Thales and keep it (or them) indemnified against all damages, costs, expenses or other liabilities suffered or incurred by it (or them) in relation to any of the Guarantees where the liability guaranteed is an Assumed Liability.

13    COMPLETION BALANCE SHEET

13.1 On the Completion Date or at such earlier time as agreed between Nice and Thales, Thales or its representatives will pull and assemble the Inventory for counting. Nice and/or its representatives will conduct a comprehensive physical stock take of the Inventory and Thales and/or its representatives will sign off on each count made by Nice. Nice shall produce a report setting out the counted number of each Inventory item. Such report will also set out the aggregate value of the Inventory which shall be included in the Completion Balance Sheet prepared by the Purchasers' management and audited by the


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

      Auditors pursuant to clause 13.2 below. If Thales and Nice are unable to agree upon the physical stock take within 10 Business Days of Completion, the matter shall be submitted for adjudication by the Independent Accountants.

13.2 Subject to determination of the stock take pursuant to Clause 13.1, Nice shall procure that the Purchasers' management shall, as promptly as practicable, and in any event within 60 (sixty) days following the determination of the physical stock take ("the First Period"), prepare and deliver to Thales and to Nice a draft of the Completion Balance Sheet together with a draft certificate (the "Auditors' Certificate") in the form set out in Part E of Schedule 9 addressed to Thales and to Nice stating that the Completion Balance Sheet (from which the NAV Statement shall be determined) has been prepared in accordance with this Agreement.

13.3 Thales and Nice shall attempt to agree the draft Completion Balance Sheet as soon as possible and in any event within 30 (thirty) days (hereinafter the "Second Period") after receipt of the same under Clause 13.2.

13.4 During the Second Period, Thales' accountants shall be entitled to call for and inspect such documents as they shall reasonably consider necessary.

13.5 Unless within the Second Period Thales notifies Nice in writing (setting out the adjustments, if any, which it proposes should be made to the draft Completion Balance Sheet) the draft Completion Balance Sheet shall be deemed to be agreed and shall, save in the event of fraud or manifest error, become final and binding on Thales and Nice for the purposes of this Agreement.

13.6 If by the end of the Second Period the draft Completion Balance Sheet has not been agreed, Thales shall meet with Nice so as to resolve in good faith


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      any differences within the following 7 (seven) days (the "7 Day Period").
      After the expiry of the 7 Day Period either Nice or Thales may refer the matters in dispute to the Independent Accountants. The Independent Accountants shall agree, amend or prepare the Completion Balance Sheet and determine the Net Asset Value but always in accordance with the Accounting Principles insofar as not otherwise agreed in accordance with the provisions of this Clause 13. The Independent Accountants shall be entitled to call for and inspect such documents as they shall reasonably consider necessary. The determination prepared by the Independent Accountants shall be delivered to Thales and Nice within 30 days of such submission to the Independent Accountants and shall (save in respect of manifest error) be final and binding on Thales and Nice for the purposes of this Agreement and the Independent Accountants shall act as experts and not as arbitrators. In acting under this clause 13.6, the Independent Accountants shall be entitled to the privileges and immunities of arbitrators. Thales and Nice shall act in good faith towards each other regarding such application and in particular shall endeavour with reasonable expedition to settle the terms of reference of the Independent Accountants.

13.7 Thales shall pay the charges of Thales' Accountants and Nice shall pay the charges of the Auditors in respect of work carried out pursuant to the provisions of this Clause and the charges of the Independent Accountants (if appointed) shall be apportioned between Thales and Nice in such proportions as the Independent Accountants may determine in the light of the merits of the objections taken by (or on behalf of) Thales to the physical stock take pursuant to Clause 13.1 or to the Completion Balance Sheet in the form despatched pursuant to Clause 13.2 as the case may be.

13.8 Thales and Nice shall respectively procure, so far as they are able, that the Companies, the Purchasers, the Auditors and Thales' Accountants respectively shall give each other and to the Independent Accountants access to all of their working papers or other information used as a basis for preparing the Completion Balance Sheet and access to personnel as may


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      reasonably be required for the purposes of considering and agreeing the
      Completion Balance Sheet.

13.9 Upon the Completion Balance Sheet having become final and binding pursuant to this Clause 13 (save in respect of fraud or manifest error), Nice shall procure that the Auditors' Certificate is finalised and signed and no right of appeal shall be competent with regard thereto, and neither Thales nor Nice nor the Independent Accountants shall be entitled to appeal or state a case either on a point of law or fact with regard thereto, to any court.

13.10 If the Completion Net Asset Value is less than the NAV Target, the amount of the consideration shall be reduced by an amount equal to the shortfall and Thales shall pay to Nice the amount of any shortfall. If the Completion Net Asset Value is more than the NAV Target then the consideration will not be subject to any adjustment. Any such payment shall be made on or before the fifth Business Day after the date of determination or agreement of the Completion Balance Sheet and shall be made without set-off, counterclaim, withholding or other deduction (save as required by law). If such payment is not made on or before the fifth Business Day after the date of determination or agreement of the Completion Balance Sheet, Thales shall, for the period from such date to the date of actual payment, pay to Nice in addition to the sum then payable, interest at the rate of 2% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment. Payment shall be made in US Dollars.

13.11 Nice will prepare and submit to Thales and/or its representative not later than sixty (60) days from Completion, drafts (in substantially complete form so far as it is able based on the Records) of the Companies' Statutory Accounts and tax returns for the period from 1 January 2002 up to the Completion Date (the "Draft Documents"). Nice will co-operate with Thales and/or its auditors in respect to the audit of the Companies' Statutory Accounts and tax return and shall provide appropriate assistance and access to the accounting


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        records comprised in the Records acquired by the UK Purchaser under this
        Agreement. Thales shall be responsible for the finalisation of the Draft Documentation and the submission of final documents to the relevant authorities.

13.12 In the event of manifest error in the preparation of the Accounts Combination Statement, the NAV Target shall be adjusted to the extent of such manifest error for the purposes of this Agreement.

14      EMPLOYMENT

14.1    UK Employment Matters

        14.1.1  Thales and the Purchasers acknowledge that:

                (a) the transfer of the UK Business pursuant to this Agreement constitutes a relevant transfer of the whole of the undertaking of the UK Business for the purposes of the Transfer Regulations; and

                (b) the UK Employees shall be transferred to the UK Purchaser on the Completion Date subject to the right of any of the UK Employees to object to their transfer pursuant to the Transfer Regulations.

        14.1.2 Thales shall be liable for, and shall indemnify and keep indemnified the Purchasers in respect of all and any claims, proceedings, demands, awards, losses, damages, costs, liabilities, interest or expenses (including


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                reasonable legal expenses) (the "Employment Liabilities") which may be suffered or incurred by the Purchasers in connection with the employment or dismissal of any person who is not an Employee.

        14.1.3 Thales shall procure the performance and discharge of all contractual, statutory and other obligations in respect of all of the UK Employees up to Completion and Thales shall indemnify the Purchasers against any Employment Liabilities arising from any act or omission of Thales and the Companies or failure by Thales and the Companies to discharge any obligation relating to any of the UK Employees prior to Completion (excluding any liability covered by the indemnity under Clause 14.1.5).

        14.1.4 The Purchasers shall procure the performance and discharge of all contractual and statutory and other obligations in respect of all of the UK Employees after Completion and the Purchasers shall indemnify Thales against any Employment Liabilities arising from any act or omission of the Purchasers or the failure of the Purchasers to discharge any obligation relating to any of the UK Employees after Completion.

        14.1.5 Thales agrees to indemnify the Purchasers against any Employment Liabilities it may incur if any UK Employee or his or her employee representative brings a claim arising from a failure by Thales and its Affiliates to carry out their duty to inform and consult under Regulation 10 of the Transfer Regulations provided that such indemnity shall not apply to the extent that such failure arises from the failure of the Purchasers to provide Thales with any


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                necessary information concerning any measures (within the
                meaning of Regulation 10 of the Transfer Regulations) that the Purchaser intends to take in relation to any UK Employee, and provided further that such indemnity shall only apply in respect of 50% of any such Employment Liabilities to the extent that such failure arises from either:

                (i) the failure of Thales and/or any Thales affiliate to commence compliance with the duty to inform and consult under Regulation 10 of the Transfer Regulations prior to the date of this Agreement; or

                (ii) the fact that Thales and/or any Thales Affiliate only commences compliance with the duty to inform and consult under Regulation 10 of the Transfer Regulations after the date of this Agreement.

        14.1.6 Nice agrees to indemnify Thales against any Employment Liabilities if and to the extent that the same arise from the failure of the Purchasers to provide Thales with any necessary information concerning any measures (within the meaning of Regulation 10 of the Transfer Regulations) that the Purchaser intends to take in relation to any UK Employee, and Nice agrees to indemnify Thales against 50% of any Employment Liabilities if and to the extent that the same arise from either:

                (i) the failure of Thales and/or any Thales affiliate to commence compliance with the duty to inform and consult under Regulation 10 of the Transfer


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                        Regulations prior to the date of this Agreement; or

                (ii) the fact that Thales and/or any Thales Affiliate only commences compliance with the duty to inform and consult under Regulation 10 of the Transfer Regulations after the date of this Agreement.

14.2    Non-UK Employment Matters

        14.2.1  Thales and the Purchasers acknowledge that:

                (a) the transfer of the Non-UK Business pursuant to this Agreement constitutes a transfer of an undertaking or business of the Non-UK Business for the purposes of European Council Directives 77/187/EEC and 2001/23/EC to the extent that they have been or are to be implemented by legislation in the European countries in which the Non-UK Business operates ("European Transfer Legislation"); and

                (b) the Non-UK Employees shall be transferred to the Purchasers on Completion subject to the right of any of the Non-UK Employees to object to their transfer pursuant to the European Transfer Legislation or other relevant legislation in the country in which the Non-UK business operates.


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        14.2.2  Thales shall be liable for and shall indemnify and keep indemnified the Purchasers in respect of, all and any claims, proceedings, demands, awards, losses, damages, costs, liabilities, interest or expenses (including reasonable legal expenses) (the "Employment Liabilities") which may be suffered or incurred by the Purchasers in connection with the employment or dismissal of any person who is not an Employee.

        14.2.3 The Purchasers shall offer employment on the basis of employment at will to all US Employees (the "Employment Offers"). The Employment Offers shall provide for the same base salary to which the US Employees are currently entitled as specified in the Disclosure Documents, and shall also contain the offer of additional benefits comprising the benefits offered by Nice to its employees in the United States.

        14.2.4 In the event that any of the US Employees decline an Employment Offer, such US Employee shall not be an Employee.

        14.2.5 Thales shall procure the performance and discharge of all contractual, statutory and other obligations in respect of all of the Non-UK Employees up to Completion and Thales and the Companies shall indemnify the Purchasers against any Employment Liabilities arising from any act or omission of Thales and the Companies or failure by Thales and the Companies to discharge any obligation relating to any of the Non-UK Employees on or


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                prior to Completion (excluding any liability covered by the indemnity under Clause 14.2.7).

        14.2.6 The Purchasers shall procure the performance and discharge of all contractual and statutory and other obligations in respect of all of the Non-UK Employees after Completion and the Purchasers shall indemnify Thales against any Employment Liabilities arising from any act or omission of the Purchasers or the failure of the Purchasers to discharge any obligation relating to any of the Non-UK Employees after Completion.

        14.2.7 Thales agrees to indemnify the Purchasers against any Employment Liabilities it may incur if any Non-UK Employee or his or her employee representative brings a claim arising from a failure by Thales and/or its Affiliates to carry out their duty to inform and consult under European Transfer Legislation or other relevant legislation in any other country in which the Business operates provided that such indemnity shall not apply to the extent that such failure arises from the failure of the Purchasers to provide Thales with any necessary information concerning any measures that the Purchaser intends to take in relation to any Non-UK Employee, and provided further that such indemnity shall only apply in respect of 50% of any such Employment Liabilities to the extent that such failure arises from either:

                (i) the failure of Thales and/or any Thales affiliate to commence compliance with the duty to inform and consult under the European Transfer Legislation applicable to the relevant Non-UK Employee prior to the date of this Agreement; or


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

                (ii) the fact that Thales and/or any Thales Affiliate only commences compliance with the duty to inform and consult under the European Transfer Legislation applicable to the relevant Non-UK Employee after the date of this Agreement.

        14.2.8 Nice agrees to indemnify Thales against any Employment Liabilities if and to the extent that the same arise from the failure of the Purchasers to provide Thales with any necessary information concerning any measures (within the meaning of applicable European Transfer Legislation) that the Purchaser intends to take in relation to any non- UK Employee, and Nice agrees to indemnify Thales against 50% of any Employment Liabilities if and to the extent that the same arise from either:

                (i) the failure of Thales and/or any Thales affiliate to commence compliance with the duty to inform and consult under applicable European Transfer Legislation prior to the date of this Agreement; or

                (ii) the fact that Thales and/or any Thales Affiliate only commences compliance with the duty to inform and consult under applicable European Transfer Legislation after the date of this Agreement.

        14.3    Surplus Employees

        14.3.1 Nice shall terminate the employment of the Surplus Employees after Completion in accordance with the provisions of Clauses 14.3.2, 14.3.3 and 14.3.4.


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        14.3.2  Nice agrees that the relevant Purchaser shall consult with
                Thales concerning the termination of the employment of the Surplus Employees after Completion and shall take such steps as are directed by Thales in writing provided that nothing in this Clause 14 shall require any of the Purchasers to take any action which is unlawful.

        14.3.3 Nice agrees that it shall not make any offer of settlement or compromise to any of the Surplus Employees in relation to the termination of their employment without the prior consent of Thales.

        14.3.4 In the event that any court, tribunal or any other official body makes any decision, ruling or judgement that the termination of employment of any of the Surplus Employees shall be set aside or invalidated, or it is otherwise ruled that any such Surplus Employee shall be retained by Nice or any of the Purchasers then the provisions of Clause 14.3.5 shall apply in relation to the continued employment of such Surplus Employee(s).

        14.3.5 Thales agrees to indemnify and keep indemnified the Purchasers against any and all Employment Liabilities in relation to the employment of all the Surplus Employees ("Employment Costs") and all and any Employment Liabilities in relation to terminating the employment of all the Surplus Employees ("Termination Costs"), which may be suffered or incurred by the Purchasers as a result of employing and/or terminating the employment of the Surplus Employees. Employment Costs include but are not limited to all salaries or other contractual remuneration or payments (excluding bonuses and commissions payable on post Completion sales or performance which shall be borne by Nice) required to be paid to the Surplus Employees in respect of their employment and all and any costs or expenses incurred


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

                by the Purchasers in respect of the Surplus Employees including but not limited to providing benefits to the Surplus Employees and any social security contributions or income tax payments whether incurred before or after the date that the employment of the last of the Surplus Employees terminates. For the avoidance of doubt Termination Costs shall include, but not be limited to all and any payments or claims made to or by the Surplus Employees in respect of the termination of their employment, including any payment ordered by a competent court or tribunal including any award, fine or penalty. In respect of this Clause 14.3.5, Employment Liabilities shall include all legal expenses incurred at Thales' direction or otherwise reasonably and necessarily incurred by Nice.

        14.3.6 Thales and Nice shall agree before Completion an estimated amount of the total Termination Costs (the "Estimated Costs") and Thales shall pay to Nice 20% of the Estimated Costs on Completion.

        14.3.7 Thales will pay to the French Purchaser or the German Purchaser (whichever is relevant) no later than 1 month before the date on which the Surplus Employees' salaries are due each month (the first such payment to be made on Completion), an amount equal to:

                (a) all salaries or other contractual remuneration or payments (excluding bonuses and commissions payable on post Completion sales or performance which shall be borne by Nice) due to the Surplus Employees in respect of their employment for that month, together with any other social security contributions or income tax payments due; and


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                (b)     an administration charge which shall be equal to 3% of
                        the monthly Employment Costs of the Surplus Employees.

                        Any payment not made to the relevant Purchaser on the due date shall incur interest at a rate of 2% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment.

        14.3.8 Thales will pay to Nice upon demand any other amounts becoming due under Clause 14.3.5. Any payment not made to Nice within 7 days of demand shall incur interest at a rate of 2% above the base rate of Barclays Bank plc computed on a daily basis until and including the date of payment.

14.4 Any claim under the indemnities contained in this Clause 14 shall be dealt with as a "Third Party Claim" in accordance with Clause 22.17 to 22.21.

15      DEBTS AND ACCOUNTS RECEIVABLE

15.1 Thales agrees that it will if so requested by Nice use or procure that the Companies or other members of the Thales Group shall use all reasonable endeavours (at the expense of Nice) to assist in the collection of the Accounts Receivable.

15.2 Thales will procure that the Purchasers shall have access to view the bank accounts of the Companies into which Accounts Receivable are paid for a period of 15 months following Completion. Thales will, and will procure that the Companies and other members of the Thales Group will, hold any payments in respect of the Accounts Receivable received by any member of the Thales Group upon trust for the Purchasers and will account to Nice for the same as soon as reasonably practicable and in any event within 7 days of demand by way of a telegraphic transfer to the following account:


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      Bank:             Mellon Bank, Pittsburg, PA 15285

      ABA #:            043-000-261

      Credit To:        Merrill Lynch

      Account #:        1011730

      For Further Credit to:     Nice

      Account #:        879-07L19

      Swift:            Melnus 3P

      If Thales fails to pay to Nice an amount in respect of Accounts Receivable within 7 days of demand then Thales shall pay interest at the rate of 2% above the base rate of Barclays Bank plc on such sum until the date of actual payment.

15.3 The Purchasers shall take such steps to collect the Accounts Receivable as is consistent with the prior practice of the Companies in connection with the Business provided that this obligation shall not require the Purchasers to institute or threaten any proceedings to collect the Accounts Receivable or to cease doing business with the relevant customer or to take any step which is not at the date of this Agreement a step or proceeding that would not be taken by the Companies in the collection of debts of the Business as part of the normal routine of the Business in the collection of debts of the Business.

15.4 Prior to the date which is 15 (fifteen) months after the Completion Date, Thales shall not itself take any step to collect any of the Accounts Receivable (unless requested by Nice in accordance with Clause 15.1), and shall not do anything to hinder their collection by the Purchasers.

15.5 If Thales should receive any communication or payment in respect of any Accounts Receivable, it shall as soon as reasonably practicable give a copy of such communication or payment or details in writing to the Purchasers.


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

15.6 If prior to the date which is 15 (fifteen) months after Completion the Purchasers shall, without the written consent of Thales, settle, compromise or release any of the Accounts Receivable then the original total amount of the relevant Accounts Receivable settled, compromised or released shall not be capable of reassignment to Thales pursuant to Clause 15.9.

15.7 The Purchasers will, from the date of Completion until the first anniversary thereof provide to Thales within 20 days of the end of each calendar month a statement showing the Accounts Receivable received in the previous month and the balance of Accounts Receivable still to be received.

15.8 If on or after 15 (fifteen) months from the Completion Date, the Purchaser shall have failed to recover any Account Receivable, provided that:

      (a) the Purchasers are not in breach of their obligations in Clause 15.3 and have provided a description of the steps taken pursuant to such obligations, including any copy correspondence relating to the collection of the relevant Accounts Receivable; and

      (b) the Purchasers have not settled, compromised or agreed to release such Account Receivable (whether in whole or in part) without the written consent of Thales,

      then the provisions in Clause 15.9 shall take effect.

15.9  Subject to the provisions of Clause 15.8:


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      15.9.1 the relevant Purchaser shall be entitled to assign all its rights and interest in such Account Receivable to Thales (or as it may direct); and

      15.9.2 upon such assignment:

            (a) Thales shall pay or procure the payment in full to the relevant Purchaser of the Account Receivable to the extent not previously received by the Purchaser; and

            (b) the Purchaser shall provide Thales with a statement in respect of each Account Receivable assigned pursuant to clause 15.9.1 setting out the action taken by the Purchaser in the collection of the Accounts Receivable, together with any relevant correspondence relating thereto; and

      15.9.3 following payment under Clause 15.9.2 Thales shall be free to take such steps as it shall deem appropriate to collect the Account Receivable.

15.10 In the event that any Account Receivable becomes unrecoverable due to either:

      (a)   the insolvency of the debtor; or


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      (b)   where any part or all of the Account Receivable is disputed by the debtor and where Thales acknowledges that such Account Receivable is incorrect in whole or part or otherwise not a valid debt outstanding;

      then the provisions of clause 15.9 shall apply to the Account Receivable (or the unpaid amount) regardless of whether 15 months has elapsed since the date of Completion.

15.11 The Purchasers agree that they will, if so requested by Thales, use all reasonable endeavours (at the expense of Thales) to assist Thales in the collection of any Account Receivable re-assigned pursuant to Clause 15.9. The Purchasers will hold any payment in respect of any Account Receivable re-assigned pursuant to Clause 15.9 upon trust for Thales and will account to Thales for the same as soon as reasonably practicable and in any event, within 7 days of demand.

16    INVENTORY

16.1 Following the expiry of the year ending 31 December 2003, the Purchasers shall procure that the auditors of the Purchasers shall calculate the value of the Inventory included in the Completion Balance Sheet unsold at 31 December 2003 (if any) ("the Unsold Inventory") by reference to its book value in the Completion Balance Sheet (the "Inventory Shortfall Amount") and the Purchasers shall serve upon Thales a notice (the "Inventory Shortfall Notice") of the amount of the Inventory Shortfall Amount and details of the calculation of such amount. Upon receipt of the Inventory Shortfall Notice, Thales shall have 10 days in which to inspect the relevant Inventory and to either agree the Inventory Shortfall Amount or serve a notice (a "Notice of Objections") on the Purchasers giving reasons why the amount is disputed.


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      If no Notice of Objection is served in the 14 day period referred to above then Thales shall be deemed to have agreed the Inventory Shortfall Amount. If the Inventory Shortfall Amount is not agreed within 14 days of service of the Notice of Objections, then either party may appoint an independent firm of accountants (the "Independent Firm") to determine the amount of the Inventory Shortfall Amount. The Independent Firm shall act as experts and not as arbitrators. The determination of the Independent Firm shall be binding and final save in respect of manifest error. The costs of the Independent Firm shall be shared equally between Thales and the Purchasers.

16.2 Following agreement or determination of the Inventory Shortfall Amount Nice shall serve upon Thales a notice confirming that Unsold Inventory is available for collection upon reasonable notice with details of the location of the Unsold Inventory.

16.3 Upon the earlier of the collection of the Unsold Inventory and 10 Business Days from the date of the notice referred to in Clause 16.2 above Thales shall pay to the Purchasers such Inventory Shortfall Amount.

16.4 The Purchasers agree that Inventory held at Completion shall be incorporated into any products sold prior to 31 December 2003 which incorporate categories of Inventory held at Completion unless all items of the relevant category of Inventory have been exhausted.

17    WARRANTY WORK AND ADDITIONAL SERVICES

17.1 Thales agrees to indemnify and keep indemnified the Purchasers on demand from time to time in respect of the cost to the Purchasers of performing warranty work under Contracts where the sales under such Contracts were recognised prior to the Completion Date to the extent that such expenditure


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      in aggregate exceeds the reserve for such amounts provided in the
      Completion Balance Sheet. For the purposes of this clause the cost to the Purchasers of performing warranty work, subject to the provisions of Clause 17.4, shall be the invoiced cost where the work is performed by a third party contractor and where the work is performed by a Purchaser's own labour force, at an equivalent cost as the relevant Purchaser could have had the work performed by a third party contractor.

17.2 Where sales are recognised prior to Completion under any Contract where the customer has the right under the Contract to receive additional services or products ("Additional Services"), the Purchasers hereby agree to perform the Additional Services demanded by the customer provided always that:

      (a) where the customer has an obligation to pay for the Additional Services, the Purchasers shall be directly entitled to such payment; and

      (b) where the existing Contract does not provide for further payment by the customer and no specific provision or inadequate provision has been made in the Completion Balance Sheet, Thales shall pay the cost of such Additional Services (or the amount not provided for, as the case may be) to the Purchasers. In such case, the cost to the Purchasers of performing the Additional Services, subject to the provisions of Clause 17.4, shall be the invoiced cost where the work is performed by a third party contractor and where the work is performed by a Purchaser's own labour force, at an equivalent cost as the relevant Purchaser could have had the work performed by a third party contractor.

17.3 Thales will, and will procure that the Companies and other members of the Thales Group will, hold any payments in respect of the Additional Services


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      made to them upon trust for the Purchasers and will account to the
      Purchasers for the same on demand.

17.4 In performing any warranty work which is governed by Clause 17.1 or Additional Services which are governed by Clause 17.2 the work carried out and the standard of such work shall be such work at such standard as is reasonably necessary to comply with the obligations provided for by the relevant Contract and the cost of the performance of the relevant work, whether carried out by a Purchaser's own workforce or a third party contractor, shall be calculated accordingly.

18    INSTEM Manufacturing Agreement

18.1 For the avoidance of doubt, Nice or its nominee assumes the rights and obligations of TCSL under the Instem Contracts.

18.2 "Manufacturing Management Charge" and "Contract Year" shall have the meanings given in the Instem Manufacturing Agreement.

18.3 Thales shall indemnify and keep indemnified the Purchasers on demand following the end of the relevant Contract Year in respect of any shortfall payments and applicable Manufacturing Management Charge which fall to be made pursuant to Clause 14 of the Instem Manufacturing Agreement as follows:

      (a) 100% of the shortfall together with the Manufacturing Management Charge applicable to that shortfall in the first Contract Year as provided in Clause 14.2 of the Instem Manufacturing Agreement; and


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

      (b) 50% of the shortfall in the second Contract Year as provided in Clause 14.3 of the Instem Manufacturing Agreement.

18.4 Nice shall procure the delivery to Thales at the request of Thales of all information reasonably necessary to verify the amount of any payment due to be paid by Thales under Clause 18.3.

19    ACTION AFTER COMPLETION

19.1 Thales will procure that all notices, correspondence, information, orders or enquiries relating to the Business which are received by any member of the Thales Group on or after Completion shall be passed to Nice as soon as is reasonably practicable.

19.2 Thales will procure that all monies or other items which are received by the Thales Group on or after Completion in connection with the Business shall as soon as reasonably practicable and in any event within 7 days be passed or paid to Nice or such member of Nice Group as Nice may direct and, pending such passing or payment, shall be held on trust for Nice or such member. Nice will procure that all monies or other items which are received by any member of Nice Group on or after Completion in connection with any business of any member of the Thales Group which is not acquired pursuant to this Agreement shall, as soon as reasonably practicable and in any event within 7 days, be passed or paid to Thales or such member of the Thales Group as Thales may direct and, pending such passing or payment, shall be held on trust for Thales or such member.

19.3 The Purchasers shall following Completion retain in good order and for a period not less than that for which Thales retains any liability under this


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      Agreement, all of the books, accounts, records and returns of the Business in respect of the period prior to the Completion Date.

19.4 The Purchasers shall, following Completion, provide to Thales or any member of the Thales Group in response to reasonable request for such information from Thales:

      (a) all reasonable access during business hours on reasonable notice to examine (and if necessary to take copies of) such books, accounts, records and returns as are referred to in Clause 19.3; and

      (b) all reasonable access to Nice's employees as it may reasonably request (and at Thales' cost) to enable Thales to deal with any correspondence, telephone calls, queries or requests from third parties including, without limitation, any governmental or regulatory authority and any person who was a customer or supplier of the Business prior to the Completion Date; and

      (c) such other information and assistance as may reasonably be required by Thales,

      in order for Thales of any Thales Affiliate to prosecute, defend of otherwise deal with any liability comprised in the Excluded Liabilities.

19.5 Save insofar as such costs arise in relation to the Purchaser recording title to any Business IPR at any relevant registry, Thales shall at its own cost, from time to time on reasonable notice, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form required and necessary for giving full effect to this Agreement and securing to the Purchasers the full benefit of the Business and Assets and the other


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

      rights, powers and remedies conferred upon the Purchasers in this Agreement.

19.6 In respect of any Shared Assets, Thales shall use its reasonable endeavours to secure for the Purchasers, for the same period as any member of the Thales Group has such benefit and/or use, the continued benefit and/or use of such Shared Assets in the same manner as the Shared Assets were used in the Business in the 12 month period prior to Completion and Thales shall procure that the cost to the Purchasers for the continued benefit or entitlement to such Shared Assets shall be no greater than the historical cost to the Business of such benefits or entitlements subject to a reasonable inflation allowance.

19.7 For the avoidance of doubt and without prejudice to clause 19.6, Thales shall grant or procure the grant to the Purchasers of the right and licence to the full benefit and use (as enjoyed by the Business prior to Completion) of all and any Intellectual Property Rights (other than Excluded Trade Marks) which are Shared Assets and which are owned by Thales or any member of the Thales Group, on a non-exclusive perpetual, irrevocable, royalty free, fully paid up basis for use exclusively in the business being acquired hereunder, except to the extent that such licence cannot lawfully be granted under any statutes or regulations in which case such licence shall be granted to the Purchasers on the most favourable lawful terms.

19.8  Exchange of Nice Shares for Nice ADRs

      19.8.1 Upon effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement), Nice shall remove, or cause to be removed, from the certificates representing the Nice Shares comprising the Share Consideration the restrictive legend relating to the Securities Act of 1933, as amended, and shall use commercially reasonable efforts to ensure that such Nice


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                Shares are thereafter eligible for deposit under the Deposit
                Agreement dated as of January 24, 1996, as amended and restated as of July 22, 1997, by and among Nice, The Bank of New York, as Depositary thereunder, and the owners and holders of Nice ADRs thereunder (the "ADR Facility"), in exchange for Nice ADRs representing such Nice Shares. Notwithstanding the foregoing, the Nice Shares comprising the Share Consideration and any Nice ADRs issued in exchange therefore shall continue to be subject to restrictions on transfer consistent with this Agreement and
                Schedule 11 attached hereto and the standstill agreement referred to therein.

        19.8.2 In order to ensure compliance with the contractual restrictions on transfer and manner of sale set forth in Schedule 11 attached hereto, at Completion Thales shall designate one broker or dealer of Thales' choice through whom Thales will coordinate and effect any and all sales of any Nice Shares or Nice ADRs comprising the Share Consideration, shall provide Nice with contact information for a designated contact person at the offices of such broker or dealer, and shall advise such broker or dealer in writing (with receipt acknowledged by such broker to Nice and Thales) of the restrictions set forth in Schedule 11 attached hereto, including providing such broker or dealer with a copy of Schedule 11. Thales may change such designated broker or dealer at any time by providing notice of such change to Nice, provided such newly designated broker or dealer is advised in writing (with receipt acknowledged by such broker to Nice and Thales) of the restrictions set forth in Schedule 11 attached hereto, including providing such broker or dealer with a copy of
                Schedule 11, and provided that at all times only


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                one broker or dealer shall be designated as the applicable broker or dealer under this Section 19.8.2.

19.9    Embargo Contracts

        19.9.1 The UK Purchaser undertakes to Thales with, subject to Clause 19.9.4, effect from Completion to act as sub-contractor to TCSL and to carry out and perform and complete all the outstanding obligations and liabilities created by or arising under the Embargo Contracts and shall indemnify Thales and keep it fully indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by Thales and/or TCSL in respect of the non-performance or defective or negligent performance or termination of the Embargo Contracts following Completion.

        19.9.2 In consideration for the UK Purchaser agreeing to act as sub-contractor to TCSL and fulfil the obligations of TCSL under the Embargo Contracts pursuant to Clause 19.9.1, Thales shall or shall procure that the benefit of all payments received by TCSL or any member of the Thales Group shall be held on trust for Nice and shall be passed to the UK Purchaser as soon as reasonably practicable following receipt.

        19.9.3 The UK Purchaser acknowledges that the performance of the Embargo Contracts shall include all interface with the relevant distribution channel and if relevant, end-user, and that TCSL shall merely hold the Embargo Contracts in its name, and Thales agrees to procure that TCSL shall not amend the terms of the Embargo Contracts.


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        19.9.4  The UK Purchaser shall take no steps in the performance of the
                Iran Contract unless and until advised to do so by TCSL in writing.

19.10   Coppice Developments Limited

        Following Completion the UK Purchaser agrees that it will perform the obligations of TCSL to Coppice Developments Limited ("Coppice") under the third party manufacturer's agreement between TCSL and Coppice dated 5 February 2002 (a copy of which is attached to the Disclosure Letter) (the "Coppice Contract") in accordance with its terms at the date of this Agreement and Thales shall make payments to the UK Purchaser in the same amounts and on the same terms as the payments due to TCSL from Coppice under the terms of the Coppice Contract. Thales agrees to procure that TCSL shall not amend the terms of the Coppice Contract.

20      INSURANCE CLAIMS

        To the extent that an accident occurs or has occurred or any loss or damage is incurred or has been incurred at any time on or before the date of Completion in relation to the Business which is covered by insurance policies in the name of or otherwise maintained by any member of the Thales Group then Thales shall or shall procure that the relevant member of the Thales Group shall, subject to being indemnified by the relevant Purchaser in respect of all costs reasonably incurred in connection with pursuing such claim or loss, pursue such claim or loss on behalf of the relevant Purchaser and, upon receipt of insurance monies in respect of such claim or loss, pay such monies forthwith to the relevant Purchaser net of all expenses (including legal fees (if any) incurred with the prior written consent of Nice) incurred and not previously reimbursed by the relevant Purchaser.


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21      THIRD PARTY CONSENTS

21.1 Without prejudice to the Condition in clause 2, the subject of which shall not be governed by this Clause 21, if any consent or approval of any person who is not a party to this Agreement is required to enable the relevant Purchaser to take the assignment of or perform any Contract and any such consent or approval has not been received at or prior to
        Completion:

        21.1.1 this Agreement shall not constitute an assignment or attempted assignment of any such Contract whose terms would be broken by an assignment or attempted assignment;

        21.1.2 the assignment of each Contract shall be conditional upon such consent, and the parties shall co-operate to obtain such consent as soon as practicable;

        21.1.3 until such time as such consent or approval is received, the Companies shall be deemed to, and Thales shall procure that the Companies shall, insofar as is legally possible, hold the benefit thereof in trust for the Purchasers and the Purchasers shall (if such sub-contracting is permissible and lawful under the Contract in question) as the relevant Company's sub-contractor perform all the obligations of the relevant Company under such Contract.

21.2 Where following Completion, any of the Purchasers act as the sub-contractor to any of the Companies in the performance of any Contract in accordance with Clause 21.1.3 the Purchasers shall indemnify the relevant Company


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      and keep it fully indemnified against all liabilities, losses, action, proceedings, costs, claims, demands and expenses brought or made against or incurred by the relevant Company in respect of the non-performance or defective or negligent performance by the relevant Purchaser of the relevant Contract.

22    WARRANTIES AND LIMITATIONS ON LIABILITY

22.1  Thales warrants to the Purchasers that each of the Warranties set out in
      Part 1 of Schedule 4 and Schedule 5 are true and accurate at the date of this Agreement.

22.2  Nice warrants to Thales that each of the warranties set out in Part 2 of
      Schedule 4 are true and accurate at the date of this Agreement.

22.3 The Purchasers shall not be entitled to claim that any fact causes any of the Warranties to be breached or renders any of the Warranties misleading if it has been fairly disclosed in reasonable detail to the Purchasers in the Disclosure Letter. For the avoidance of doubt:

      (a) if a document is referred to in the Disclosure Letter but a copy of such document is not included in the Disclosure Documents, the contents of such document will not be deemed to have been fairly disclosed to the Purchasers; and

      (b) if a document is referred to in the Disclosure Letter but a partial, rather than a complete, copy of such document is not included in the disclosure Documents then the relevant document shall only be deemed disclosed to the Purchaser to the extent actually included in the Disclosure Letter.


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22.4  Thales acknowledges that the Purchasers have entered into this Agreement in reliance upon the Warranties.

22.5 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited or restricted by reference to or inference from any other Warranty.

22.6 Each of the Warranties shall be given on the date of this Agreement and shall be deemed to be repeated on the Completion Date except for the Warranty set out at paragraph 4.3 of Part I of Schedule 4. The Warranties deemed repeated at Completion shall be made on the basis that at Completion any reference to "the date of this Agreement", whether express or implied, in the Warranties or in any of the definitions in Clause 1.1 (Definitions and Interpretation) and used in such Warranties (except in the definition of the "Disclosure Letter") shall be deemed to be substituted by a reference to the Completion Date. Notwithstanding that the Warranties set out at paragraphs 3.1, 3.2, 3.8, 3.9, 3.11, 3.12(a),
      7.1 and 11.3 of Part I of Schedule 4 shall be deemed repeated at Completion, the Purchasers shall not be entitled to claim that any fact arising between the date of this Agreement causes any such Warranties not to be true or accurate if it has been fairly disclosed in reasonable detail to the Purchasers in the Completion Disclosure Letter.

22.7 Thales will deliver to the Purchasers immediately before Completion a letter (the "Completion Disclosure Letter") confirming that the Warranties are true and accurate as at the Completion Date (as if repeated as described in sub-Clause 22.6) except as regards any matter or event occurring between the date of this Agreement and the Completion Date fair and reasonable details of which are set out in the Completion Disclosure Letter to the intent that such confirmations shall confer the same rights on the Purchasers as if each was set out in this Agreement as a Warranty. The Completion Disclosure


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      Letter shall not effect the right of the Purchasers to place reliance on the Warranties, except as provided in Clause 22.6.

22.8 Thales hereby undertakes to disclose promptly to Nice in writing immediately upon becoming aware of any matter, event or circumstance which may arise or becomes known to it after the date of this Agreement and before, or at the time of Completion which would or may make any of the Warranties inaccurate and would accordingly constitute a breach of the relevant Warranty.

      If, details of any matter disclosed in the Completion Disclosure Letter results in the Warranties, in the absence of such disclosure, not being true and accurate at Completion, then Thales acknowledges and agrees that the Purchasers shall be entitled to take action and to recover damages to the same extent which they would have been entitled had such disclosure not been made by Thales in the Completion Disclosure Letter (or otherwise) prior to Completion, except as provided in Clause 22.6.

22.9 The Purchasers shall not be entitled to recover more than once in respect of any one matter or set of circumstances giving rise to a claim under the Warranties and/or any indemnity and/or under any other provision of this Agreement. No claim for loss of profits will be recoverable for breach of Clause 5.3 or either Warranty 8.1 or 8.5 where the relevant claim would fall within the scope of the indemnities in Clauses 11.1, 11.2, 11.3 and
      11.4 but for the exceptions provided therein.

22.10 The benefit of the Warranties and all other rights of the Purchasers hereunder may be assigned in whole or in part, but always subject to the limitations on liability contained in this Clause 22, and without restriction by the Purchasers to any company which is a member of the Purchasers' Group and which succeeds in title to any of the businesses, in whole or in part, comprised in the Business. Provided that the benefit of the Warranties and all other rights assigned pursuant to this clause shall cease to have


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        effect and shall no longer be enforceable against Thales and/or any
        Thales Affiliate in the event that the assignee ceases to be a member of the Purchasers' Group.

22.11 In the event of the Purchasers becoming aware of any matter which may involve Thales in liability pursuant to the Warranties or the indemnities in Clauses 6 (Excluded Liabilities), 11 (Indemnities) and 14 (Employment), and such matter is not a Third Party Claim (as defined in Clause 22.18) then the Purchasers shall procure that notice thereof (stating in reasonable details the nature of the claim and so far as practicable, the amount claimed) is provided to Thales within forty-five
        (45) days of the Purchasers becoming aware of the relevant matter, but any failure to give such notice or particulars shall not affect the rights of the Purchasers except that Thales shall not be liable in respect of any such claim to the extent that any liability of Thales is increased or Thales is otherwise prejudiced by such failure.

22.12 No claim shall be brought against Thales in respect of any breach of the Warranties or the indemnities set out in Clause 11 (other than the indemnities at Clauses 11.4, 11.5 and 11.6) unless Nice has given Thales written notice of the claim (stating in reasonable detail the nature of the claim and, so far as practicable, the amount claimed):

        22.12.1 in respect of any claim relating to Taxation, on or before the date which is 90 days from the last date on which any Tax Authority may make a claim or consent in or take any other step which may give rise to a claim relating to Taxation;

        22.12.2 in respect of any claim relating to any Intellectual Property Rights (other than a claim in respect of Wordnet 3 under clause
                11.3 or under the Warranties) matters, on or before the fourth anniversary of the Completion Date;


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        22.12.3 in respect of any claim relating to Wordnet 3 under clause 11.3 or under the Warranties, on or before the third anniversary of the Completion Date;

        22.12.4 in respect of any claim relating to any other matters on or before the date which is two (2) years after the Completion Date.

22.13   The aggregate amount of the liability of Thales under:

        (a)     the Warranties;

        (b)     the indemnity in relation to the Prism Product at Clause 11.1;

        (c)     the indemnity in relation to Business IPR at Clause 11.2;

        (d)     the indemnity in relation to Wordnet 3 at clause 11.3; and

        (e) the provisions of this Agreement in relation to the performance of warranty work at Clause 17;

        shall not exceed the aggregate of 60% (sixty per cent) of the aggregate of the Initial Cash Consideration (as defined in Clause 7.2.1) together with any further cash consideration received by Thales or the Companies as at the date of the relevant claim less any amount paid by Thales to the Purchasers by way of reduction of the consideration pursuant to Clauses 7.5, 7.7 and 13 provided that Thales' liability under Clause
        11.3 (or warranty 8.5 relating to


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      Wordnet 3) shall be limited to $12,500,000. For the avoidance of doubt, the provisions of this Clause 22.13 shall not affect or limit the liability of Thales in relation to any claim relating to the indemnities and/or provisions of this Agreement in respect of Clause 11.5 (SMRC), Clause 11.6 (NMS), Clause 11.7 (Tax), Clause 15 (Accounts Receivable), Clause 16 (Inventory), Clause 18 (the Instem Manufacturing Agreement), Clause 6 (the Excluded Liabilities) and any other provision of this Agreement.

22.14 No liability shall attach to Thales in respect of any individual claim under the Warranties, the indemnity relating to the Prism Product at Clause 11.1, the indemnity relating to Business IPR at Clause 11.2 or the indemnity relating to Wordnet 3 at Clause 11.3 for which it would, in the absence of this provision, be liable, unless such claim exceeds (pound)15,000 (fifteen thousand pounds). For the avoidance of doubt, the provisions of this Clause 22.14 shall not affect or limit the liability of Thales in relation to any claims made by the Purchasers relating to the indemnities and/or the provisions of this Agreement relating to Clause
      11.5 (SMRC), Clause 11.6 (NMS), Clause 11.7 (Tax), Clause 17 (warranty work), Clause 15 (Accounts Receivable), Clause 16 (Inventory), Clause 18 (the Instem Manufacturing Agreement) Clause 6 (the Excluded Liabilities) and any other provisions of this Agreement.

22.15 The Purchasers shall not be entitled to damages in respect of any claim or claims under any of the Warranties, the indemnity relating to the Prism Product at Clause 11.1 or the indemnity relating to Business IPR at Clause
      11.2 and Wordnet 3 at Clause 11.3 unless and until the aggregate amount of all claims exceeds $600,000 (six hundred thousand dollars), but if this amount is exceeded, Thales' liability shall be for the total amount of the claims and shall not be limited to the excess. For the avoidance of doubt, the provisions of this Clause 22.15 shall not affect or limit the liability of Thales in relation to any claims made by the Purchasers relating to the indemnities and/or the provisions of this Agreement relating to Clause 11.5 (SMRC), Clause 11.6 (NMS), Clause 11.7 (Tax), Clause 17 (warranty work), Clause 15 (Accounts Receivable), Clause 16 (Inventory), Clause 18 (the


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      Instem Manufacturing Agreement), Clause 6 (the Excluded Liabilities) and
      any other provisions of this Agreement.

22.16 None of the limitations contained in clauses 22.12, 22.13 and 22.14 and
      22.15 shall apply to any breach of any Warranty or indemnity which (or the delay in discovery of which) is the consequence of fraud, by any member of the Thales Group or any officer or employee of any member of the Thales Group. None of the limitations contained in clauses 22.3, 22.12, 22.13, 22.14, 22.15 and 22.22 shall apply to any breach of warranty 2.7 (Accounts Combination Statement).

22.17 In the following provisions of this clause 22, the expression "Indemnified Party" means any of the Purchasers or any member of the Purchasers' Group or Thales or any member of the Thales Group, as the case may be, who has any claim under Clauses 3.2 (Hedge End), 6.1 (Assumed Liabilities), 6.3 (Excluded Liabilities), 14 (Employment), 11 (Indemnities), or 25.2 (Pensions) or under the Warranties and the expression "Indemnifying Party" means Thales or (or other relevant member of the Thales Group) or any Purchaser (or other relevant member of the Purchasers' Group) as the case may be.

22.18 If an Indemnified Party becomes aware of any matter, act, omission or circumstances that may give rise to a claim against the Indemnifying Party and the claim in question is a result of or in connection with a claim by or liability to a third party ("Third Party Claim") then the Indemnified Party shall procure that notice of such Third Party Claim is given as soon as reasonably practicable and in any event within twenty one (21) days to the Indemnifying Party, and the Indemnified Party shall provide to the Indemnifying Party sufficient information as may reasonably be required to assess the validity of the claim in question, but any failure to give such notice or provide such information shall not affect the rights of the relevant Indemnified Party except that the Indemnifying party shall not be liable to the Indemnified Party in


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      respect of a Third Party Claim to the extent that any liability of the
      Indemnifying Party is increased or the Indemnifying Party is otherwise prejudiced by such failure.

22.19 If the Indemnifying Party agrees that it is liable to the Indemnified Party in respect of the claim in question (to the extent the Third Party Claim is successful) and the Indemnifying Party indemnifies and secures the Indemnified Party against all reasonable out-of-pocket costs and expenses incurred by it, and any loss arising in respect of the relevant claim under this Agreement as finally determined, within 10 Business Days of being notified of the Third Party Claim, the Indemnified Party and any member of its group shall, subject to clauses 22.20 and 22.21:

      (a) take such action as the Indemnifying Party may reasonably require after consultation with the Indemnified Party to avoid, resist, contest or compromise such Third Party Claim or matter which gives, or may give, rise to such a claim;

      (b) not make any admission of liability, agreement, compromise or settlement with any person, body or authority nor consent to the entry of any judgment or final order in relation to any such Third Party Claim except with prior consultation with, and the prior agreement (not to be unreasonably withheld or delayed) of, the Indemnifying Party;

      (c) if so required by the Indemnifying Party ensure (or, as appropriate, shall procure that each Indemnified Party shall ensure) that the Indemnifying Party is placed in a position to take on or take over, in any such case in the name and on behalf of, the Indemnified Party (or any


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            member of its group concerned), the conduct of all proceedings and/or negotiations of whatever nature arising in connection with the Third Party Claim in question, including the appointment of solicitors or other professional advisers, and provide (or, as appropriate, procure that each Indemnified Party provides) such information, original or copy documents, access to systems and/or personnel and assistance as the Indemnifying Party may reasonably require in connection with the preparation for, and conduct of, such proceedings and/or negotiations provided that the Indemnifying Party shall keep the Indemnified Party informed of the progress of any proceedings and shall consult with the Indemnified Party prior to taking any action which may materially and adversely affect the Indemnified Party or the Business. If the Indemnified Party decides to retain solicitors or other professional advisers in addition to those retained by the Indemnifying Party, it shall do so at its own cost.

      (d) If the Indemnifying Party does not take over the management of the claim, then the Indemnified Party shall consult the Indemnifying Party on the conduct of the claim and keep the Indemnifying Party fully and regularly informed of all proceedings and/or negotiations and of any financial sums which will be claimed under the indemnity and will only compromise, settle, discharge or otherwise dispose of the claim with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

22.20 The Indemnified Party shall not take any step to admit, compromise, settle, discharge or otherwise deal with any Third Party Claim at any time prior to notification of such Third Party Claim to the Indemnifying Party or pending


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      the Indemnifying Party's consideration of the Third Party Claim. Provided that the Indemnified Party has complied with its obligations under this Clause and Clauses 22.17 and 22.18, the Indemnified Party shall be at liberty, without reference to the Indemnifying Party and without prejudice to its rights against the Indemnifying Party, to admit, compromise, settle, discharge or otherwise deal with any Third Party Claim:

      (a) if the Indemnifying Party fails to request the Indemnified Party to take any appropriate action within a reasonable period after receipt of the notice given under clause 22.18 above; or

      (b) if no response is received from the Indemnifying Party within a reasonable period in relation to any continuing dispute, negotiation or correspondence; or

      (c) if the Indemnifying Party fails to secure and indemnify the Indemnified Party as required by clause 22.19 above.

22.21 The Indemnified Party and any member of its group shall be at liberty, without prejudice to its rights against the Indemnifying Party, to admit, compromise, settle, discharge or otherwise deal with any Third Party Claim if the Third Party Claim relates to any Intellectual Property Rights and such claim could materially and adversely affect the Business including, for the avoidance of doubt, the ongoing financial performance of the Business, provided that the Indemnified Party shall keep the Indemnifying Party informed of the progress of any proceedings and shall consult with the Indemnified Party prior to compromising, settling, discharging or otherwise dealing with such a Third Party Claim.


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22.22   No liability shall attach to Thales in respect of any claim under the
        Warranties and/or the indemnities set out in Clause 11:

        22.22.1 to the extent that the matter, event or circumstance giving rise to the relevant claim was provided for in the Completion Balance Sheet;

        22.22.2 unless proceedings in respect of the claim shall have been issued and served on Thales before the date nine months following the date on which notice of the claim was given to Thales in accordance with Clause 22.12;

        22.22.3 to the extent that the claim or breach would not have arisen but for some act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of Nice or its authorised representatives prior to Completion or which was expressly authorised by this Agreement; and

        22.22.4 to the extent that the matter giving rise to the claim would not have arisen but for the passing of, or any change in, after the date of this Agreement, any law, rule, regulation, interpretation of law or administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or any imposition of Tax, in any case not actually or prospectively in force at the date of this Agreement.

22.23 The Purchasers shall, in relation to any loss or liability which might give rise to a claim under:

        (a)     the Warranties; or


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        (b)     any Third Party Claim which relates to Intellectual Property
                Rights in relation to which Nice have exercised their rights under Clause 22.21 to take conduct of such claim and the indemnities contained in clauses 11.1, 11.2, 11.5 and 11.6,

        take all reasonable steps to avoid or mitigate such loss or liability.

22.24 Thales undertakes that if any claim is made against it or any of the other members of the Thales Group in connection with the sale of the Assets or the Cliffstone Shares or the Cliffstone Note to the Purchasers, none of them will make any claim against any Employee on whom it may have relied before agreeing to the terms of this Agreement or authorising any statement in the Disclosure Letter.

22.25 Thales expressly disclaims all liability and responsibility for any forecast, business projection or evaluation contained within or derived or capable of being derived from:

        22.25.1 any investigation carried out or made by or on behalf of the Purchasers in the course of due diligence or other enquiry prior to the Purchasers entering into this Agreement; or

        22.25.2 any other data, document, record or information Disclosed.

22.26 No liability shall attach to Thales in respect of any claim under the Warranties to the extent that the relevant facts, matters or circumstances giving rise to the claim were actually known by the Purchasers to constitute a breach of Warranty.


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23      RESTRICTIONS ON THALES ACTIVITIES

23.1 Thales undertakes with the Purchasers that without the written consent of Nice it will not and shall procure that each Affiliate of Thales shall not, either on its own account or in conjunction with or on behalf of any other person:

        23.1.1 for a period of three (3) years from the Completion Date carry on or be engaged, concerned or interested, directly or indirectly, whether as a partner, shareholder, director, consultant, agent or otherwise in any business which is competitive with the Business as such business is carried on at Completion;

        23.1.2 for a period of 18 (eighteen) months from the Completion Date entice away or attempt to solicit or entice away from the Purchasers any Employee who is a senior employee of the Business, whether or not such person would commit a breach of his contract by reason of leaving such employment.;

        23.1.3 for a period of three years from the Completion Date solicit or endeavour to entice away from the Purchasers the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with the Business as carried on at the Completion Date;

        23.1.4 for a period of three years from the Completion Date provide goods or services to or otherwise have any business dealings with any Restricted Customer in the


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                course of any business concern which is in competition with the
                Business as carried on at the Completion Date;

        23.1.5 for a period of three years from the Completion Date to the detriment of any of the Purchasers, persuade or endeavour to persuade any Restricted Supplier to cease doing business or materially reduce its business with any of the Purchasers;

        23.1.6 for a period of three years from the Completion Date to the detriment of any of the Purchasers, receive goods or services from or otherwise have any business dealings with any Restricted Supplier in the course of any business concern which is in competition with the Business as carried on at the date hereof; and

        23.1.7  assist any other person to do any of the foregoing things.

23.2 While the restrictions contained in this Clause 23 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the legitimate business interests of the Purchasers but would be valid if part of the wording was deleted or the periods reduced or the range of activities or area dealt with reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

23.3 Nothing in Clause 23.1 shall prevent Thales or any Affiliate of Thales from:


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        23.3.1  acquiring after Completion, a company or business (a "Relevant
                Transaction"), which carries on the business of the design, development, production, marketing and supply of various secure voice recording and replay systems and products or application software for customer performance management solutions in either contact centres, public safety or wholesale trading platforms and the provision of related ancillary services (a "Relevant Business") (and the provisions of Clause 23.1.1 shall not apply to any such company or business) provided that the acquisition of the company or business carrying on the Relevant Business is an incidental part of the Relevant Transaction. For the avoidance of doubt if the aggregate sales of the company or business carrying on the Relevant Business is above 10 per cent. of the aggregate sales of all the companies or businesses acquired pursuant to the Relevant Transaction, or, if the annual turnover of the company or business carrying on the Relevant Business is in excess of $20 million, the company or business carrying on the Relevant Business shall not be regarded as incidental; and

        23.3.2 the acquisition of shares or convertible debentures of a company listed on any recognised stock exchange market which is significantly (i.e. more than 10% of total sales) engaged in a business competitive with the Business, provided that Thales or any Affiliate of Thales in aggregate does not acquire directly or indirectly shares or convertible debentures which constitute or can be constituted to consist more than 5 per cent of the share capital of such company.


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23.4  In the event that Thales, pursuant to Clause 23.1, is permitted to acquire a Relevant Business Thales undertakes to inform Nice of such acquisition, in writing, in reasonable detail, within two weeks of the completion of the Relevant Transaction. Nice shall then have a period of 90 days from the date of receipt of the notice of Thales, to serve a notice of its wish to purchase the company or business carrying on the Relevant Business. The parties agree to negotiate in good faith to conclude the sale of the company or business carrying on the Relevant Business within 3 months from the date of Nice's notice stating its desire to purchase such company or business.

24    USE OF CORPORATE NAMES

      The Purchasers undertake that they shall not, and will procure that the members of the Purchasers' Group shall not, make use of the Excluded Trade Marks at any time after the Completion Date, save only that the Purchasers shall be entitled from the Completion Date in connection with the
      Business:

      (a) for a period of 6 months to use up existing stocks of trade literature, labels, manuals, packaging and other printed material bearing any of the Excluded Trade Marks or any part thereof;

      (b) for a period of 3 months to continue to display any of the Excluded Trade Marks or any part thereof as it appears on any existing nameplate, building sign or vehicle;

      (c) for a period of 6 months to cover or remove any of the Excluded Trade Marks or any part thereof from any existing stocks of products;


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

      provided that any goodwill derived from use of the Excluded Trade Marks by the Purchasers' or members of the Purchasers' Group pursuant to this Clause 24 shall accrue to Thales.

25    PENSIONS

25.1 Each of Thales and the Purchasers shall comply, or shall procure compliance with Schedule 6 (Pensions).

25.2 Thales shall indemnify and keep indemnified the Purchasers (for themselves and as trustee for any other member of the Purchasers' Group) on demand against any liabilities, claims, actions or proceedings which may be suffered or incurred by, or made against the Purchasers or any other member of the Purchasers' Group (including without limitation all legal and other professional fees and expenses incurred) arising in connection with or as a consequence of the provision of retirement benefits (contractual or otherwise) for and in respect of the Non-UK Employees and their dependants in respect of or attributable to any period prior to Completion.

26    CONFIDENTIALITY OF INFORMATION

26.1 Each party undertakes to the other that it shall and shall procure that all members of its Group shall treat as strictly confidential all information received or obtained by it or its employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations relating to this Agreement, the subject matter of this Agreement or the business or affairs of the other and subject to the provisions of Clause 26.2 that it will not at any time hereafter make use of or disclose or divulge to any person such information and shall use all reasonable endeavours to prevent the publication or disclosure of any such information.


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

26.2 The restrictions contained in Clause 26.1 or 26.3 shall not apply so as to prevent any party, Thales or the Companies from making any disclosure required by law or for the purpose of any judicial proceedings or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which it is subject wherever situated or from making any disclosure to any professional adviser, auditors and bankers for the purposes of obtaining advice (provided always that the provisions of this Clause 26 shall apply to, and such party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 26.

26.3 Thales undertakes at all times after the Completion Date not to disclose to any other person or use any Business Information which is not in the public domain.

26.4 The restrictions contained in this Clause 26 shall continue to apply after the termination of this Agreement without limit in time.

27 CORPORATE GOVERNANCE, LOCK-UP, ORDERLY MARKETING ARRANGEMENTS, STANDSTILL AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

27.1 The rights and obligations of Thales and Nice with respect to the registration under the Securities Act, of the Nice Shares issued to Thales as the Share Consideration in accordance with Clause 7.2.2 are set forth in the Registration Rights Agreement attached hereto as Schedule 11.


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

27.2 The rights and obligations of Thales and Nice with respect to the corporate governance of Nice and restrictions on the trading of Nice Shares by Thales are set forth in Schedule 11.

27.3 Thales has also agreed to be bound by the terms and conditions of a stand still agreement substantially in the form of Schedule 11 hereto.

28    NOTICES

28.1  All notices and other communications relating to this Agreement:

      28.1.1 shall be in English and in writing;

      28.1.2 shall be delivered by hand or sent by facsimile;

      28.1.3 shall be delivered or sent to the party concerned at the relevant address or number, as appropriate, and marked as shown in Clause 28.2, subject to such amendments as may be notified from time to time in accordance with this Clause 28 by the relevant party to the other party. That notice shall only be effective on the date falling 5 clear Business Days after the notification has been received or such later date as may be specified in the notice;

      28.1.4 Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

            (a)   if delivered personally, on delivery;


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

      (b) if sent by facsimile, when dispatched provided a valid transmission acknowledgement is obtained from the addressees' facsimile machine appears correctly at the start and end of the sender's fax.

28.2  The initial details for the purposes of Clause 28 are:

      Thales SA
      173 Boulevard Haussmann
      75415 Paris Cedex 08
      France
      Facsimile n(degree) 00 33 1 53 77 82 63
      For the attention of Pierre CHARRETON
                           Thales Group General Counsel

      The Purchasers
      Nice Systems
      8 Hapnina Street
      Raanana, 43107
      Israel
      facsimile n(degree)972 9775 3520
      for the attention of: Koby Huberman

28.3 Any notice given under this Agreement outside normal working hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of normal working hours in such place.

28.4 No notice under this Agreement may be withdrawn or revoked except by notice given in accordance with this Clause 28.

28.5 The provisions of this Clause 28 shall not apply in relation to the service of Service Documents

29    ANNOUNCEMENTS

29.1 The parties mutually agree to take all reasonable care to avoid any act which may reflect adversely on or be harmful to the business reputation or prestige of the other and without prejudice to the generality of the foregoing agree that (save as required by law or stock exchange regulations) any press announcements or circular letters which may be made or sent out by the Thales Group or the Purchasers and any other disclosures relating to this Agreement or its subject matter shall be subject to the prior written approval of Thales and Nice, such approvals not to be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions.

29.2 The restrictions contained in this Clause 29 shall continue to apply after termination of this Agreement without limit in time.

30    ENTIRE AGREEMENT

30.1 This Agreement (together with the documents referred to herein) represent the entire agreement between the parties in relation to the subject matter of this Agreement and supersedes any previous agreement whether written or oral between the parties in relation to the subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

30.2 Each of the parties acknowledges and agrees that this clause 30 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

31    COSTS

      Each party shall be responsible for all the costs and expenses incurred by it in connection with and incidental to the preparation and completion of this Agreement, the other documents referred to in this Agreement and the sale and purchase of the Business and Assets.

32    AMENDMENTS AND WAIVERS

32.1 No amendment or variation of the terms of this Agreement shall be effective unless it shall be made or confirmed in a written document signed by both Nice and Thales.

32.2 No delay in exercising or non-exercise by either party of its rights under or in connection with this Agreement shall operate as a waiver or release of that right. Rather, any such waiver or release must be specifically granted in writing signed by the party granting it.

33    SEVERABILITY


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

      If at any time any part of any provision of this Agreement shall be or become illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall be deemed to be severed from this Agreement and the remainder of the provisions of this Agreement shall remain valid and enforceable.

34    ASSIGNMENT

34.1 Save as otherwise provided, no party may assign any of its rights under this Agreement without the prior written consent of the others.

34.2 The parties agree that the benefits of this Agreement may be assigned (in whole or in part) by the Purchasers to, and may be enforced by, any member of the Purchasers' Group (an "Assignee"), which is the legal owner of the Business or Assets (save as provided in Clause 34.3) as if it were the relevant Purchaser under this Agreement.

34.3 Where the Purchasers or any member of the Purchasers' Group cease to hold at least 50% (fifty per cent.) of the entire issued share capital of an Assignee, the Purchasers shall procure that before they so cease, they shall assign the benefit of their rights under this Agreement to another continuing member of the Purchasers' Group.

35    CONTINUING EFFECT

      Each provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties, indemnities, covenants and other undertakings and obligations contained in or entered into in accordance with this Agreement shall continue in full force and effect after Completion notwithstanding Completion.

36    COUNTERPARTS

      This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts but shall not be effective until each party has executed at least one counterpart, each if which when so executed and delivered shall be an original, but all counterparts together shall constitute one and the same instrument.

37    GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with English law and the parties submit to the non-exclusive jurisdiction of the English Courts in relation to any claim or matter arising out of this Agreement.

38    CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      No person, who is not a party to any contract incorporating these conditions, shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of that contract.

39    AGENT FOR SERVICE

39.1 Thales irrevocably appoints Thales Corporate Services Limited of 2 Dashwood Lang Road, Bourne Business Park, Addlestone, Surrey KT15 2NE to be its agent for the receipt of Service Documents. It agrees that any

      Service Document may be effectively served on it in connection with proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

      39.1.1 If the agent at any time ceases for any reason to act as such, Thales shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Purchasers of the name and address of the replacement agent. Failing such appointment and notification, the Purchasers shall be entitled by notice to Thales to appoint a replacement agent to act on behalf of Thales. The provisions of this Clause 39 applying to service on an agent apply equally to service on a replacement agent.

      39.1.2 A copy of any Service Document served on an agent shall be sent by post to Thales. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

39.2 Nice irrevocably appoints Nice CTI Systems UK Limited of 8 The Square, Stockley Park, Uxbridge, Middlesex UB11 1FW to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

      39.2.1 If the agent at any time ceases for any reason to act as such, Nice shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Purchasers of the name and address of the replacement agent. Failing such appointment and


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

                notification, the Purchasers shall be entitled by notice to Nice to appoint a replacement agent to act on behalf of Nice. The provisions of this Clause 39 applying to service on an agent apply equally to service on a replacement agent.

        39.2.2 A copy of any Service Document served on an agent shall be sent by post to Nice. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

39.3 "Service Document" means, for the purposes of this Clause 39 a claim form, application notice, order, judgment or other document relating to any proceedings.

40      Gross Payments

        If any amount payable to the Purchasers by Thales or by the Purchasers to Thales:

        (a) in respect of or in connection with any Warranty being breached, untrue or misleading or any indemnity or undertaking; or

        (b)     under any other clause of this Agreement;

        is subject to Taxation, such additional amounts shall be paid to the Purchasers by Thales or by the Purchasers to Thales so as to ensure that the net amount received by the Purchasers or Thales is equal to the amount


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

      the Purchasers or Thales should have received had the payment not been so subject to Taxation.

41    Guarantee

      In consideration of Thales entering into this Agreement, Nice hereby unconditionally and irrevocably guarantees to Thales and to the Companies the performance by the Purchasers of their obligations under this Agreement and the payment of any liability of the Purchasers under this Agreement.

      EXECUTION

      The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

     ATTESTATIONS

     Signed by                                 )
        /s/                                    )
     for and on behalf of                      )
     THALES SA                                 )
     in the presence of:                       )

     Signed by                                 )
         /s/                                   )
     for and on behalf of                      )
     Nice cti systems uk limited               )
     in the presence of:                       )

     Signed by                                 )
         /s/                                   )
     for and on behalf of                      )
     Nice systems sarl                         )
     in the presence of:                       )

     Signed by                                 )
        /s/                                    )
     for and on behalf of                      )
     NICE SYSTEMS GMBH                         )
     in the presence of:                       )

     Signed by                                 )
        /s/                                    )
     for and on behalf of                      )
     Nice systems inc.                         )
     in the presence of:                       )

     Signed by                                 )
        /s/                                    )
     for and on behalf of                      )
     NICE SYSTEMS Ltd                          )
     in the presence of:                       )

                                                           EXHIBIT 4.3 SCHEDULES

                                   SCHEDULE 1

                                  THE COMPANIES

THALES CONTACT SOLUTIONS LIMITED

Place of Incorporation          :         England and Wales

Registered Number               :         560700

Registered Office               :         Western Road, Bracknell,
                                          Berkshire RG12 1RG
                                          England

THALES CONTACT SOLUTIONS S.A.

Place of Incorporation          :         France

Registered Number               :         B424442135 Versailles

Registered Office               :         18 avenue Dutartre
                                          78150 Le Chesnay
                                          France

THALES CONTACT SOLUTIONS INC.

Place of Incorporation          :          U.S.A. (Delaware)

Registered Number               :

Registered Office               :         480 Spring Park Place
                                          Suite 1000
                                          Herndon VA20170
                                          USA

THALES CONTACT SOLUTIONS GMBH

Place of Incorporation          :         Germany

Registered Number               :         HRB5492 Bergisch Gladbach

Registered Office               :         Technologie Park Bergisch Gladbach
                                          Friedrich-Ebert Strasse
                                          D-51429
                                          Bergisch Gladbach
                                          Germany

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

                                   SCHEDULE 2

                                  APPORTIONMENT



The Purchase Price will be allocated on a fair and reasonable basis on the Completion Date and thereafter as follows:

     o Intellectual Property is allocated a value of US$4,000,000 (four million dollars).

     o The net tangible assets of the Business as at the Completion Date of each of TCSL, TCS Inc., TCSA, TCS GmbH shall be allocated at fair market value in US Dollars in each case based on the Conversion Rate on the Completion Date and the Initial Purchase Price allocated accordingly to each asset of the respective Thales selling entity.

     o The CCTI stock will be valued at the nominal amount of US$1,000 (one thousand dollars).

     o The CCTI Note will be valued at a nominal amount of US$1,000 (one thousand dollars).

     o The remainder of the Initial Purchase Price and/or any adjustment thereto, shall be allocated to various intangible assets (Goodwill and Other Intangibles) and will be allocated 65% to the UK Purchaser and 35% to the US Purchaser.

     o The Earnout Consideration payable pursuant to Clause 7.8 of the Agreement will be allocated to Goodwill and will be allocated to and paid by Nice to:

                TCS Inc:                 85%

                Thales TRC Inc:          10%

                TCSL:                     5%


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

     o Any other payments, including payments made in respect of warranties and/or indemnity claims, shall be treated in accordance with the then current generally accepted accounting principles.


     PAYMENT SHALL BE EFFECTED AS FOLLOWS:



     Item                        Seller                        Acquirer
     ----                        ------                        --------



     UK Business                 TCSL                          UK Purchaser

     French Business             TCSA                          French Purchaser

     German Business             TCS GmbH                      German Purchaser

     US Business                 TCS Inc.                      US Purchaser



     Business IPR                Thales Electronics PLC        Nice

     Cliffstone Shares           Thales TRC Inc.               UK Purchaser

     Cliffstone Note             Thales TRC Inc.               US Purchaser

     Earnout Consideration       TCS Inc.: 85%                 Nice: 100%

                                 Thales TRC Inc.: 10%

                                 TCSL: 5%

                                   SCHEDULE 3

                             THE BUSINESS PROPERTIES


PART 1 - LIST OF PROPERTIES

A - HEDGE END PROPERTY

     Tollbar Way
     Hedge End
     Southampton
     Hampshire
     SO30 2ZP


B - RELEVANT BUSINESS PROPERTIES

UNITED KINGDOM

     418/419,
     150 Minories
     London
     EC3N 1LS


UNITED STATES

1    480 Spring Park Place
     Suite 1000
     Herndon
     VA 20170

2    Part 35th Floor
     One Penn Plaza
     New York


FRANCE

1    18 avenue Dutartre
     78150 Le Chesnay
     France

2    14 Rue des Erables
     78150
     Rocquencourt
     France


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

GERMANY

1    Technologie Park Bergisch Gladbach
     Friedrich-Ebert Strasse
     D-51429 Bergisch Gladbach
     Germany

2    Buro Nr. 7
     Stock des Hauses Wittestr 30K
     13509
     Berlin


REPUBLIC OF IRELAND

     Arena House
     Arena Road
     Sandyford
     Dublin 18



THE NETHERLANDS

     Bedrijvencentrum Gadering
     Hoefsmidstraat
     319 4 AA Hoogvliet
     The Netherlands



SPAIN

     222, De La Calle Arturo Sonia
     Madrid
     Spain


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

PART 2 - HEDGE END PROPERTY SUBLEASE


1.     On or after Completion and subject to the provisions of the rest of this
       Schedule 3 Part 2 Thales shall procure the granting of by Thales Properties Limited and the Purchasers shall procure that the UK Purchaser shall take a sublease of the Hedge End Property in the agreed form subject to any variations or amendments agreed between the parties (both acting reasonably).


2. Thales shall at its own expense use all reasonable endeavours to procure the written consent of the landlord and the superior landlord of the Hedge End Property (both hereinafter referred to as "the Hedge End Landlord") by deed to the granting of the sublease of the Hedge End Property referred to in paragraph 1 (the "Landlord's Consent") and will promptly make application for Landlord's Consent and will supply a copy of its application for Landlord's Consent to the UK Purchaser and will keep the UK Purchaser informed of progress with the application for Landlord's Consent.


3. The UK Purchaser shall in connection with Thales' application for Landlord's Consent promptly supply such information including accounts and references and provide such assistance to Thales as may reasonably be required to ensure that Landlord's Consent can be obtained at the earliest practical date.


4. The Purchasers shall in pursuance of the application for Landlord's consent procure that the UK Purchaser enters into direct covenants with the Hedge End Landlord in the form reasonably required by the Hedge End Landlord to pay the rents reserved by and observe and perform the covenants and conditions contained in the proposed sublease of the Hedge End Property and if reasonably so required the Purchasers will procure a guarantee from Nice for the purposes of Landlord's Consent (but for the avoidance of doubt no other or further guarantee or other form of security or payment) in respect of such obligations such guarantee to be in a form reasonably acceptable to the Hedge End Landlord.

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


5. If the Hedge End Landlord refuses Landlord's Consent and the UK Purchaser wishes to remain in occupation of the Hedge End Property then:


5.1 Unless the UK Purchaser and Thales both agree that the Landlord is entitled to refuse consent, Thales shall procure that Thales Properties Limited will at the joint cost of Thales and of the UK Purchaser promptly apply to a court of competent jurisdiction for a declaration that the Landlord's Consent has been unreasonably refused and shall diligently pursue such proceedings and shall keep the UK Purchaser fully informed of its application to the court and of the court's decision and will not without the UK Purchaser's consent withdraw or settle such proceeding.


5.2 If the UK Purchaser and Thales are unable to agree whether the Landlord's Consent is being unreasonably refused then either party may at any time elect to refer the matter to a UK qualified barrister of not less than 10 years' call and experience in property matters ("Counsel") for determination. The identity of such Counsel shall be agreed between the UK Purchaser and Thales both acting reasonably or in the absence of agreement as to the identity of Counsel the matter shall be referred by either party to the Chairman of the Bar Council or his duly appointed deputy who shall appoint Counsel to determine the issue. If Counsel's opinion is that there is a 50% or greater than 50% chance of success in an application for a declaration that the Landlord is unreasonably refusing consent then Thales shall procure that Thales Properties will apply to a court of competent jurisdiction for a declaration in accordance with the provisions of paragraph 5.1 above.

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

5.3 The fees of Counsel shall be shared equally between Thales and the UK Purchaser.


6. The UK Purchaser shall be deemed to lease with full knowledge and notice in all respects of the actual state and condition of the Hedge End Property and shall take the same in that state and condition.


7. Insofar as any of the obligations covenants or conditions relating to the Hedge End Property contained in this Agreement remain to be observed or performed this Agreement shall continue in full force and effect notwithstanding Completion.


8. If Landlord's Consent has not been obtained on or before Completion the following provisions shall apply:


8.1 Thales and the Purchasers shall remain bound to each other in respect of the remaining provisions of this Agreement;


8.2 completion of the proposed sublease shall be postponed to the tenth Business Day after whichever is the later of:-


       8.2.1  receipt by Thales of Landlord's Consent;


       8.2.2 the provision of an engrossment of the agreed form of sublease for the Hedge End Property to the UK Purchaser or its solicitors; or


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

       8.2.3  grant of the Court Order referred to in paragraph 14.


9.1    If:


9.1.1 the Hedge End Landlord complains in writing about the occupation of the Hedge End Property by the UK Purchaser and requires the UK Purchaser to immediately vacate the Hedge End Property and threatens to take proceedings to recover possession of the Hedge End Property either party shall be entitled by giving at least 7 days' notice in writing to the other party (accompanied in the case of any notice served by Thales or Thales Properties by a copy of the Hedge End Landlord's letter requiring the UK Purchaser to vacate) at any time thereafter (but before Landlord's Consent is granted) electing to withdraw the Hedge End Property from this part of this Schedule of this Agreement; or


9.1.2 the UK Purchaser shall at any time prior to grant of Landlord's Consent serve at least 3 months' written notice of its desire to terminate this part of this Schedule to this Agreement; or


9.1.3 the Hedge End Landlord takes any steps to interfere with or prevent access to or use of the Hedge End Property by the UK Purchaser the UK Purchaser shall be entitled by giving at least one day's written notice to the other party to terminate this part of the Schedule of this Agreement.


       THEN upon expiry of the notice referred to in paragraph 9.1.1 9.1.2 or
       9.1.3 above (as appropriate) the provisions of this part 2 of Schedule 3 of this Agreement shall cease and be of no further effect (but without prejudice to any antecedent breach of this Agreement) but the provisions of paragraph 9.2 shall apply.

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

9.2    Upon expiry of any notice served pursuant to paragraph 9.1.1 or 9.1.2 or
       9.1.3 above the following provisions shall apply:


9.2.1 Thales and the Purchasers shall be released from any obligation to complete the proposed sublease of the Hedge End Property (but without prejudice to any antecedent breach of this Agreement);


9.2.2 the Hedge End Property shall be promptly vacated and the UK Purchaser shall deliver it up with vacant possession to Thales in accordance with the terms of this Agreement and the UK Purchaser shall cease to be a licensee and shall as soon as reasonably practicable make good any damage caused by it or any of its licensees or visitors or agents to the Hedge End Property to Thales' reasonable satisfaction; and


9.2.3 the Purchasers shall forthwith remove any registration of this Agreement whether by way of caution or otherwise in any registers relating to the Hedge End Property.


10. The following provisions of this paragraph shall apply in the case of the Hedge End Property with respect to the period from the date of Completion to whichever is the earlier of the date of the grant of the proposed sublease of the Hedge End Property and the date of exclusion of the Hedge End Property from this part of this Schedule of this Agreement under paragraph 9 (the relevant date being referred to in this paragraph and in paragraphs 11 and 13 below as "the End Date"):


10.1 the UK Purchaser shall enter the Hedge End Property and occupy it as licensee only according to the terms of this part of this Schedule of this Agreement;


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

10.2   from Completion to the End Date (both dates inclusive):


       10.2.1 the UK Purchaser shall be responsible for, and if necessary reimburse Thales against all rates water rates insurance service charges and other outgoings and also for all gas electricity and other services consumed at the Hedge End Property;


       10.2.2 the UK Purchaser shall pay to Thales Properties Limited an amount equal to the rent reserved and other payments payable under the proposed sublease of the Hedge End Property as and when the same fall due and shall observe and perform the covenants and conditions on the part of the tenant contained in the proposed sublease of the Hedge End Property (as far as consistent with a licence and so far as they are not inconsistent with the provisions of this Part 2 of Schedule 3 of this Agreement) and the terms of this part of this Agreement and shall indemnify Thales Properties Limited fully against all proceedings proper costs claims demands expenses loss and liability of whatsoever nature and howsoever arising out of any breach non-observance or non-performance of those covenants provided that the UK Purchaser shall only be required to pay value added tax upon production to it of a valid value added tax invoice containing the particulars prescribed in Regulation 14 of the Value Added Tax (General) Regulations 1995 (as amended);


       10.2.3 the UK Purchaser shall bear all third party public liability and employer's liability risks attached to the occupation and use of the Hedge End Property.


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       10.2.4 Thales shall procure that Thales Properties Limited shall observe and perform the conditions on the part of the lessor in the proposed sublease of the Hedge End Property (so far as consistent with a licence and so far as they are not inconsistent with the provisions of this Part 2 of Schedule 3 of this Agreement).


11. The UK Purchaser shall in respect of the Hedge End Property from the date of completion until the End Date not purport to:


11.1   grant give issue or agree to grant give or issue any consent or approval;


11.2 vary or waive performance or observance or agree to vary or to waive performance or observance of any of the terms of any document relating to the Hedge End Property (except the proposed sublease);


11.3 serve any notice (whether contractual common law or statutory) on the Hedge End Landlord or issue any proceedings or take any step in any proceedings (provided that for the avoidance of doubt any proceedings issued or steps taken in any proceedings relating to a breach by Thales of its obligations under this Agreement and any steps taken in connection with any proceedings issued pursuant to paragraph 5 of this part of this Schedule shall not be deemed to be a breach of this paragraph 11.3); or


11.4 grant or agree to grant any lease licence or other document under which any person shall be entitled to occupy any part or parts of the Hedge End Property provided that the UK Purchaser shall be entitled to share occupation of the Hedge End Property with any


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       group company (as that expression is defined in section 42 of the
       Landlord and Tenant Act 1954) provided that no relationship of landlord and tenant is created by such sharing of occupation and provided that if the UK Purchaser vacates the Hedge End Property in any of the circumstances envisaged in paragraph 9.1 of this part of this Schedule it shall procure that any sharing company shall also vacate the Hedge End Property and provided that details of any such group company are notified to Thales before the commencement of such sharing.


12.1 The UK Purchaser shall promptly notify Thales Properties Limited in writing of any notice application registration or other communication which the UK Purchaser may give or receive in respect of the Hedge End Property (but excluding any value added tax election notices or acknowledgements served or received by the UK Purchaser).


12.2 Thales shall procure that Thales Properties Limited will notify the UK Purchaser in writing of any notice or application registration or other communication which Thales Properties Limited may give or receive in respect of the Hedge End Property.


13. The UK Purchaser agrees with Thales Properties Limited in respect of the Hedge End Property for the period from the date of Completion up to the End Date it will:


13.1 not carry out any alteration or addition to the said Property nor change the existing use of the said Property provided that the UK Purchaser shall be entitled to reconfigure the Hedge End Property and carry out internal non structural alterations without consent but subject to first notifying Thales Properties Limited of the proposed works and subject to the UK Purchaser reinstating any works which it has carried out pursuant to this paragraph 13.1 to Thales' reasonable satisfaction if it is required or chooses to vacate the Hedge End Property in accordance with sub-paragraphs 9.1.1 or 9.1.2 or 9.1.3 hereof;


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13.2   not make any application for planning permission;


13.3 not make any application to the Hedge End Landlord (but provided that any steps which the UK Purchaser takes pursuant to this part of this Schedule 3 in order to facilitate grant of Landlord's Consent shall not be considered a breach of this obligation);


13.4 promptly notify Thales in writing of any notice received of any breach or infringement or alleged or perceived breach or infringement of any obligation restriction stipulation condition right declaration or other matter relating to the Hedge End Property and of which breach or infringement or alleged or perceived breach or infringement the UK Purchaser or anyone authorised on behalf of the UK Purchaser has knowledge.


14. Thales shall procure that Thales Properties Limited and the UK Purchaser shall at Thales' cost apply to the Court for an order excluding the security of tenure provisions of the Landlord and Tenant Act 1954 (as amended) in respect of the sublease of the Hedge End Property to be granted pursuant to paragraph 1 of this part of this Schedule and shall use all reasonable endeavours to obtain the same. The grant of the sublease is conditional on the relevant Court order being obtained.


15. From the date of this Agreement until the date on which the Underlease dated 9 July 1998 between Whitbread plc (1) Archer Communications Systems Limited (2) and Racal Electronics plc (3)


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       ("the Underlease") has been assigned (with the Hedge End Landlord's written consent) to Thales Properties Limited Thales shall procure that Thales Properties Limited shall:


15.1 observe and perform the conditions on the part of the assignee pursuant to the Agreement for Assignment dated 12 March 2001 between Archer Communications Systems Limited (1) and Thales Properties Limited (2) ("the Agreement to Assign");


15.2 not rescind the Agreement to Assign pursuant to clause 6.1 of the Agreement to Assign or any variation thereof or otherwise terminate the Agreement to Assign;


15.3   not vary the Agreement to Assign without the consent of the UK Purchaser;


15.4 take all reasonable steps to procure such extension of the expiry date referred to in clause 6 of the Agreement to Assign as is sufficient in all the circumstances to enable assignment of the Underlease to Thales Properties Limited to take place.


16. Thales shall at its own cost procure that Thales Properties Limited shall take all necessary steps and use all reasonable endeavours to obtain grant of a valid fire certificate in respect of the Hedge End Property as it exists at the date of Completion provided that Thales shall not be liable hereunder to obtain the grant of a valid fire certificate in respect of any alterations carried out to the Hedge End Property by the UK Purchaser.

DATED                                                                       2002
--------------------------------------------------------------------------------







                          THALES PROPERTIES LIMITED (1)







                              THE UK PURCHASER (2)







                                    NICE (3)






             ------------------------------------------------------



                                    SUBLEASE



                                       OF



                          OFFICE BUILDING AT HEDGE END

                               EASTLEIGH HAMPSHIRE



             -------------------------------------------------------

THIS SUBLEASE is made the            day of                                 2002

BETWEEN:

(1) the Lessor THALES PROPERTIES LIMITED (Company number 1153834) whose registered office is at Western Road Bracknell Berkshire RG12 1RG and whoever for the time being owns the interest in the Premises which gives the right to possession of them when this Lease ends

(2) the Lessee [THE UK PURCHASER] whose registered office is at [ ] and (so far as the law admits or allows) whoever for the time being is entitled to the Premises under this Lease and (if the Lessee is an individual) the Lessees Personal Representatives

(3)    the Guarantor [NICE] whose registered office is at [ ]



1.     DEFINITIONS


1.1 The following terms used in this Lease (with necessary variations) have the following meanings unless the context otherwise requires:-

"CONDUITS" means sewers pipes wires drains cables and other conducting media and ancillary equipment for the passage of Utilities

"THE HEADLEASE" means a Lease dated 19 July 1989 and made between Midland Bank
       Pension Trust Limited (1) and Whitbread & Company plc (2) as varied by a Deed of Variation dated 2 February 1995 and made between Midland Bank Pension Trust Limited (1) and Whitbread (2)

"THE INSURED RISKS" has the same meaning as is given to that expression in the Headlease

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"INTEREST" means interest at the rate of four per centum above the base rate of
         Bank of Scotland plc from time to time (or of such other London Clearing Bank as the Lessor may by notice in writing to the Lessee nominate from time to time) during the period from the date on which the expenditure is incurred or from which the interest is to run to the date of payment as well before as after any judgment

"THE INTERMEDIATE LANDLORD" means the Landlord under the Intermediate Lease and includes its successors in title (if any) its and their Superior Landlords

"THE INTERMEDIATE LEASE" means an Underlease dated 9 July 1998 between Whitbread plc (1) Archer Communications Systems Limited (2) and Racal Electronics plc (3)

"THE LESSOR'S SURVEYOR" means any suitably qualified chartered surveyor or firm appointed by or acting for the Lessor (including an employee of the Lessor) to perform the function of a Surveyor for any of the purposes of this Lease

"NOTICES" all notices required in this Lease shall be in writing addressed (in the case of notices to be served on a company) to the registered office of the party served and all demands shall be in writing

"THE PAINTING YEARS" means those years in which the Headlease requires the exterior and interior (as the case may be) of the Premises to be painted

"PERMITTED PART" means either a complete floor of the Premises (save for toilet staircases and corridors used in common) a complete wing of the Premises or a complete floor within a wing of the Premises (in each case save as aforesaid)

"THE PLANNING ACTS" means the Town & County Planning Act 1990 the Planning
         (Consequential Provisions) Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and all other legislation relating to town and country planning

"THE PREMISES" means the whole of the office building at Hedge End, Eastleigh being the whole of the premises comprised in the Intermediate Lease

"THE RENT" means from and including the Term Commencement Date the yearly rent of (pound)420,000 or such other aMOUNT as is payable as rent from time to time under this Lease following increase and review in accordance with Clause 6 of this Lease

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

"REVIEW DATE" means 24 June 2004 and 24 June 2009

"REVIEW PERIOD" means each period on and from a Review Date to and including the date immediately before the next succeeding Review Date or (as the case may be) on and from the relevant Review Date to and including the date of expiry of the Term

"THE SPECIFIED USE" means use as offices

"THE SUPERIOR LANDLORD" means the landlord under the Headlease and includes its successors in title (if any) its and their superior landlords

"THE TERM" means a term from and including the Term Commencement Date to and including 19 June 2014 but subject always to the provisions for earlier termination herein contained

"THE TERM COMMENCEMENT DATE" means [                          ] 2002

"UTILITIES" means water gas electricity telephone drainage soil air heating and other services or utility supplies

1.2 References to any right exercisable by or permissions granted to the Lessor shall unless expressed to the contrary include the exercise of such right or permission by the Superior Landlord the Intermediate Landlord and those persons authorised by the Lessor or the Superior Landlord or the Intermediate Landlord respectively and unless otherwise expressed in this Lease any consent or permission required of the Lessor shall be deemed to include a requirement for and be conditional upon the issue of such consent or permission from the Superior Landlord and the Intermediate Landlord and the payment of their respective reasonable costs fees and disbursements (including Value Added Tax) for such consent

1.3 Any covenant by the Lessee not to do any act or thing shall include an obligation not to permit such act or thing to be done

1.4 Unless expressed to the contrary all rights of entry granted to the Lessee or reserved to the Lessor under this Lease shall be exercisable only at reasonable times and upon reasonable prior written notice (except in case of emergency when no notice need be given)

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

1.5 Where the context so admits or requires the singular shall include the plural and vice versa the masculine gender shall include the feminine and neuter genders and vice versa and where the Lessor or the Lessee or any Guarantor shall be two or more individuals expressed or implied to be made by or with any such individuals shall be deemed to be made by or with them jointly and severally

1.6 Any reference to statute whether specifically or in general shall include any statutory extension modification or re-enactment of it and all regulations by-laws directions or orders made under it or deriving validity from it

1.7 Paragraph and Schedule headings the index and the front sheet do not form part of this Lease and shall not be taken into account in the construction or interpretation of it

1.8 Unless expressly stated to the contrary nothing in this Lease confers on any one other than the parties to it any right pursuant to the Contracts (Rights of Third Parties) Act 1999


2.     DEMISE RENT AND TERM

       In consideration of the rent reserved and of the Lessees and the Guarantors covenants contained in this Lease the Lessor (at the request of the Guarantor) demises the Premises to the Lessee for the Term TOGETHER WITH the rights (in common with the Lessor and all others entitled to exercise such rights) specified in the First Schedule but RESERVING to the Lessor (in common with all others from time to time entitled to exercise such rights) the rights specified in the Second Schedule and SUBJECT to the matters referred to in Part II of the Third Schedule to the Headlease and to the matters contained in the Property and Charges Registers of Title Number HP389500 (so far as such matters in each case continue to affect the Premises and are capable of being enforced) the Lessee PAYING in each year the Rent clear of all deductions by equal quarterly payments in advance on the usual quarter days the first payment to be made on the day of 2002

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

3.     LESSEES COVENANTS

       The Lessee covenants with the Lessor as follows:-

3.1    RENT

                            To pay without any deduction or set off the Rent on the days and in the manner mentioned in Clause 2

3.2    OUTGOINGS

                            To pay and indemnify and keep indemnified the Lessor against all rates taxes charges assessments and outgoings whatsoever (including but not limited to Uniform Business Rate) during the Term assessed or charged in respect of the Premises or any part of them or on the owner or occupier of them whether or not in the nature of those now in being (but excluding any payable by the Lessor as a result of any disposal of dealing with or ownership of the Lessor's interest in this Lease or its receipt of the rents)

3.3    PUBLIC UTILITIES

                            To pay and keep the Lessor indemnified against all charges for Utilities used in the Premises during the Term and the cost of the periodic rental of any meters and other equipment supplied to the Premises during the Term

3.4    STATUTORY REQUIREMENTS

       At the Lessee's expense (and to the reasonable satisfaction of the Lessor's Surveyor) to comply with the requirements of any present or future statutes and/or of any competent authority in respect of the Premises or their use whether by the owner or by the occupier of them and not to do any act or thing by reason of which the Lessor may under any such statutes and/or the requirements of any such authority incur or have imposed upon it or become liable to pay any levy penalty damages compensation costs charges or expenses and to keep the Lessor indemnified against all breaches of the provisions of such statutes and/or requirements and all costs damages and expenses incurred under them and produce to the Lessor such licences consents and other documents and evidence as the Lessor may reasonably require in order to satisfy itself that the provisions of this Clause 3.4 have been complied with in all respects

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

3.5    ALTERATIONS

                            Not to cut or maim any part of the Premises nor make any addition improvement or alteration to the Premises either external or internal whether structural or otherwise PROVIDED THAT on obtaining the written consent of the Lessor (such consent not to be unreasonably withheld or delayed) the Lessee may make additions or alterations to the interior of the Premises of a non-structural nature PROVIDED HOWEVER THAT any such consent shall in addition to any other reasonable covenants contain (and if not so contained shall be deemed to imply) a covenant that if required the Lessee shall at the determination of the Term reinstate and make good the Premises as if such additions or alterations had not been made and PROVIDED FURTHER that no such consent shall be required for the installation or removal of demountable partitioning

3.6    REPAIRS

       3.6.1 At all times during the Term to observe and perform the covenants and conditions as to repair on the part of the tenant contained in the Headlease (but subject always to the exceptions therein contained) and to indemnify the Lessor from and against any actions proceedings claims damages costs expenses or losses arising from any breach non-observance or non-performance of those covenants and conditions both during and at the end of the Term PROVIDED however that nothing in this Lease shall require the Lessee to put keep or hand back the Premises in any better state of repair decoration or condition than that subsisting at the date of this Lease as evidenced by the Schedule of Condition attached to the Intermediate Lease

       3.6.2 To be responsible for an make good any damage caused by the bursting or overflow or obstruction of any part of the water sanitary or

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

              heating installation in or serving the Premises arising as a result of any act or omission of the Lessee or its subtenants servants or agents

       3.6.3 To keep clean the windows in the Premises and to clean them at least once a month

3.7    DECORATION

              To paint with at least two coats of good quality paint or such other treatment as may be appropriate in a good and workmanlike manner all parts of the Premises usually painted or treated in each of the Painting Years all painting or treatment during the last three months of the Term to be first approved in writing by the Lessor (such approval not to be unreasonably withheld or delayed) and at the same time with every painting or other treatment throughout the Term to varnish colour or treat such parts of the Premises as are usually so treated

3.8    INSURANCE CHARGE, ITEMS OF COMMON USE ETC.

              To pay to the Lessor on written demand the whole of (a) the Insurance Charge payable under the Headlease (b) all reasonable costs and expenses properly incurred from time to time by the Intermediate Landlord under the provisions of paragraphs 5, 6,
              7.02 and 8 of the Fifth Schedule to the Headlease (save to the extent that any costs fees and expenses arising under those paragraphs relate to a breach consequent upon an act or omission of the Intermediate Landlord and/or the Superior Landlord) and (c) a fair and reasonable proportion to be reasonably determined by the Intermediate Landlord's Surveyor of any sums (including fees reasonably and properly incurred) which the Intermediate Landlord may properly expend for the repair painting lighting cleaning replacing renewal (where beyond reasonable economic repair) maintenance and preservation of all passage ways pavements roads areas Conduits party walls party structure fences or other conveniences belonging to or used or enjoyed in common between the Premises and adjoining or neighbouring land or premises together with an additional reasonable sum by way of the any administration charge payable by the Landlord to the Intermediate Landlord

3.9    ENTRY TO INSPECT ETC.

       3.9.1 To permit the Lessor with all necessary materials and equipment at reasonable times to enter the Premises to view their condition whereupon the Lessor may serve upon the Lessee notice specifying any breach of covenant for which the Lessee is liable under this Lease and if the Lessee shall not have rectified such breach within two calendar months after service of such notice or within such shorter period as may reasonably be specified by such notice the Lessor may without further notice enter the Premises to execute the works required to rectify such breach (and the Lessee shall give the Lessor all necessary facilities so to do) and the proper cost incurred by the Lessor in so doing together with Interest from the date such cost shall have been incurred to the date of payment shall be paid by the Lessee to the Lessor upon demand and shall be recoverable from the Lessee as a debt or (at the Lessor's option) as rent in arrear

       3.9.2 To permit the Lessor at reasonable times to enter the Premises to exercise any of the rights which the Lessor has under this Lease and for any other purpose connected with the Lessor's interest in the Premises including (but not limited to) inspection of the Health and Safety File referred to in Clause 3.17.13 and 3.21 the persons entering making good any damage caused to the Premises by such entry without unreasonable delay and provided that the Lessor causes as little interference or disturbance to the Lessee's business as reasonably possible the lessor shall not be liable to pay compensation in respect of the same to the Lessee

3.10   USE RESTRICTIONS

       3.10.1 Not to use the Premises or any part of them for any illegal or immoral purpose nor for any noisy or offensive trade or business nor

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              for anything which may become a nuisance or damage to the owners or occupiers of adjoining or neighbouring premises Provided that the provisions of this clause 3.10.1 shall not prevent the Lessee from using the Premises for what they normally use their premises for if the Lessee is not by doing so in breach of any of its other covenants in this Lease

       3.10.2 Not to discharge any trade or deleterious wastes or anything corrosive or harmful into the sewers nor anything but storm water and surface water into the surface water drains nor anything which may cause any obstruction or deposit in the sewers or drains serving the Premises and to take all reasonable precautions to prevent any leakage or escape of water or gas from the Premises

       3.10.3 Not to allow on the Premises anything which is or may be dangerous radioactive or explosive or specially combustible or inflammable

       3.10.4 Not to trade or display goods or (save as expressly provided by this Lease) erect or place signs or advertising material outside the Premises nor to cause any obstruction outside the Premises

       3.10.5 Not to use on the Premises any machinery (other than such machines as shall be reasonably necessary for the Specified Use) without the prior written consent of the Lessor and in particular (but without limiting the generality of these covenant) not to use on the Premises any coin or token operated gaming machines nor any equipment machinery or other thing which shall cause dangerous vibrations or overloading of the electrical circuits serving the Premises

       3.10.6 Not at any time at such a volume as to be obstructively audible outside the Premises to play in the Premises any musical instrument or sound reproducing amplifying or receiving equipment

       3.10.7 Not to erect any pole mast aerial wire or dish for receiving satellite transmissions upon the outside of the Premises or upon the inside of the Premises where visible from the outside save where the permitted use of the Premises necessarily requires the same and then only with the Lessor's prior written consent (not to be unreasonably withheld or delayed)

3.11   SPECIFIED USE

       Not to use the Premises except for the Specified Use 3.12 EASEMENTS ETC.

       To use all reasonable endeavours to prevent any easement or right benefiting the Premises from being obstructed or lost and not to allow any encroachment easement or right to be made acquired or attempted to be made or acquired over the Premises nor to acknowledge that any right enjoyed by the Premises is enjoyed by consent of any other person and to give immediate notice to the Lessor if any easement right or encroachment affecting or likely to affect the Premises shall be made or attempted and at the Lessor's request but the joint cost of the Lessee and the Lessor to take such steps as may be reasonably required to prevent or licence such easement right or encroachment failing which within a reasonable period the Lessor and others authorised by it may enter the Premises and take such steps and the reasonable cost properly incurred by the Lessor arising out of the Lessee's failure to take such steps together with interest shall be paid by the Lessee to the Lessor on demand

3.13   SIGNS ETC.

       Not to display any signs notices or advertisements in or on the Premises without the prior written approval in writing of the Lessor such approval not to be unreasonably withheld or delayed so long as the Lessee shall comply with the provisions of paragraph 15 of the Fifth Schedule to the Headlease

3.14   LETTING NOTICES

       To permit the Lessor to affix to the Premises (but so as not materially to obscure the windows or materially to interfere with or disturb the Lessee's permitted use of the Premises) a letting notice (during the last six months of the Term) and (at any time during the Term) a "for sale" notice which notices in either case (provided they do not interfere with or disturb the Lessee's permitted use of the Premises) shall not be moved removed or obscured and to permit persons with written authority from the Lessor or its agents on prior notice at reasonable times of the day to view the Premises

3.15   EXPENSES

       To pay all reasonable expenses (including professional fees and costs) properly incurred by the Lessor the Intermediate Landlord or the Superior Landlord and any of their respective professional advisers incidental to

       3.15.1 the preparation and service of notices under or in or in bona fide contemplation of proceedings under Sections 146 and/or 147 of the Law of Property Act 1925 and/or under the Leasehold Property (Repairs) Act 1938 notwithstanding that any right of re-entry or forfeiture may have been waived by the Lessor or any notice served on the Lessee may have been complied with or forfeiture is avoided otherwise than by relief granted by the Court

       3.15.2 the enforcement whether during or after the end of the Term of any of the Lessee's covenants and the preparation and/or service of all notices and schedules relating to breaches of the Lessee's covenants (including all inspections necessary for the preparation and/or service of such notices or schedules and/or for ascertaining compliance with them)

       3.15.3 all reasonable costs properly incurred in connection with all applications by the Lessee for any consent required under this Lease or any request made by the Lessee relating to the Premises whether under this Lease or otherwise and whether or not such consent is refused or such application withdrawn but not where the same is unlawfully or unreasonably withheld or delayed

       3.15.4 the recovery of any arrears of rent or other monies payable under this Lease

3.16   RETURN POSSESSION

       At the end of the Term (however it ends) to return possession of the Premises to the Lessor clean and in the state of repair and decoration in which this Lease requires the Lessee to keep them and having first replaced any Lessor's fixtures and fittings which may be missing or damaged with others of a similar kind and quality to the reasonable satisfaction of the Lessor's Surveyors and (unless the Lessor shall in writing have relieved the Lessee of such obligation) having removed or effaced all signs and having removed all tenants and trade fixtures

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       and fittings and partitioning from and reinstated the Premises to their state and condition subsisting prior to the carrying out of any alterations or additions made during the Term and having made good to the Lessor's reasonable satisfaction and at the Lessee's expense any damage resulting from such removal and effacing and reinstatement and from the removal of any tenant's and trade fixtures and fittings

3.17   ASSIGNMENT, UNDERLETTING ETC.

       3.17.1 Not to assign or charge only part of the Premises

       3.17.2 Not to charge by way of fixed charge the whole of the Premises without the prior written consent of the Lessor (which shall not be unreasonably withheld in respect of a bona fide charge in favour of a clearing bank or other major financial institution) provided that no consent will be required for a floating charge over the whole

       3.17.3 Not to assign the whole of the Premises without the prior written consent of the Lessor (which it will not unreasonably withhold or delay) PROVIDED that the Lessor shall be entitled to withhold its consent (i) if it shall not be satisfied (acting reasonably) that the proposed assignee is of adequate financial standing and is capable of paying the rents payable under and observing and performing the Lessee's covenants and the conditions contained in this Lease and that the Lessor shall be entitled (ii) to require the Lessee to pay to the Lessor all rents and other ascertainable sums which shall have fallen due (unless they are the subject of a bona fide dispute) prior to the date of the assignment (iii) to require that the Lessee enter into a Deed in such form as the Lessor may reasonably require by which the Lessee shall guarantee payment of the rents and performance and observance of the Lessee's covenants and the conditions contained in this Lease by the proposed assignee so long as this Lease shall remain vested in the assignee such Deed being an Authorised Guarantee Agreement for the purposes of the Landlord and Tenant (Covenants) Act 1995 ("the 1995 Act") (iv) to require that any proposed assignee shall before being allowed into occupation enter into direct obligations with the Lessor in a

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              form which the Lessor shall reasonably require and either (v) to require (if the Lessor shall reasonably so determine) that not more than two guarantors for that assignee reasonably acceptable to the Lessor shall enter into obligations by Deed in favour of the Lessor in the form set out in the Second Schedule to this Lease (mutatis mutandis) or (vi) (where no guarantee under (v) is given) to require (if the Lessor shall reasonably so determine) the proposed assignee to execute and deliver to the Lessor prior to the assignment a Rent Deposit Deed in such form and for such sum as the Lessor shall reasonably determine and pay by way of cleared funds the whole of the sum so determined

       3.17.4 Save for an underletting of the whole or a Permitted Part of the Premises in accordance with the following provisions of this Clause 3.17 or an assignment or charge in accordance with the preceding provisions of this clause 3.17 not to underlet share part with possession or occupation of or grant any licence or declare any trust in respect of the whole or any part of the Premises and not in any event to permit or create more than three occupancies in the Premises PROVIDED THAT the Lessee may permit any member of the same group of companies as the Lessee or of the Guarantor or any associated company to occupy the whole or part of the Premises without the consent of the Lessor so long as the relationship of landlord and tenant is not thereby created and so long as such occupation shall be terminated upon such member ceasing to be a member of such group or an associated company as aforesaid and provided that the Lessee shall keep the Lessor informed of the identity of all such occupiers of the Premises

       3.17.5 Not to underlet the whole or a Permitted Part of the Premises without the prior written consent of the Lessor (which shall not be unreasonably withheld) in the case of an underletting at the best rent reasonably obtainable for the premises being underlet without taking a fine or premium and containing (i) provisions for the upward review of the rent at the same dates as provided by this Lease and (ii) no provisions in

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                any way commuting rent and (iii) other obligations on the part of the underlessee consistent with and no less onerous than the obligations of the Lessee under this Lease (other than the covenant to pay the rent reserved by this Lease)

        3.17.6 That every underlease and sub-underlease whether mediate or immediate shall contain no less onerous restrictions on assignment underletting parting with possession sharing occupation and granting of licences and the same provisions for direct covenants and registration as are contained in this Lease

        3.17.7 To procure that any proposed underlessee shall before being allowed into occupation enter into a direct covenant with the Lessor to perform and observe all the Lessees covenants (other than the covenant to pay rent) and the conditions contained in this Lease so far as they relate to or affect the underlet premises and so long as the term to be created by such underlease shall remain vested in such underlessee and (if the Lessor shall so reasonably require) that respectable and responsible guarantors for such underlessee shall enter into covenants by Deed in favour of the Lessee and the Lessor in such form as the Lessor may reasonably require in the light of the proposed underlessee's liabilities

        3.17.8 Not to waive expressly or impliedly any of the covenants imposed in any underlease but upon any breach forthwith to use all reasonable endeavours to enforce those covenants

        3.17.9 To procure that any provisions for the review of rent under any underlease shall be pursued diligently and upon request to provide the Lessor with such information as it shall reasonably require in connection with such review

        3.17.10 To give the Lessor notice (and if the Lessor reasonably so requires at the Lessee's expense to procure that some other person or corporation acceptable to the Lessor executes a guarantee in such form as the Lessor shall reasonably require) within fifty six days of the death or bankruptcy during the Term of any person who has or shall have guaranteed to the Lessor the payment of the rent and the observance

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                and performance of the Lessees covenants under this Lease or of such person (being a company) suffering a receiver to be appointed or passing a resolution to wind up or entering into liquidation

        3.17.11 Not to reduce the rent payable nor to vary any of the provisions of nor to give any consent required under any permitted underlease without the previous written consent of the Lessor which shall not be unreasonably withheld or delayed where such consent if required under this Lease is not to be unreasonably withheld or delayed

        3.17.12 At the request of the Lessor to use its reasonable endeavours to terminate lawfully any underlease which is not permitted under this Lease

        3.17.13 Upon completion of each assignment of this Lease to deliver to the assignee the duplicate of any Health and Safety File for the Premises prepared under the Construction (Design and Management) Regulations 1994 ("the CDM Regulations") complete and fully up dated and obtain a written acknowledgement from the assignee of receipt of such duplicate and of its understanding of the nature and purpose of the File and promptly to produce to the Lessor a true copy of such acknowledgement

        3.17.14 To procure that before the grant of any underlease of THE PREMISES OR a Permitted Part a court order is obtained under the provisions of Section 38(4) of the Landlord and Tenant Act 1954 (as amended by Section 5 of the Law of Property Act 1969) excluding the provisions of Sections 24-28 inclusive of that Act in relation to the proposed underlease (the agreement excluding those provisions being contained in the proposed underlease) and that a certified copy of the order is supplied to the Lessor

3.18    REGISTRATION

        3.18.1 Within fourteen days after any assignment of this Lease to give written notice to the Lessor of the name and address of the party to whom all future demands for rent and other moneys payable under this Lease are to be addressed and within twenty-one days after any assignment

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                charge by way of fixed charge underlease or devolution of the
                Premises or any part of them or any interest in them (including the surrender or forfeiture of any underlease) or change of name of the Lessee or any guarantor to give notice of such event in writing to the Solicitors for the time being of the Lessor and to provide them with a certified copy of the document effecting such event and to pay to such Solicitors a registration fee of(pound)25.00 or such larger sum as such Solicitors shall reasonably require

         3.18.2 Within 21 days after the rent payable upon review of rent in any underlease of the Premises or any part of them shall have been ascertained (whether by agreement arbitration or otherwise) to notify the Lessor in writing of the rent so ascertained and deliver to the Lessor a certified copy of the award of any arbitrator or expert engaged in connection with such review and as soon as practicable thereafter a memorandum recording the revised rent signed by or on behalf of the parties to such review

3.19    NOTICES

        At the Lessees expense to comply with any notice order proposal requisition direction or other thing received from a competent authority and affecting or likely to affect the Premises their use or their owner or occupier or the Lessors interest in the Premises and forthwith to deliver to the Lessor a copy of such notice order proposal requisition direction or other thing and at the reasonable request of the Lessor to make or join with the Lessor in making such objections and representations against or in respect of any such matters as the Lessor shall reasonably deem expedient

3.20    NOT TO OVERLOAD ETC.

        Not to erect on or suspend from the Premises or any part of them anything which will or may overload any floor wall roof or any other part of the structure or structural frame of the Premises

3.21    COMPLIANCE WITH STATUTE

        Without prejudice to the general terms of Clause 3.4 at all times during the Term to comply at the Lessee's expense with the provisions of any relevant legislation

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        for the time being in force including the Town & County Planning Act
        1990 and Safety at Work etc. Act 1974 the Factories Act 1961 the Offices Shops and the Railway Premises Act 1963 The Fire Precautions Act 1971 the CDM Regulations the Public Health Acts and the Clean Air Acts and with any regulations or orders made and all licences consents and conditions granted or imposed under such legislation so far as the same relate to or affect the Premises or their use their owner or occupier or the Lessors interest in them and as often as occasion shall require to obtain at the Lessee's expense all such licences and consents as may be necessary under such legislation for any use of or permitted improvements alterations or additions to the Premises and not to do or omit on or about the Premises any act or thing by reason of which the Lessor may under any such legislation incur or become liable to pay any levy penalty damages compensation costs charges or expenses and at all times during the Term to ensure that the Lessor and the Health and Safety Executive are promptly notified of any changes to the Health and Safety File in respect of the Premises prepared under the CDM Regulations (the Lessee being (as it hereby acknowledges) "the client" for the purposes of those Regulations) so that in particular the Lessor can satisfy itself that the original of any such File maintained by it is complete and up to date and to keep the Lessor fully indemnified against all proceedings costs expenses and demands in relation to any such matters and to produce to the Lessor such licences consents and other documents and evidence as the Lessor may reasonably require in order to satisfy itself that the provisions of this Clause 3.21 have been complied with in all respects

3.22    PLANNING

        3.22.1 Not to apply for nor procure the application by any third party for any planning consent (which expression shall include any outline or detailed consent or any approval of reserved matters or any appeal to the Secretary of State for the Environment) relating to the Premises (whether or not in conjunction with other premises) without the Lessor's prior written consent which shall not be unreasonably withheld or delayed in respect of any matter in relation to which the Lessor's consent is not under the other provisions of this Lease to be unreasonably withheld or delayed

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        3.22.2  As soon as practicable after the grant of planning consent to the Lessee to give to the Lessor a full copy of it and of the application for it and its supporting drawings and specifications and calculations (if any)

        3.22.3 Unless the Lessor shall otherwise direct the Lessee shall carry out or cause to be carried out before the end of the Term any works stipulated to be carried out to the Premises by a date later than the end of the Term as a condition of any planning consent which may have been implemented by the Lessee during the Term

        3.22.4 To produce to the Lessor such plans documents and evidence as the Lessor may reasonably require in order to satisfy itself that the provisions of this Clause 3.22 have been complied with in all respects

3.23    VALUE ADDED TAX

        Where by virtue of any of the provisions of this Lease the Lessee is required to pay or repay to the Lessor or to any other person any costs fee charge or expense or other sum in respect of the supply of any goods or services by the Lessor or any other person (including for the avoidance of doubt any rent payable hereunder) then save where the Lessor is entitled to recover the same the Lessee shall also be required to pay and shall keep the Lessor and such other person indemnified against the amount of any Value Added Tax which may be chargeable in respect of such supply or which the Lessor may elect to charge in respect of it PROVIDED THAT a valid Value Added Tax invoice containing the particulars prescribed in Regulation 14 of the Value Added Tax (General) Regulations 1995 (as amended) is rendered to the Lessee in respect of the supply of any goods or services by the Lessor

3.24    INDEMNITY

        To indemnify the Lessor against all liability and costs (including any increase in insurance premium) in respect of any breach of covenant on the part of the Lessee or any works carried out at any time during the Term to the Premises by the Lessee anything now or during the Term attached to or projecting from the Premises any act neglect or omission by the Lessee or any underlessee or by their respective servants or agents or by any persons in the Premises with the

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        actual or implied authority of any of them or out of infringement disturbance or destruction during the Term by the Lessee of any right or easement

3.25    INFORMATION

        To provide within fourteen days of receipt of a written request from the Lessor such information as the Lessor may reasonably require as to the occupation of the Premises including details of all underlettings and licences granted by the Lessee and the full names and addresses of all persons in actual or deemed possession of the Premises and each and every part of them

3.26    NOTIFY DAMAGE

        Immediately upon becoming aware of it to give written notice to the Lessor of any damage to the Premises caused by any of the Insured Risks and of any defect in the Premises which if not remedied might give rise to any third party claim or to any obligation on the Lessor to do or refrain from doing any act or thing to comply with any legal duty of care and at all times to display and maintain on the Premises all notices which the Lessor may from time to time reasonably require to be displayed but which shall not be required to be displayed in such a position as to interfere with the Lessee's business

3.27    BAILIFF'S FEES

        To pay all fees properly incurred by the Lessor to any bailiff instructed by the Lessor for the collection of any rent or other sum due under this Lease

3.28    FIRE FIGHTING EQUIPMENT AND SECURITY

        3.28.1 To keep the Premises supplied and equipped with all fire fighting and extinguishing appliances from time to time required by law or required by the insurers of the Premises such appliances being kept open to inspection and properly maintained and not to obstruct the access to or means of working such appliances or the means of escape from the Premises in case of fire

        3.28.2 To take expeditiously all requisite steps to obtain any necessary fire certificate for the Premises

        3.28.3 To ensure that at all times the Lessor has written notice of the name and address and telephone number of at least one keyholder of the Premises

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        3.28.4  At any time that the Premises or any part of them is unoccupied to take all reasonable precautions to prevent vandalism theft and unlawful occupation

3.29    INTERMEDIATE LEASE

        Not to do omit suffer or permit in relation to the Premises any act or thing that would or might cause the Lessor to be in breach of the Intermediate Lease or that if done omitted suffered or permitted by the Lessor would or might constitute a breach of the covenants on the part of the tenant and the conditions contained in the Intermediate Lease and to observe the covenants referred to in the Property and Charges Register of title HP389500 (so far as aforesaid) and to indemnify the Lessor against all actions claims costs expenses and liabilities in respect of them

4.      LESSOR'S COVENANTS

        The Lessor covenants with the Lessee as follows:

4.1     QUIET ENJOYMENT

        That the Lessee paying the rent and other monies payable under and observing and performing the Lessee's covenants and stipulations contained in this Lease shall peaceably hold and enjoy the Premises during the Term without any interruption by the Lessor or any person rightfully claiming by through under or in trust for it or by title paramount

4.2     HEADLEASE

        4.2.1 To pay the rents reserved by the Intermediate Lease and to perform and observe the tenants covenants and conditions contained therein insofar as the Lessee is not liable for such performance under the covenants on its part contained in this Lease and to indemnify the Lessee against all actions costs claims expenses and liabilities in respect of any breach of this covenant

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        4.2.2   On the request and at the reasonable cost of the Lessee to use all reasonable endeavours to enforce the covenants on the part of the Intermediate Landlord contained in the Intermediate Lease

        4.2.3 To use all reasonable endeavours at the cost of the Lessee to obtain the consent of the Intermediate Landlord whenever the Lessee makes application for any consent required under this Sublease and such consent is also required pursuant to the provisions of the Intermediate Lease

        4.2.4 To provide on request details of the insurance maintained by the Superior Landlord (or the Lessor as the case may be) in respect of the Premises and to use reasonable endeavours to procure that the interest of the Lessee is noted on the policy of insurance whether by specific or general indorsement

4.3 Unless otherwise directed in writing by the Lessee or its successors in title or unless the Lessee or its successors in title no longer has any legal interest in the Premises at the time of service of the notice herein referred to the Lessor hereby covenants that it will not serve notice to terminate the Intermediate Lease pursuant to Clause 7(2) of the Intermediate Lease and that it will procure that upon any assignment of the interest of the Lessor as tenant under the Intermediate Lease the assignee will enter into a covenant in identical terms to this covenant directly with the Lessee or its successors in title

5.      PROVISOS

        PROVIDED ALWAYS and it is agreed between the parties as follows:

5.1     INTEREST

        That if the rent or any part of it shall at any time be unpaid within 7 days of the due date or any other monies due by the Lessee to the Lessor shall at any time be unpaid within fourteen days of the due date (whether in respect of rent any formal demand shall have been made or not) then the Lessee shall on demand pay to the Lessor in addition Interest on such sum for the period from the date when such sum became due to the date of payment to the Lessor

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5.2     FORFEITURE

        That

        5.2.1 if the rent or any part of it or any Interest payable or any other monies due by the Lessee to the Lessor shall at any time be unpaid for twenty one days (whether in respect of rent any formal demand shall have been made or not) or

        5.2.2 if the Lessee shall fail to perform or observe any of its covenants or stipulations in this Lease or

        5.2.3 if the Lessee for the time being shall be wound up or an administration order made against it/him or is adjudged bankrupt or enters into liquidation (except voluntarily for the purpose of amalgamation or reconstruction) or suffer a Receiver or an Administrative Receiver or a Receiver and Manager to be appointed or become subject to an administration order under the Insolvency Act 1986 or enter into an agreement or composition for the benefit of its creditors or have a receiving order made against him then it shall be lawful for the Lessor or any persons duly authorised by it to forfeit this Lease by entering the Premises or any part of them and the Term shall thereupon absolutely cease and be of no further effect but without affecting any liability in respect of any breach of any of the Lessee's or guarantor's covenants which shall already have accrued

5.3     EXCLUSION OF WARRANTY

        Nothing in this Lease or in any consent granted by the Lessor under this Lease shall imply or warrant that the Premises may be used for the purpose permitted by this Lease so far as concerns any statutes relating to town and country planning or that any alterations or additions or other works to the Premises which the Lessor may permit under the provisions of this Lease will not require planning permission and it is agreed that in entering into this Lease the Lessee does not rely on any such warranty given by the Lessor or by any person on its behalf

5.4     LESSEE'S EFFECTS

        The Lessee hereby irrevocably appoints the Lessor to be its agent to store or dispose of any effects left by the Lessee on the Premises after the end of the

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        Term on such terms as the Lessor thinks fit and without the Lessor being liable to the Lessee save to account for the net proceeds of sale less the cost of storage (if any) and any other expenses reasonably incurred by the Lessor PROVIDED THAT the Lessee will indemnify the Lessor against any liability incurred by it to any third party whose property shall have been sold by the Lessor in the mistaken belief (which shall be presumed unless the contrary be proved) that such property belonged to the Lessee and was liable to be dealt with as such pursuant to the provisions of this clause 5.4

5.5     ACCEPTANCE OF RENT

        5.5.1 The demand for and/or acceptance of any of the rents reserved by or any other monies due under this Lease by the Lessor or its agents shall not constitute or be deemed a waiver of any of the Lessees or any guarantors or subtenants covenants nor of any breach of such covenants or of any of the conditions contained in this Lease or in any Underlease or of any of the Lessor's remedies in respect of such breach and neither the Lessee nor any guarantor nor any subtenant shall in any proceedings for forfeiture plead or otherwise propose any such demand or acceptance as a waiver by the Lessor or as a defence for the Lessee guarantor or such sub-tenant (as the case may be)

        5.5.2 If the Lessor shall (by virtue of its reasonable belief that the Lessee or any guarantor or any subtenant is in breach of covenant or condition or might acquire against the Lessor any right or entitlement not expressly hereby granted) refrain from demanding or accepting rent or any other moneys due under this Lease then Interest shall be payable by the Lessee upon such rent or moneys for the period during which the Lessor shall so properly refrain

5.6     NOTICES

        Any notice required to be served on any party shall be sufficiently served if it is sent by recorded delivery or registered post in a stamped envelope addressed to the Lessee Lessor or any guarantor at its registered office or address for service in the United Kingdom but if there shall be no such address at its last known place of abode or business and if sent by recorded delivery or registered post

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        such service shall be deemed to be made on the working day following the date of posting

5.7     RENT SUSPENSION

        In the event of the Premises or any part of them at any time during the Term being damaged or destroyed by any of the Insured Risks (as that expression is defined in the Headlease) in respect of which the Lessor or the Intermediate Landlord or the Superior Landlord (as appropriate) is indemnified under insurance of the Premises so as to render the Premises incapable of occupation and use then (save to the extent that the insurance moneys become irrecoverable through any act or default of the Lessee or any person under its control) the rent reserved by this Lease or a fair proportion of it according to the nature and extent that the Premises shall be incapable of occupation and use shall be suspended until either the Premises shall again be capable of use and occupation or for a period ("the Rent Insurance Period") equal to the number of years for which insurance against loss of rent has been effected under the Superior Landlord's covenant in the Headlease (whichever is the shorter period)

5.8     LESSOR'S LIABILITY

        In any case where the facts are or should reasonably be known to the Lessee the Lessor shall not in any event be liable to the Lessee in respect of any failure of the Lessor to perform any of its obligations to the Lessee hereunder whether express or implied unless and until the Lessor has or ought reasonably to have become aware of the facts giving rise to the failure and the Lessor has failed within a reasonable time to remedy the same

5.9     HEADLEASE RENT REVIEWS

        The Lessee shall subject to the prior approval of the Lessor and of the Intermediate Landlord (such approval not to be unreasonably withheld or delayed) at its own expense act as the agents for the Lessor and the Intermediate Landlord in conducting the review of rent under the Headlease at 24 June 2004 and 24 June 2009 and in doing so the Lessee shall keep the Lessor and the Intermediate Landlord informed at all times of the progress of and all material aspects of all negotiations between the Lessee and the Superior Landlord and/or their respective surveyors or agents and shall give full and

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        proper consideration to all proposals observations and arguments in respect of such reviews as the Lessor or the Intermediate Landlord may make or raise and shall put (or procure to be put) such proposals observations and arguments to the Superior Landlord and/or its surveyors or agents or to any independent expert appointed to determine the review of rent under the Headlease PROVIDED that the Lessee shall not settle such reviews of rent or agree any rent payable following such reviews without the prior express written approval of the Lessor and of the Intermediate Landlord (such approval not to be unreasonably withheld or delayed)

5.10    Exclusion of Landlord and Tenant Act 1954

        Having been authorised so to do by an Order of the [ ] County Court dated the [ ] day of [ ] 2002 under the provisions of section 38(4) of the Landlord and Tenant Act 1954 the Lessor and the Lessee hereby agree that the provisions of sections 24-28 of the said Act shall be excluded in relation to the tenancy hereby created

6.      RENT INCREASE AND REVIEW

6.1 During each Review Period the Lessee shall pay to the Lessor in each year rent being whichever is the greater of a sum equal to the rent payable immediately prior to the relevant Review Date or such reviewed rent as may be agreed or determined as provided below (whichever is the greater)

6.2 The Rent shall be reviewed in accordance with the provisions of paragraphs 3 to 5 of Part 1 of the Fourth Schedule of the Headlease which provisions shall be incorporated in this Lease as if the same were set out herein in extenso so that references in those provisions to "the Landlord" and "the Tenant" after such incorporation are references to the Lessor and the Lessee in this Lease but with the following modifications:

                6.2.1 "the Review Date" and "the Review Period" are defined as set out in clause 1.1 6.2.2 In the definition of the "Market Rent":

                6.2.2.1 "12 years" shall be substituted for "25" years in line 8

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                6.2.2.2 references to "this Lease" mean this Sublease

                6.2.2.3 in disregard (d) the words "or the Superior Landlord or the Intermediate Landlord" shall be added after "the Landlord"

                6.3 The expression "the Rent" shall be substituted for the expression "the Rent under this part of this Schedule"

7.      OPTIONS TO TERMINATE LEASE

7.1 If by damage or destruction by an Insured Risk (as that expression is defined in the Headlease) the Premises or a substantial part of them shall at any time be rendered unfit for occupation or use for the Specified Use or inaccessible and the Premises shall not have been reinstated and rendered capable of occupation for the Specified Use by three months before the end of the Rent Insurance Period then either party may thereupon determine the Term and this Lease by not less than three calendar months notice in writing to that effect served upon the other and upon the expiration of such notice this Lease and the Term shall cease and be of not further effect (but without affecting the liability of the Lessor or the Lessee for any breach of covenant which shall already have accrued) PROVIDED that no such notice shall be valid if served more than five weeks after the expiration of the Rent Insurance Period or if at that date of service or expiration of such notice the Premises shall in fact have been so reinstated and rendered capable of occupation and use for the Specified Use and PROVIDED that any insurance monies payable under the policy of insurance for the Premises shall be paid to and belong to the Lessor or the Superior Landlord (as the case may be) for its own use

7.2 If the Lessee shall desire to terminate this Lease at any time during the period of 12 months after the Term Commencement Date (but on no other date) and shall have served on the Lessor not less than 3 calendar months prior written notice of such desire this Lease shall upon expiry of the notice served by the Lessee cease and absolutely determine (but without prejudice to any rights or claims in respect of any subsisting breach of covenant) and the Lessee shall deliver up to the Lessor full vacant possession of the Premises and materially in accordance with the covenants on the part of the Lessee hereinbefore contained

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8.      GUARANTOR'S COVENANTS

        The Guarantor in consideration of the grant of this Lease to the Lessee at the request of the Guarantor covenants with the Lessor in the manner set out in the Second Schedule

IN WITNESS whereof the parties have executed this Lease as their Deed the day and year first before written

                               THE FIRST SCHEDULE
                                     PART I
                                 RIGHTS GRANTED
The rights granted by the Second Schedule to the Headlease


                                     PART II
                                 RIGHTS RESERVED
The exceptions and reservations contained in the Third Schedule to the Headlease



                               THE SECOND SCHEDULE
                                    GUARANTEE

The Guarantor guarantees to and covenants with and for the benefit of the Lessor (which expression shall for the purpose of this guarantee and covenant include the Lessor's successors in title to the reversion without the need for express assignment)

1. that the Lessee (here meaning [ ]) will at all times (a) until a permitted assignment of this Lease by the Lessee pay the rent and all other sums agreed to be paid by the Lessee when due and will also duly perform and observe its covenants and the stipulations in this Lease and
        (b) after a permitted assignment of this Lease duly perform and observe its covenants and the stipulations contained in any Deed which the Lessee shall enter into under

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        the terms of Clause 3.17.3 of this Lease ("an Authorised Guarantee
        Agreement") and that the Guarantor will if the Lessee shall make any default in payment of such rent or any other sums or in the performance and observance of such covenants and stipulations pay the rent and monies and observe or perform the covenants or stipulations in respect of which the Lessee shall be in default and will make good to and indemnify the Lessor in respect of all losses damages liability costs and expenses sustained by the Lessor through the default of the Lessee PROVIDED ALWAYS that the liability of the Guarantor shall be no greater than the liability of the Lessee to the Lessor in respect of the act or default giving rise to the liability and any neglect or forbearance of the Lessor in endeavouring to obtain payment of the rent or other monies when the same become due or any refusal by the Lessor to accept rent tendered by or on behalf of the Lessee at a time when the Lessor may be entitled (or would after service of a notice under Section 146 of the Law of Property Act 1925 be entitled) to re-enter the Premises or any delay by the Lessor in taking any steps to enforce performance or observance of the said covenants or stipulations and any time or indulgence which may be given by the Lessor to the Lessee or the fact that the reversion to this Lease may have been assigned or that the Lessee may have ceased to exist or be under any legal limitation or any immunity disability or incapacity or any other act or thing (save for the provisions of the 1995 Act) whereby but for this provision the Guarantor would have been released shall not release or in any way lessen or affect the liability of the Guarantor under this guarantee

2. that if the Lessee shall enter into liquidation or become bankrupt and the liquidator or trustee shall disclaim or surrender this Lease or if this Lease shall be forfeited or if the Lessee shall cease to exist then the Guarantor will be required by the Lessor in writing within three months after such disclaimer or other event accept from the Lessor a lease of the Premises for a term equal to the residue of the Term unexpired at the date of such disclaimer or other event and containing the same rent covenants provisos and other terms as this Lease shall execute and deliver to the Lessor a counterpart and shall pay the reasonable and proper costs of such new lease

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3.      that if for any reason the Lessor does not require the Guarantor of any of them to accept a new lease of the Premises as mentioned above then the Guarantors shall pay to the Lessor on demand an amount equal to the rent reserved by and other sums payable under this Lease at the date of such disclaimer or other event for the period commencing with such date and ending of whichever is the earliest of the following dates:

                3.1     the expiration of six calendar months after such date
                3.2     the expiration of the Term
                3.3 the date (if any) upon which the Premises shall be re-let


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                                   SCHEDULE 4

                                   WARRANTIES

                                     PART 1



1       CAPACITY OF THALES AND THE COMPANIES

1.1 Thales and each of the Companies are duly organised and validly existing under all applicable laws.

1.2 Thales and the Companies have the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by each of them pursuant to this Agreement (the "Thales Completion Documents").

1.3 The Thales Completion Documents will, when executed by Thales and each of the Companies constitute binding obligations of Thales and each of the Companies in accordance with their respective terms.

1.4 The execution and delivery of, and the performance by Thales and each of the Companies of their respective obligations under the Thales Completion Documents will not:

        1.4.1 result in a breach of, or constitute a default under, any instrument to which Thales or any of the Companies is a party or by which Thales or any of the Companies is bound; or

        1.4.2 result in a breach of any order, judgment or decree of any court or governmental agency to which Thales or any of the Companies is a party or by which Thales or any of the Companies is bound; or

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        1.4.3   require the consent of the shareholders of Thales or any of the
                Companies or of any other person; or

        1.4.4 require Thales or any of the Companies to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).


        OVERSEAS OPERATIONS


1.5 The description of the overseas operations of the Business set out in the Disclosure Letter is a true and accurate description of the overseas operations of the Business.



2       FINANCIAL


2.1 The Accounts of TCSL have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accountancy principles and practice applicable or prevailing in the United Kingdom and show a true and fair view of the assets and liabilities of TCSL and of its profits or loss for financial period ending on the Accounting Date.


2.2 The Accounts of TCSA have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accountancy principles and

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        practice applicable or prevailing in France and show a true and fair view of the assets and liabilities of TCSA and of its profits or loss for the financial period ending on the Accounting Date.


2.3 The Accounts of TCS GmbH have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accountancy principles and practice applicable or prevailing in Germany and show a true and fair view of the assets and liabilities of TCS GmbH and of its profits or loss for the financial period ending on the Accounting Date.


2.4 The Accounts of TCS Inc. have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accountancy principles and practice applicable or prevailing in the United States of America and show a true and fair view of the assets and liabilities of TCS Inc. and of its profits or loss for the financial period ending on the Accounting Date.


2.5 Without limiting the generality of warranties 2.1 to 2.4 (inclusive) the results shown by the Accounts of TCSL and the audited accounts of TCSL for the period ending 31 December 2000 did not (except as therein disclosed) record any "extraordinary" or "exceptional" item (as such terms are currently interpreted by Financial Reporting Standards applicable to any of the Companies).


2.6 Thales confirms that it has reviewed all entries regarding TCS Companies combination that have been prepared according to the accounting principles of this Agreement. As result of this review Thales confirms that it is not aware of adjustments, whether in terms of additional provisions for inventory, additional provisions for liabilities or other adjustments that are, or reasonably could be, of relevance in the context of Nice obligation to provide an audit certificate on the Completion Accounts of TCS at the Completion Date.

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2.7     Thales confirms that the Accounts Combination Statement has been prepared in accordance with the Accounting Principles and further confirms that it has reviewed all the consolidation entries that have been prepared in order to produce the consolidated accounts of Thales (both in terms of the holding company consolidation and any relevant consolidations at intermediate holding company level) at 31 December 2001 and 30 June 2002 and there are no consolidation adjustments, whether in terms of additional provisions for inventory, additional provisions for liabilities or other adjustments that are, or could reasonably be held to be, of relevance in the context of the calculation of the NAV Target.


        MANAGEMENT ACCOUNTS


2.8 Attached to the Disclosure Letter are the Management Accounts together with the unaudited financial report of TCSA to 30 June 2002.


2.9 The Management Accounts reasonably and fairly represent the profits or losses of each of the TCS Group (excluding TCSA) for the five month period to 31 May 2002 and the unaudited financial report of TCSA to 30 June 2002 reasonably and fairly represents the profits or losses of TCSA for the six month period to 30 June 2002.


        OPERATION OF THE BUSINESS


2.10    Since the Accounting Date:


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        2.10.1  each of the Companies have carried on the Business in the ordinary and usual course with a view to maintaining the same as a going concern and without entering into any transaction, or assuming any liability which is not in the ordinary and usual course of the Business; except as contemplated by or permitted by the terms of this Agreement;


        2.10.2 there has been no material interruption or alteration in the nature, scope or manner of the business of any of the Companies;


        2.10.3 no substantial customer of or supplier to any of the Companies (being a customer or supplier accounting for more than 5% (five per cent) of the turnover of the Business for the accounting period ending on the Accounting Date) has:


                (a) indicated that it is likely to cease trading with or supply to any of the Companies;


                (b) indicated that it is likely to reduce substantially its trading with any of or supplies to the Companies; or


                (c) indicated that it is likely to change substantially the terms upon which it is prepared to trade with or supply to any of the Companies (other than normal price and minor changes);


        2.10.4 there has been no material increase in the average collection periods for the debtors and no material decrease in the payment periods for the creditors and each of the Companies have continued to pay all creditors

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                and received payments from all debtors in the ordinary course of their business consistent with the normal practice of the Business;


        2.10.5 none of the Companies have acquired, sold, transferred or otherwise disposed of any material assets or cancelled, waived, released or discounted in whole or in part any material rights, debts or claims of any of the Companies, except in each case in the ordinary course of the business of any of the Companies and in a manner consistent with prior practice; except as contemplated by or permitted by the terms of this Agreement;


        2.10.6 the Companies have not entered into any commitment involving capital expenditure on capital account which is still outstanding;


        2.10.7 other than changes in the amount of Cumulative Orders of the Business in the period 1 January 2002 to 30 June 2002 as provided for in clause 7.7 of this Agreement, there has been no material adverse change in the financial or trading position or (save to the extent that the same would be likely to affect to a similar extent generally all companies carrying on similar businesses in the United Kingdom, France, Germany or the United States) in the prospects of the Business taken as a whole and no event, fact or matter has occurred which is likely to give rise to any such change;


        2.10.8 no material debtor of the Business has been released by Thales or any of the Companies on terms that it pays less than the book value of its debt and no material debt owing to Thales or any of the Companies in connection with the Business taken as a whole has been deferred, subordinated or written off or;


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        2.10.9  no material change has been made in the terms of employment of the Employees (other than those required by law);


        2.10.10 no debts or other receivables and no stock, goods, plant, machinery or equipment of any of the Companies (in relation to the Business) have been factored or sold, or agreed to be sold, apart from the sales of finished products in the routine course of trading;


        2.10.11 neither Thales or any of the Companies (in relation to the Business) have offered material price reductions, discounts or allowances on sales of trading stock or services;


        2.10.12 no agreements have been entered into or give effect or arrangements put in place to transfer any customers or suppliers of the Business to the business of any of Thales or any of the Companies;


2.11 The Disclosure Letter incorporates a list of all outstanding guarantees, performance bonds, letters of credit or similar instruments given by Thales or any of the Companies or any other person in respect of the Business.


        GRANTS AND ALLOWANCES


        2.12.1 The Disclosure Letter contains full particulars of all central and local government grants, subsidies and allowances which have been applied for or received by Thales or any of the Companies relating to the Business during the last four (4) years. No such grant, subsidy or allowance will become repayable by the Purchasers as a result of the sale of the Business.


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

        2.12.2 Neither Thales or any of the Companies has done or failed to do any act or thing which could result in all or any part of an investment grant or similar payment or allowance made or due to be made to it becoming repayable or forfeited by it.


        COMPLIANCE WITH APPLICABLE LAWS


2.13 The Companies have conducted the Business in all material respects in accordance with all applicable laws and regulations of the United Kingdom or any other jurisdiction in respect of whose laws the Business is subject.


2.14 The Companies are not in default in any order, decree or judgment of any court or any governmental or regulatory authority (whether in the United Kingdom or any other jurisdiction) which applies to the Business.


        US EMBARGO ENTITIES


2.15 Neither Thales or any of the Companies is, in relation to the Business, party to any subsisting agreement, obligation or arrangement relating to the conduct of Business with any person, entity, governmental body or organisation of or in a US Embargo Country.


3       EMPLOYEES


3.1 The Employees are all the employees employed in the Business as at the date of this Agreement.

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3.2     In relation to each Employee there are contained in the Disclosure
        Letter full particulars of:


        3.2.1 any written service or employment agreement or (as appropriate) any standard form of particulars of employment applicable and issued to Employees;


        3.2.2 each Employee's name, sex, job title, place of work and date of commencement of employment (including any employment with a previous employer which counts as continuous employment for the purposes of any relevant employment legislation in the jurisdiction in which the relevant employer is incorporated);


        3.2.3 each Employee's rate of remuneration, bonus and commission, any other benefit of any kind to which they are entitled or which is regularly provided or made available to Employees and the period of notice, entitlement to holidays and holiday bonuses applicable to Employees;


        3.2.4 particulars of any collective agreement affecting Employee's terms of employment, including disciplinary or grievance procedures and any procedures to be followed in the case of redundancy or dismissal; and


        3.2.5   details of any other terms and conditions of employment.


3.3 There are no subsisting contracts for the provision by any person of any consultancy services to the Companies in connection with the Business.


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3.4     Save as disclosed in the Disclosure Letter the Companies have no profit-sharing, share option or share incentive schemes or other employee benefit plans (excluding retirement benefit plans) in relation to any Employee.


3.5 Save as disclosed in the Disclosure Letter the Companies have no collective bargaining agreements or arrangements with trade unions, or employee bodies (whether or not elected), relating to the Employees.


3.6 Thales and/or the Companies are not in connection with the Business involved in any industrial or trade dispute or any other dispute or negotiation of a material nature with any trade union, body of employees or material number of employees.


3.7 Save to the extent (if any) to which provision or allowance has been made in the Accounts:


        3.7.1 no liability has been incurred by any of the Companies for redundancy payments or for compensation for wrongful or unfair dismissal or in relation to the dismissal of any employee of the Companies or for failure to comply with any order for the reinstatement or re-engagement of any employees or for breach of contract or for breach of any other legislative provision; and


        3.7.2 no gratuitous payment has been made or promised by any of the Companies in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.


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3.8     No employee of any of the Companies is suffering from any medical condition, long term sickness or disability which has necessitated or, so far as Thales is aware, is expected to necessitate absence from work for a period of eight weeks or longer.


3.9 None of the Employees are on maternity leave on the date of this Agreement.


3.10 There is no outstanding or threatened claim or dispute by or with any unions or any other body representing all or any of the Employees of any of the Companies in relation to their employment by any of the Companies nor so far as Thales is aware are there any circumstances likely to give rise to any such claim or dispute.


3.11 No change, and no negotiation or request for a change in the emoluments or other terms of engagement of any of the Employees is due or would ordinarily take place consistent with past practice of the Business within six months from the date of this Agreement.


3.12 (a) No Employee of any of the Companies has given or so far as Thales is aware is expected to give notice terminating his contract of employment nor is under notice of dismissal. (b) So far as Thales is aware no Employee has threatened (or is expected to threaten) any litigation, arbitration or mediation, administration or criminal proceeding in connection with or arising from his employment.


3.13 Thales and the Companies have maintained up-to-date and adequate records regarding the employment of the Employees (including, without limitation, details of terms of employment, payment of sick pay and maternity pay, income tax and social security contributions, disciplinary and health and safety matters and adequate records for the purposes of the time keeping under relevant legislation).

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3.14    Thales and the Companies have not borrowed any money from any of the
        Employees and have not made any loans to any of the Employees which have not been repaid in full.


3.15 There are no schemes or agreements in operation under which any of the Employees is entitled to a bonus, commission or profit related remuneration of any kind payable or calculated by reference in whole or in part to the turnover, profits, sales or other financial performance of the Business, Thales or the Companies or any company connected with Thales or the Companies.


3.16 All contracts of service or consultancy or for services with directors or employees or other persons providing personal services to the Business whether directly or indirectly can be terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for dismissal, if applicable).


3.17 There is no express term of employment for any Employee which provides that a sale of the Business shall entitle the Employee to treat such sale as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.


3.18 Thales and the Companies have no obligation to make any payment on redundancy in excess of a statutory redundancy payment and Thales and the Companies have not operated any discretionary practice of making any such excess payments. Thales and the Companies do not have a written redundancy policy.

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3.19    There is no agreement between Thales and the Companies and an Employee with respect to his/her employment, his ceasing to be employed or his retirement that is not included in his/her written terms of employment or previous employment other than retirement benefits disclosed at
        Schedule 6 and/or the Disclosure Letter.


4       PENSIONS


        In this warranty schedule:

        "PERSONAL PENSION SCHEME" means the personal pension scheme approved for the purposes of Chapter IV of Part XIV of ICTA 1988 to which the Thales Group makes employer contributions in respect of Mr McKay.

        "APPROVED" means approved by the Inland Revenue for the purposes of Chapter 1 of Part XIV of ICTA 1988.


4.1 Save for the Personal Pension Scheme and Thales' Schemes as at the date of this Agreement there are not (and never have been any) agreements, arrangements, customs or practices (whether legally enforceable or not) in operation for the provision of or payment of contributions towards any pensions, allowances, lump sums or other like benefits on before or after retirement or death or termination of employment (whether voluntary or not), or disablement for the benefit of any Employee or an Employee's dependants, nor has any proposal been announced or promise made to establish any such agreement, arrangement or practice and no individual has any contractual entitlement for the provision of retirement benefits other than in accordance with the relevant governing provisions of the Personal Pension Scheme and Thales' Schemes as disclosed to the Purchasers. The Companies have duly complied with all applicable legal and administrative requirements relating to stakeholder pension schemes (as defined in Section 1(1) of the Welfare Reform and Pensions Act

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        1999) and has disclosed all material details of the pension schemes designed by the Companies in relation to the Employees.


4.2 All particulars of each of the Thales' Schemes required to permit the Purchasers to form a true and fair view of each of the Thales' Schemes, their legal status and the benefits provided or to be provided (including contingently) under them for Employees or an Employee's dependants have been provided in the Disclosure Letter including for the avoidance of doubt:


        4.2.1 a copy of each agreement, deed and all rules governing or relating to the Thales' Schemes;


        4.2.2 a copy of each explanatory document of current effect including the members' booklet and any announcements issued to an Employee who is or may become a member of any of the Thales' Schemes;


        4.2.3 details of the employer and employee contribution rates in respect of each of the Thales' Schemes.


4.3 There is attached to the Disclosure Letter a schedule of Employees who are members of the Thales' Schemes as at the date of this Agreement.


4.4 No discretion or power has been exercised under any of the Thales' Schemes to augment benefits or provide a benefit which would not otherwise be provided.


4.5 The life insurance benefit payable under any of the Thales' Schemes other than in respect of TCSI and the US Employees on the death of a member of any of the

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        Thales' Schemes is at the date of this Agreement fully insured under a policy effected with an insurance company and all insurance premiums payable have in respect of that insurance policy been paid.


4.6 No plan, proposal or intention to amend, discontinue (in whole or in part) or exercise a discretion in relation to any of the Thales' Schemes has been communicated to any member of the Thales' Schemes.


4.7 No amount due in respect of the Personal Pension Scheme or to any of the Thales' Schemes in respect of an Employee is unpaid.


4.8 Each of the Thales' Schemes are Approved and each have been designed to comply with, and have been administered in accordance with, all applicable legal and administrative requirements.


4.9 No assurance, promise or guarantee (oral or written) has been made or given to the beneficiary of the Personal Pension Scheme of a particular level or amount of benefits to be provided for or in respect of him or her under the Personal Pension Scheme on retirement, death or leaving employment.


4.10 The Disclosure Letter contains details of the rate at which Thales Group has agreed to make employer contributions into the Personal Pension Scheme.


        NON-UK PENSION WARRANTIES


        "OVERSEAS EMPLOYEES" has the same meaning as Non-UK Employees.


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        "OVERSEAS PENSION SCHEMES" means each of: The Thales North American
        Pension Plan, the Thales America 401(k) Plan; the Racal SIP II Plan and any other pension scheme or similar arrangement (other than a state scheme) to which any of the Overseas Employees make (or have agreed to make contributions or other payments).

        "STATE SCHEMES" means each state pension scheme to which any of the employers of any of the Overseas Employees are required by law to make contributions or payments.


4.11 Save for the Overseas Pension Schemes and the State Schemes, there are not (and never have been) any agreements, arrangements, customs or practices (whether legally enforceable or not) in operation for the provision of or payment of contributions towards any pensions, allowances, lump sums or other like benefits on before or after retirement or death or termination of employment (whether voluntary or not) or disability for the benefit of any Overseas Employee or the dependants of such a person, nor has any proposal been announced or promise made to establish any such agreement, arrangement or practice and no individual has any contractual entitlement for the provision of retirement benefits other than in accordance with the relevant governing provisions of the Overseas Pension Schemes as disclosed to the Purchaser.


4.12 Thales has supplied the Purchaser with copies of all agreements, deeds, declarations, insurance contracts and other relevant documents governing the Overseas Pension Schemes and an accurate outline description of the amount and nature of benefits and the circumstances in which such benefits are payable under each of the Overseas Pension Schemes.


4.13 Each of the Overseas Pension Schemes has been designed to comply with and has been administered in accordance with all applicable legal and regulatory requirements.

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4.14    All amounts which have fallen due for payment by any of the employers of any of the Overseas Employees in respect of any of the Overseas Pension Schemes or any of the State Schemes have been paid.


4.15 The Purchaser will not have any liability under any of the Overseas Pension Schemes upon Completion.


4.16 No assurances or undertakings (whether legally binding or not) have been given to any of the Employees as to the continuance or introduction or increase or improvement of any retirement, death, sickness or disability scheme.


4.17 No assurance, promise or guarantee (oral or written) has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him or her under the Overseas Pension Schemes on retirement, death or leaving employment.


5       PROPERTY


5.1 The Business Properties shown in Schedule 3 represent all the freehold and leasehold land and premises owned, leased, used or occupied by the relevant Company or in which it has an interest.


5.2 The particulars of the Business Properties shown in Part 1 of Schedule 3 are true, correct and complete in all respects and the relevant Company or the relevant Thales Affiliate is the beneficial owner and has good and marketable title to the interest set out therein in relation to the Business Properties, free from Encumbrances. The Business Properties have the benefit of all necessary rights

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        and easements required for the continued use thereof for the purposes of the relevant Company, which rights are not subject to any restriction limitation or the right of any third party to determine the same.


5.3 No notice of any breach of the covenants, stipulations and conditions contained in the Leases of the Business Properties has been received by the Thales Properties Limited or the relevant Company and all outgoings payable in respect of the Business Properties and invoiced to Thales Properties Limited or the relevant Company have been duly paid.


5.4 No notice has been received by Thales, Thales Properties Limited, any Thales Affiliate or any of the Companies of any breach of covenant for repair and redecoration contained in the Leases of the Business Properties and there are no circumstances which will or might entitle any landlord or other person to exercise any powers of entry or to take possession thereof or which would otherwise restrict or terminate the continued possession and quiet enjoyment thereof for the purposes of the business of the relevant Company as presently carried on.


5.5 There are no covenants, restrictions, stipulations, easements or quasi easements or privileges affecting the Business Properties or any part thereof which are of an unduly onerous nature or which conflict with the present user thereof or which would affect the use or continued use thereof for the purposes of the business of any of the Companies nor are there any rights, easements or privileges in the continued existence of which is doubtful or uncertain as the withdrawal or cessation of which would affect the use or continued use of the Business Properties for the purposes of the Business.


5.6 So far as is necessary for the continued use thereof for the purposes of the business of any of the Companies to the extent or in the manner in which it is now used the Business Properties and the use thereof for the purposes of the

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        business carried on by any of the Companies comply in all material respects with all applicable laws, ordinances, rules, regulations and requirements including without limitation those relating to planning and fire precautions and all building laws and by-laws affecting the same and all applicable statutory and by-laws as to fire precautions, public health, the environment or otherwise.


5.7 No notice, action or proceedings affecting the Business Properties has been served or commenced by any person and there are no facts known to Thales, Thales Properties Limited and the relevant Trade Affiliates which are likely to result in any such notice, action or process being served or commenced.


5.8 The Business Properties are not affected by any of the following matters:


        5.8.1   any closing order, demolition order or clearance order; or


        5.8.2   any enforcement notice which has not been complied with; or


        5.8.3 any order or proposal for the compulsory acquisition or requisition of the whole or part thereof or the modification of any planning permission or discontinuance of any use of the removal of any building on the Business Properties; or


        5.8.4 any agreement with any planning authority statutory undertaking or other public body or authority regarding the use or development thereof.


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5.9     There are no outstanding disputes between any of the Companies, Thales
        Properties Limited or any Thales Affiliate and any person or entity relating to the Business Properties or their use.


5.10 The Companies have in their possession or under their control all deeds and documents relating to the Business Properties relevant to the interest of the Companies in the Business Properties.


5.11 The Business Properties are in a reasonable state of repair and condition having regard to the age of the Business Properties.


5.12 The replies given to enquiries raised by the Purchaser's Solicitors in respect of the Business Properties are true and correct in all material respects.


6       ASSETS


6.1 Each of the Assets other than any Intellectual Property Rights (subject, in the case of the Inventory, to retention of title where applicable) are:


        6.1.1 legally and beneficially owned by Thales and each of the Companies free from Encumbrances;


        6.1.2 not the subject of any hire purchase, leasing, lease purchase or credit-sale agreements, agreements for conditional sale or sale by instalments;


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        6.1.3   not subject to any agreement or commitment entered into by
                Thales and each of the Companies to give or create any of the interests described in 6.1.2 above and; and


        6.1.4 in the possession of or under the control of Thales or one of the Companies.


6.2 All of the fixed and movable plant, machinery, vehicles, office, warehouse and factory equipment, furniture and furnishings used in the Business are in reasonable repair having regard to their age and are capable of being used either for the purpose for which they were acquired or for the purpose for which they are now used by any of the Companies.


6.3 All of the raw materials, work in progress, parts and components and finished goods of Thales or one of the Companies are of a quality usable in the ordinary course of business except for obsolete and slow moving items that are provided for in the Accounts.


6.4 The fixed asset registers of the Companies provide a complete and accurate record of all plant, machinery, equipment and vehicles owned by Thales and the Companies and used in respect of the Business.


7       CONTRACTS

7.1     The Disclosure Letter contains:

        7.1.1   copies of:

                (a) Contracts within category (c) of the "Contracts" definition;

                (b) all contracts, engagements or orders entered into by any of the Companies with customers for the sale of goods or the supply

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                        of services in connection with the Business which remain
                        to be performed in whole or in part having value in excess of (pound)500,000 (or (US$500,000 in respect of any such contract in US dollars); anD

                (c)     all other material Contracts;

                that remain to be performed (in whole or in part) by the Company; and


        7.1.2   a list of all other Contracts within the categories (a), (b) and
                (f) of the "Contracts" definition that remain to be performed (in whole or in part) by the Company.

7.2 The contracts currently subsisting relating to the Business to which Thales or any of the Companies is a party do not include:


        7.2.1 any contract for the purchase or use by Thales or any of the Companies of materials, supplies or equipment which is in excess of the requirements of Thales or any of the Companies for the normal operating purposes of the Business;


        7.2.2   any unusual or unusually onerous contract;


        7.2.3 any contract that cannot be terminated without penalty or compensation on 12 months' notice or less;


        7.2.4 any contract restricting the freedom of action of any of Thales or any of the Companies in relation to the normal Business activities or in relation to the territory in which the Business is conducted;

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        7.2.5   any contract not made in the ordinary course of the Business;


        7.2.6 any contract which by virtue of the acquisition of the Business by the Purchasers will result in:


                (a) any other party being by virtue of the terms of such contract relieved of any obligation or entitled to exercise any right (including any right of termination, any consent to assignment or any right of pre-emption or other option); or


                (b) Thales or any of the Companies being in default under any such agreement or arrangement or in a liability or obligation of Thales or any of the Companies being created or increased;


        7.2.7 any contract which was entered into otherwise than by way of bargain at arm's length;


        7.2.8 any contract which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement;



        7.2.9 any contract which contains any liability (present or future) under any financial or performance guarantee or indemnity or letter of credit;


7.3 Each contract to which the Thales or any of the Companies are now a party is valid and subsisting and there is no subsisting breach of any thereof which could lead to a claim for compensation, damages, specific performance or an injunction being made against Thales or any of the Companies or which could entitle a third

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        party to call in any moneys before the normal due date thereof which will in any such case materially and adversely affect the Business.


7.4 No party with whom Thales or any of the Companies have entered into any contract or arrangement is in default thereunder being a default which would have a material and adverse effect on the financial or trading position of the Business.


7.5 With respect to each of the contracts currently subsisting to which Thales and/or each of the Companies is a party in connection with the
        Business:


        7.5.1 Thales and/or each of the Companies has not received any notice of termination;


        7.5.2 the Companies have the technical and other capabilities and the human and material resources (including Inventory and promotional materials) to enable it to fulfil, perform and discharge all its outstanding obligations in the ordinary course.


7.6 The Disclosure Letter contains details of all subsisting arrangements, trading or otherwise, between the Companies and Thales or any Thales Affiliate.


7.7 Neither Thales nor any of the Companies (in relation to the Business) has outstanding any bid or tender or sale or service proposal which is substantial in relation to the Business or which has been issued in expectation of a loss following acceptance.

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7.8     No guarantee, indemnity, warranty or representation has been given to any customer in respect of goods or services supplied which would operate to extend the guarantee or warranty implied by law or contained in Thales' standard terms of business (a copy of which is attached to the Disclosure Letter).


MANUFACTURING AGREEMENT WITH INSTEM TECHNOLOGIES LIMITED


7.9 The copies of the documents contained in the Disclosure Documents in respect of the arrangements with Instem Technologies Limited constitute the entire agreement between the Companies and Instem Technologies Limited in connection with the Business.


7.10 There is no conflict between the rights granted by TCSL to Instem Technologies Limited and the rights granted by TCSL to each of Coppice Developments Limited and Precision Applications Limited.


        DISTRIBUTION AGREEMENTS


7.11 The Companies do not make any direct sales to end customers (i.e. sales which are not made indirectly, for example, through a distributor) except as disclosed.


7.12 Except as disclosed, the Companies have not entered into any exclusive distribution agreements with any person


7.13 The Companies have not granted any conflicting rights to different persons under the terms of any exclusive distribution, representative or agency arrangements,

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        and in particular, exclusive distribution rights have not been granted to more than one person in respect of the same territory or products.


7.14 None of the Companies' agreements with third parties grant distribution rights in respect of any products other than products which are sold by the Companies in connection with the Business.


        RELATIONSHIPS WITH IBM


7.15 The Companies have in place maintenance and service contracts with customers which generate sufficient income for TCSL to cover their payment obligations to IBM (UK Limited ("IBM") under all of the arrangements of TCSL with IBM.


7.16 The copies of the documents contained in the Disclosure Documents in respect of the arrangements with IBM constitute the entire agreement between the Companies and IBM in connection with the Business.


8       INTELLECTUAL PROPERTY


8.1 The Disclosure Letter and Schedule 7 contain true and accurate lists of all material Business IPR in any jurisdiction which are held or beneficially owned by the Companies. The Companies are the sole legal and beneficial owners of all Business IPR save as disclosed in the Disclosure Letter or Schedule 7.


8.2 The Disclosure Letter contains a true and accurate list of all material licensing or sub-licensing agreements or arrangements under which the Companies have the use of the Intellectual Property Rights of a third party for the purposes of the Business, and copies of such licences are included in the Disclosure Documents. No member of the Thales Group which is party to any such agreements or arrangements is in breach thereof and so far as Thales is aware no other party to such agreements or arrangements is in breach thereof.

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8.3     So far as Thales is aware, no act has been done or omitted to be done and no event has occurred or is likely to occur which may render any registered or registrable Business IPR subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid registered or registrable Intellectual Property Right pursuant to a pending application.


8.4 The Disclosure Letter contains a true and accurate list of all material agreements or arrangements under which any member of the Thales Group has granted to any other person any license, or other right in relation to the Business IPR and of all Contracts falling within (d) of the definition of Contracts.


8.5 None of (a) the products or systems developed by or for the Companies or used exclusively in the Business and which embody the use of the Business IPR and which are used in or offered for sale or licensed by the Business at Completion; or (b) the Prism Product; or (c) the Wordnet 3 product as it exists at Completion; or (d) so far as Thales is aware no other part of the Business currently carried on by the Companies, infringes any Intellectual Property Rights of any other person or involves the unauthorised use of confidential information and so far as Thales is aware no member of the Thales Group has received any notice of any alleged infringement of the Intellectual Property Rights of any third party in relation to the Business and, save as set out in the Disclosure Letter, so far as Thales is aware no member of the Thales Group is aware of any circumstances (including any act or omission to act) likely to give rise to such a claim.


8.6 No Business IPR and no benefit of use of Intellectual Property Rights which are the subject of a Contract falling within (e) of the definition of Contract will be lost,

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        or rendered liable to any right of termination or cessation by any third party, by virtue of the acquisition by the Purchasers of the Business, save as stated in the Disclosure Letter.


8.7 So far as Thales is aware, there exists no actual or threatened infringement by any third party of Business IPR (including misuse of confidential information) or any event likely to constitute such an infringement nor has Thales (or any member of the Thales Group) acquiesced in the unauthorised use by any third party of any Business IPR.


8.8 So far as Thales is aware, no claims have been made or threatened in writing by employees or ex-employees of the Business under any statutory inventor compensation provision, or like employee compensation provision, in any jurisdiction, and no employee or previous employee of the Thales Group who in the case of his or her employment created, disclosed or developed work in which Intellectual Property Rights subsist have any ownership of, or rights to, such Intellectual Property Rights in relation to the Business IPR.


8.9 Neither the Business IPR , nor so far as Thales is aware any other Material IPR are subject to any Encumbrance. The interest of Thales under any contract in respect of Business IPR or Material IPR is not subject to any Encumbrance and so far as Thales is aware the interest of any other party under any such contract is not subject to any Encumbrance.


8.10 All renewal fees required for the maintenance of the Business IPR have been paid.


8.11 None of the Business IPR or, so far as Thales is aware, other Material IPR are the subject of any litigation, opposition, arbitration, mediation or administrative or

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        criminal proceedings and no such proceedings are so far as Thales is aware, threatened in writing.


8.12 The Business IPR, together with the Intellectual Property Rights which are the subject of a Contract falling within (e) of the definition of Contract as so licensed under such Contracts, are adequate to carry on the Business in the manner currently carried on and to fulfil its existing contracts save to the extent that the Purchasers need to replace the Excluded Trade Marks.


8.13 Save as set out in the Disclosure Letter, no member of the Thales Group other than the Companies uses any Business IPR.


8.14    Thales warrants that:

        (a) the software licensed by Funk Software Inc. to TCSL is not used in the Business as carried on at Completion and has not been used in the Business in the 12 months immediately preceding Completion;

        (b) TCSL is the absolute legal and beneficial owner of the Intellectual Property Rights in the elements of the "Tienna" and "Renaissance" products except for the Tienna "SS7" signaling protocol owned by Natural MicroSystems Corporation ("Natural");

        (c) Natural and members of its group are not developing as at the date of Completion and have not in the 12 months immediately preceding Completion been contracted to develop any products or Intellectual Property Rights for use in the Business other than that described in paragraph (b) above;

        (d) the software developed by Cliffstone for TCSL which related to TCSL's "Agent Quality Thales 3" product is not used in the Business as carried on at Completion and has not been used in the Business in the 12 months immediately preceding Completion;

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        (e)     other than as listed in the French Disclosure Letter and the
                German Disclosure Letter, TCSA and TCS GmbH do not own any other Intellectual Property Rights and no products or processes have been made available to any persons which incorporate any TCSA or TCS GmbH Intellectual Property Rights and none of the Companies are legally bound to make such products or processes available; and

        (f) no distributors, resellers (or other third party who has entered into an agreement with the Companies for the supply of Business products to end-users) of the Companies have made any modifications to any products in respect of which they have been granted distributor or reseller rights by the Companies.

        (g) All Intellectual Property Rights which are disclosed under the French Disclosure Letter and the German Disclosure Letter have been created by employees of, and are owned by, TCSA and TCS GmbH.

        (h) The Cross Patents Licence Agreements do not impose any ongoing obligations on the Purchasers other than an obligation not to derogate from the grant of a non-exclusive licence of any patents being transferred to the Purchasers pursuant to this Agreement to Alcatel in the field of civil telecommunications and Thomson Multimedia in the field of multimedia on electronics consumer products broadcast and network equipment.


9       INFORMATION TECHNOLOGY

9.1 A list of the Information Technology used by the Business and by each Company and all agreements, arrangements or understandings relating to the maintenance, development, support, security, disaster recovery, management and utilisation of the Information Technology used by the Business (including software licences, escrow agreements relating to the deposit of sources codes, facilities management and computer bureau services agreements) are disclosed in the Disclosure Letter.

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

9.2 There are no material defects relating to the Information Technology used by the Business and the Information Technology used by the Business has the capacity and performance necessary to fulfil the present requirements of the Business.

9.3 No Company and no member of the Thales Group has disclosed to any third party any source code or algorithms relating to any software owned (either solely or jointly) by any of the Companies or by any member of the Thales Group in relation to the Business.

9.4 Details of any domain name, other than a domain name falling within the Excluded Trademarks, registered by any of the Companies or by any member of the Thales Group in connection with the Business are disclosed in the Disclosure Letter.

9.5 In the three years prior to the Completion Date there has been no bug, breakdown or virus affecting the Information Technology used (in relation to the Business) which has caused any material disruption to the Business.

10      CONFIDENTIAL INFORMATION

10.1 No disclosure has been made of any confidential information of the Companies in connection with the Business save in the ordinary course of business and upon the Companies having taken appropriate steps to secure the confidential nature of any such disclosure or as a result of publication which follows the filing of a patent application. Thales or the Companies are not aware of any material breach of such confidentiality obligations by any third party.

10.2 The Companies are not a party to any contract or arrangement under which it is or may be under obligation to make any disclosure of confidential information of the Companies in connection with the Business save in the ordinary course of business and upon the Companies having taken appropriate steps to secure the confidential nature of any such disclosure.


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11      INSURANCE


11.1 Thales and each of the Companies have maintained insurance cover in respect of the Business against risks normally insured against by companies carrying on a similar business, and in particular have maintained all insurance required by statute and product liability and environmental impairment liability insurance.


11.2 The Disclosure Letter contains particulars of all insurances maintained for the benefit of the Business. Such insurances are in full force and effect, all premiums in respect of the insurances maintained in respect of the Business have been paid when due and no such insurance policies have lapsed and the Companies have not committed any act or omitted to do anything which would render such insurances void or invalid or increase the premiums payable or affect the level or type of cover provided by such insurances.


11.3 There is no claim outstanding by Thales or any of the Companies under any of the Companies insurance policies relating to the Business or the Assets, nor are Thales or the Companies aware of any circumstances likely to give rise to such a claim.


12      PRODUCT LIABILITY

12.1 None of the Companies have, within the previous 18 months, received any claim from any third party relating to any product or service of the Business manufactured, sold or supplied which, was in any material respect, defective, other than defects which are covered in the ordinary course of business by any warranties or representations expressly given or implied by law in respect of the sale or supply of any such product.

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12.2    TCSL has not received a prohibition notice, a notice to warn or a suspension notice under the Consumer Protection Act 1987.


12.3 TCS GmbH has not received a prohibition notice, a notice to warn or a suspension notice under the German Product Liability Act
        ("Produkthaftungsgesetz").


12.4 TCSA has not received a prohibition notice, a notice to warn or a suspension notice under the relevant French law or other rules and regulations promulgated by local governmental authorities.


12.5 TCS Inc. has not received save as disclosed in the Disclosure Letter, any notice or other written communication from any US federal, state or local governmental authorities or administrative agency or body, or from any industry or standards-setting body, alleging any deficiencies in, or proposing to investigate or recall, any product or service of the Business sold or licensed or offered for sale or license in the United States.


13      LITIGATION


13.1 None of the Companies nor any person for whose acts or defaults any of the Companies may be vicariously liable are engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings before any tribunal (save for debt collection by each of the Companies in the ordinary course of the business for amounts which are not material) in connection with the Business and save as disclosed in the Disclosure Letter, so far as Thales is aware there are no proceedings threatened, pending or expected against any of the Companies and save as disclosed in the Disclosure Letter, neither Thales nor the Companies are aware of any facts or

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        circumstances which are likely to give rise to such litigation or arbitration, administrative or criminal proceedings or to any proceedings against a director or employee (past or present) of Thales or any of the Companies in respect of any act or default for which Thales or any of the Companies might be vicariously liable in connection with the Business.


13.2 So far as Thales is aware neither Thales nor any of the Companies are the subject of any official or governmental investigation or enquiry in respect of the affairs of Thales or any of the Companies in connection with the Business and no such investigations or enquiries are pending or expressly threatened against Thales or any of the Companies nor is Thales aware of any circumstances likely to lead to any such investigation or enquiry.


13.3 There is no order or judgment of any court or any governmental authority outstanding against Thales or any of the Companies in connection with the Business.


14      CONDUCT OF BUSINESS


        Neither Thales nor any of the Companies have done or omitted to do anything in breach of any relevant law, statutory requirement, by laws or regulations applicable to the conduct of the Business where such contravention would have a material adverse effect on the continued operation of the Business after Completion.


15      LICENCES AND CONSENTS


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15.1    All necessary licences, consents, permits, approvals, authorities
        (public and private) for or in connection with carrying on the Business now carried on by each of Thales or the Companies are listed in the Disclosure Letter and have been obtained by Thales and/or the Companies to enable each of the Companies to carry on the Business lawfully in the places and in the manner in which the Business is now carried on and all such licences, consents, permits, approvals and authorities are valid and subsisting and are not subject to any unusual or unusually onerous conditions having a material effect on the conduct of the Business and have been complied with in all material respects, no written notice has been received regarding any breach and none of the Companies are in material breach of any of the same nor so far as Thales is aware are there any circumstances which indicate that any material licence, consent, permission or approval is likely to be revoked. This warranty does not cover any licences, consents, permits, approvals or authorities which are contained in any of the contracts and are the subject of separate warranties above.


15.2 To the best knowledge of Thales and the Companies, none of the licences, permissions, authorisations or consents referred to in paragraph 15.1 above contain a right for the other party to revoke or not renew, in whole or in part, such licences, permissions, authorisations or consents as a result of the acquisition of the Business.


16      ENVIRONMENTAL AND HEALTH


16.1 Thales and each of the Companies in relation to the Business and the Business Properties have complied at all times and in all respects with Environmental Law and there are and have been no acts or omissions of any of Thales or any of the Companies in relation to the Business, Business Properties and Environmental Matters which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities or could require any Works.

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16.2    All Environmental Permits (if applicable) have been obtained and are in full force and effect, and no material operating or capital expenditure is required or proposed in relation to Environmental Matters under any such Environmental Permits.


16.3 So far as Thales is aware, no Environmental Matters exist or have arisen at or about any of the Business Properties which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require Works. So far as Thales and each of the Companies are aware, no such matters are likely to arise.


16.4 Thales nor any of the Companies in relation to the Business or in relation to the Business Properties is or have been involved in any litigation proceedings, claim or complaint by any person under Environmental Laws, and so far as Thales is aware none is threatened and none is likely to arise. Thales, has not received any notice of communication or information alleging any liability in relation to Environmental Matters or that any Works are required or stating or suggesting that there is or might be any pollution, contamination or nuisance at or from any Business Property.


16.5 Neither Thales nor any of the Companies has any liability in respect of Environmental Matters under any contract or other agreement relating to the sale or other disposal or grant of any interest or rights in relation to any shares, land or other assets.

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17      TAXATION MATTERS


17.1 Neither Thales nor any of the Companies is involved in any dispute with any Tax Authority concerning any matter in any way affecting either the Business or any of the Assets to be transferred under this Agreement.


17.2 The Disclosure Letter sets out details of any investigation (including the consequences thereof but ignoring routine inspections) by any Tax Authority within six years prior to the date hereof into or affecting the payment of Taxation in respect of the Business and of any disputes with any Taxation authority in relation to Taxation matters relating to the Business.


17.3 The Disclosure Letter sets out details of any payments made or due to or by Thales or any of the Companies in relation to the Business in respect of which either Thales or any of the Companies or the payer is under an obligation to deduct Tax or would be under such an obligation but for a written authorisation issued by any Tax Authority permitting payment without such deduction.


17.4 There is no reason why any part of the price payable by the Purchaser that is apportioned under this Agreement to those of the Assets which are plant or machinery for the purposes of Part II of the Capital Allowances Act 2001 should not, assuming such apportioned price represents capital expenditure incurred for the purposes of the Purchaser's trade, qualify in full for writing down allowances; none of such Assets are leased (as in the meaning of section 105 of such Act); and Thales accepts that no election may be made in respect of any of such Assets pursuant to section 266 of such Act.

17.5 In respect of any Assets which are plant and machinery for the purposes of Part II of the Capital Allowances Act 2001 and which are fixtures (as defined in section 173(1) of the Capital Allowances Act 2001) at Completion either (a) no person

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        has been or will have become entitled to allowances in respect of any
        Expenditure incurred on the provision of the fixture or, (b) if any person has become so entitled that person has been, is or will be required to bring the disposal receipts in respect of the fixture into account under section 55 of the Capital Allowances Act 2001.


17.6 None of the Contracts, other than any relating to the acquisition of the Assets, involve any future liabilities which when incurred will not be deductible in computing profits for Tax purposes.


17.7 No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Business, whether in respect of benefits provided to its officers or employees, the valuation of its stock, the depreciation of its assets or any administrative or other matter whatsoever.


17.8 None of the Assets are wasting assets within section 44 of the Taxation of Chargeable Gains Act 1992 which do not qualify for capital allowances.


17.9 Thales and the Companies have properly operated the PAYE system or equivalent system in any relevant jurisdiction deducting income tax and national insurance contributions (and any other social security contribution) as required from all payments to, or treated as made to, the Employees (and has deducted all amounts which are required to be deducted from wages, salaries or other benefits) and has punctually accounted to the relevant Tax Authority for all amounts of Tax and national insurance contributions (and any other social security contribution) due to them.


17.10 Proper records have been maintained by Thales and the Companies in respect of all PAYE (or equivalent system in any relevant jurisdiction) and national insurance contributions (and any other social security contribution) deductions and/or payments.

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17.11   Thales and the Companies have maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT arising in respect of the Business which are complete, correct and up-to-date.


17.12 Neither Thales nor any of the Companies is liable to any abnormal or any non-routine payment, or any forfeiture, penalty, interest or surcharge, or to the operation of any penal provision, in relation to VAT.


17.13 Neither Thales nor any of the Companies has been required to give security to any Tax Authority for payment of VAT.


17.14 The Disclosure Letter sets out details of any investigation (including the consequences thereof) by any Tax Authority within six years prior to the date hereof into or affecting the payment of VAT in respect of the Business.


17.15 None of the Assets are chargeable assets of a business which, if transferred to a body corporate treated as a member of a group under section 43 of the VATA as a going concern, would give rise to a liability on that body corporate or the representative member of the group of which that body corporate is a member under section 44 of the VATA.

17.16 All documents in the possession or under the control of Thales or any of the Companies which establish or are necessary to establish the title of Thales or any of the Companies to the Assets have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought in to the United Kingdom.


17.17 Thales and the Companies have complied with all applicable Taxation laws and regulations relating to the Business and/or the Assets of any jurisdiction in respect of whose Taxation laws and regulations the Business and/or the Assets is subject where non-compliance could result in the Purchaser or any of its subsidiaries being required to pay Taxation which it would otherwise not be required to pay.


18      RECORDS ETC.


18.1 All the books, records and systems (including but not limited to computer systems) and all data and information relating to the Business have been adequately maintained or operated or otherwise held by Thales or the Companies at all times and such Books and Records have been retained by the Companies for such periods as may be required by the relevant law of the jurisdiction in which the Companies are incorporated.


18.2 Save as disclosed in the Disclosure Letter, none of the records, systems, controls, data or other information of each of the Companies in connection with the Business is recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of any of the Companies.


18.3 None of the Companies, or, to the knowledge of Thales, any of the respective officers or directors of the Companies, is presently (I) using any funds of the

        Companies for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity;
        (ii) making any direct or indirect unlawful payment to any foreign or domestic regulatory body official or employee from any funds of the Companies, or (iii) making any bribe, unlawful payoff, influence payment, "kickback" or other unlawful payment to any person with respect to the Business.


19      INSOLVENCY


19.1 No order has been made and no resolution has been passed for the winding up of Thales or any of the Companies or for a provisional liquidator to be appointed in respect of Thales or any of the Companies and no petition has been prepared and no meeting has been convened for the purpose of winding up of Thales or any of the Companies.


19.2 No administration order has been made and no petition for such an order has been presented in respect of any of Thales or any of the Companies.


19.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of Thales or any of the Companies or all or any of the assets of Thales or any of the Companies.


19.4 Neither Thales nor any of the Companies is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.


19.5 No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of Thales or any of the Companies.

19.6 No bankruptcy order has been made in respect of any of Thales or any of the Companies or a petition for such an order presented.


19.7 No application has been made in respect of Thales or any of the Companies for an interim order under section 253 Insolvency Act 1986.


19.8 Neither Thales nor any of the Companies are unable to pay or to have no reasonable prospect of being able to pay any debts as those expressions are defined in section 268 Insolvency Act 1986.


19.9 No event in respect of any of the Companies or the Business has occurred in any of the jurisdictions in which the Business is conducted analagous with any of the events specified in the foregoing sub-paragraphs of this paragraph 19.


20      COMMISSIONS ETC.


        Save as disclosed in the Disclosure Letter, no commissions, introductory fees, bonuses or other payments or gifts having a monetary value have been paid or made available or agreed to be paid or made available by Thales or any of the Companies to any person, firm or company in relation to any transaction implemented under or contemplated in this Agreement.


21      COMPETITION AND FAIR TRADING LAWS


21.1 Neither Thales nor any of the Companies, in relation to the business, has done anything which contravenes or is likely to contravene, requires notification or is, or is likely to be, or has been the subject of any enquiry, complaint, investigation or proceeding under any of the provisions of the Fair Trading Act 1973, the EC

        Treaty, the Competition Act 1980 or the Competition Act 1998 or any other competition, anti-trust, anti-monopoly or anti-cartel legislation or regulation in any country of the world in which or with which it does business. Furthermore, Neither Thales nor any of the Companies is a member or party to any agreement or arrangement which required registration under the Restrictive Trade Practices Acts 1976 and 1977.


21.2 Neither Thales nor any of the Companies have in relation to the Business, received any process, notice or other communication (formal or informal) by or on behalf of the Office of Fair Trading (whether under the Fair Trading Act 1973, the Competition Act 1980, the Competition Act 1998 or otherwise), the Competition Commission, the Secretary of State for Trade and Industry, the Commission of the European Communities, the EFTA Surveillance Authority, the US Fair Trade Commission or any other authority having jurisdiction in competition matters in relation to any aspect of the Business or any agreement, arrangement, concerted practice or course of conduct to which either Thales or any of the Companies is, or is alleged to be, a party in relation to the Business.


21.3 Neither Thales nor any of the Companies are involved in any practice or agreement as a result of which it is likely to receive any such process, notice or communication as is referred to in paragraph 21.2 above.


21.4 Neither Thales nor any of the Companies are subject to any order or judgment given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court authority, in relation to competition matters which is still in force.


21.5 Neither Thales nor any of the Companies have been in receipt of any aid which would be construed as falling within Article 87(1) of the EC Treaty and is not aware of any pending or threatened investigation, complaint, action or decision in relation to the receipt or alleged receipt by it of any aid or alleged aid.


22      INVESTMENT REPRESENTATIONS


22.1 In evaluating the suitability of an investment in the Nice Shares, no member of the Thales Group has relied upon any representations or other information (whether written or oral) from Nice, other than the representations and warranties contained herein and upon investigations made by it in making the decision to invest in Nice.


22.2 Each member of the Thales Group is aware that an investment in Nice involves a high degree of risk.


22.3 Each member of the Thales Group acknowledges that any information furnished by Nice does not constitute investment, accounting, tax or legal advice. Moreover, such person is not relying upon any information furnished by Nice with respect to such person's tax and other economic considerations in connection with its investment in Nice. In regard to the Tax and other economic considerations related to such investment, each member of the Thales Group has relied on the advice of, or has consulted with, only its own professional advisors.


22.4 Each member of the Thales Group is aware that the Nice Shares are being offered and sold by means of an exemption under the Securities Act and exemptions under certain United States state securities laws for non-public offerings and under the Israel Securities Law and regulations promulgated thereunder and that each member of the Thales Group makes the representations, declarations and warranties as contained in this
        Section 22 with the intent that the same shall be relied upon by Nice in determining its suitability as a purchaser of such securities.

22.5 Each member of the Thales Group is aware that it cannot sell or otherwise transfer the Nice Shares without registration under the Securities Act and applicable state securities laws or without an exemption therefrom, and that certain restrictions apply to trading the Nice Shares in Israel under the Israel Securities Law and regulations promulgated thereunder and is aware that it will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, such securities have not been registered with any regulatory body of any state of the United States and, therefore, cannot be transferred or resold unless subsequently registered under applicable state securities laws or an exemption from such registration is available. Each member of the Thales Group also understands that except as provided for under the Registration Rights Agreement, Nice is under no obligation to register the resale by any member of the Thales Group of Nice Shares or to assist it in complying with any exemption from registration under applicable United States federal or state securities laws or under the Israel Securities Law and regulations promulgated thereunder.


22.6 Each member of the Thales Group recognises that no regulatory body has recommended or endorsed the purchase of the Nice Shares or passed upon the adequacy or accuracy of the information set forth herein, and that Nice is relying on the truth and accuracy of the representations, declarations and warranties made by each member of the Thales Group as contained herein in selling the Nice Shares.


22.7 Each member of the Thales Group has at all times been given the opportunity to obtain additional information, to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Nice concerning the terms and conditions of each member of the Thales Group's investment in Nice and the nature and prospects of Nice's business.

22.8 Each member of the Thales Group further acknowledges that the transferability of the Nice Shares shall also be restricted by the contractual "lock-up" provisions contained in this Agreement. Thus, each member of the Thales Group realises that it cannot expect to be able to liquidate its investment in Nice readily or at all in case of an emergency.


22.9 Each member of the Thales Group is acquiring the Nice Shares for investment purposes, for its own account and not with a view to or in connection with any public distribution or resale of such securities to or for the accounts of others.


22.10 Each member of the Thales Group understands and agrees that a restrictive legend will be placed on all certificates representing the Nice Shares.

                                     PART 2

                             PURCHASERS' WARRANTIES



1 Each of the Purchasers have the requisite corporate power to execute, deliver and perform, and have taken all necessary corporate or other action to authorise the execution, delivery and performance of this Agreement. This Agreement will constitute legal, valid and binding obligations of the Purchasers enforceable in accordance with its terms.


2 The execution and delivery of, and the performance by the Purchasers of their obligations under, this Agreement will neither:


        2.1 result in a breach of any provision of their constitutional documents; or


        2.2 result in a breach of, or constitute a default under, any instrument to which, prior to Completion, any of the Purchasers is a party or by which any of the Purchasers is bound; or


        2.3 require the consent of the shareholders of any of the Purchasers; or


        2.4 result in a breach of any order, judgment or decree of any court or governmental agency to which any of the Purchasers is a party or by which any of the Purchasers is bound.


3 Other than the consents, permissions, approvals and agreements set forth in Clause 2.1.1 of this Agreement (the receipt or satisfaction of which, in accordance with Clause 2 of this Agreement, is a condition to the Completion of the transactions contemplated by this Agreement), all consents, permissions, approvals and agreements of third parties that are necessary or desirable for the

        Purchasers to obtain in order to enter into and perform this Agreement in accordance with its terms have been obtained in writing.

4 No representation or warranty by the Purchasers in this Agreement nor any certificate or schedule, furnished or to be furnished to Thales in connection with the consummation of the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact.

5 Except for the filings, permits, authorisations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act or any other applicable antitrust laws or authorities, the TASE, the Investment Centre of the Israel Ministry of Industry and Trade and the Office of the Chief Scientist of the Israel Ministry of Industry and Trade, none of the execution, delivery or performance of this Agreement by Nice or the Purchasers, the issuance of the Ordinary Shares evidenced thereby by Nice, nor the consummation by each of Nice and the Purchasers of the transactions contemplated hereby or compliance by each of Nice and the Purchasers with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the certificate of incorporation, the by-laws or similar organisational documents of Nice; (ii) require any filing with, or permit, authorisation, consent or approval of any Governmental Authority or other person( including without limitation, consents from parties to contracts, loans, leases and other agreements to which Nice is a party ); (iii) require any consent, approval, or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Nice is a party; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Nice or the Purchasers, any of their respective properties or assets, excluding from the foregoing clauses
        (ii) and (iii) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Nice or the ability of Nice to consummate the transactions contemplated hereby.

6 There are no actions, suits or proceedings by or, to the knowledge of Nice or the Purchasers, investigations by or before any Governmental Entity which are pending or, to the knowledge of Nice or the Purchasers, threatened in writing against Nice or the Purchasers, which challenge the validity of this Agreement or any action taken by Nice or the Purchasers pursuant to this When issued, the Shares and the ADSs will be duly authorized, validly issued and fully paid and will have the rights and privileges set forth in the Nice articles of association or the ADR Facility, as applicable, and will be issued free and clear of all Liens, voting trusts, proxies, calls or commitments of any kind.

7 When issued, the Shares and the ADSs will be duly authorized, validly issued and fully paid and will have the rights and privileges set forth in the Nice articles of association or the ADR Facility, as applicable, and will be issued free and clear of all Liens, voting trusts, proxies, calls or commitments of any kind.

8 Upon effectiveness of the Registration Statement, and upon being admitted for trading or authorized for quotation on Nasdaq, the ADRs will be freely transferable in the United States, but shall nevertheless remain subject to the provisions of Schedule 11 to this Agreement.

                                   SCHEDULE 5

                              CLIFFSTONE WARRANTIES



1       TITLE TO CLIFFSTONE SHARES


1.1 Thales TRC Inc. is the sole legal and beneficial owner of the Cliffstone Shares and the sole legal and beneficial owner of the Cliffstone Note.


1.2 All of the Cliffstone Shares and the Cliffstone Note are validly issued and fully paid.


1.3 The Cliffstone Shares constitute between 35 and 40% of the fully diluted share capital of Cliffstone.


1.4 In respect of the Cliffstone Shares and/or the Cliffstone Note there are:

        (a)     no Encumbrances over or affecting them;

        (b) no agreements, arrangements or obligations to give or create any Encumbrances over them; and

        (c) no claims have been made that any person is entitled to any Encumbrances over them.


2       CAPACITY OF THALES TRC, INC.


2.1 Thales TRC, Inc. is duly organised and validly existing under all applicable laws.

2.2 Thales TRC, Inc. has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by it pursuant to this Agreement (the "TRC Completion Documents").


2.3 The TRC Completion Documents will, when executed by Thales TRC, Inc. constitute a binding obligation on Thales TRC, Inc. in accordance with their respective terms.


2.4 The execution and delivery of, and the performance by Thales TRC, Inc. of its respective obligations under the TRC Completion Documents will not:


        2.4.1 result in a breach of, or constitute a default under, any instrument to which either Thales TRC, Inc. is a party or by which Thales TRC, Inc. is bound; or


        2.4.2 result in a breach of any order, judgment or decree of any court or governmental agency to which Thales TRC, Inc. is a party or by which Thales TRC, Inc. is bound; or


        2.4.3 require the consent of the shareholders of Thales TRC, Inc. or of any other person; or


        2.4.4 require Thales TRC, Inc. to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement).

3       COMPLIANCE WITH THE CLIFFSTONE DOCUMENTS


        Each of Thales, Thales TRC, Inc. and the Thales Group have at all times complied with and are not in breach of the terms of any of the Cliffstone Documents and each of Thales, Thales TRC, Inc. and the Thales Group are not aware of the counter parties to the Cliffstone Documents being in breach of any of their obligations thereunder.

                                   SCHEDULE 6

                                    PENSIONS

                              PART 1 - UK PENSIONS


        Employees of the Business who are members ("Members") of the Racal Group Staff Pension and Life Assurance Scheme, the Racal Group Executive Manager & Senior Manager Pension Scheme, the Racal Group Executive Pension Plan and the Thomson Retirement Benefit Scheme ("Thales' Schemes") will be treated as leaving service on the Completion Date for pension purposes. Thales will use its reasonable endeavours to procure that the Trustees of Thales' Schemes will provide Members with the normal leaving service benefits under the provisions of the relevant Thales Schemes (which will be advised to the individual Members concerned).



                        PART 2 - OVERSEAS PENSION SCHEMES


        US Employees and all other current employees of TCS, Inc., if any, who are members (" Members") of the Thales North America Pension Plan, the Thales North America 401K Plan and the SIP-II Plan will be treated as leaving TCS, Inc.'s service on the Completion Date and will be treated in accordance with the terms and conditions contained in each of the above described plan dealing with terminate employees. Thales will advise individual Members of their rights and benefits under said plans on or shortly after the Completion Date.



                                                             SCHEDULE 7


                                                    INTELLECTUAL PROPERTY RIGHTS

                                                            BUSINESS IPR


TRADEMARKS OWNED BY TCSL

-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

        Trademark              COUNTRY      APPLICATION      APPLICATION       REGISTRATION     RENEWAL             COMMENTS
                                                                DATE
                                              NUMBER                             NUMBER          DATE
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------
A-MUX LOGO                 UK            2059568           5/3/96          2059568           5/3/06
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

BIG PICTURE TECHNOLOGY     CTM           2052991           24/1/01
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           76/288370         20/7/01
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

CALLMASTER                 Norway        912590            23/5/91         155604            11/3/03
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           UK            1452564           9/1/91          1452564           9/1/08
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

GEOSTORE                   UK            1007802           9/3/73          1007802           9/3/08
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

INVESTIGATOR               CTM           1832823           31/8/00         1832823           31/8/10
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           76/149047         18/10/00
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

MIRRA                      CTM           830786            21/5/98         830786            21/5/08
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           75/508202         25/6/98         2476967           14/8/11       Affidavit due 14/8/06
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

RAPIDAX                    USA           113149            7/11/90         1745086           5/1/03
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           UK            1444906           22/10/90        1444906           22/10/07
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

RENAISSANCE                CTM           1307636           14/9/99         1307636           14/9/09
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

        Trademark              COUNTRY      APPLICATION      APPLICATION       REGISTRATION     RENEWAL             COMMENTS
                                                                DATE
                                              NUMBER                             NUMBER          DATE
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           75/837065         1/11/99
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

STOREHOUSE                 UK            1140237           13/9/80         1140237           13/9/11
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

STOREMED                   UK            1176989           18/6/82         1176989           18/6/03
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

STORENET                   UK            1049140           7/7/75          1049140           7/7/06
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

STOREPLEX                  France        92431479          24/8/92         92431479          24/8/02
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           Germany       R52808/9 WZ       21/8/92         2051506           21/8/02
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           75/662730         18/3/99         2378956           22/8/10       Affidavit due 22/8/05
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           UK            1509634           14/8/92         1509634           14/8/09
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

TIENNA                     CTM           1387570           18/11/99        1387570           18/11/09
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           75/924305         22/02/00
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

TRUNKNET                   CTM           1133156           9/4/99          1133156           9/4/09
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           75/698405         5/5/99
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

WORDNET                    France        9556446           24/3/95         9556446           24/3/05
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           Germany       39512614          22/3/95         39512614          22/3/05
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           74/649882         20/3/95         2093445           2/9/07        Affidavit due 2/9/02
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           UK            2013801           10/3/95         2013801           10/3/05
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

WORDSAFE                   Denmark       3542/91           2/10/92         9057/92           2/10/02
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           USA           107236            19/10/90        1745083           5/1/03
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

        Trademark              COUNTRY      APPLICATION      APPLICATION       REGISTRATION     RENEWAL             COMMENTS
                                                                DATE
                                              NUMBER                             NUMBER          DATE
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------


-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           UK            1439866           7/9/90          1439866           7/9/07
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------

                           Norway        912591            23/5/91         153406            26/11/02
-------------------------- ------------- ----------------- --------------- ----------------- ------------- ----------------------



PATENT OWNED BY TCSL
--------------------


------------------ ------------------ ------------- ------------- ------------- ------------- ------------------- -----------------

     PATENT TITLE   REGISTERED OWNER   APPLICATION   APPLICATION   PUBLICATION   PUBLICATION      INVENTOR(S)        COMMENTS
                                         NUMBER         DATE          NUMBER        DATE
------------------ ------------------ ------------- ------------- ------------- ------------- ------------------- -----------------

VOICE ACTIVITY     Thales Contact       9916430.3      13/7/99       2352948        7/2/01     Neil Martin Crick   Not yet granted
MONITOR            Solutions
------------------ ------------------ ------------- ------------- ------------- ------------- ------------------- -----------------





THIRD PARTY'S RIGHTS
--------------------



License of this patent has been granted under general Cross Patents License Agreements signed between Trader and:

        -       Alcatel in the field of Civil Telecommunications

        - Thomson Multimedia in the field of multimedia or electronics consumer products, broadcast and network equipment.



COPYRIGHT / DESIGN RIGHTS - HARDWARE
------------------------------------



The following items are all covered by design documentation. Ownership is with Thales Contact Solutions Ltd.

----------------------------------------------------------------------------- -----------------------------------------------------

                               HARDWARE ITEM                                                          Comments
----------------------------------------------------------------------------- -----------------------------------------------------

ICR 64 Recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Rapidax Ranger recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Wordsafe Maxima recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet series 1 recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet series 2 recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet series 3 recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Tienna recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Mirra recorder
----------------------------------------------------------------------------- -----------------------------------------------------

Redac radar recording integration card
----------------------------------------------------------------------------- -----------------------------------------------------

PDET (Programmable Digital Extension Extension Tap Card                       Wordnet and Mirrra
----------------------------------------------------------------------------- -----------------------------------------------------

PCM32 line card                                                               Tienna
----------------------------------------------------------------------------- -----------------------------------------------------

DSP card                                                                      Wordnet
----------------------------------------------------------------------------- -----------------------------------------------------

DSP Chip                                                                      Mirra
----------------------------------------------------------------------------- -----------------------------------------------------


COPYRIGHT / DESIGN RIGHTS - SOFTWARE
------------------------------------



The following items are all covered by design documentation and source code listings. Ownership is with Thales Contact Solutions Ltd

----------------------------------------------------------------------------- -----------------------------------------------------

                               SOFTWARE ITEM                                                             Comments
----------------------------------------------------------------------------- -----------------------------------------------------

Mirra Management software
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet series 1 operating software
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet series 2 operating software                                           Developed by Origin - IPR with TCSL
----------------------------------------------------------------------------- -----------------------------------------------------

Tienna operating software                                                     Currently at release 7.0
----------------------------------------------------------------------------- -----------------------------------------------------

CMSU software                                                                 Currently at release 7.0
----------------------------------------------------------------------------- -----------------------------------------------------

RTT (Replay to Turret) software                                               Currently at release 7.0
----------------------------------------------------------------------------- -----------------------------------------------------

Replay server software                                                        Currently at release 7.0
----------------------------------------------------------------------------- -----------------------------------------------------

SARA (Search and Replay application)
----------------------------------------------------------------------------- -----------------------------------------------------

SARA NG (Search and Replay application)
----------------------------------------------------------------------------- -----------------------------------------------------

RECO (Radar and voice scenario reconstruction replay application)
----------------------------------------------------------------------------- -----------------------------------------------------

Investigator search and replay application                                    Currently at release 7.0 (4.1 in general release)
----------------------------------------------------------------------------- -----------------------------------------------------

Investigator RX Scenario reconstruction replay application (was Radio Currently at release 2.0 Replay)
----------------------------------------------------------------------------- -----------------------------------------------------

AQM (Agent Quality Management) application                                    Currently at release 3.0 (2.2 in general release)
----------------------------------------------------------------------------- -----------------------------------------------------

Call confirm and last message replay applications                             Currently both at release 1.0
----------------------------------------------------------------------------- -----------------------------------------------------

MCC (Media Control Centre) application                                        Currently at release 1.0
----------------------------------------------------------------------------- -----------------------------------------------------

Wordnet vendor object recorder control software for Prism application         Developed by Cliffstone - IPR with TCSL
----------------------------------------------------------------------------- -----------------------------------------------------

Renaissance dashboard system management application
----------------------------------------------------------------------------- -----------------------------------------------------

----------------------------------------------------------------------------- -----------------------------------------------------
QA recorder screen and voice recording application                            Developed by Cliffstone - IPR with TCSL
----------------------------------------------------------------------------- -----------------------------------------------------

Smart logger application                                                      Development by Cliffstone incomplete - IPR with TCSL
----------------------------------------------------------------------------- -----------------------------------------------------

RecorderLink recorder integration software                                    Currently at release 3.5
----------------------------------------------------------------------------- -----------------------------------------------------

Web replay application                                                        Not released
----------------------------------------------------------------------------- -----------------------------------------------------

Switch decoder signal processing software                                     Various decoders for a range of telephone switches
----------------------------------------------------------------------------- -----------------------------------------------------

DESIGN RIGHTS - DATABASE
------------------------



The following items are all covered by design documentation. Ownership is with Thales Contact Solutions Ltd

------------------------------------------------------ ---------------------------------------------------------------

                    DATABASE ITEM                                                 Comments
------------------------------------------------------ ---------------------------------------------------------------

Tracker database                                       Uses Microsoft JET technology
------------------------------------------------------ ---------------------------------------------------------------

Tienna database                                        Uses Microsoft SQL server technology
------------------------------------------------------ ---------------------------------------------------------------

CMSU database                                          Uses Microsoft SQL server technology
------------------------------------------------------ ---------------------------------------------------------------



DESIGN RIGHTS - ARCHITECTURE
----------------------------



The following items are all covered by design documentation. Ownership is with Thales Contact Solutions


------------------------------------------------------ ---------------------------------------------------------------

                  ARCHITECTURE ITEM                                               Comments
------------------------------------------------------ ---------------------------------------------------------------

Renaissance Architecture                               Currently at release 7.0
------------------------------------------------------ ---------------------------------------------------------------



DOMAIN NAMES
------------



The following domain names have been registered by Thales Contact Solutions.

------------------------------------------------------ ---------------------------------------------------------------

                     DOMAIN NAME                                                  COMMENTS
------------------------------------------------------ ---------------------------------------------------------------

Bigpictech.com
------------------------------------------------------ ---------------------------------------------------------------

SOFTWARE OWNED BY TCS GMBH
--------------------------


DATAX CONVERTOR SOFTWARE


SOFTWARE OWNED BY TCS SA
------------------------

-----------------------------------------------------------------------------------------------------------------------------------

              NOM                 VERSION   LICENCE     SYSTEME D'EXPLOITATION   TYPE D'ENREGISTREUR          DATE DE SORTIE
-----------------------------------------------------------------------------------------------------------------------------------

       REECOUTE IMMEDIATE           1,9      Poste    Windows 9x/NT/2000               WORDNET                      //
-----------------------------------------------------------------------------------------------------------------------------------

     INTERFACE SERVEUR TCS           1       Site     SERVEUR :Windows NT/2000      WORDNET/MIRRA      Diponible Fin Aout avec une
                                                      CLIENT: Tous systemes                            version beta Fin juillet
                                                      d'exploitations
-----------------------------------------------------------------------------------------------------------------------------------

     CONVERTISSEUR WAVE TCS          1       Poste    Windows 9x/NT/2000            WORDNET/MIRRA                   //
-----------------------------------------------------------------------------------------------------------------------------------

REECOUTE IMMEDIATE TCS Pocket PC     1       Poste    Windows CE (Pocket PC)        WORDNET/MIRRA                Fin Aout
-----------------------------------------------------------------------------------------------------------------------------------

   REECOUTE IMMEDIATE TCS PC         1       Poste    Unix,  Linux,  Mac OS         WORDNET/MIRRA             Fin Septembre
                                                      version beta Fin juillet
                                                      tous les systemes
                                                      suportant le JAVA)
-----------------------------------------------------------------------------------------------------------------------------------

        LIEN CENTORE 15              1                Windows 9x/NT/2000               WORDNET                      //
-----------------------------------------------------------------------------------------------------------------------------------

        LIEN CENTORE 15              2                Windows 9x/NT/2000               WORDNET                  Fin Avril
-----------------------------------------------------------------------------------------------------------------------------------

          SUPERVISEUR                        Poste    Windows 9x/NT/2000               WORDNET
-----------------------------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 8

                                   GUARANTEES





1 Those bonds and guarantees listed at Disclosure Document UK.A.4 excluding those bonds and guarantees relating to Iran including (but not limited to) those in relation to the Civil Aviation Organisation (issued on 29 March 1995 and 20 February 1998) and the State Purchasing Organisation (performance bonds issued on 28 September 1994 and 9 January 1998) ("the Iran Guarantees")


2 A guarantee given by Thales to Barclays Bank Plc in respect of any liability of TCSL arising from those bonds and guarantees given by Barclays Bank plc to support obligations of the Companies with respect to the Business as listed at Disclosure Document UK.A.4 but excluding the Iran Guarantees


3 A guarantee proposed to be given by TCSL in respect of obligations of TCS GmbH under an agreement for the sale of certain assets and the novation of certain contracts to Origin Data Realisation GmbH disclosed at Disclosure Document UK.A.42

                                   SCHEDULE 9

                              ACCOUNTING PRINCIPLES

The Completion Balance Sheet shall be prepared in the form set out in part D of this Schedule. The Completion Balance Sheet shall be drawn up in accordance with:


A       GENERAL ACCOUNTING PROCEDURES


        (i) the specific accounting policies, procedures and practices set out in paragraph C below;


        (ii)    to the extent not inconsistent with paragraph A(i) above, then:


                (a) Assets and Assumed Liabilities of the Business of the US Company shall be accounted for in accordance with US GAAP;


                (b) Assets and Assumed Liabilities of the Business of the UK Company shall be accounted for in accordance with UK GAAP;


                (c) Assets and Assumed Liabilities of the Business of the German Company shall be accounted for in accordance with German GAAP;


                (d) Assets and Assumed Liabilities of the Business of the French Company shall be accounted for in accordance with French GAAP; and


                the GAAP of the relevant country shall in each case be applied in accordance with the same accounting policies, procedures and practices adopted in the preparation of the Accounts and in particular the provisions against the realisable value of assets and liabilities shall be prepared on a basis consistent with that applied in the Accounts.

B       GENERAL


1 The Completion Balance Sheet shall be expressed in Dollars and amounts in other currencies shall be translated into Dollars at the Conversion Rate prevailing on the Completion Date.


2 All records and work papers related to the preparation and audit of the Accounts shall be made available to the Auditors.


3 Inventory wherever situated shall be included in the Completion Balance Sheet and valued in accordance with the Accounting Principles.


4 Excluded Assets and Excluded Liabilities shall not be included in the Completion Balance Sheet.


C       SPECIFIC ACCOUNTING PROCEDURES


1 The Completion Net Asset Value will be determined from the combination of the Assets and Assumed Liabilities (which shall be deducted from the Assets) of the Companies, which will have been prepared in accordance with the accounting rules described above, subject to:


o Elimination of all intra TCS Group receivables and payables whether trade or financial and intra Thales Group receivables and payables whether trade or financial

o   Elimination of investments in combined Companies (eg TCSL investment in TCS
    GmbH)

o   Elimination of unrealised profit included in inventory

o Elimination of pension related assets or liabilities, deferred taxes and any accrued expenses related to Thales Group debts

o Any other steps required solely for combination purposes to equitably arrive at the Completion Net Asset Value as mutually agreed by the parties or failing agreement as finally determined by Independent Accountants.


2 Inventory in excess of Euro 13,325,000 (being 105% of the amount of Inventory shown in the Combination Accounts) shall be disregarded and shall be valued as nil for the purposes of the Completion Balance Sheet.


3       A provision shall be made in respect of accrued not taken holiday pay.

4 A provision shall be made for bonuses and commissions to be paid after Completion which relate to a period of performance prior to Competition.


D       FORM OF COMPLETION BALANCE SHEET


        (See following page)


E       FORM OF AUDITORS' CERTIFICATE


        (to be prepared on the notepaper of the Auditors)

        To:       Thales

                  Nice

        date

        reference

        Gentlemen

        The Company

        We refer to the Sale and Purchase Agreement ("the Agreement") made between Thales and Nice on 2002 for the sale of the Business and the Assets as therein defined. Words and expressions defined for the purpose of the Agreement are to have the same meanings in this letter.

        In accordance with clause [13] of the Agreement we attach, initialled for identification, draft Completion Balance Sheet and a statement of the Net Asset Value as at the Completion Date. The statement shows a Net Asset Value of Euro [ ] and therefore in accordance with the Agreement and by reference to the Target Net Asset Value the amount payable by [ ] to [ ] is Euro[ ].

        In our opinion the draft Completion Balance Sheet have been prepared in all material respects in accordance with Clauses [13] of the Agreement and the Accounting Instructions.

        Yours faithfully

        Auditors

                                   SCHEDULE 10

                        OVERSEAS COMPLETION REQUIREMENTS





                            PART 1 - THE US BUSINESS



        OBLIGATIONS OF THALES, THE THALES GROUP, NICE AND THE PURCHASERS


1.1 To enter into an assignment and assumption agreement in the agreed terms.


1.2     To enter into a bill of sale in the agreed terms.


1.3 To enter into a stock and promissory note purchase agreement in the agreed terms in relation to the Cliffstone Shares and the Cliffstone Note.


1.4     To enter into a trademark assignment agreement in the agreed terms.


1.5     To enter into a patent assignment agreement in the agreed terms.

                          PART 2 - THE FRENCH BUSINESS



1       OBLIGATIONS OF THALES, TCSA, NICE AND THE FRENCH PURCHASER


        To enter into a French Business Transfer agreement in the agreed terms.


2       OBLIGATIONS OF THALES AND/OR TCSA


        To deliver to Nice a certified copy of the shareholders resolution of
        TCSA:


        (a)     authorising the transfer of the French Business; and


        (b) approving the transfer of the registered office of TCSA to a new location.

                          PART 3 - THE GERMAN BUSINESS



1       OBLIGATIONS OF THALES, TCS GMBH AND GERMAN ACQUISITION CO


1.1     To enter into a German Business Transfer Agreement in the agreed terms.


1.2     To initial a complete list of assets at Completion.



2       OBLIGATIONS OF THALES AND/OR TCS GMBH


2.1 To deliver to Nice a certified copy extract from the current commercial register of TCS GmbH. shareholders of TCS GmbH authorising the managing director of TCS GmbH to sell the German Business.

                                   SCHEDULE 11

  CORPORATE GOVERNANCE, REGISTRATION RIGHTS AGREEMENT AND STANDSTILL AGREEMENT

          Corporate Governance; Lock Up; Orderly Marketing Arrangements



1 The parties recognise that the Share Consideration will result in the Thales Group holding 2,187,500 Nice Shares. Nice hereby represents and warrants that no Ordinary Shares of Nice have been issued since December 31, 2001 or will be issued prior to the Completion Date other than (i) upon exercise of options or purchases of Nice Shares by employees, officers or directors of, or consultants to, Nice, whether pursuant to Nice's current or any future written compensatory plans or agreements or otherwise in the ordinary course of business or (ii) as otherwise permitted by the terms and conditions of the Sale and Purchase Agreement. Thales hereby confirms its understanding of the current company business strategy of Nice as previously presented to Thales. Thales hereby acknowledges and agrees that Nice may, from time to time, issue additional Nice Shares, resulting in dilution of Thales' percentage interest in Nice. Thales will have no special right of first refusal or other pre-emptive rights in respect of any further issue of Nice Shares save for any rights it might hold together with the other Shareholders in Nice, under Israeli law or the rules of NASDAQ or the ISA.

2 Thales has also agreed to be bound by the terms and conditions of a standstill agreement substantially in the form of Schedule 11.1 hereto.

3 On Completion, the board of directors of Nice (the "Board") shall appoint two persons nominated by Thales to the Board one of whom may at Thales' election serve on the audit committee of the Board. If Thales sells or otherwise disposes of more than 50% of the Nice Shares constituting the Share Consideration, then one of Thales' appointees to the Board shall immediately resign and the remaining director nominated by Thales (if applicable) may at Thales' election serve on the audit committee of the Board. If Thales sells or otherwise disposes of more than seventy-five percent (75%) of the Nice Shares constituting the Share Consideration, or if the Thales Group holds less than 2% of all issued and outstanding Ordinary Shares of Nice, then Thales' remaining appointee to the Board (if applicable) shall, if requested by Nice or the Board, immediately resign from the Board (and the audit committee, if applicable). The appointment and maintenance in office of such director(s) shall be subject to the corporate laws of Israel, the articles of association of Nice, Israel securities laws, and the rules and regulations of the Israel Securities Authority ("ISA"), the Tel Aviv Stock Exchange ("TASE") and the Nasdaq National Market ("Nasdaq"). Without derogating from the generality of the foregoing, Thales acknowledges that the shareholders of Nice have the right to appoint the members of the Board, and accordingly, the appointment of Thales' nominees as aforesaid is subject to the confirmation of such appointments, or re-appointment, by the shareholders of Nice at the next annual meeting of shareholders. It is anticipated that the Board will hold at least four meetings annually (one in Europe and three in Israel on an annual basis) with all meetings held in English.

        Nice shall provide to the members of the Board of Nice designated by Thales indemnification rights and insurance coverage in each case on terms no less favourable than those available to other members of the Board of Nice from time to time.

4.      (a)     Except as provided in paragraph 6 below, Thales hereby agrees that Thales will not sell, assign, transfer, pledge, encumber or otherwise dispose of :

                (i) any of the Nice Shares comprising the Share Consideration prior to the first anniversary of Completion;

                (ii) more than twenty--five percent (25%) of the Nice Shares comprising the Share Consideration prior to the second anniversary of Completion; and

                (iii) more than fifty percent (50%) of the Nice Shares comprising the Share Consideration prior to the end of thirty (30) months after Completion.

        (b) In addition, Thales hereby further agrees that (i) neither Thales nor any of its affiliates will engage in any hedging or monetization strategies with respect to the Nice Shares (including, without limitation, short sales, purchasing cash-settled put options, writing covered call options, or cashless collar options) at any time prior to the first anniversary of Completion; and (ii) neither Thales nor any of its affiliates will engage in any short sales at any time during which Thales has a nominee on the Board of Directors of Nice.

5. The following principles shall apply to the manner and timing of sale of the Nice Shares comprising the Share Consideration:

        (a) At any time during which one or more nominees of Thales serve on the Board or during which no nominee of Thales serves on the Board solely due to one or more of the following (hereinafter, an "Acceptable Reason"): (i) Thales has failed to nominate an individual to the Board; (ii) Thales' nominees, if nominated or elected to serve as directors of a public company, would deprive the company of any rights, priviledges, exemptions or other benefits that would otherwise be available to the company under Israeli law or the rules or regulations of Nasdaq, the SEC or the ISA, and Thales has failed to nominate a replacement nominee whose service would not have a similar effect on the company; or
                (iii) all of Thales' nominees have resigned pursuant to paragraph 8 below :

                (i) all sales of Nice Shares comprising the Share Consideration shall be effected through Nasdaq;

                (ii) no sales of Nice Shares comprising the Share Consideration shall take place at a discount of more than ten percent (10%) to the last reported sale price immediately prior to the trade or the previous day's closing sale price on Nasdaq as applicable; and

                (iii) Thales must give Nice two Nasdaq trading days notice prior to a sale comprising one percent (1%) or more of the issued and outstanding shares of Nice. Following such notification by Thales, Nice shall keep confidential the subject matter of such notification and shall not engage in any activities with respect to the subject matter of such notification that would violate the rules and regulations of Nasdaq, TASE or the ISA.

                (iv) All sales of Nice Shares comprising the Share Consideration (whether or not made under a registration statement, under SEC Rule 144, or otherwise), shall be subject to the provisions of the Registration Rights Agreement, and to any restrictions imposed by Nice's internal policies regarding sales by officers, directors and "affiliates" of Nice (Thales acknowledging that it, for so long as it has a designee on the board or beneficially owns 5% or more of the outstanding shares, will be an "affiliate" of Nice for purposes of such policies).

        (b) At any time during which Thales does not have one or more nominees on the Board for any reason other than an Acceptable
                Reason:

                (i) no sales of Nice Shares shall take place at a discount of more than ten percent (10%) to the lower of (i) the last reported sale price immediately prior to the trade or (ii) the previous day's closing sale on Nasdaq, as applicable; and

                (ii) no transaction not effected through the Nasdaq shall take place unless Nice is given not less than five business days' notice of such transaction and a right of first refusal to acquire, or cause its designee to acquire, the relevant securities on the same terms as offered in such off-market transaction, provided that Nice's right of first refusal will expire if Nice or its designee fails to purchase the shares within the five business day period, and provided, further that Nice shall not have a right of first refusal:

                        (A) when such off-market transaction is to a Financial Institution (as defined below) acting as intermediary who no later than the date of its purchase of the Nice Shares has committed to dispose of the Nice Shares in transactions effected on Nasdaq to multiple financial institutions; or

                        (B) the transaction involves a sale to a single Financial Institution purchasing Nice Shares for its own account;

                        but where either (A) or (B) above shall be applicable, two business days' prior notice must be given to Nice before the relevant transaction is effected. Following such notification by Thales, Nice shall keep confidential the subject matter of such notification and shall not engage in any activities with respect to the subject matter of such notification that would violate federal or state securities laws or the rules or regulations of Nasdaq, TASE or the ISA.

                        For purposes of the foregoing, "Financial Institution" shall mean any registered securities broker, dealer, market maker, or regulated bank that does not control, is not under common control with, and is not controlled by any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity (each a "Person") that is engaged in a business competitive with the Business or the business of Nice. For purposes of the foregoing, the term "control" (including the terms "controlled by" and "under common control with"), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; PROVIDED that, without limiting the generality of the foregoing,
                        (a) any Person (including family members of such Person) which owns, directly or indirectly, securities representing 20% or more of the value or ordinary voting power of a corporation or 20% or more of the partnership or other ownership interests (based upon value or vote) of any other Person is deemed to control such corporation or other Person, (b) a general partner shall always be deemed to control any partnership of which it is a general partner, and (c) a member-manager of a limited liability company shall always be deemed to control any limited liability company of which it is a manager.

        (iii) All sales of Nice Shares comprising the Share Consideration (whether or not made under a registration statement, under SEC Rule 144, or otherwise), shall be subject to the provisions of the Registration Rights Agreement.

6. Upon expiration of the lock up periods described in paragraph 4 above, Thales may sell, assign, transfer or otherwise dispose of Nice Shares subject to the orderly marketing arrangements described in paragraph 5 above and in accordance with applicable law.

7. Notwithstanding the provisions of paragraphs 4 and 5, Thales shall be permitted to effect the following transfers of Nice Shares:

        (a) Any transfer of Nice Shares to any Affiliate of Thales; provided that the transferee is, and acknowledges in writing that it is, with respect to the transferred Nice Shares, subject to all of the restrictions set forth in this Schedule and in the Standstill Agreement;

        (b) Any bona fide pledge of Nice shares to a financial institution as security for any indebtedness of Thales; provided that the pledgee is, and acknowledges in writing that it is, with respect to the pledged Nice Shares, subject to all of the restrictions set forth in this Schedule and in the Standstill Agreement;

        (c) Any transfer of Nice Shares in connection with the sale of all or substantially all the assets of Thales; provided that the transferee is, and acknowledges in writing that it is, with respect to the transferred Nice Shares, subject to all of the restrictions set forth in this Schedule and in the Standstill Agreement and provided further that the provisions of paragraph 3 of this Schedule shall apply only to Thales and shall not apply to any such transferee;

        (d) Any deposit of Nice Shares with the Depositary in exchange for ADRs, or any withdrawal of Nice Shares from the Depositary upon surrender of ADRs under the Deposit Agreement, dated as of January 24, 1996, by and among the Bank of New York, as depositary, Nice and holders of ADRs.

8. In the event of a significant bona fide disagreement with Nice's company strategy (a "Bona Fide Dispute") at any time after the first anniversary of Completion that results in the resignation of all of Thales' nominees to the Board (but excluding a resignation of said board members for any other reason), the lock up periods described in paragraph 4 above shall be reduced to the lesser of 6 months or the remaining lock up period for the Nice Shares still subject to such restrictions as of the date of resignation of Thales' appointed nominees to the Board. Notwithstanding the foregoing, the Nice Shares shall remain subject to the orderly marketing arrangements described in paragraph 5(b) above. In the event that, for any reason other than a Bona Fide Dispute or an Acceptable Reason (as defined above), Thales' nominees to the Board are not appointed or re-appointed by Nice, or are removed or replaced by Nice, the restrictions contained in paragraph 1, 2, 4 and 5(a) (but not 5(b)) shall terminate forthwith. Such restrictions shall not terminate upon the voluntary resignation of Thales' nominees to the Board.

9. During any period of time in which: (i) Thales has the right to designate, or in which (ii) Thales has serving on Nice's Board, one or more nominee directors, Thales agrees to vote its Nice Shares in favour of Nice's Board's recommendation as to additions, removals or substitutions to the Board and

        Thales further agrees not, individually or jointly with any others, to initiate, propose, encourage, support or vote for the appointment or removal of any other person to the Board or any shareholder proposal relating to the appointment or removal of any nominee to the Board, which is not supported by Nice's Board.

================================================================================





                          REGISTRATION RIGHTS AGREEMENT



                                 BY AND BETWEEN







                                     [NICE]



                                       AND



                                    [THALES]





                      DATED AS OF [________________], 2002

                          REGISTRATION RIGHTS AGREEMENT



This Registration Rights Agreement (this "Agreement"), dated as of ______________, 2002, is entered into by and between [Nice], a corporation organized under the laws of Israel (the "Company") and [Thales], a company organized under the laws of France (the "Initial Holder").



                                    RECITALS


WHEREAS, the Initial Holder and the Company have entered into a Sale and Purchase Agreement, dated [________________], 2002 (the "Sale and Purchase Agreement") pursuant to which the Company has agreed to purchase from the Initial Holder certain securities and other assets of the Initial Holder described therein for the consideration described therein;

WHEREAS, pursuant to the terms of the Sale and Purchase Agreement, the Company will issue or cause to be issued [2,187,500] American Depository Shares of the Company ("ADSs"), each representing one Ordinary Share, par value 1.00 New Israeli Shekel per share, of the Company (each, an "Ordinary Share") to the Initial Holder;

WHEREAS, pursuant to the terms of the Sale and Purchase Agreement, the ADSs and Ordinary Shares issued to the Initial Holder are subject to certain restrictions on transfer pursuant to (A) Schedule 11 to the Sale and Purchase Agreement, including prohibitions on any transfers within the first year following their issuance, limitations on transfers in subsequent periods, and limitations on the manner of sale (including pricing) of ADSs and any American Depositary Receipts representing ADSs ("ADRs), and (B) US and Israeli securities laws;

WHEREAS, pursuant to the terms of the Sale and Purchase Agreement, the Company has agreed to eliminate certain of the restrictions under US and Israeli securities laws by entering into this Agreement to provide the Initial Holder with registration rights with respect to the ADSs and Ordinary Shares issued to the Initial Holder pursuant to the terms of the Sale and Purchase Agreement; and

WHEREAS, the Company and the Initial Holder desire to enter into this Registration Rights Agreement to provide for such registration rights on the terms set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.      Certain Definitions.

        As used in this Agreement, the following terms shall have the meanings ascribed to them below:

1.1. "AFFILIATE" shall have the meaning given to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

1.2.    "COMMISSION": the Securities and Exchange Commission.

1.3.    "EXCHANGE ACT": the Securities Exchange Act of 1934, as amended.

1.4. "HOLDER" or "HOLDERS": the Initial Holder for so long as it shall hold Registrable Securities and any transferee of Registrable Securities to whom the Initial Holder shall assign or transfer any rights hereunder, PROVIDED that such transferee has agreed in writing to be bound by this Agreement and the transfer restrictions set forth in Schedule 11 to the Sale and Purchase Agreement in respect of such Registrable Securities.

1.5. "PERSON": any natural person, corporation, partnership, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

1.6. "REGISTRABLE SECURITIES": the ADSs issued to the Holder pursuant to the terms of the Sale and Purchase Agreement and the Ordinary Shares underlying such ADSs. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (I) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, or (ii) such securities are eligible to be sold or distributed pursuant to Rule 144 (or any successor provision) under the Securities Act within any consecutive three month period (including, without limitation, pursuant to Rule 144(k)) without volume limitations.

1.7.    "SECURITIES ACT": the Securities Act of 1933, as amended.

2.      Registration Rights.

2.1     SHELF REGISTRATION STATEMENT

        (a) Obligation to File and Maintain. Subject to the prior receipt by the Company of the audited financial statements, auditors' report and current accountants' consent required by Section 10.6 of the Sale and Purchase Agreement, the Company agrees to prepare and, within two hundred seventy (270) days following the Completion Date (as defined in the Sale and Purchase Agreement) and in any event not later than June 30, 2003 (or, if later, the date that the Company's report on Form 20-F is required to be filed with the Commission), to file with the Commission, one (1) registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission, covering all of the Registrable Securities held by the Holders (such registration, the "Shelf Registration Statement"). The Shelf Registration Statement shall be on Form F-3 under the

                Securities Act or another appropriate form selected by the Company (and reasonably acceptable to the participating Holders) permitting registration of such Registrable Securities for resale by the participating Holders in the manner or manners reasonably designated by them (not including underwritten offerings). The Company shall use its reasonable commercial best efforts to cause the Shelf Registration Statement to be declared effective by the Commission pursuant to the Securities Act no later than the one year anniversary of the Completion Date, and to keep the Shelf Registration Statement continuously effective under the Securities Act until the later of (i) the third anniversary of the Completion Date or (ii) the date on which all of such securities are eligible to be sold or distributed pursuant to Rule 144 (or any successor provision) under the Securities Act within any consecutive three month period (including, without limitation, pursuant to Rule 144(k)) without volume limitations (such period, the "Effectiveness Period"); provided, that the Effectiveness Period shall be extended by that number of days which is equal to the aggregate number of days that the selling Holders are required to suspend use of the Shelf Registration Statement pursuant to actions or events described in Section 3 of this Agreement.

        (b) Selling Securityholder Information. The Company may require each participating Holder to furnish to the Company such information regarding the Holder and the distribution of the Registrable Securities as the Company may from time to time reasonably require for inclusion in the Shelf Registration Statement, and the Company may exclude from such registration the Registrable Securities of any Holder that fails to furnish such information within twenty (20) business days after delivery of such request by the Company. Each Holder agrees to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading.

        (c) The Company represents and warrants that it currently meets the requirements for use of Form F-3 for registration of the public resale of the Registrable Securities and has no knowledge of any facts which would cause the Company to fail to meet such requirements. In the event that after the Completion Date Form F-3 is not available for the registration of the public resale of Registrable Securities pursuant to the terms herein, the Company shall use reasonable efforts to (i) register the public resale of the Registrable Securities on another appropriate short form, reasonably acceptable to the Holders, and (ii) undertake to register the Registrable Securities on Form F-3 as soon as such form is available; PROVIDED, that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form F-3 covering the Registrable Securities has been declared effective; PROVIDED, further that the combined effectiveness period of all Shelf Registration Statements covering the Registrable Securities shall not be longer than the Effectiveness Period.

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2.2     REGISTRATION PROCEDURES.
        In connection with the preparation and filing of the Shelf Registration Statement, the Company shall, as expeditiously as practicable:

        (a) prepare and file with the Commission a registration statement on Form F-3 under the Securities Act or another appropriate form selected by the Company (and reasonably acceptable to the participating Holders) for the disposition of the Registrable Securities of the Holders, which shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and the Company shall use its best efforts to cause such registration statement to become and remain effective (PROVIDED, HOWEVER, that before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company will furnish to one counsel for the Holders participating in the planned offering (selected by the Holders of a majority of the Registrable Securities included in such registration) copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel;

        (b) prepare and file with the Commission such pre- and post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the expiration of the Effectiveness Period and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement;

        (c) furnish, without charge, to each seller of such Registrable Securities such number of copies of such registration statement, each pre- and post-effective amendment and supplement thereto (in each case including all exhibits), and the prospectus included in such registration statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act, and other documents, as such seller may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws and the provisions of this Agreement of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by each such seller of Registrable Securities in

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                connection with the offering and sale of the Registrable
                Securities covered by such registration statement or prospectus);

        (d) use its reasonable commercial best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as any sellers of Registrable Securities shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers to consummate the disposition of the Registrable Securities in such jurisdictions, except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (e), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

        (e) promptly notify each Holder selling Registrable Securities covered by such registration statement: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective (with such notification by fax or email on the same day as such filing or effectiveness); (ii) of any request by the Commission or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and (v) of the existence of any fact of which the Company becomes aware which results in the registration statement, the prospectus related thereto or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and, if the notification relates to an event described in clause (v), the Company shall (A) promptly, and in any event within ten (10) business days, prepare and file with the Commission a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading and (B) promptly furnish to each such seller a reasonable number of copies of such supplemented or amended prospectus. In the event the Company shall give any such notice, the Effectiveness Period shall be

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                extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus;

        (f) comply with all applicable rules and regulations of the Commission;

        (g) (i) cause all such Registrable Securities covered by such registration statement to be listed on the principal US securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no similar securities are then so listed, use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange or, failing that, secure designation of all such Registrable Securities as a National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, secure NASDAQ authorization for such securities and, without limiting the generality of the foregoing, take all reasonable commercial actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the registration of at least two market makers as such with respect to such securities with the National Association of Securities Dealers, Inc. (the "NASD");

        (h) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

        (i) deliver promptly to each Holder participating in the offering copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement, other than those portions of any such correspondence and memoranda which contain information subject to attorney-client privilege with respect to the Company, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by any seller of such Registrable Securities covered by such registration statement, and by any attorney, accountant or other agent retained by any such seller, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, attorney, accountant or agent in connection with such registration statement;

        (j) use its reasonable commercial best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

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        (k)     provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

        (l) furnish to each Holder participating in the offering, without charge, at least one signed copy of the registration statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

        (m) cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the instructions of the selling holders of Registrable Securities at least three business days prior to any sale of Registrable Securities; and

        (n) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

        The Company may require as a condition precedent to the Company's obligations under this Section 2.2 that each seller of Registrable Securities as to which any registration is being effected furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request, provided that such information shall be used only in connection with such registration.

        Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.2, such Holder will discontinue such Holder's disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this
        Section 2.2 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the Effectiveness Period shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.2.

        If any such registration statement or comparable statement under "blue sky" laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such

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        securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state "blue sky" or securities law then in force, the deletion of the reference to such Holder.

2.3      REGISTRATION EXPENSES.
        (a) "EXPENSES" shall mean any and all fees and expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation: (i) Commission, stock exchange or NASD registration and filing fees and all listing fees and fees with respect to the inclusion of securities in NASDAQ, (ii) fees and expenses incurred in complying with United States or Israeli securities or state blue sky laws, (iii) printing expenses, (iv) messenger and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letter) and fees and expenses of other persons, including special experts, retained by the Company, (vii) fees associated with the issuance of the Company's American Depository Shares, evidenced by ADRs issued pursuant to the Deposit Agreement, dated as of January 24, 1996, by and among the Bank of New York, as depositary, the Company and holders of American Depositary Receipts (the "ADR FACILITY"), and (viii) fees and expenses, if any, relating to the maintenance, administration or amendment of the depository facility for the ADSs in connection with the sale of any Registration Securities (collectively, "EXPENSES").

        (b) The Company shall pay all Expenses with respect to the registration contemplated by this Agreement whether or not such registration becomes effective or remains effective for the period contemplated by Section 2.1.

        (c)     Notwithstanding the foregoing, (x) the provisions of this
                Section 2.3 shall be deemed amended to the extent necessary to cause these expense provisions to comply with "blue sky" laws of each state in which the offering is made and (y) in connection with any registration hereunder, each Holder of Registrable Securities being registered shall pay all transfer taxes, if any, attributable to the Registrable Securities included in the offering by such Holder and (z) the Company shall, in the case of all registrations under this Agreement, be responsible for all its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

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2.4     NO REQUIRED SALE.
        Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

2.5     INDEMNIFICATION.
        (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to this Agreement, the Company will, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the seller of any Registrable Securities covered by such registration statement, its directors, officers, fiduciaries, employees and stockholders or general and limited partners (and the directors, officers, employees and stockholders thereof), and each other Person, if any, who controls such seller within the meaning of the Securities Act, against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof ("CLAIMS") and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company's consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; PROVIDED, HOWEVER, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim or expense arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein; and

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                PROVIDED, FURTHER, that in no event shall the Company indemnify, or be deemed to indemnify, any such Person in connection with any actions taken by such Person in his or her capacity as a director of the Company to the extent that such indemnification is not permitted by applicable law. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

        (b) Each Holder of Registrable Securities that are included in the securities as to which any registration under this Agreement is being effected shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.5) to the extent permitted by law the Company, its officers and directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Holder specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Claim as such expenses are incurred; PROVIDED, HOWEVER, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 2.5(b) and Sections 2.5(c) and (e) shall in no case be greater than the amount of the net proceeds received by such person upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

        (c) Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.5 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any state securities and "blue sky" laws.

        (d) Any person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.5, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.5, except to the extent the indemnifying party is

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                materially prejudiced thereby and shall not relieve the
                indemnifying party from any liability which it may have to any indemnified party otherwise than under this Article 2. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; PROVIDED, HOWEVER, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within 20 days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

        (e) If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Sections 2.5(a), (b) or (c),

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                then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such offering of securities. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.5(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.5(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No person guilty of fraudulent misrepresentation (within the meaning of Section
                11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.5(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.5(e) to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less the amount of any indemnification payment made pursuant to Sections 2.5(b) and (c).

        (f) The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

        (g)     The indemnification and contribution required by this Section
                2.5 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

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3       "Market Stand-Off" Agreement/Black-Out Periods.

        (a) During the Effectiveness Period, each Holder that, at any time within twenty (20) trading days prior to the effectiveness of the registration statement referred to below, owns 5% or more of the Company's issued and outstanding equity securities, if requested by the Company and the managing underwriter, shall agree that, during the period of ninety (90) days (or such lesser time period as is agreed to by all officers and directors of the Company and all holders of 5% or more of the Company's issued and outstanding equity securities) following the effective date of a registration statement of the Company filed under the Securities Act in connection with an underwritten offering, it shall not sell or otherwise transfer or dispose of (other than to donees or partners who agree to be similarly bound) any ADSs or Ordinary Shares of the Company held by it except any ADSs or Ordinary Shares of such Holder included in such registration; PROVIDED, HOWEVER, that any Holder that holds less than 5% of the Company's issued and outstanding equity securities for each of the twenty (20) trading days prior to the effectiveness of such registration statement may, commencing on the thirty-first (31st) day after the effective date of the registration statement, sell ADSs or Ordinary Shares representing up to the greater of (x) 1% of the Company's then issued and outstanding equity securities or (y) the average weekly trading volume of the Company's equity securities during the four week period ending on the effective date of the registration statement; and PROVIDED, FURTHER, that:

                (i) the foregoing agreement by the Holder shall be in writing in a form reasonably satisfactory to the Holder;

                (ii) such agreement shall be applicable only to a registration statement initiated by the Company which covers ADSs or Ordinary Shares to be sold on its behalf to the public in a firmly committed underwritten offering; and

                (iii) all officers and directors of the Company and all holders of 5% or more of the Company's issued and outstanding equity securities enter into similar agreements.

                (b) Notwithstanding anything herein to the contrary, the Company shall be entitled to postpone or suspend (but not for a period exceeding 60 days or until the Company notifies the Holders of the termination of any black-out period) the filing or effectiveness of a registration statement otherwise required to be prepared and filed by it pursuant to Section 2.1 or require the Holders not to sell under the Shelf Registration Statement as provided for under Section 2.1 if the Company determines, in its good faith judgment, or if the managing underwriter for any underwritten offering advises the Company in writing, that such registration and offering, continued effectiveness or sale would interfere with any material financing, acquisition, disposition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries or public disclosure thereof would be required prior to the time such disclosure might otherwise be required, or when the Company is in possession of material information that it deems advisable not to disclose in a registration statement (a "VALID BUSINESS REASON BLACK-OUT PERIOD"), PROVIDED, HOWEVER, that (A) the Holders shall not be prohibited from selling ADSs or Ordinary Shares pursuant to the Shelf Registration Statement for 120 days after the Shelf Registration Statement is declared effective by the Commission, (B) the aggregate number of days included in all Valid Business Reason Blackout Periods during any consecutive six (6) months shall not exceed sixty (60) days and (C) there shall not be more than four (4) Valid Business Reason Black-Out Periods during any consecutive twelve (12) month period. The Company shall not be entitled to initiate a Valid Business Reason Black-Out Period unless it shall (i) to the extent permitted or required by agreements with other security holders of the Company, concurrently prohibit sales by such other security holders under registration statements covering securities held by such other security holders during such Valid Business Reason Blackout Period and (ii) concurrently prohibit purchases and sales in the open market by directors and executive officers of the Company during such Valid Business Reason Blackout Period.

                (c) Each Holder further acknowledges and agrees that such Holder may have access to confidential information that constitutes material non-public information regarding the Company for purposes of the securities laws of the United States, and that such laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.


4       General.

4.1     ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES.
        The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares or any change in the number of Ordinary Shares represented by each ADS unless and until the Company has filed a registration statement with the Commission (or duly amended an existing effective registration statement), such that, after giving effect to such combination, subdivision or change, there shall be a sufficient number of registered ADSs to represent all Ordinary Shares underlying Registrable Securities held by all of the Holders pursuant to this Agreement.


4.2     MERGERS, ETC.
        The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and thereafter references hereunder to "Registrable Securities" shall be deemed to be references to the securities that the Holders of the Registrable Securities receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; PROVIDED, HOWEVER, that the provisions of this Agreement shall not apply in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if all Holders of Registrable Securities are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act or (iii) securities of the acquiring corporation that the acquiring corporation has agreed to register within 90 days of the completion of the transaction for resale to the public pursuant to the Securities Act.


4.3     RULE 144
        For so long as any Holder holds Registrable Securities and the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Company covenants that it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144 under the Securities Act), and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission.


4.4     NOMINEES FOR BENEFICIAL OWNERS.
        If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of Ordinary Shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided that the Company shall have received assurances reasonably satisfactory to it of such beneficial ownership.


4.5     AMENDMENTS AND WAIVERS.
         This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.


4.6     NOTICES.
        Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and delivered personally, by telecopy (with confirmation sent within three business days by overnight courier) or by overnight courier, addressed to such party at the address set forth below:

                (i)     if to the Company, to:

                        [Nice]

                        with a copy to:

                        Brown Raysman Millstein Felder & Steiner LLP
                        900 Third Avenue
                        New York, NY 10022
                        Telecopy: (212) 895-2900
                        Attn: David M. Warburg, Esq.

                (ii)    if to the Initial Holder, to:

                        [Thales]

                        with a copy to:

                        Fried, Frank, Harris, Shriver & Jacobson
                        Suite 800
                        1001 Pennsylvania Ave., NW
                        Washington, DC   20004
                        Telecopy:  (202) 639-7004
                        Attn:  Andrew P. Varney, Esq.

        Each Holder, by written notice given to the Company in accordance with this Section 4.6 may change the address to which such notice or other communications are to be sent to such Holder. All such notices and communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, when answered back if telexed and when receipt is acknowledged, if telecopied.


4.7     MISCELLANEOUS.
                (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto, whether so expressed or not. No Person other than a Holder shall be entitled to any benefits under this Agreement, except as otherwise expressly provided herein. This Agreement and the rights of the parties hereunder may be assigned by any of the parties hereto to any transferee of Registrable Securities, provided that such transferee agrees in writing to be bound by this Agreement and the transfer restrictions set forth in Schedule 11 to the Sale and Purchase Agreement in respect of such Registrable Securities.

                (b) This Agreement (with the documents referred to herein or delivered pursuant hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

                (c) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to the conflicts of law principles thereof.

                (d) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All Section references are to this Agreement unless otherwise expressly provided.

                (e) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                (f) Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

                (g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                (h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

4.8 NO INCONSISTENT AGREEMENTS; SECURITIES REMAIN SUBJECT TO OTHER CONTRACTUAL RESTRICTIONS.
        Neither the Company nor any Holder has, prior to the date of this Agreement entered into, or will, on or after the date of this Agreement enter into, any agreement with respect to its securities which is inconsistent with the rights granted in this Agreement or otherwise conflicts with the provisions hereof. Notwithstanding this Agreement and the effectiveness of any Shelf Registration Statement, the Holder acknowledges that pursuant to the terms of the Sale and Purchase Agreement, the ADSs and Ordinary Shares issued to the Holder are subject to certain restrictions on transfer pursuant to Schedule 11 to the Sale and Purchase Agreement, including prohibitions on any transfers within the first year following their issuance, limitations on transfers in subsequent periods, and limitations on the manner of sale (including pricing) of ADSs and any American Depositary Receipts representing ADSs, and that such restrictions shall apply, in accordance with the terms of the Sale and Purchase Agreement to sales or other transfers proposed to be effected pursuant to any Shelf Registration Statement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.


                                           [NICE]


                                           By:__________________________________

                                           Name:

                                           Title:




                                           [THALES]


                                           By:__________________________________

                                           Name:

                                           Title:

                              STANDSTILL AGREEMENT



        STANDSTILL AGREEMENT (this "AGREEMENT"), dated as of _____________, 2002 [TO BE DELIVERED AT, AND EFFECTIVE AS OF THE EXECUTION OF THE DEFINITIVE SALE AND PURCHASE AGREEMENT], by and between [THALES] ("[THALES]"), a
________________ having an address at __________________ and [NICE] ("[Nice]"), a ________________ having an address at __________________.



                                    RECITALS



        WHEREAS, Thales and Nice have entered into that certain Sale and Purchase Agreement, dated as of _________, 2002 (the "SALE AND PURCHASE AGREEMENT") whereby Thales has agreed to sell, and Nice has agreed to purchase, the Business (as defined in the Sale and Purchase Agreement) as a going concern and the Assets (as defined in the Sale and Purchase Agreement), either directly or through its subsidiaries, upon the terms of the Sale and Purchase Agreement (the "TRANSACTION"); and


        WHEREAS, Nice is an Israeli company whose American Depository Receipts ("ADRS") are listed on the NASDAQ Stock Market and is subject to the applicable provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934 (the "EXCHANGE ACT") and the rules and regulations promulgated by the Securities and Exchange Commission and NASDAQ, and Thales will be required to effect certain filings pursuant to those laws, rules and regulations from time to time with respect to its ownership of ___________ Ordinary Shares and/or ADRs evidencing such Ordinary Shares in Nice (the "NICE SHARES") issued as partial consideration in the Transaction; and


        WHEREAS, as a material condition of Nice entering into the Sale and Purchase Agreement, Nice requires that Thales execute and deliver this Agreement; and


        WHEREAS, Nice and Thales have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.


        NOW, THEREFORE, in consideration of the premises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.      RESTRICTION ON CERTAIN ACTIONS.


                        (a) During the term of this Agreement, neither Thales nor any of its controlled Affiliates (as such term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act) (collectively, the "THALES Group") will do any of the following without the prior written consent of the Board of Directors of Nice:


                (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, including as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act), by purchase or otherwise, beneficial ownership of any securities or direct or indirect rights to acquire any securities of Nice if, as a result of such acquisition:


                (A) the securities so acquired or offered or agreed to be acquired by any one or more members of the Thales Group, together with all securities of Nice (excluding the Share Consideration) acquired by all members of the Thales Group within the twelve months preceding such acquisition, in the aggregate represent or, if so acquired, would represent more than two percent (2%) of the number of Ordinary Shares of Nice issued and outstanding as of the Completion Date (as defined in the Sale and Purchase Agreement) after giving effect to the Nice securities to be issued at Completion (as defined in the Sale and Purchase Agreement); or


                (B) the securities so acquired or offered or agreed to be acquired by any one or more members of the Thales Group, together will all securities of Nice (including any portion of the Share Consideration) then beneficially owned by any member of the Thales Group, in the aggregate represent or, if so acquired would represent more than twenty-four percent (24%) of the number of Ordinary Shares of Nice issued and outstanding as of the Completion Date after giving effect to the Nice securities to be issued at Completion.


                (ii) at any time during which Thales has one or more nominees on the Board of Directors of Nice or during which Thales has no nominees on the Board due to their voluntary resignation, or due to an Acceptable Reason,

                (A) grant any proxies (as defined in the Exchange Act) with respect to any voting securities of Nice, or securities convertible or exchangeable into such securities (except as recommended by the Board of Directors of Nice) or deposit any such securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or


                (B) make, or in any way participate in, directly or indirectly, any solicitation of proxies to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Nice;


        PROVIDED that, notwithstanding the foregoing, Thales shall be entitled to accept or participate in any unsolicited proposal from any independent third party with respect to any of the transactions described in the foregoing clauses (A) and (B) on the same terms, and subject to the same conditions, as would apply to any other shareholder of Nice;


                (iii) offer, propose, seek to enter into, make any public announcement with respect to, or otherwise solicit (with or without conditions), any acquisition transaction, business combination or other similar extraordinary transaction involving Nice or any of its subsidiaries or any of its or their securities or assets; PROVIDED that, notwithstanding the foregoing, Thales shall be entitled to accept or participate in any unsolicited proposal from any independent third party with respect to any such transaction on the same terms, and subject to the same conditions, as would apply to any other shareholder of Nice; or


                (iv) request Nice or any of its representatives, directly or indirectly, to amend or waive any provision of this Agreement.


        2. TERM. The term of this Agreement shall be for the period commencing on the date hereof and ending on the second anniversary of Completion (as defined in the Sale and Purchase Agreement); PROVIDED that this Agreement shall terminate, and be of no further force or effect, immediately upon termination of the Sale and Purchase Agreement; and PROVIDED, FURTHER that, in the event that, for any reason other than a Bona Fide Dispute or an Acceptable Reason (each as defined in Schedule 12 to the Sale and Purchase Agreement), Thales' nominees to the Board of Directors of Nice are not appointed or re-appointed by Nice, or are removed or replaced by Nice, this Agreement shall terminate and be of no further force or effect (but, for the avoidance of doubt, this Agreement will not automatically terminate upon the voluntary resignation of Thales' nominees).


        3.REMEDIES. Thales acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of Nice and (ii) Nice would be irreparably harmed in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, making any remedy at law inadequate. Accordingly, Thales further acknowledges and agrees that (i) Nice shall be entitled to an injunction and/or injunctions to redress breaches or threatened breaches hereof and to specific performance, in addition to any other appropriate relief, all of the same being cumulative, and (ii) that Nice may apply to any court of competent jurisdiction for specific performance, injunctive or other relief to enforce this Agreement and/or to prevent any violation of it, and shall not be required to post any bond as a condition of procuring such injunctive or other equitable relief.


        4.      MISCELLANEOUS.


                4.1. ENTIRE AGREEMENT. This Agreement and the Sale and Purchase Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.


                4.2. SEVERABILITY. If any term, provision or restriction contained in this Agreement is held invalid, void, or unenforceable by a court of competent jurisdiction, the remaining terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                4.3. SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon Thales and its respective heirs, personal representatives, and successors, and shall inure to the benefit of Nice and its successors and assigns.

                4.4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.


                4.5. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Nice. No waiver by Nice of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach hereunder or affect in any way any of Nice's rights arising by virtue of any prior or subsequent such occurrence.


                        4.6. CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all of the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


                        4.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        y IN WITNESS WHEREOF, the parties hereto have caused this Standstill Agreement to be executed by their duly authorized officers on the date first above written.





                                              [THALES]





                                              By:___________________________

                                              Name:

                                              Title:





                                              [NICE]





                                              By:___________________________

                                              Name:

                                              Title:

                                   SCHEDULE 12

                         TRANSITIONAL SERVICES AGREEMENT

DATED                                                                       2001







                                   THALES (1)





                                       AND





                                    NICE (2)









                      -------------------------------------



                         TRANSITIONAL SERVICES AGREEMENT



                      ------------------------------------

CONTENTS





1        Definitions and Interpretation

2        Provision of Services

3        Service Fees

4        Vehicle Leases and Cards

5        Warranties and Limitations of Liability

6        Force Majeure

7        Modifications

8        Termination

9        Consequences of Termination

10       Sub-contracting, Assignment and Affiliates

11       Confidentiality

12       Entire Agreement and Variation of Terms

13       Waiver; Remedies

14       Severability of Provisions

15       Notices

16       Counterparts

17       Dispute Resolution

18       Governing Law and Jurisdiction



Schedules

1        Services

2        Vehicles

3        Terms and Conditions relating to Secondments

THIS AGREEMENT is made the           day of                                2002



BETWEEN:



(1) [Thales] a French societe anonyme having its registered office at 173 Boulevard Haussmann, Paris (75008) ("Thales"); and



(2) [Nice] an Israeli company having its registered office at Hapnina Street, Raanana, 43107, Israel ("Nice")



BACKGROUND



(A) Thales, Nice and others entered into an agreement for the sale and purchase of the business and assets of certain Thales subsidiaries on [ ] July 2002 (the "Sale Agreement").



(B) This Agreement is the Transitional Services Agreement referred to in the Sale Agreement and describes the arrangements for the provision of certain services and facilities by Thales and certain Affiliates of Thales to Nice on a temporary basis following Completion (as defined in the Sale Agreement).



(C) This Agreement also makes provision relating to the assignment of leases of vehicles and the use of petrol cards.



IT IS AGREED AS FOLLOWS:



1       DEFINITIONS AND INTERPRETATION

1.1 Words and expressions defined in the Sale Agreement shall have the same meaning in this Agreement, and the following words and expressions in this Agreement shall have the meanings respectively set opposite them:


         "ACTUAL COSTS"                              has the meaning given at clause 3.2;



         "CARDS"                                     those petrol cards issued to employees  who
                                                     have the benefit of a company car;



         "CONTRACTS"                                 the PHH Lease Contract and the PHH Service
                                                     Contract and the HSBC Lease Contract;



         "DISPUTE RESOLUTION PROCEDURE"              the procedure for resolving disputes under this
                                                     Agreement described in clause 19;



         "HSBC LEASE CONTRACT"                       The Contract Hire Master Agreement dated 2
                                                     August 2001 between Thales Corporate Services
                                                     Limited and HSBC Vehicle Finance (UK) Limited as
                                                     amended by an Endorsement dated 2 August 2001;



         "PHH LEASE CONTRACT"                        the Contract Hire Agreement dated 27 March 1997
                                                     between Racal Electronics Plc (now Thales
                                                     Electronics Plc) and PHH Vehicle Management
                                                     Services PLC (now Arval PHH Business Solutions
                                                     Limited) as amended by an Addendum Agreement
                                                     dated 25 July 2001;



         "PHH SERVICES CONTRACT"                     the Master Maintenance and Management Services
                                                     Agreement dated 13 August 1997 between Racal
                                                     Electronics Plc (now Thales Electronics Plc) and
                                                     PHH Vehicle Management Services PLC (now Arval
                                                     PHH Business Solutions Limited);



         "PHH VEHICLES"                              those vehicles details of which are at Part 1 of
                                                     Schedule 4;


         "PRIOR PERIOD"                              the 6-month period immediately preceding the
                                                     Completion Date;

         "SALE AGREEMENT"                            the agreement dated [ ] July 2002 made between
                                                     Thales, Nice and others;

         "SERVICE COMMENCEMENT DATE"                 the Completion Date;

         "SERVICE FEES"                              the amounts to be paid for the provision of the
                                                     Services pursuant to this Agreement;

         "SERVICE PROVIDER"                          the party noted in Schedule 1 as providing a
                                                     Service in accordance with this Agreement;

         "SERVICE PREMIUM"                           the amount being a percentage of Actual Costs
                                                     payable in respect of the Services as part of
                                                     the Service Fee and specified for each Service
                                                     at Schedule 1;


        "SERVICE RECIPIENT"                          the party noted in Schedule 1 as receiving a
                                                     Service in accordance with this Agreement;

        "SERVICES"                                   the services numbered Service 1 to Service 9
                                                     more particularly described in Schedule 1;

        "SERVICE                                     TERMINATION DATE" the date noted in Schedule 1
                                                     as the service termination date for a given
                                                     service, or such later date as the parties may
                                                     agree in writing;

        "VEHICLES"                                   the PHH Vehicles and the HSBC Vehicles;.

1.2     In this Agreement, unless the context otherwise requires:

        1.2.1 references to this Agreement include references to this Agreement, its Background and its Schedules as varied, supplemented and/or replaced in any manner from time to time;

        1.2.2 references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective lawful successors, assigns or transferees;

        1.2.3 references to the background, clauses, Schedules and sub-divisions of them are references to the Background and clauses of, and Schedules to, this Agreement and sub-divisions of them respectively;

        1.2.4 references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended before the date of this Agreement and any subordinate legislation made from time to time under it;

        1.2.5 references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

        1.2.6 references to the one gender include all genders and references to the singular shall include the plural and vice versa;

        1.2.7 headings are inserted for convenience only and shall be ignored in construing this Agreement;

        1.2.8 the words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the meanings given to them by the Companies Act 1985.

2       PROVISION OF SERVICES

2.1 The Services shall be provided by the Service Provider to the Service Recipient, subject to and in accordance with the terms of this Agreement from the Service Commencement Date until the Service Termination Date unless otherwise terminated pursuant to this Agreement.

2.2 Any Service Provider may change part or all of the Services at any time to the extent such changes are:

        2.2.1 necessary to take account of legal or regulatory requirements affecting the Service or the Service Provider's business;

        2.2.2   required by a third party which has the right to require them.

        The Service Provider shall use its reasonable endeavours to provide the Service Recipient with as much notice as may be practicable of any such change.

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2.3     A Service Provider shall be entitled to suspend all or any part of the
        Services until further notice on notifying the other either orally (confirmation in writing) or in writing with immediate effect in order to comply with an order, instruction of Government, an emergency services organisation or other competent administrative authority, provided that, where practicable the relevant Service Provider shall:

        2.3.1   give the Service Recipient reasonable prior notice in writing;
                and

        2.3.2 use its reasonable endeavours to minimise the disruption caused by and the duration of any such suspension.

2.4 The parties shall co-operate in endeavouring to ensure that at all times there are in place such contracts, licences and other consents of third parties as are necessary to enable the relevant Service Providers to provide the Services in accordance with this Agreement.

2.5 The Service Recipient shall provide all such information, data and materials as the Service Provider may reasonably require to enable it to supply the Services.

2.6 Thales will procure that each Service Provider performs and fulfils its duties and obligations as set out in this Agreement as if such Service Provider was a party to it.

2.7 Nice will procure that each Service Recipient performs and fulfils its duties and obligations as set out in this Agreement as if such Service Recipient was a party to it.

3       SERVICE FEES

3.1 Nice shall pay or procure the payment to the relevant Service Provider of the Service Fees for the Services in accordance with this clause.

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3.2      The Service Fee for each Service shall be the actual costs incurred by the relevant Service Provider in providing the relevant Service ("Actual Costs"), including without limitation:

        3.2.1 the costs of, and associated with, any additional overheads as are reasonably necessary for the continued provision of the relevant Service; and

        3.2.2 the actual costs levied by third parties to enable the Service Provider to provide and the Service Recipient to receive the Services to the extent that such costs are not otherwise required to be incurred by the Service Provider for its own business purposes;

        plus the relevant Service Premium.

3.3 A statement of the Actual Costs and Service Premium and an invoice for the relevant Service Fee for each month shall be provided to the relevant Service Recipient in respect of each Service within six weeks of the end of that month period.

3.4 In respect of each Service, the Service Recipient shall pay to the Service Provider within 14 days of receipt of invoice, the full amount of such invoice without deduction, set off or counterclaim.

3.5 All amounts due under this Agreement shall be paid in full, in pounds sterling.

3.6 All overdue amounts payable under this Agreement shall bear interest at a rate of two per cent per annum over the base lending rate of Barclays Bank plc, calculated on a daily basis for the period from the due date of such payment up to and including the date of payment in full, whether before or after any judgement. Interest shall continue to accrue on a daily basis notwithstanding termination of this Agreement for any cause whatsoever.

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3.7     In the event of a dispute, the parties shall use the Dispute Resolution
        Procedure provided that the monthly payments of Service Fees shall continue to be made during any use of the Dispute Resolution Procedure.

3.8 All charges and fees referred to in this Agreement are exclusive of all taxes and duties of any nature (including, but not limited to, Value Added Tax ("VAT") in the United Kingdom) which shall be payable in addition if required by law (subject, in the case of VAT to production of a proper VAT invoice ).

4       VEHICLE LEASES AND CARDS

4.1 Nice shall from the Completion Date (but subject to the provisions of this clause 4) carry out and perform for its own account, with respect only to the Vehicles, the Contracts.

4.2 Thales and Nice shall use their respective reasonable endeavours to procure that the other party to the Contracts shall consent to the Vehicles becoming subject to agreements between Nice and that other party in a form substantially the same as the Contracts and the removal of the Vehicles from the terms of the Contracts with effect from the Completion Date (whether by contract, assignment, novation or otherwise).

4.3 Nice shall indemnify and keep indemnified Thales and any Affiliate of Thales from and against all costs, claims, demands, liabilities, expenses or damages arising out of or in connection with the Contracts in respect of the period after the Completion Date, except where such cost, claim, demand, liability, expense or damage shall arise wholly or partly as a result of the failure by Thales or any Affiliate of Thales duly to perform and comply with the terms of the relevant Contract prior to the Completion Date.

4.4 If, after Completion, such consent as is referred to in clause 4.2 shall be sought but refused or is not obtained within fifty days of the Completion Date,

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        the parties shall discuss alternative proposals in relation to the relevant Contracts and Vehicles and in default of agreement within a further period of ten days, Nice shall or shall procure that where failure of consent relates to:-

        i) the PHH Lease Contract in respect of the PHH Vehicles, the PHH Vehicles are returned to Thales; and/or

        ii) The HSBC Lease Contract in respect of the HSBC Vehicles, the HSBC Vehicles are returned to Thales;

        and in each or either case Nice shall indemnify and keep Thales and any Affiliate of Thales indemnified from and against all costs, claims, demands, liabilities, expenses or damages arising from such Contracts in the period from the Completion Date, including but not limited to the cost of termination of the leases of the Vehicles following the return thereof to Thales.

4.5 Nice shall indemnify and keep Thales and any Affiliate of Thales indemnified from and against all costs, claims, demands, liabilities, expenses or damages arising from the use at any time following the Completion Date, of the Cards.

5       WARRANTIES AND LIMITATIONS OF LIABILITY

5.l     Each Service Provider warrants that:

        5.1.1 the Services will be provided with reasonable skill and care and shall in all material respects be consistent with those Services as provided in the Prior Period;

        5.1.2 they will comply with all applicable laws in carrying out the Services and, in so far as they are able, retain all necessary licences, permissions and consents required to enable the other party to use the Services.

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5.2     The Parties shall be liable inter se as expressly provided in this
        Agreement, but shall have no other obligation, duty or liability whatsoever in contract, tort or otherwise to the other in relation to the Services.

5.3 Notwithstanding any other provisions of this Agreement (other than clause 5.4) the aggregate liability of each party to the others shall be limited in respect of claims arising out of or in connection with the provision of the Services, the Service Provider replacing any non-conforming Service or otherwise refunding the Service Fee in relation to that Service.

5.4 Nothing in this Agreement shall exclude or restrict any party's liability for death or personal injury resulting from its negligence as defined in the Unfair Contract Terms Act 1977.

5.5 The Parties shall not be liable to each other under this Agreement in contract, tort or otherwise, including any liability for negligence, for any loss of revenue, business contracts, anticipated savings, profits or any indirect or consequential loss. For the purpose of this clause 5.5, "anticipated savings" means any expense which the party expects to avoid incurring or to incur in a lesser amount than would otherwise have been the case by reason of using the Services.

5.6 The provisions of this clause 5 shall continue to apply notwithstanding the termination or expiry of this Agreement.

6       FORCE MAJEURE

6.1 If either party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event, then:

        6.1.1 that party's obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that that party is so prevented, hindered or delayed;

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

        6.1.2 promptly after commencement of the Force Majeure Event that party shall notify the other party in writing of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

        6.1.3 that party shall use all reasonable efforts to mitigate the effects of the Force Majeure Event upon the performance of its obligations under this Agreement; and

        6.1.4 immediately after the cessation of the Force Majeure Event that party shall notify the other party in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement as soon as reasonably practicable.

6.2 For the purposes of this clause, "Force Majeure Event" means any event beyond the reasonable control of a party including, without limitation, strikes, lock-outs, labour disputes, industrial action, Acts of God, war, riot, civil Commotion, terrorist activities, market disruption such that relevant stock and other markets ate not able to open for business or to function properly, compliance with any law or governmental order, rule, regulation or direction of any overriding emergency procedures, storm or (insofar as the same are beyond such party's reasonable control) breakdown of plant or machinery, accident, fire, loss of power or technical failure of software or hardware.

6.3 Each party shall inform the other as soon as is practicable of any circumstances that are likely to affect the performance of its obligations hereunder.

7       MODIFICATIONS

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

7.l At any time during the duration of this Agreement, any Service Recipient may request and any Service Provider may recommend changes to the Services. Any such changes to Services or new services agreed between the parties shall become "Services" for the purpose of this Agreement.

7.2 Except as otherwise stated, this Agreement may only be modified if such modification is in writing and signed by a duly authorised representative of each party.

8       TERMINATION

8.1 This Agreement shall commence on the Completion Date and, unless terminated in accordance with this clause 8 shall continue until the last Service Termination Date.

8.2 This Agreement may be terminated by the parties forthwith by written notice to the others if:

        8.2.1 the other party convenes a meeting of its creditors or if a proposal is made for a voluntary arrangement (within Part I of the Insolvency Act 1986) or a proposal for any other composition or scheme of arrangement with (or assignment for the benefit of) its creditors or if the other party is unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) or if a trustee, receiver, administrative receiver or similar officer is appointed in respect of all or any part of the business or assets of that other party or if a petition is presented (and not discharged within 30 days) or a meeting is convened for the purpose of considering a resolution or other steps are taken (and are not withdrawn or otherwise negated within 30 days) for the winding up of that other party or for the making of an administrative order (otherwise than for the purpose of amalgamation or reconstruction) or if that party ceases to

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

                carry on business as a going concern or ceases to be in a position to fulfil this Agreement or suffers an event in a foreign jurisdiction analogous to or comparable with any of the foregoing; and

        8.2.2 there is a change of control (as defined in section 416 of the Income and Corporation Taxes Act 1988) of the other party other than by way of an intra-group reorganisation within that party's group;

        8.2.3 if the other party commits a material breach of an obligation under this Agreement and, if the breach is capable of remedy, does not remedy the breach within 14 days starting on the Business Day after receipt of notice from the first party of the breach.

8.3 The Service Recipient may terminate any Service which is provided to it under this Agreement on four weeks' written notice to Thales and the Service Provider.

9       CONSEQUENCES OF TERMINATION

9.1 In the event of termination for any reason whatsoever of this Agreement, Thales and Nice shall procure that all relevant members of their respective Groups shall:

        9.1.1   immediately cease to make use of the relevant Services;

        9.1.2 (at its own cost) promptly to return all documents, manuals, statements and other such materials, and all copies thereof, of whatever nature supplied under or in connection with such parties' performance hereunder and which contains confidential or proprietary information of the other party. If requested, each party shall certify that it has fully complied in all respects with this provision upon the return of any such documentation or materials;

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

        9.1.3 at the request and cost of a former Service Recipient provide that recipient or its agents with all reasonable assistance necessary to effect the transfer of the provision of the relevant Services to another third party supplier; . 9.1.4 for a reasonable period following termination, allow access to their premises on reasonable prior notice during normal business hours for the purpose of removing any or all of the Service Recipient's data, records and inventory.

9.2 Any termination of this Agreement shall, unless otherwise provided for herein, be without prejudice to any other rights or remedies to which either party may be entitled hereunder or at law and shall not affect any accrued rights or liabilities of either party nor the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into force or to continue in force on or after such termination.

9.3 The following clauses shall continue in force and remain operative notwithstanding termination of this Agreement for whatever reason: 4, 5, 11, 13, 15, 17 and 18.

10      SUB-CONTRACTING, ASSIGNMENT AND AFFILIATES

        Neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other.

11      CONFIDENTIALITY

11.1 Each of the parties hereto agrees to keep confidential all confidential information disclosed pursuant to or in the performance of this Agreement and to use such information solely for the purposes of carrying out its obligations under this Agreement.

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

11.2 The provisions of clause 11.1 shall not apply to information which is publicly known or which subsequently becomes publicly known other than as a result of a breach of this clause 11.

12      ENTIRE AGREEMENT AND VARIATION OF TERMS

12.1 This Agreement, the Sale Agreement and the documents referred to therein, contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement. In case of conflict with the Sale Agreement and the documents referred to therein, the provisions of this Agreement shall take precedence with respect to the subject matter of this Agreement.

12.2 No variation of any of the terms of this Agreement (or of any other documents referred to herein) shall be effective unless made in writing and signed by or on behalf of each party.

13      WAIVER; REMEDIES

13.1 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

13.2 Except as otherwise specifically provided in this Agreement, no failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14      SEVERABILITY OF PROVISIONS

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

         If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provisions and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected .

15      NOTICES

15.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party or sent by facsimile transmission to the fax machine situated at such address specified below and shall if:

        15.1.1 personally delivered, be deemed to have been received at the time of delivery; or

        15.1.2 posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

        15.1.3 sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;

        Provided that where delivery or transmission occurs after 6.00 pm on a Business Day or at any time on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am on the next following Business Day.

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15.2    For the purposes of this clause the authorised address of each party shall be the address set out below (including the details of the facsimile number and person for whose attention notice of communication is to be addressed) or such other address (and details) as that party may notify to the other in writing from time to time in accordance with the requirements of this clause:

        15.2.1  Thales:

                  173 Boulevard Haussmann
                  75415 Paris Cedex 08
                  France
                  Facsimile No:   00331 53 77 8263
                  Attention:      Pierre Charreton, Trade Group General Counsel

        Nice:

                  8 Hapnina Street
                  Raanana, 43107
                  Israel
                  Facsimile No:   001 927 9775 3520
                  Attention:      Koby Huberman

        with a copy to:

16      COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

17      DISPUTE RESOLUTION

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

17.1 Any question or difference of opinion which may arise between the parties concerning any aspect of the Services shall be referred in the first instance to senior management of the parties in dispute, who shall use their reasonable efforts to resolve the dispute.

17.2 In the event that a dispute cannot be resolved by agreement of the parties within 15 days, the parties shall refer the dispute to an expert to be agreed between the parties or, in default of agreement, to be appointed upon the application of any party by the President for the time being of the Law Society, such expert to act only as an expert and not as an arbitrator. Such person shall be instructed to reach his decision as soon as reasonably practicable. The decision of the expert shall (in the absence of fraud or manifest error) be final and binding on the parties. The fees or costs of such an expert and his appointment shall be borne by the parties equally, unless such expert shall decide one party has acted unreasonably, in which case he shall have discretion as to costs.

18      GOVERNING LAW AND JURISDICTION

18.1 This Agreement shall be governed by, construed and interpreted in accordance with English law.

18.2 Subject to the provisions of clause 17, the courts of England shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including, without limitation, claims for set-off or counterclaim) or the legal relationships established by this Agreement.

19      CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

        No person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.


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The parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.




                                      291
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                                   SCHEDULE 1

                                    SERVICES

SERVICE 1

Service Provider:                   Thales GeoSolutions (Australasia) Limited

Service Recipient:                  Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the
                                    Service Commencement Date

Service Premium:                    Nil

Service: Provision of office space and facilities at 3 Powells Road, Brookvale, New South Wales 2100, Australia (the "Premises")

                                    Service Provider shall permit the T
                                    Fitzgerald and J Prince to have access to and use of the Premises on the same basis as such access and use has been provided by the Service Provider in the Prior Period.

SERVICE 2

Service Provider:                   Thales e-Security (Asia) Limited

Service Recipient:                   Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the
                                    Service Commencement Date

Service Premium:                    7%

Service: Provision of office space and facilities at Units 2205 - 2206, 22/F Vicwood Plaza, 199 Des Voeux Road, Central Hong Kong, PRC (the "Premises")

                                    Service Provider shall permit the Alex Chang and Jenny Leung (the "HK Employees") to have access to and use of the Premises on the same basis as such access and use has been provided by the Service Provider in the Prior Period.

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

SERVICE 3

Service Provider:                   Thales e-Security (Asia) Limited

Service Recipient:                   Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the
                                    Service Commencement Date

Service Premium:                    7%

Service: Provision of residential apartment for the use of T McGinty (the "Premises").

                                    Service Provider shall permit T McGinty to continue to occupy the the Premises on the same basis as such occupation has been provided in the Prior Period.



SERVICE 4

Service Provider:                   Thales e-Security (Asia) Limited

Service Recipient:                   Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the
                                    Service Commencement Date

Service Premium:                    7%

Service:                            Secondment of the HK Employees.

                                    Service Provider shall make the services of the HK Employees available to the Service Recipient on the same basis as those services have been provided in the Prior Period and subject always to the overriding provisions of Schedule 3.


SERVICE 5


Service Provider:                   Thales GeoSolutions Netherlands BV

Service Recipient:                  Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the Service
                                    Commencement Date.

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Service Premium                     5%

Service: Administration and payment of payroll in respect of C Van Gaalen on the same basis as such services have been provided to TCSL in the Prior Period.


SERVICE 6

Service Provider:                   Thales e-Security (Asia) Limited

Service Recipient:                  Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the Service
                                    Commencement Date

Service Premium                     5%

Service: Administration and payment of payroll in respect of T McGinty, A Chan and J Leung on the same basis as such services have been provided to TCSL in the Prior Period.


SERVICE 7

Service Provider:                   Thales Contact Solutions Limited

Service Recipient:                  Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the Service
                                    Commencement Date

Service Premium:                    7%

Service: Secondment of Hassan Hamada, Rajith Mathath and Richard Richardson (the "ME Employees").

                                    Service Provider shall make the services of the ME Employees available to the Service Recipient on the same basis as those services have been available to the Business in the Prior Period and subject always to the overriding provisions of Schedule 3.

SERVICE 8

Service Provider:                   Thales Contact Solutions Limited

Service Recipient:                  Nice CTI Systems UK Limited


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

Service Termination Date:           The date six months following the Service
                                    Commencement Date

Service Premium:                    7%

Service: The maintenance of the existing arrangement for the use of the UAE Office by the ME Employees.

                                    "UAE Office" means the office space at Al
                                    Makhari Building, Umm Harrier Road, PO Box
                                    6246, Dubai, UAE, the use of which is
                                    governed by an arrangement at Disclosure
                                    Document Q&R 76.


SERVICE 9

Service Provider:                   Thales GeoSolutions (Australia) (Pty)
                                    Limited

Service Recipient:                  Nice CTI Systems UK Limited

Service Termination Date:           The date six months following the Service
                                    Commencement Date.

Service Premium:                    5%

Service: Administration and payment of payroll in respect of T Fitzgerald and J Prince on the same basis as such services have been provided to TCSL in the Prior Period.


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

                                   SCHEDULE 2

                                    VEHICLES

              THOSE VEHICLES LISTED AT DISCLOSURE DOCUMENT UK.A.47.

                                   SCHEDULE 3

                  TERMS AND CONDITIONS RELATING TO SECONDMENTS


1       DURATION


        Subject to the terms of this Agreement, the Secondment will continue until the Service Termination Date.


2       SECONDMENT SERVICES


        During the Secondment, the Service Recipient will have the sole right to supervise and control the Employee. The Service Provider will have no knowledge of and therefore no responsibility for, and no liability with respect to the day to day activities of the Employee.


3       CONTINUING EMPLOYMENT BY SERVICE PROVIDER


3.1 During the Secondment, the Employee will remain employed by the Service Provider on the terms and conditions of employment subsisting as at the Completion Date (the "Employment Contract"). The Service Provider will second the Employee to the Service Recipient on the terms of the Employment Contract.


3.2 Nothing in this Agreement is intended to create a relationship of employer and employee between the Service Recipient and the Employee.


4       DUTIES OF SERVICE PROVIDER


4.1 The Service Provider will pay the Employee's salary and provide all contractual and other benefits to which the Employee is entitled under his Employment Contract.

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

4.2 The Service Provider will be responsible for making appropriate tax and other deductions from the Employee's remuneration, as may be required under applicable law. The Service Provider agrees to indemnify and keep indemnified the Service Recipient in respect of any claim that may be made by the relevant authorities against the Service Recipient for income tax or other deductions as may be required under applicable law in respect of the Employee.

5       DUTIES OF SERVICE RECIPIENT

5.1 The Service Recipient will maintain a record of the Employee's sickness and holiday absence and will notify the Service Provider of such absence and provide a copy of such record to the Service Provider on a monthly basis on or around the first day of each month.

5.2 The Service Recipient will provide the Service Provider with such information as it reasonably requires to comply with all applicable law relating to the Secondment.

6       TERMINATION OF EMPLOYMENT

6.1 If the Employee's employment with the Service Provider ends for any reason, the Secondment will automatically terminate. The Service Provider will not be required to second a replacement employee unless requested to do so by the Service Recipient, and then only on terms to be agreed between the parties.

6.2 The Service Recipient will indemnify and keep the Service Provider indemnified against any costs and expenses including, without limitation, statutory or contractual redundancy costs, incurred in relation to the termination of employment of the Employee where such termination of employment is by reason of redundancy on termination of the Employee's Secondment.

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7       PROLONGED ABSENCE

        If the Employee is away from work for any reason for more than four consecutive weeks, the Service Recipient may terminate the Secondment on four weeks prior written notice. The Service Provider will not be required to second a replacement for any period of absence of the Employee unless requested to do so by the Service Recipient and then only on terms to be agreed between the parties.

8       TERMINATION

8.1 Either party may terminate the Secondment immediately by giving written notice to the other if:

        8.1.1 the Employee does or omits to do anything (whether in connection with the Secondment or not) which would allow the Service Provider to terminate his employment summarily; or

        8.1.2 the Service Provider dismisses the Employee, the Employee voluntarily resigns or the Employee's employment with the Service Provider ends for any reason; or

        8.1.3 the Employee acts in a way which is harmful in the reasonable opinion of the Service Recipient to the Service Recipient's business (whether in connection with the Secondment or not); or

        8.1.4 the Employee is guilty of dishonesty or is convicted of an offence (whether in connection with the Secondment or not).

8.2 If either party commits any material breach of their obligations under this Agreement the other may terminate this Agreement and the Secondment with immediate effect by written notice.

8.3 The Service Recipient shall be entitled to terminate the Secondment on four weeks prior written notice to the Serviced Provider if the Service Provider changes any of the Employee's terms and conditions such that the fees payable under clause 3 in respect of the Secondment are increased by more than 10%.

9       CONFIDENTIALITY

9.1 The Service Provider will not and will procure that the Employee will not use or disclose to any person including, without limitation, the Service Provider itself, any trade secrets or confidential information of the Service Recipient which the Employee receives or obtains during the Secondment. This restriction will continue after this Agreement ends.

9.2 The Service Provider will procure that, at the end of the Secondment or earlier if requested by the Service Recipient, the Employee returns to the Service Recipient all documents and other materials belonging or relating to the Service Recipient.

10      DISCIPLINARY MATTERS

        If any disciplinary or grievance matter arises in relation to the Employee during the Secondment, the Service Recipient will notify the Service Provider as soon as possible. The Service Provider will deal with the matter in accordance with its disciplinary or grievance procedure. The Service Recipient will provide whatever assistance is reasonably necessary.

11      PROPERTY DAMAGE

        The Service Recipient agrees to assume responsibility for and releases and agrees to defend and indemnify the Service Provider and its affiliates from and against any and all claims in respect of any damage to or loss of property owned by the Service Recipient, its affiliates or partners or their contractors and which is caused by the Employee whilst on Secondment.

12      DAMAGES

        In no event shall the Service Provider be liable, and the Service Recipient assumes responsibility, for any special, indirect or consequential damages, loss of profit, loss of revenue, loss of contract, loss of opportunity, loss of use of the facilities or other property, or business interruption or costs resulting from non-operation or increased expense of operation or maintenance, or costs of finance and any other similar types of losses suffered or incurred by the Service Recipient, howsoever caused to the extent that such losses are caused as a result of the actions of the Employee whilst on Secondment in the course of performing the Secondment Services.

Signed by......................................   )
for and on behalf of                              )
[THALES]                                          )




Signed by......................................   )
for and on behalf of                              )
[NICE]                                            )

                                   SCHEDULE 13

                       PRISM EARN-OUT CONSIDERATION TABLE



The Earn Out Consideration referred to in Clause 7.8 shall be calculated in accordance with the table set out below:


                  -------------------------------------------------------------------------------------------------

                  ------------------------------------------------------------------------------------------------
                  PRISM EARN-OUT CONSIDERATION TABLE (THE AMOUNTS SET FORTH BELOW ARE STAND ALONE FOR EACH
                  RESPECTIVE YEAR)
                  -------------------------------------------------------------------------------------------------

                  ACTUAL PRISM REVENUE IN CALENDAR YEAR        2002 EARN OUT     2003 EARN OUT      2004 EARN OUT
                  2002, 2003 OR 2004 (EURO)                        (US$)             (US$)              (US$)
                  ------------------------------------------ ----------------- ----------------- ------------------
                  Less than EUR6 million                     0                 0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR6 million - under EUR7 million          $1 million        0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR7 million - under EUR8 million          $2 million        0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR8 million - under EUR9 million          $3 million        0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR9 million - under EUR10 million         $4 million        0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR10 million - under EUR12 million        $5 million        0                 0
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR12 million - under EUR14 million        $5 million        $1.5 million      $1.5 million
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR14 million - under EUR16 million        $5 million        $3 million        $3 million
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR16 million - under EUR18 million        $5 million        $4.5 million      $4.5 million
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR18 million - under EUR20 million        $5 million        $5 million        $5 million
                  ------------------------------------------ ----------------- ----------------- ------------------

                  EUR20 million and above                    $5 million        $7.5 million      $7.5 million
                  ------------------------------------------ ----------------- ----------------- ------------------

                                   SCHEDULE 14

                                 IPR AGREEMENTS

DATED                                                                       2002
--------------------------------------------------------------------------------






THALES CONTACT SOLUTIONS LIMITED

THALES ELECTRONICS PLC






--------------------------------------------------------------------------------

                   ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

--------------------------------------------------------------------------------

THIS AGREEMENT is made on                                                   2002

BETWEEN

(1) THALES CONTACT SOLUTIONS LIMITED (registered number 560700) whose registered office is at Western Road, Bracknell, Berks RG12 1RG (the "Assignor"); and

(2) THALES ELECTRONICS PLC (registered number 497098) whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG (the "Assignee").

BACKGROUND

(A)     The Assignor is the proprietor of the Assignor IPR (as defined below).

(B) Thales SA has granted patent licences over all group patents, including the Patent Application, to Alcatel and Thomson Multimedia ("Cross Patents Licence Agreements").

(C) The Assignor wishes to assign to the Assignee and the Assignee wishes to acquire the Assignor IPR on the terms and conditions set out below.

1       DEFINITIONS

1.1 In this Agreement the following expressions have the following meanings unless inconsistent with the context:

        "ASSIGNOR IPR"                          All Intellectual Property Rights owned by
                                                Assignor including but not limited to the Trade
                                                Marks the Patent Application and the copyright
                                                and any design rights in the Copyright Works but
                                                excluding the Excluded Trade Marks.

        "COPYRIGHT WORKS"                       The works identified in SCHEDULE 3.

        "DOMAIN NAME"                           The domain name identified in Part 3 of Schedule 1

        "EXCLUDED TRADE MARKS"                  means the trade marks, service marks, brand
                                                names, certification marks, trade dress,
                                                business names and


                                                other indications of origin and any Internet
                                                protocol addresses and networks, including
                                                domain names, e-mail addresses, and world wide
                                                web (www) and http addresses, network names,
                                                network addresses, and services which subsist of
                                                or include "Thales", "Thales Contract
                                                Solutions", Racal", "Thomson" or any confusingly
                                                similar work or any Thales, Racal or Thomson
                                                specific logos.

        "INTELLECTUAL PROPERTY RIGHTS"          All intellectual property in any jurisdiction,
                                                whether registered, pending applications or
                                                unregistered, including without limitation: (a)
                                                all trade marks, service marks, brand names,
                                                certification marks, trade dress, business names
                                                and other indications of origin; (b) Patents;
                                                (c) trade secrets, know-how and other
                                                confidential or non-public business information,
                                                including ideas, manufacturing and production
                                                processes and techniques, research and
                                                development information, drawings,
                                                specifications, designs, source codes plans,
                                                proposals and technical data, business and
                                                marketing plans, market surveys, market know-how
                                                and customer lists and information; (d) writings
                                                and other copyright works, including computer
                                                programs, source code, object code and
                                                documentation (whether or not released), design
                                                right, architecture, database rights, and all
                                                copyrights and any non-registered copyrights to
                                                any of the foregoing; (e) integrated circuit
                                                topographies and mask works; (f) Internet
                                                protocol addresses and networks, including
                                                domain names, e-mail addresses, world wide web
                                                (www) and http addresses, network names, network
                                                addresses and services; (g) privacy and
                                                publicity rights; and (h) all other intellectual
                                                property rights of a similar nature or having
                                                equivalent or similar effect to these which may
                                                subsist anywhere in the world;

        "PATENT APPLICATION"                    the application for the grant of a patent
                                                particulars of which are contained in SCHEDULE 2

        "PATENTS"                               any and all patents, patent applications
                                                (including letters patent, industrial designs,
                                                and inventor's certificates), design
                                                registrations, invention disclosures, and
                                                applications to register industrial designs, and
                                                any and all rights to any of the foregoing
                                                anywhere in the world, including any
                                                provisionals, substitutions, extensions,
                                                supplementary protection certificates,
                                                re-examinations, reissues, renewals, divisions,
                                                continuations in part (or in whole), continued
                                                prosecution applications, requests for continued
                                                examination, and other similar filings or
                                                notices provided for under the laws of any
                                                country;

        "REGISTERED TRADE MARKS"                the registered trade marks particulars of which
                                                are contained in PART 1 of SCHEDULE 1

        "TRADE MARK APPLICATIONS"               The trade mark applications identified in PART
                                                2 of SCHEDULE 1.

        "TRADE MARKS"                           the Registered Trade Marks and the trade marks
                                                the subject of the Trade Mark Applications and
                                                the Domain Name means the Software Licence and
                                                Service Agreement dated 1st

        "WORDNET 3 LICENCE"                     March 2002 between TCSL and Origin Data
                                                Realisation Limited;

2       CONSIDERATION

        In consideration of the Assignor entering into this Agreement, the Assignee shall pay to the Assignor upon signature of this Agreement the sum of US$4,000,000 (four million US dollars) such sum to be left outstanding on inter-company loan account.

3       TRADE MARKS

3.1 The Assignor assigns to the Assignee absolutely with full title guarantee the Trade Marks including the goodwill in the Trade Marks and the full and exclusive benefit of each of them, including all statutory and common law rights and the right to sue for past infringements and to retain any damages obtained as a result of such action.

3.2 The Assignor agrees at the expense of the Assignee to execute such further documents, and take such actions and do such things, as may be reasonably requested by the Assignee to give full effect to the terms of this Agreement and to secure the full right, title and interest of the Assignee in the Trade Marks.

4       PATENT APPLICATION

4.1 The Assignor assigns to the Assignee absolutely with full title guarantee:

        4.1.1 the Assignor's right to apply for, prosecute and be granted the patent or obtain similar protection throughout the world for the invention(s) claimed in the Patent Application and any remaining right to claim priority therefrom (including under the Paris Convention for applications in countries or territories outside the UK), any remaining right to file continuations, continuations in part, divisionals or seek re-examination or re-issue, so that the grant of any patent or similar protection shall be in the name of and vest in the Assignee;

        4.1.2 all the rights of the Assignor to, and its title to and interest in, the Patent Application;

        4.1.3 all and any other rights and powers arising or accruing from the Patent Application, including without limitation the right to sue for damages and to have the benefit of any other remedies for infringement of any patents subsisting under the Patent Application occurring before the date of this Agreement.

        subject to the Cross Patents Licence Agreements.

4.2 The Assignor agrees at the expense of the Assignee to execute such further documents, and take such actions and do such things as may be reasonably requested by the Assignee, to give full effect to the terms of this Agreement, and to secure the full right title and interest of the Assignee in the Patent Application.

5       COPYRIGHT

5.1 The Assignor assigns to the Assignee absolutely with full title guarantee:

        5.1.1 any and all copyright and design right which it owns, if any, in the Copyright Works;

        5.1.2 all rights and powers arising or accrued from the Copyright Works, including without limitation the right to sue for damages and other remedies and to have the benefit of any remedy obtained on any supposed infringement of such Copyright Works before the date of this Agreement; and

        5.1.3 the right to apply for copyright and design protection in any part of the world in relation to all or any of the Copyright Works, including without limitation the right to apply for renewals and extensions.

5.2 The Assignor agrees at the expense of the Assignee to execute such further documents and take such actions and do such things as may be reasonably requested by the Assignee to give full effect to the terms of this Agreement (including without limitation assisting the Assignee in the resolution of any question concerning the Copyright Works) and to secure the full right, title and interest of the Assignee in the Copyright Works.

6       OTHER INTELLECTUAL PROPERTY RIGHTS

6.1 The Assignor assigns with full title guarantee all Assignor IPR (other than the Trade Marks, Patent Application and the copyright and design right in the Copyright Works which are dealt with above) to the Assignee absolutely.

6.2 The Assignor agrees at the expense of the Assignee to execute such further documents and take such actions and do such things as may be reasonably requested by the Assignee to give full effect to the terms of this Agreement and to secure the full right, title and interest of the Assignee to the Assignor IPR set out in clause 6.1 above.

7       WORDNET 3 SOFTWARE

7.1 The Assignor assigns to the Assignee all rights to which the Assignor is entitled under the Wordnet 3 Licence, subject to the obligations under the Wordnet 3 Licence.

7.2 The Assignor agrees that it shall do or procure the doing of all such acts and things and shall execute or procure the execution of all such documents as may be required to vest in the Assignee all rights granted under this clause 7 in accordance with this Agreement and otherwise to comply with its terms.

7.3. The parties hereto agree to use reasonable endeavours to enter into a deed of novation with Origin Data Realisation Limited to novate the Wordnet 3 Licence in favour of the Assignee or any subsequent Assignee within 28 days of this Agreement.

8       COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which so executed will be an original, but together will constitute one and the same instrument.

9       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

        The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

10      GOVERNING LAW AND JURISDICTION

10.1 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales.

10.2 The courts of England and Wales will have non-exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

AS WITNESS the hands of the parties or their duly authorised agents for and on behalf of the parties on the date stated at the beginning of this Agreement

Executed on behalf of       )
THALES CONTACT SOLUTIONS    )
LIMITED                     )
ASSIGNOR                    )
in the presence of:         )
                            Director
                            Director/Secretary

Executed on behalf of       )
THALES ELECTRONICS PLS      )
ASSIGNOR                    )
in the presence of:         )
                            Director

                            Director/Secretary


                                                     SCHEDULE 1

                                         PART 1 - THE REGISTERED TRADE MARKS


------------------------------ ----------------- ------------------ -------------- ------------------ -------------

          Trademark                COUNTRY          APPLICATION      APPLICATION     REGISTRATION       RENEWAL
                                                                         DATE
                                                      NUMBER                            NUMBER            DATE
------------------------------ ----------------- ------------------ -------------- ------------------ -------------
A-MUX LOGO                     UK                2059568            5/3/96         2059568            5/3/06
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

CALLMASTER                     Norway            912590             23/5/91        155604             11/3/03
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               UK                1452564            9/1/91         1452564            9/1/08
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

GEOSTORE                       UK                1007802            9/3/73         1007802            9/3/08
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

INVESTIGATOR                   CTM               1832823            31/8/00        1832823            31/8/10
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

MIRRA                          CTM               830786             21/5/98        830786             21/5/08
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               USA               75/508202          25/6/98        2476967            14/8/11
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

RAPIDAX                        USA               113149             7/11/90        1745086            5/1/03
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               UK                1444906            22/10/90       1444906            22/10/07
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

RENAISSANCE                    CTM               1307636            14/9/99        1307636            14/9/09
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

STOREHOUSE                     UK                1140237            13/9/80        1140237            13/9/11
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

STOREMED                       UK                1176989            18/6/82        1176989            18/6/03
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

STORENET                       UK                1049140            7/7/75         1049140            7/7/06
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

STOREPLEX                      France            92431479           24/8/92        92431479           24/8/02
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               Germany           R52808/9 WZ        21/8/92        2051506            21/8/02
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               USA               75/662730          18/3/99        2378956            22/8/10
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               UK                1509634            14/8/92        1509634            14/8/09
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

TIENNA                         CTM               1387570            18/11/99       1387570            18/11/09
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

TRUNKNET                       CTM               1133156            9/4/99         1133156            9/4/09
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

WORDNET                        France            9556446            24/3/95        9556446            24/3/05
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               Germany           39512614           22/3/95        39512614           22/3/05
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

------------------------------ ----------------- ------------------ -------------- ------------------ -------------
                               USA               74/649882          20/3/95        2093445            2/9/07
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               UK                2013801            10/3/95        2013801            10/3/05
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

WORDSAFE                       Denmark           3542/91            2/10/92        9057/92            2/10/02
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               Norway            912591             23/5/91        153406             26/11/02
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               USA               107236             19/10/90       1745083            5/1/03
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               UK                1439866            7/9/90         1439866            7/9/07
------------------------------ ----------------- ------------------ -------------- ------------------ -------------


                                        PART 2 - THE TRADE MARK APPLICATIONS


------------------------------ ----------------- ------------------ -------------- ------------------ -------------

          Trademark                COUNTRY          APPLICATION      APPLICATION     REGISTRATION       RENEWAL
                                                                        DATE
                                                      NUMBER                            NUMBER            DATE
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

BIG PICTURE TECHNOLOGY         CTM               2052991            24/1/01
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

                               USA               76/288370          20/7/01
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

INVESTIGATOR                   USA               76/149047          18/10/00
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

RENAISSANCE                    USA               75/837065          1/11/99
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

TIENNA                         USA               75/924305          22/02/00
------------------------------ ----------------- ------------------ -------------- ------------------ -------------

TRUNKNET                       USA               75/698405          5/5/99
------------------------------ ----------------- ------------------ -------------- ------------------ -------------


                                                PART 3 - DOMAIN NAME


                                                     SCHEDULE 2

                                               THE PATENT APPLICATION

------------------ ------------------ ----------------- -------------- --------------- -------------- ---------------

  PATENT TITLE     REGISTERED OWNER     APPLICATION     APPLICATION     PUBLICATION     PUBLICATION    INVENTOR(S)
                                           NUMBER       DATE               NUMBER          DATE
------------------ ------------------ ----------------- -------------- --------------- -------------- ---------------

VOICE ACTIVITY     Thales Contact     UK 9916430.3      13/7/99        GB 2352948      7/2/01         Neil Martin
MONITOR            Solutions                                                                          Crick
------------------ ------------------ ----------------- -------------- --------------- -------------- ---------------

                                   SCHEDULE 3

                               THE COPYRIGHT WORKS


COPYRIGHT & DESIGN RIGHTS IN SOFTWARE ITEMS REPRESENTED IN DESIGN DOCUMENTATION AND SOURCE CODE LISTINGS.



- Mirra Management Software

- Wordnet Series 1 operating software

- Wordnet Series 2 operating software (developed by Origin Data Realisation, IPR owned by TCSL)

- Tienna operating software (various releases leading to current release 7.0)

- CMSU Software (various releases leading to current release 7.0)

- RTT Replay to Turret Software (various releases leading to current release
7.0)

- RSMA Renaissance System Management Application (various releases leading to current release 7.0)

- Replay Server software (various releases leading to current release 7.0)

- SARA Search and Replay application

- SARA NG Search and Replay application

- RECO Radar and Voice Scenario Reconstruction Replay application

- Investigator Search and Replay application (various releases leading to current release 7.0 but only up to 4.1 in general release)

- Investigator RX (formerly Radio Replay) Scenario Reconstruction Replay application (various releases leading to current release 2.0)

- AQM Agent Quality Management application (various releases leading to current release 3.0 but only up to 2.2 in general release)

- Call Confirm & Last Message Replay - Last message Replay applications -both release 1.0

- MCC Media Control Centre application release 1.0

- Wordnet Vendor Object recorder control software for Prism Integration (developed by Cliffstone, IPR owned by TCSL)

- Renaissance Dashboard System Management application

- QA Recorder screen and voice recording application (developed by Cliffstone, IPR owned by TCSL)

- Smart Logger application (incomplete - developed by Cliffstone, IPR owned by
TCSL)

- RecorderLink recorder integration software (various releases leading to current release 3.5)

- Web Replay Application (not released)

- Switch Decoder signal processing software (lengthy list of decoders for various telephone switches)

- Datax Converter software

- Reecoute Immediate software (version 1.9)

- Interface Servieur TCS software (version 1)

- Convertisseur Wave TCS software (version 1)

- Reecoute Immediate Software (Pocket PC) (version 1)

- Reecoute Immediate TCS PC software (version 1)

- Lien Centore 15 software (version 1)

- Lien Centore 15 software (version 2)

- Superviseur software



DATABASE DESIGN RIGHTS REPRESENTED IN DESIGN DOCUMENTATION



- Tracker database design rights (MicroSoft JET technology)

- Tienna database design rights (MicroSoft SQL Server technology)

- CMSU database design rights (MicroSoft SQL Server technology)



ARCHITECTURE DESIGN RIGHTS REPRESENTED IN DESIGN DOCUMENTATION



- Renaissance Architecture (various releases up to current release 7.0)

DATED                                                                       2002
--------------------------------------------------------------------------------












THALES ELECTRONICS PLC

THALES CONTACT SOLUTIONS LIMITED











--------------------------------------------------------------------------------

                                   LICENCE

--------------------------------------------------------------------------------

THIS AGREEMENT is made on                           2002

BETWEEN

(1) THALES ELECTRONICS PLC (Registered No 497098) whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG ("the Licensor")

(2) THALES CONTACT SOLUTIONS LIMITED (Registered No 560700) whose registered office is at Western Road, Bracknell, Berks RG12 1RG ("the Licensee")

1       DEFINITIONS

        In this Agreement the following expressions have the following meanings unless inconsistent with the context:

        "THE COMMENCEMENT DATE"                 The date of this Agreement

        "THE DOMAIN NAME"                       The domain name identified in Part 3 of Schedule 1

        "COPYRIGHT WORKS"                       The works identified in SCHEDULE 3.

        "INTELLECTUAL PROPERTY RIGHTS"          All intellectual property in any jurisdiction, whether registered, pending applications or unregistered, including without limitation: (a)
                                                all trade marks, service marks, brand names, certification marks, trade dress, business names and other indications of origin; (b) Patents; (c)
                                                trade secrets, know-how and other confidential or non-public business information, including ideas, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, source codes plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (d) writings and other copyright works,
                                                Including computer programs, source code, object code and documentation
                                                (whether or not


                                                released), design right, architecture, database rights, and all copyrights, and any non-registered. Copyrights to any of the foregoing;
                                                (e) integrated circuit topographies and mask works; (f) Internet protocol addresses and networks, including domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses and services; (g) privacy and publicity rights; and
                                                (h) all other intellectual property rights of a similar nature or having equivalent or similar effect to these which may subsist anywhere in the world

        "THALES IPR ASSIGNMENT"                 The agreement executed of even date between Thales Contact Solutions
                                                Limited (as assignor) and Thales Electronics Plc (as assignee).

        "LICENSEE'S GROUP"                      Means the Licensee and any holding company of the Licensee and any subsidiaries of such holding company, holding and subsidiary having the meanings given in the Companies Act 1985 of the United Kingdom.

        "LICENSOR                               IPR" All Intellectual Property Rights acquired by the Licensor under the
                                                Thales IPR Assignment including but not limited to the Trade Marks, the
                                                Patents, the Patent Applications and the copyright and any design rights in the Copyright Works, other than the assignment of the rights under the Wordnet 3 Licence.

        "PATENTS"                               Any and all patents, patent applications (including letters patent, industrial designs, and inventor's certificates), design registrations, invention disclosures, and applications to register industrial designs, and any and all rights to any of the foregoing anywhere in the world, including any provisionals, substitutions,


                                                extensions, supplementary protection certificates, re-examinations, reissues, renewals, divisions, continuations in part (or in whole), continued prosecution applications, requests for continued examination, and other similar filings or notices provided for under the laws of any country;

        "PATENT APPLICATION"                    The application for the grant of a patent particulars of which are contained in SCHEDULE 2

        "REGISTERED TRADE MARKS"                The trade marks particulars of which are contained in PART 1 of
                                                SCHEDULE 1

        "TRADE MARKS"                           The Registered Trade Marks and the trade marks the subject of the Trade Mark Applications and the Domain Names "TRADE MARK
                                                APPLICATIONS" The trade mark applications, particulars of which are contained in Part 2 of Schedule 1

        "WORDNET 3 LICENCE"                     Means the Software Licence and Service Agreement dated 1st March 2002 between the Licensee and Origin Data Realisation Limited subsequently assigned to Thales Electronics plc under the Thales IPR Assignment.

2       PERMISSION TO USE

2.1 The Licensor grants to the Licensee during the Term of this Agreement a licence to use the Licensor IPR with the right to sub-license for the Term of such Licensor IPR to members of the Licensee's Group.

2.2 The Licensor grants to the Licensee during the Term of this Agreement a sub-licence of the Wordnet 3 Licence so far as the Licensor is permitted to do so under the terms of the Wordnet 3 Licence.

3       CONSIDERATION

        The Licensee shall pay the Licensor the sum of US$32,050 per week in arrears during the Term.

4       OWNERSHIP OF THE LICENSOR IPR

4.1 The Licensee acknowledges that the Licensor IPR are and will remain the property of the Licensor, and the Licensee shall not acquire any title or interest in the Licensor IPR or goodwill as a result of the Licensee's use of them.

4.2 The Licensee shall not do or permit to be done, nor omit to do in connection with its use of the Licensor IPR, any act or thing which would or might jeopardise or invalidate any registration of the Licensor IPR or which might prejudice the right or title of the Licensor to any of the Licensor IPR.

5       TERM AND TERMINATION

5.1 This Agreement comes into effect on the Commencement Date and unless terminated earlier under the provisions of this Agreement remains in force until termination by either party giving to the other not less than three months' prior written notice ("the Term"). The Licence in relation to each Licensor IPR shall only remain in force so long as each Licensor IPR subsists.

5.2 Either party may terminate this Agreement by notice in writing to the other if the other is in material breach of this Agreement and shall have failed (where the breach is capable of remedy) to remedy the breach within 30 days of the receipt of a request in writing from the party not in breach to remedy the breach, such request setting out the breach and indicating that failure to remedy the breach may result in termination of this Agreement.

5.3 In addition to the powers of termination contained elsewhere in this Agreement the Licensor shall be entitled to terminate this Agreement immediately by notice in writing to the Licensee on any of the following grounds:

        5.3.1   the Licensee becomes the subject of voluntary arrangement under section 1 Insolvency Act 1986;

        5.3.2   the Licensee is unable to pay its debts within the meaning of section 123 Insolvency Act 1986;

        5.3.3 the Licensee has a receiver, manager, administrator or administrative receiver appointed over all or any parts of its undertaking, assets or income;

        5.3.4   the Licensee has passed a resolution for its winding-up;

        5.3.5 the Licensee has a petition presented to any court for its winding-up or for an administration order; or

        5.3.6   an analogous event happens in any other jurisdiction.

6       CONSEQUENCES OF TERMINATION

        The termination of this Agreement howsoever caused is without prejudice to the rights, duties and liabilities of either party accrued prior to termination. The clauses of this Agreement which expressly or impliedly have effect after termination will continue to be enforceable notwithstanding termination.

7       ASSIGNMENT

        The Licensee may not assign the benefit or delegate the burden of this Agreement without the prior written consent of the Licensor which shall not be unreasonably withheld or delayed. The Licensor may assign this Agreement on disposing of the Licensor IPR without the consent of the Licensee.

8       GOVERNING LAW AND JURISDICTION

8.1 This Agreement is governed by, and shall be construed in accordance with English law.

8.2 The courts of England and Wales shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties agree to submit to such jurisdiction.

9       COUNTERPARTS

        This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

AS WITNESS the hands of the parties or their duly authorised agents for and on behalf of the parties on the date stated at the beginning of this Agreement


Executed on behalf of           )
THALES ELECTRONICS PLC          )
LICENSOR                        )
in the presence of:             )

                                Director


                                Director/Secretary




Executed on behalf of           )
THALES CONTACT SOLUTIONS        )
LIMITED                         )
LICENSOR                        )
in the presence of:             )



                                Director


                                Director/Secretary


                                                     SCHEDULE 1

                                         PART 1 - THE REGISTERED TRADE MARKS

------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

          Trademark                COUNTRY          APPLICATION       APPLICATION     REGISTRATION      RENEWAL
                                                                         DATE
                                                      NUMBER                             NUMBER           DATE
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

A-MUX LOGO                     UK                2059568            5/3/96           2059568          5/3/06
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

CALLMASTER                     Norway            912590             23/5/91          155604           11/3/03
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               UK                1452564            9/1/91           1452564          9/1/08
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

GEOSTORE                       UK                1007802            9/3/73           1007802          9/3/08
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

INVESTIGATOR                   CTM               1832823            31/8/00          1832823          31/8/10
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

MIRRA                          CTM               830786             21/5/98          830786           21/5/08
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               USA               75/508202          25/6/98          2476967          14/8/11
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

RAPIDAX                        USA               113149             7/11/90          1745086          5/1/03
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               UK                1444906            22/10/90         1444906          22/10/07
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

RENAISSANCE                    CTM               1307636            14/9/99          1307636          14/9/09
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

STOREHOUSE                     UK                1140237            13/9/80          1140237          13/9/11
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

STOREMED                       UK                1176989            18/6/82          1176989          18/6/03
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

STORENET                       UK                1049140            7/7/75           1049140          7/7/06
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

STOREPLEX                      France            92431479           24/8/92          92431479         24/8/02
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               Germany           R52808/9 WZ        21/8/92          2051506          21/8/02
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               USA               75/662730          18/3/99          2378956          22/8/10
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               UK                1509634            14/8/92          1509634          14/8/09
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

TIENNA                         CTM               1387570            18/11/99         1387570          18/11/09
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

TRUNKNET                       CTM               1133156            9/4/99           1133156          9/4/09
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

WORDNET                        France            9556446            24/3/95          9556446          24/3/05
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               Germany           39512614           22/3/95          39512614         22/3/05
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               USA               74/649882          20/3/95          2093445          2/9/07
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               UK                2013801            10/3/95          2013801          10/3/05
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

WORDSAFE                       Denmark           3542/91            2/10/92          9057/92          2/10/02
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               Norway            912591             23/5/91          153406           26/11/02
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

                               USA               107236             19/10/90         1745083          5/1/03
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

------------------------------ ----------------- ------------------ ---------------- ---------------- -------------

          Trademark                COUNTRY          APPLICATION       APPLICATION     REGISTRATION      RENEWAL
                                                                         DATE
                                                      NUMBER                             NUMBER           DATE
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------


------------------------------ ----------------- ------------------ ---------------- ---------------- -------------
                               UK                1439866            7/9/90           1439866          7/9/07
------------------------------ ----------------- ------------------ ---------------- ---------------- -------------




                                   PART 2 - THE REGISTERED TRADE MARK APPLICATIONS


------------------------------ --------------- ------------------ ------------------ ---------------- -------------

          Trademark               COUNTRY         APPLICATION     APPLICATION DATE    REGISTRATION      RENEWAL

                                                    NUMBER                               NUMBER           DATE
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

BIG PICTURE TECHNOLOGY         CTM             2052991            24/1/01
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

                               USA             76/288370          20/7/01
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

INVESTIGATOR                   USA             76/149047          18/10/00
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

RENAISSANCE                    USA             75/837065          1/11/99
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

TIENNA                         USA             75/924305          22/02/00
------------------------------ --------------- ------------------ ------------------ ---------------- -------------

TRUNKNET                       USA             75/698405          5/5/99
------------------------------ --------------- ------------------ ------------------ ---------------- -------------



                                                PART 3 - DOMAIN NAME


bigpictech.com


                                   SCHEDULE 2

                             THE PATENT APPLICATION

----------------- -------------- ---------------- ----------------- ---------------- ---------------- ---------------

PATENT TITLE      REGISTERED     APPLICATION      APPLICATION DATE  PUBLICATION      PUBLICATION      INVENTOR(S)
                  OWNER          NUMBER                             NUMBER           DATE
----------------- -------------- ---------------- ----------------- ---------------- ---------------- ---------------

VOICE ACTIVITY    Thales         UK 9916430.3     13/7/99           GB 2352948       7/2/01           Neil Martin
MONITOR           Contact                                                                             Crick
                  Solutions
----------------- -------------- ---------------- ----------------- ---------------- ---------------- ---------------

                                   SCHEDULE 3


                               THE COPYRIGHT WORKS


COPYRIGHT & DESIGN RIGHTS IN SOFTWARE ITEMS REPRESENTED IN DESIGN DOCUMENTATION AND SOURCE CODE LISTINGS.



- Mirra Management Software

- Wordnet Series 1 operating software

- Wordnet Series 2 operating software (developed by Origin Data Realisation, IPR owned by TCSL)

- Tienna operating software (various releases leading to current release 7.0)

- CMSU Software (various releases leading to current release 7.0)

- RTT Replay to Turret Software (various releases leading to current release
7.0)

- RSMA Renaissance System Management Application (various releases leading to current release 7.0)

- Replay Server software (various releases leading to current release 7.0)

- SARA Search and Replay application

- SARA NG Search and Replay application

- RECO Radar and Voice Scenario Reconstruction Replay application

- Investigator Search and Replay application (various releases leading to current release 7.0 but only up to 4.1 in general release)

- Investigator RX (formerly Radio Replay) Scenario Reconstruction Replay application (various releases leading to current release 2.0)

- AQM Agent Quality Management application (various releases leading to current release 3.0 but only up to 2.2 in general release)

- Call Confirm & Last Message Replay - Last message Replay applications -both release 1.0

- MCC Media Control Centre application release 1.0

- Wordnet Vendor Object recorder control software for Prism Integration (developed by Cliffstone, IPR owned by TCSL)

- Renaissance Dashboard System Management application

- QA Recorder screen and voice recording application (developed by Cliffstone, IPR owned by TCSL)

- Smart Logger application (incomplete - developed by Cliffstone, IPR owned by
TCSL)

- RecorderLink recorder integration software (various releases leading to current release 3.5)

- Web Replay Application (not released)

- Switch Decoder signal processing software (lengthy list of decoders for various telephone switches)

- Datax Converter software

- Reecoute Immediate software (version 1.9)

- Interface Servieur TCS software (version 1)

- Convertisseur Wave TCS software (version 1)

- Reecoute Immediate Software (Pocket PC) (version 1)

- Reecoute Immediate TCS PC software (version 1)

- Lien Centore 15 software (version 1)

- Lien Centore 15 software (version 2)

- Superviseur software



DATABASE DESIGN RIGHTS REPRESENTED IN DESIGN DOCUMENTATION



- Tracker database design rights (MicroSoft JET technology)

- Tienna database design rights (MicroSoft SQL Server technology)

- CMSU database design rights (MicroSoft SQL Server technology)



ARCHITECTURE DESIGN RIGHTS REPRESENTED IN DESIGN DOCUMENTATION



- Renaissance Architecture (various releases up to current release 7.0)

DATED                                                                       2002
--------------------------------------------------------------------------------










THALES ELECTRONICS PLC

NIGHT

TRADER SA









--------------------------------------------------------------------------------

                 ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

--------------------------------------------------------------------------------

THIS AGREEMENT is made on                                                   2002

BETWEEN

(1) THALES ELECTRONICS PLC (registered number 560700) whose registered office is at Western Road, Bracknell, Berks RG12 1RG (the "Assignor"); and

(2) NIGHT [(registered number )] whose registered office is at (the "Assignee"); and

(3) THALES SA a French societe anonyme having its registered office at 173, Boulevard Haussmann, Paris (75008) ("Thales").

BACKGROUND

(A) The Assignor is the proprietor of the Assignor IPR assigned to it and has rights under the Wordnet 3 Licence (subject to certain obligations) pursuant to an Agreement dated [ ] with Thales Contact Solutions Limited attached at Schedule 1 ("the Thales IPR Assignment").

(B) By an Agreement dated [ ] the Assignor has licensed the Assignor IPR and granted a sub-licence to the extent possible of the Wordnet 3 Licence to Thales Contact Solutions Limited ("the IPR Licence").

(C) Thales has granted patent licences over all group patents, including the Patent Application, to Alcatel and Thomson Multimedia ("Cross Patents Licence Agreements").

(D) By an Agreement dated [ ] ("the SPA") between Thales, Night and other purchasers, Thales has agreed to procure that the Assignor assigns the Assignor IPR and the rights under the Wordnet 3 Licence to the Assignee on the terms and conditions set out below subject to the terms and conditions of the SPA.

1       INTERPRETATION

        All defined terms (except for Assignor, Assignee and Thales, which shall have the meanings set out in this Agreement) shall have the meanings set out in the Thales IPR Assignment.

2       CONSIDERATION

        In consideration of the sum of US$4,000,000 (four million US dollars) paid by the Assignee to the Assignor, receipt of which the Assignor hereby acknowledges, the Assignor hereby enters into the terms of this Agreement.

3       ASSIGNMENT

        The Assignor assigns to the Assignee all such right, title and interest as it acquired in the Assignor IPR and the rights under the Wordnet 3 Licence subject to the obligations in clause 7 of the Thales IPR Assignment under the Thales IPR Assignment subject to the IPR Licence and the Cross Patents Licence Agreements. The Assignor also assigns the right to sue for infringements of the Assignor IPR which have occurred since the Thales IPR Assignment and to retain any damages obtained as a result of such action.

4       FURTHER ASSURANCE

4.1 The Assignor agrees at its own expense to execute such further documents, and take such actions and do such things (including, without limitation, co-operating with the Assignee to enable the Assignee, at Assignee's cost promptly to record itself as the registered proprietor of any registered rights transferred to it under this Agreement), as may be reasonably requested by the Assignee to give full effect to the terms of this Agreement and to secure the full right, title and interest of the Assignee in the Assignor IPR.

4.2 The parties hereto agree to use reasonable endeavours to enter into a deed of novation with Origin Data Realisation Limited to novate the Wordnet 3 Licence in favour of the Assignee within 28 days of this Agreement.

5       REGISTRATION

        Assignee shall, at its cost, promptly record itself as registered proprietor of any registered rights transferred to it under this Agreement.

6       REMEDIES

        The Assignee agrees that if it has any claim for breach of this Agreement against either the Assignor and/or Thales then to the extent that such claim is capable of being the subject of a claim against Thales under the SPA, it shall bring such claim solely against Thales under the SPA and not against the Assignor and/or Thales under this Agreement.

7       COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which so executed will be an original, but together will constitute one and the same instrument.

8       CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

        The parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

9       GOVERNING LAW AND JURISDICTION

9.1 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales.

9.2 The courts of England and Wales will have non-exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

AS WITNESS the hands of the parties or their duly authorised agents for and on behalf of the parties on the date stated at the beginning of this Agreement

Executed on behalf of           )
THALES ELECTRONICS PLC          )
ASSIGNOR                        )
in the presence of:             )


                                Director


                                Director/Secretary


Executed on behalf of           )
NIGHT                           )
ASSIGNEE                        )
in the presence of:             )


                                Director


                                Director/Secretary


Executed on behalf of           )
THALES SA                       )
in the presence of:             )


                                Director


                                Director/Secretary

DATED                                                                       2002
--------------------------------------------------------------------------------








THALES CONTACT SOLUTIONS LIMITED

[UK Acquisition Co]

THALES ELECTRONICS PLC









--------------------------------------------------------------------------------

                              DEED OF NOVATION

--------------------------------------------------------------------------------

THIS DEED OF NOVATION is made on the day of                                 2002

BETWEEN

(1) THALES CONTACT SOLUTIONS LIMITED (Registered Number 560700) whose registered office address is at Western Road, Bracknell, Berks RG12 1RG ("the Assignor")

(2) [UK Acquisition Co] (Registered Number [NUMBER]) whose registered office is at [ADDRESS] ("the Assignee")

(3) THALES ELECTRONICS PLC (registered number 497098)] whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG ("the Third Party")

BACKGROUND

(A) This novation deed is supplemental to a licence agreement between the Assignor and the Third Party dated [DATE] attached at Schedule 1 ("the IPR Licence") under which the Third Party granted the Assignor a licence to use Licensor IPR (as defined in the IPR Licence).

(B) The Assignor has transferred its business to the Assignee pursuant to a Sale and Purchase Agreement of even date ("SPA") and the Third Party is assigning the Licensor IPR and the rights under the Wordnet 3 Licence (as defined in the IPR Licence)to the Assignee's holding company.

(C) The Assignor wishes to be released from the IPR Licence and the Third Party agrees to release the Assignor in consideration of the Assignee's undertaking to perform the IPR Licence and to be bound in place of the Assignor.

OPERATIVE PROVISIONS

1 The Assignee undertakes to the Third Party to perform from the date of this Deed obligations on the Assignor's part contained in the IPR Licence and to be bound by the terms of the IPR Licence in every way as if the Assignee were a party to the IPR Licence from the date of this Deed instead of the Assignor.

2 In consideration of the undertaking of the Assignee in CLAUSE 1 and with the consent of the Third Party, the Assignor assigns all its rights (including without limitation any present, future or contingent interest or right to any sums or damages payable under or in connection with the IPR Licence) from the date of this Deed under the IPR Licence to the Assignee.

3 In consideration of the Assignor procuring the undertaking of the Assignee in CLAUSE 1, the Third Party releases and discharges the Assignor from all claims, obligations, demands and duties whatsoever in respect of the IPR Licence accruing from the date of this Deed and accepts the liability of the Assignee upon the IPR Licence instead of the liability of the Assignor for all claims, obligations, demands and duties accruing on or after the date of this Deed under the IPR Licence.

4 The Third Party undertakes with the Assignee to perform its liabilities and obligations under the IPR Licence as if the Assignee had at all times been party to the IPR Licence instead of the Assignor and acknowledges that the Assignee shall be entitled to enjoy the benefit of the IPR Licence instead of the Assignor.

5 The formation, existence, construction, performance, validity and all aspects whatsoever of this Deed or of any term of this Deed shall be governed by English law. The English courts shall have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed. The parties to this Deed agree to submit to that jurisdiction.

6 To the extent provided for in Clause 6 of the SPA, the Assignee agrees to indemnify, keep indemnified and hold harmless the Assignor from and against all costs (including the costs of enforcement), expenses, liabilities (including any tax liability), injuries, losses (which includes, without limitation, direct, indirect and consequential loss and loss of profit), damages, claims, demands, proceedings or legal costs (on a full indemnity basis) and judgments which the Assignor incurs or suffers as a consequence of a direct or indirect breach or negligent performance or failure in performance by the Assignee of the terms of the IPR Licence from the date of this Deed or of this Deed.

7 The parties to this Deed do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

8 This Agreement may be executed in any number of counterparts, each of which so executed will be an original, but together will constitute one and the same instrument.

This document has been executed and delivered as a deed on the date stated at the beginning of this Deed.

THE COMMON SEAL of                      )
THALES CONTACT SOLUTIONS                )
LIMITED                                 )
was affixed in the presence of:         )


                                        Director:


                                        Director/Secretary:





THE COMMON SEAL of                      )
[UK Acquisition Co]                     )
was affixed in the presence of:         )


                                        Director:


                                        Director/Secretary:


THE COMMON SEAL of                      )
THALES ELECTRONICS PLC                  )
was affixed in the presence of:         )


                                        Director:


                                        Director/Secretary:

                                   SCHEDULE 15

                         US BUSINESS TRANSFER AGREEMENT

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "AGREEMENT") is entered into as of ______________, _____,[COMPLETION DATE] by and among Trader SA, a French societe anonyme having its registered office at 173 Boulevard Haussmann, Paris, France (75008) ("TRADER"), Trader TRC, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Trader ("TRC"), Trader Contact Solutions Inc., a Delaware corporation and wholly-owned subsidiary of TRC ("ASSIGNOR"), Night-Systems Ltd., a company organized under the laws of Israel having its registered office at 8 Hapnina Street, Ra'anana 43107, Israel ("NIGHT"), and [Night/Trader US Acquisition Corp.], a [Delaware] corporation and wholly-owned subsidiary of Night ("ASSIGNEE") .



                               W I T N E S S E T H

        WHEREAS, Trader, through certain of its wholly owned subsidiaries, is engaged, among other things, in the business of the design, development, production, marketing and supply of various secure voice recording, surveillance and replay systems and products and application software for business performance management solutions in contact centres, public safety and wholesale trading platforms and the provision of ancillary services currently carried on by the Assignors (the "BUSINESS");

        WHEREAS, Trader has agreed to sell, or procure the sale of, and Night has agreed to purchase, substantially all of the assets of the Business, either directly or through one or more of its subsidiaries;

        WHEREAS, Trader, Night, Assignee and certain of Night's other subsidiaries (Night, Assignee and such other subsidiaries being collectively referred to herein as the "PURCHASERS") have entered into that certain Sale and Purchase Agreement dated as of ______________ __, 2002 (the "SALE AND PURCHASE AGREEMENT") providing, subject to the terms and conditions set forth therein, for the sale, transfer, assignment and delivery by Trader to the Purchasers of the Business as a going concern and the Assets (each as defined in the Sale and Purchase Agreement);

        WHEREAS, pursuant to Section 5.4.4 of the Sale and Purchase Agreement, Trader has agreed to cause Assignor to sell to Assignee, and Assignee has agreed to purchase from Assignor, that part of the Business operated as a going concern by Assignor and all the Assets used in that part of the Business by Assignor (the "US BUSINESS");

        WHEREAS, pursuant to Section 6.2.4 of the Sale and Purchase Agreement, Assignee has agreed to assume that portion of the Assumed Liabilities (as defined in the Sale and Purchase Agreement) as relates to the US Business (the "US BUSINESS ASSUMED LIABILITIES"); and

        WHEREAS, Assignor is entering into this Agreement for the purpose of assigning and transferring to Assignee all of Assignor's rights, liabilities and obligations in and relating to the US Business pursuant to Section 5.4.4 of the Sale and Purchase Agreement; and

        WHEREAS, Assignee is executing and delivering this Agreement for the purpose of assuming the US Business Assumed Liabilities pursuant to Section
6.2.4 of the Sale and Purchase Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements contained herein and in the Sale and Purchase Agreement, the parties hereto agree as follows:

        1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Sale and Purchase Agreement.

        2. ASSIGNMENT. Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells, transfers, conveys, assigns and delivers to Assignee all of Assignor's right, title, and interest in, to or under all of the Assets constituting the US Business that are owned or held by them, including, without limitation, each of the following as they relate to or comprise the US Business: the Goodwill and any other intangible assets included as part of the Assets of the US Business, the benefit of the Contracts, all of the rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have commenced) with respect to the US Business, the Accounts Receivable, the Business Information, the Records, and all other property rights and all other assets of whatsoever nature of any member of the Trader Group used exclusively in relation to the US Business.

        3. ASSUMPTION. Assignee hereby accepts such assignment and assumes and agrees to perform any and all of the US Business Assumed Liabilities from and after the Completion Date, subject to the terms and conditions of the Sale and Purchase Agreement. Except for the US Business Assumed Liabilities, Assignee is not assuming any liabilities or obligations of Assignor or any of Assignor's affiliates or of the Business of any kind, character or description, whether known, unknown, accrued, absolute, contingent or otherwise and, except as otherwise contemplated by the Sale and Purchase Agreement, Assignor and its affiliates shall continue to be responsible for all such liabilities and obligations other than the US Business Assumed Liabilities from and after the Completion Date.

        4. BINDING AGREEMENT; AMENDMENTS. This Agreement shall be binding on each of the parties and their respective heirs, representatives, successors and assigns. This Agreement may not be modified except by an instrument in writing which is signed by each of the parties.

        5. GOVERNING LAW. This Agreement, including all matters of construction, validity and performance, shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made in such State and to be performed entirely within such State, without giving effect to principles relating to conflicts of law.

        6. FURTHER ASSURANCES. Each of Assignor, TRC and Trader hereby covenants and agrees that, from time to time at Assignee's or Night's request after delivery of this Agreement and without further consideration, Assignor, TRC and/or Trader, as the case may be, will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and any such further acts, conveyances, transfers, assignments, instruments and assurances as may be reasonably required to effectively grant, convey, assign, transfer and set over to and vest in Assignee any and all of the Assets of the US Business.

        7. OTHER AGREEMENTS PREVAIL. Assignor and Assignee hereby acknowledge and agree that neither the representations and warranties nor the rights or remedies of any party under the Sale and Purchase Agreement shall be deemed to be enlarged, modified or altered in any way by this Agreement. In the event of a conflict between the terms of this Agreement and the terms of the Sale and Purchase Agreement, the terms of the Sale and Purchase Agreement shall prevail.

        8. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                            [signature page follows]

        IN WITNESS WHEREOF, this Assignment and Assumption Agreement has been duly executed as of the date first above written.

ASSIGNOR:                                  ASSIGNEE:
TRADER CONTACT SOLUTIONS INC.              [NIGHT/TRADER US ACQUISITION CORP.]



                                           By:    _____________________________
By:    _____________________________
                                                  Name:
       Name:
                                                  Title:
       Title:
                                           ACKNOWLEDGED AND AGREED:

ACKNOWLEDGED AND AGREED:
                                           NIGHT SYSTEMS LTD.


TRADER SA
                                           By:    _____________________________

                                                  Name:

                                                  Title:
By:    _____________________________

       Name:

       Title:


TRADER TRC, INC.




By:    _____________________________

       Name:

       Title:

                                  BILL OF SALE

        KNOW ALL MEN BY THESE PRESENTS, that TRADER CONTACT SOLUTIONS INC. ("SELLER"), a Delaware corporation and wholly-owned subsidiary of TRADER TRC, INC. ("TRC"), which is itself a Delaware corporation and an indirect wholly-owned subsidiary of TRADER SA, a French societe anonyme having its registered office at 173 Boulevard Haussmann, Paris, France (75008)("TRADER"), for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, does hereby sell, transfer, convey, set over and deliver to [Night/Trader US Acquisition Corp.] ("BUYER"), its successors and assigns, all of Seller's right, title and interest in and to the Assets comprising the US Business (capitalized terms used, but not defined in this bill of sale having the meanings ascribed thereto in that certain Sale and Purchase Agreement dated as of ______________ __, 2002 by and among Seller, Buyer, Trader, Night-Systems Ltd, a company organized under the laws of Israel having its registered office at 8 Hapnina Street, Ra'anana, Israel ("NIGHT") and certain other subsidiaries of Night (the "SALE AND PURCHASE AGREEMENT")), including, without limitation, to the extent related to or comprising the US Business, the Machinery and Equipment, the Fixtures and Fittings, the Inventory and all other property rights and all other assets of whatsoever nature used exclusively in relation to the Business.

        Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full authority and power of substitution, in the name and stead of Seller, but on behalf and for the benefit of Buyer to demand and receive any and all of such Assets, to give receipts and releases for and in respect of the same, or any part thereof, and to execute on behalf of Seller additional instruments of transfer and assignment and do all acts and things in relation to such Assets which Buyer or Night shall deem reasonably required in order to transfer and assign to and vest in Buyer full right and title to and in all of such Assets.

        Seller hereby covenants that from time to time and at Buyer's request and without further consideration, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all and every such further acts, transfers, conveyances, assignments, powers of attorney and assurances as reasonably may be required for assuring, conveying, transferring, confirming and vesting unto Buyer of any of such Assets.

        Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Buyer and its successors and assigns, any remedy or claim under or by reason of this instrument or by any of its terms, covenants or conditions, and all the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of Buyer, its successors and assigns.

                            [signature page follows]

        IN WITNESS WHEREOF, the undersigned have executed this Bill of Sale on this _____ day of ___________________, ____.


                                                TRADER CONTACT SOLUTIONS INC.




        By:_____________________________

        Name:

        Title:

                  STOCK AND PROMISSORY NOTE PURCHASE AGREEMENT



        This STOCK AND PROMISSORY NOTE PURCHASE AGREEMENT (the "Agreement"), dated as of __________ __, ___________ (the "Effective Date"), by and between Trader TRC Inc., a corporation organized under the laws of the State of Delaware ("Seller") and [Night-Systems Ltd., a company organized under the laws of Israel ("Purchaser")]


        WHEREAS, Seller is the record owner of Three Million Three Hundred Fifty-Six Thousand, Three Hundred Thirty-Five (3,356,335) shares of Series C Convertible Preferred Stock, par value $1.00 per share (the "Cliffstone Shares"), of Cliffstone Corporation ("Cliffstone");


        WHEREAS, Seller is a party to that certain Credit Agreement dated as of September 10, 2001 between Cliffstone, as Borrower, and Seller, as Lender, as amended by that certain First Amendment to Credit Agreement dated as of March 12, 2002 (the "Credit Agreement") and Seller is the holder and record owner of a senior secured convertible promissory note, dated [March 12, 2002], in the aggregate principal amount of One Million Five Hundred Thousand United States Dollars (US$ 1,500,000) issued under the Credit Agreement by Cliffstone in favor of Seller (the "Cliffstone Note");


        WHEREAS, Trader SA, a French societe anonyme having its registered office at 173 Boulevard Haussmann, Paris, France (75008) and the parent entity of Seller ("Trader"), Purchaser, and certain of Purchaser's subsidiaries have entered into that certain Sale and Purchase Agreement dated as of ______________ __, 2002 (the "Sale and Purchase Agreement") providing, subject to the terms and conditions set forth therein, for the sale, transfer, assignment and delivery by Trader to Purchaser and its subsidiaries of the Business and Assets described therein;


        WHEREAS, pursuant to Section 4 of the Sale and Purchase Agreement, Trader has agreed to cause Seller to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Cliffstone Shares and the Cliffstone Note;


        WHEREAS, Seller is entering into this Agreement for the purpose of selling, assigning and transferring to Purchaser all of Seller's right, title and interest in and to the Cliffstone Shares and the Cliffstone Note as contemplated by the Sale and Purchase Agreement; and


        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, subject to the terms and conditions set forth herein and in the Sale and Purchase Agreement, all of the Cliffstone Shares and the Cliffstone Note for the consideration set forth in the Sale and Purchase Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions contained herein and in the Sale and Purchase Agreement (including the purchase price set forth in Section 7 of the Sale and Purchase Agreement), the parties hereto, intending to be legally bound, hereby agree as follows:


        SECTION 1. PURCHASE AND SALE OF THE CLIFFSTONE SHARES. Subject to the terms and conditions set forth herein, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Purchaser, all of Seller's right, title and interest in and to the Cliffstone Shares for a portion of the purchase price set forth in Section 7 of the Sale and Purchase Agreement, payable and allocable as provided for in the Sale and Purchase Agreement.


        SECTION 2. PURCHASE AND SALE OF THE CLIFFSTONE NOTE. Subject to the terms and conditions set forth herein, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and assign to Purchaser, all of Seller's right, title and interest in and to the Cliffstone Note for a portion of the purchase price set forth in Section 7 of the Sale and Purchase Agreement, payable and allocable as provided for in the Sale and Purchase Agreement.


        SECTION 3. CLOSING. Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Cliffstone Shares and the Cliffstone Note (the "Closing") shall occur simultaneously with, and at the same location as, the completion of the transactions contemplated by the Sale and Purchase Agreement. At the Closing, Seller shall deliver to Purchaser stock certificates of Cliffstone (the "Certificates"), duly endorsed in blank or accompanied by a stock power duly endorsed in blank and in proper form for transfer, representing the Cliffstone Shares, together with the original, manually executed copy of the Cliffstone Note, also duly endorsed and in proper form for transfer to Purchaser.


        SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows:


        4.1 BINDING EFFECT. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights generally, and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        4.2 OWNERSHIP OF THE SELLER SHARES. Seller has good and valid title to the Cliffstone Shares and the Cliffstone Note free and clear of all liens, charges, claims or encumbrances that may have been created by Seller. To the best of Seller's knowledge, there are no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Cliffstone Shares, or any arrangements that require or permit any Cliffstone Shares to be voted by or at the discretion of anyone other than Seller, and there are no restrictions of any kind on the transfer of the Cliffstone Shares other than (a) restrictions on transfer set forth in that certain Investor Rights Agreement, dated as of August 21, 2000, as amended by Amendment No. 2 thereto, dated as of September 10, 2001 (as so amended, the "Investor Rights Agreement"), (b) restrictions on transfer imposed by the Securities Act of 1933, as amended (the "1933 Act"); and (c) restrictions on transfer imposed by applicable state securities or "Blue Sky" laws.


        4.3 NO REQUIRED CONSENTS. Seller has obtained all consents and approvals required with respect to the transfer of the Cliffstone Shares and the Cliffstone Note to Purchaser as contemplated by this Agreement, including, without limitation, any consents or approvals required under the terms and conditions of the Investor Rights Agreement, the Credit Agreement or the Cliffstone Note, and the Seller has otherwise complied in all respects with its obligations under the Investor Rights Agreement in connection with the sale of the Cliffstone Shares to Purchaser and under the Credit Agreement in connection with the sale of the Cliffstone Note to Purchaser.


        4.4 NO FURTHER REPRESENTATIONS OR WARRANTIES. Seller makes no representations or warranties except as expressly set forth herein.


        SECTION 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:


        5.1 BINDING EFFECT. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditors' rights generally and (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        5.2 INVESTMENT REPRESENTATIONS. Purchaser acknowledges, represents and warrants to Seller as follows:


        (a) Purchaser acknowledges that neither the Cliffstone Shares nor the Cliffstone Note have been registered under the 1933 Act or other applicable federal or state statutes regulating the purchase and sale of securities.


        (b) Purchaser is acquiring the Cliffstone Shares and the Cliffstone Note solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof.


        SECTION 6. INDEMNIFICATION.


        6.1 Seller shall indemnify and hold harmless Purchaser, and its respective heirs, agents, assigns, affiliates, successors and personal representatives, from and against any and all damages, losses, obligations, claims, actions or causes of action, encumbrances, costs, expenses (including reasonable attorneys' fees incurred by Purchaser in any action or proceeding between Seller and Purchaser) or other liabilities of any kind or nature (collectively, "Damages") arising from the breach by Seller of any representation, warranty or agreement made by Seller hereunder.


        6.2 Purchaser shall indemnify and hold harmless Seller, its officers, directors, stockholders, affiliates and their respective heirs, agents, assigns, affiliates, successors and personal representatives from and against any and all Damages arising from the breach by Purchaser of any representation, warranty or agreement made by Purchaser hereunder.


        6.3 The indemnification provisions set forth herein shall be the exclusive remedy any party may have with respect to any and all Damages arising out of the transactions contemplated by this Agreement.


        SECTION 7. ADDITIONAL TERMS.


        7.1 The representations, warranties, and agreements of Purchaser and Seller contained herein shall survive the Effective Date without limit.


        7.2 Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure it believes in good faith, and upon the advice of counsel, is required by applicable law (in which case the disclosing party will advise the other party prior to making the disclosure and the wording of such disclosure shall be mutually agreed to by the parties).


        7.3. Each of Seller and Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.


        7.4 This Agreement (a) together with the Sale and Purchase Agreement and the other agreements contemplated thereby, incorporates the entire understanding and agreement of the parties and supersedes all previous agreements and/or discussions between Purchaser and Seller solely with respect to the subject matter hereof; (b) may not be amended or modified except in a writing executed by Purchaser and Seller; and (c) shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to such State's conflict of laws principles.


        7.5 In any action or proceeding arising out of, related to, or in connection with this Agreement, the parties consent to be subject to the jurisdiction and venue of (a) the courts of the State of New York, and (b) the United States District Court for the Southern District of New York. Each of the parties consents to the service of process in any action commenced hereunder by certified or registered mail, return receipt requested, or by any other method or service acceptable under federal law or the laws of the State of New York.


        7.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.


        7.7 This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

        IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby, have duly executed this Agreement as of the date first-above written.



                                     SELLER:



                                                TRADER TRC INC.







                                                By: _________________________

                                                Name:

                                                Title:





PURCHASER:



NIGHT-SYSTEMS LTD.





By: _________________________

Name:

Title:

                                   SCHEDULE 16

                       FRENCH BUSINESS TRANSFER AGREEMENT





SUMMARY OF FRENCH BUSINESS TRANSFER AGREEMENT

Agreement between:

Thales Contact Solutions SA(Seller)
             and
NICE Systems SARL(Buyer)


The agreement covers the transfer by Seller to Buyer of all of the assets relating to the voice recording business of Seller in France including customers, material,equipment ,contracts, etc. Buyer undertakes all of the employment agreements with the Seller employees, the sub lease for Seller's premises and receivables and payables relating to the transferred assets. The agreement includes standard representations by TCS for the period commencing April 2001, prior to which they did not own the business.
The agreement is subject to French Law.

                                   (NOT USED)

                                   SCHEDULE 17

                       GERMAN BUSINESS TRANSFER AGREEMENT

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  (hereinafter referred to as the "Agreement")




                                     Between



                          Trader Contact Solutions GmbH

                       Technologie Park Bergisch Gladbach

                             Friedrich-Ebert-Strasse

                             51429 Bergisch Gladbach

                        AG Bergisch Gladbach HRB No. 5492

                    (hereinafter referred to as the "Seller")



  duly represented by its managing director Clifford Francis Tomaszewski, with power to represent the Seller on his own



                                       and



                               [German Purchaser]



                  (hereinafter referred to as the "Purchaser")

  duly represented by its managing director [________], with power to represent the Purchaser on his own.


The managing director of the Seller is authorised to effect the transaction contemplated in this Agreement by means of a shareholder resolution dated [___], a certified copy of which is attached to Schedule [____] of the Sale and Purchase Agreement.




                                    SECTION 1

                                     PARTIES

1. The Seller is a limited liability company, incorporated under the laws of the Federal Republic of Germany, registered in the Commercial Register of Bergisch Gladbach under company registration number HRB 5429.

2.      The Purchaser is registered at [ ].



                                    SECTION 2

           GENERAL DESCRIPTION OF THE SUBJECT MATTER OF THIS AGREEMENT


1. The Seller intends to sell and to transfer its entire business as a going concern pursuant to the provisions of this Agreement to the Purchaser. For the purposes of the Agreement, the business shall mean the complete operations of the Seller, namely the business of the design, development, production, marketing and supply of various secure voice recording, surveillance and replay systems and products and application software for business performance management solutions in contact centres, public safety and wholesale trading platforms and the provision of ancillary services carried on by the Seller as at Completion Date (hereafter "the Business").


2. The Seller and the Purchaser refer to the Sale and Purchase Agreement dated [___] between [TRADER SA and NIGHT] to which this Agreement has been attached. Unless specifically addressed in this Agreement, any provisions of the Sale and Purchase Agreement shall apply (with the necessary changes having been made) to the sale of the Business hereunder. The Sale and Purchase Agreement is - for this purpose - incorporated into this Agreement. 3. The effectiveness of this Agreement and the stipulations herein shall be subject to the Conditions as stipulated in the Sale and Purchase Agreement, in particular as outlined in clause 2 of the Sale and Purchase Agreement. Terms with capital letters shall, unless specified expressively herein, have the meaning as defined in the Sale and Purchase Agreement.


                                    SECTION 3

                                      SALE


1. The Seller hereby sells as of the Completion Date and under the terms and conditions of the Sale and Purchase Agreement (and therefore under English law) to the Purchaser the Business as a going concern, in particular:


(1) the Machinery and Equipment, in particular, but not exclusively, as listed in EXHIBIT [____];


(2) the Fixtures and Fittings in particular, but not exclusively, as listed in EXHIBIT [____];

(3)     the Inventory in particular, but not exclusively, as listed in EXHIBIT
        [____];


(4) the Goodwill and any other intangible assets in particular, but not exclusively, as listed in EXHIBIT [____];


(5) the benefit of the Contracts in particular, but not exclusively, as listed in EXHIBIT [____];


(6) all of the rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have been commenced) with respect to the Business in particular, but not exclusively, as listed in EXHIBIT [____];


(7) the Business IPR in particular, but not exclusively, as listed in EXHIBIT [____];


(8) the Accounts Receivable in particular, but not exclusively, as listed in EXHIBIT [____];


(9) the Business Information in particular, but not exclusively, as listed in EXHIBIT [____];


(10)    the Records in particular, but not exclusively, as listed in EXHIBIT
        [____];

(11) all other property rights and all other assets of whatsoever nature of any member of the Trader Group used exclusively in relation to the Business;


(12) All exhibits referred to in this section reflect the status of the contents of the respective exhibits as of the date on each of the respective exhibits. Seller and Purchaser agree to update these exhibits as of the Signing and Completion Date mutually.


2.      The Purchaser accepts this sale.


3.      Excluded Assets shall not be sold.

                                    SECTION 4

                             TRANSFER OF THE ASSETS


1. The Seller hereby transfers, and assigns title and possession of all assets enumerated specifically in section 3 (1) to (11) with effect as of the Completion Date. The parties shall transfer possession by means of a joint inspection on the Completion Date.


        The Purchaser accepts this transfer of title in the assets.


2. If individual assets among the assets which are sold are not in the possession of the Seller as of today or the Completion Date the Seller herewith assigns as of the Completion Date its right to regain possession against whomever has possession at such time, either directly or indirectly, to the Purchaser instead of delivering such assets at the Closing. The Purchaser accepts such assignment.


3. Should any of the above-mentioned assets have been delivered by a vendor to the Seller with reservation of ownership until the full purchase price has been paid, the Seller herewith assigns as of the Completion Date all rights to obtain full title to the Purchaser. The Purchaser accepts the assignment.


4. The Parties agree that with transfer of the assets, all rights that relate to these assets and may be claimed and enforced against third parties will be passed on to the Purchaser as well.


5. The Seller shall not assume any Excluded Liabilities under any of the foregoing provisions.





                                    SECTION 5

          TRANSFER OF AGREEMENTS, CONTRACTS AND RIGHTS AND LIABILITIES



1. Any and all Contracts (and claims or rights resulting therefrom) in particular as listed in EXHIBIT [___], any other rights and/or claims even if they are not based on Contracts and Assumed Liabilities, in particular as listed in EXHIBIT [___], but not any Excluded Liabilities in particular as listed in EXHIBIT [___] are herewith assigned as of the Completion Date to the Purchaser. Purchaser accepts such assignment. Contrary to section 5(1) sentence 1 and section 8 (6) of this Agreement the agreements, contracts and/ or liabilities relating to the Business listed in EXHIBIT [___] shall not be assigned or transferred to the Purchaser.


2. The Purchaser assumes - in its legal relation to the Seller - by way of assignment herewith with effect as of the Completion Date - any liabilities arising from these agreements with the consequence that the Seller is released from these obligations. Purchaser accepts such assignment.


3. The Seller has already obtained the written consents from some contractual parties to the transfers of contracts. The respective consent notices are attached as EXHIBIT [____].]


4. The Seller assigns and transfers as of the Completion Date to the Purchaser all rights, in particular as emanating from the services offered by the Seller to third parties still valid at the date of the Closing, in particular as listed in EXHIBIT [____]. The Seller accepts such assignment and transfer and also assumes with effect as of the Closing date any and all obligations which arose from these offers, with the effect of discharging the Seller from its obligations.


        The Seller assigns and transfers as of the Completion Date to the Purchaser all of the rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have been commenced) with respect to the Business in particular, but not exclusively, as listed in EXHIBIT [____]. Purchaser accepts such assignment.


5. The Seller shall not assume any Excluded Liabilities under any of the foregoing provisions.


                                    SECTION 6

                                    EMPLOYEES


1. The Purchaser assumes and honors the employment contracts of all active and non retired employees as of the Completion Date, the names of which are listed in EXHIBIT [___] to the extent as provided for by German law.

        The employees have been informed about the transaction by the Purchaser and the Seller by means of a letter substantially in the form as attached as Schedule [___].


                                    SECTION 7

                                 PURCHASE PRICE



        The purchase price for the Business shall be the amount determined in accordance with the Sale and Purchase Agreement (in particular, but not limited to clauses 7 and 8).


                                    SECTION 8

                                  MISCELLANEOUS



1. Amendments and additions to this Agreement must be in writing. Written form can be waived only in writing.


2. The Parties to this Agreement commit themselves to treat its content confidentially.


3. The English Language version of this Agreement shall be the governing version for purposes of effectiveness, interpretation and construction of its terms. even if a German convenience translation may be rendered.


4. This Agreement has been entered into to effect the valid sale of assets under English law (agreement to sell and transfer title in section 3 hereafter) and transfer of title in assets under German law (section 4 and 5 hereafter), such transfer to occur as provided for by clauses
        5.4.3 and 5.5. of the Sale and Purchase Agreement.


        The applicable law for clauses 4, 5 and 6 only of this Agreement are the laws of the Federal Republic of Germany. The UN Convention on the Sale of Goods shall be excluded. For any other provisions of this Agreement, the Laws of England shall govern. This choice of law provision shall be governed and construed in accordance with English law.

        The parties agree that any rights, obligations or remedies as regards the sale of the Business as contemplated in this Agreement and the Sale and Purchase Agreement shall only be exercised and can only be based on the rights, remedies and obligations as created by the Sale and Purchase Agreement.


5.      The English courts shall have non-exclusive jurisdiction.

6. The parties to this Agreement acknowledge and agree that in case of a conflict between this Agreement and the Sale and Purchase Agreement the Sale and Purchase Agreement shall prevail.


7. Should one or several provisions of this Agreement be null and void, display gaps or become unenforceable, the validity of this Agreement as such shall not be in question. Rather, this Agreement is to be interpreted and construed under such circumstances in a manner which allows for the preservation of the content and intent of the Parties as much and as widely as possible. The Parties herewith obligate one another to replace any invalid or unenforceable provision with a valid and enforceable one so that the economic meaning of the provision that is to be replaced is preserved as much as possible.






                             Datum/Date [..........]











                              ---------------------

                          Trader Contact Solutions GmbH



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                         ------------------------------

                               [German Purchaser]






Exhibit 3(1):              Machinery and Equipment.


Exhibit 3(2):              Fixtures and Fittings.


Exhibit 3(3):              Inventory.


Exhibit 3(4):              Goodwill and Intangible Assets.


Exhibit 3(5):              Benefit of Contracts.


Exhibit 3(6): All rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have been commenced) with respect to the Business. [To the extent not covered under Exhibit 3(5)].


Exhibit 3(7):              Business IPR.


Exhibit 3(8):              Accounts Receivable.


Exhibit 3(9):              Business Information.


Exhibit 3(10):             The Records.


Exhibit 3(11): All other property rights and all other assets of whatsoever nature of any member of the Trader Group used exclusively in relation to the Business.

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

Exhibit 5(1):              Contracts.


Exhibit 5(1)(2): Rights and/or Claims not based on Contracts or Assumed Liabilities.


Exhibit 5(1)(3):           Excluded Liabilities.


Exhibit 5(1)(4)            Excluded agreements, contracts and liabilities.


Exhibit 5(3):              Consent notices.


Exhibit 5(4): Rights arising from Services offered by Seller to third parties still valid at Closing.[To the extent not covered under Exhibit 5(1)].


Exhibit 5(4)(2): All rights against third parties (including, without limitation, all rights in connection with such third party guarantees, warranties, indemnities, restrictive covenants, confidentiality obligations and representations and all rights of action of whatever kind whether or not any proceedings have been commenced) with respect to the Business. [To the extent not covered under Exhibit 5(1)].



Exhibit 6(1): Employment contracts of all active and non-retired employees as of the Completion\ Date.



Exhibit 6(1)(2):           Agreed form of Letter of Information to Employees.


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                                   SCHEDULE 18

                                    EMPLOYEES







                                      366
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                                   SCHEDULE 19



                               RELEVANT EMPLOYEES







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                                   SCHEDULE 20

                                  KEY EMPLOYEES









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                                   SCHEDULE 21

                                     PART A

                            2002 SALES DETERMINATION



1       PRINCIPLES FOR PREPARATION OF THE 2002 SALES STATEMENT


        The 2002 Sales Statement shall be prepared on the basis of US GAAP and subject to US GAAP, as adopted in the preparation of Nice's financial statements.


2       PREPARATION OF THE 2002 SALES STATEMENT


2.1 Nice shall procure that the Purchasers' management shall, as promptly as practicable, and in any event within 60 (sixty) days of 31 December 2002 ("the First Period"), prepare and deliver to Thales and to Nice a draft of the 2002 Sales Statement together with a draft certificate (the "Nice's Accountant's Certificate") in the form set out in Part B of this
        Schedule 21 addressed to Thales and to Nice stating that the 2002 Sales Statement has been prepared in accordance with this Agreement.


2.2 Thales and Nice shall attempt to agree the draft 2002 Sales Statement as soon as possible and in any event within 30 (thirty) days (the "Second Period") after receipt of the same under paragraph 2.


2.3 During the Second Period, Thales' Accountants shall be entitled to call for an inspection of such documents as they shall reasonably consider necessary. Nice shall procure that the Companies, the Purchasers and Nice's Accountants respectively shall give each other and to Thales' Accountants access to all of their records, working papers or other information used as a basis for preparing the 2002 Sales Statement and access to personnel as may reasonably be required for the purposes of considering and agreeing the 2002 Sales Statement.


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


2.4 Unless within the Second Period Thales notifies Nice in writing (setting out the adjustments, if any, which it proposes should be made to the draft 2002 Sales Statement the draft 2002 Sales Statement shall be deemed to be agreed and shall, save in the event of fraud or manifest error, become final and binding on Thales and Nice for the purposes of this Agreement.


2.5 If by the end of the Second Period the draft 2002 Sales Statement has not been agreed, Thales shall meet with Nice so as to resolve in good faith any differences within the following 7 (seven) days (the "7 Day Period"). After the expiry of the 7 Day Period either Nice or Thales may refer the matters in dispute to the Independent Accountants. The Independent Accountants shall agree, amend or prepare the 2002 Sales Statement and determine the 2002 Sales but always in accordance with the principles set out in paragraph 1 of this Schedule insofar as not otherwise agreed in accordance with the provisions of this Schedule 21. The Independent Accountants shall be entitled to call for and inspect such documents as they shall reasonably consider necessary. The determination prepared by the Independent Accountants shall be delivered to Thales and Nice within 30 days of such submission to the Independent Accountants and shall (save in respect of manifest error) be final and binding on Thales and Nice for the purposes of this Agreement and the Independent Accountants shall act as experts and not as arbitrators. In acting under this clause 2.5 the Independent Accountants shall be entitled to the privileges and immunities of arbitrators. Thales and Nice shall act in good faith towards each other regarding such application and in particular shall endeavour with reasonable expedition to settle the terms of reference of the Independent Accountants.


2.6 Thales shall pay the charges of Thales' Accountants and Nice shall pay the charges of Nice's Accountants in respect of work carried out pursuant to the provisions of this Schedule and the charges of the Independent Accountants (if appointed) shall be apportioned between Thales and Nice in such proportions as the Independent Accountants may determine in the light of the merits of the objections taken by (or on behalf of) Thales to the 2002 Sales Statement in the form despatched pursuant to paragraph 2.2.

2.7 Thales and Nice shall respectively procure, so far as they are able, that the Companies, the Purchasers, Nice's Accountants and Thales' Accountants respectively shall give each other and to the Independent Accountants access to all of their working papers or other information used as a basis for preparing the 2002 Sales Statement and access to personnel as may reasonably be required for the purposes of considering and agreeing the 2002 Sales Statement.


2.8 Upon the 2002 Sales Statement having become final and binding pursuant to this Schedule (save in respect of fraud or manifest error), Nice shall procure that the Nice's Accountant's Certificate is finalised and signed and no right of appeal shall be competent with regard thereto, and neither Thales nor Nice nor the Independent Accountants shall be entitled to appeal or state a case either on a point of law or fact with regard thereto, to any court.

3       Sales Earn Out Amount

        The Sales Earn Out Amount shall be calculated by reference to the table set out below such that for every Euro by which the 2002 Sales exceeds Euro 84,000,000, up to and including the sum of Euro 88,000,000, Thales shall be entitled to a Dollar by way of the Sales Earn Out and if the 2002 Sales are Euro 88,000,001 or above then Thales shall be entitled to a further $1,000,000 save that the Sales Earn Out Amount shall in no event exceed $5,000,000:




        Earn Out       Euro Sales Range                       Sales Earn Out

                       From                    To             Amount

                       84,000,000 or below                                 $0

            1          84,000,001              85,000,000          $1,000,000

            2          85,000,001,             86,000,000          $2,000,000

            3          86,000,001              87,000,000          $3,000,000

            4          87,000,001              88,000,000          $4,000,000

            5          88,000,001 and above                        $5,000,000

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                                     PART B

                         NICE'S ACCOUNTANT'S CERTIFICATE


                (to be prepared on the notepaper of the Auditors)

To:    Thales

       Nice

Date

Reference

Gentleman

The Company

We refer to the Sale and Purchase Agreement ("the Agreement") made between Thales and Nice on _________________________ 2002 for the sale of the Business and the Assets as therein defined. Words and expressions defined for the purpose of the Agreement have the same meanings in this letter.

In accordance with Clause 7.3 and Schedule 21 of the Agreement we attach, initialled for identification, draft 2002 Sales Statement. The statement shows 2002 Sales of Euro [ ] and therefore in accordance with the Agreement and by reference to the table set out in Schedule 21 the amount payable by [ ] to [ ] is Dollars [ ].

In our opinion the 2002 Sales Statement has been prepared in all material respects in accordance with Schedule 21 of the Agreement.

Yours faithfully



Nice's Accountants

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                                   SCHEDULE 22

                                SURPLUS EMPLOYEES




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